                            SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]


Filed by a Party other than the Registrant [_]


Check the appropriate box:
[X]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             THE WISER OIL COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


[X]  No fee required.


[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

        ------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.


[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     3) Filing Party:

        ------------------------------------------------------------------------
     4) Date Filed:

        ------------------------------------------------------------------------

                             THE WISER OIL COMPANY

                         8115 Preston Road, Suite 400
                              Dallas, Texas 75225

                               ___________, 2000

Dear Stockholder:

     We invite you to attend the special meeting of stockholders of The Wiser Oil Company, a Delaware corporation (the "Company"), to be held at _______ __.m., local time, on _______________________________, 2000 at
____________________________, Dallas, Texas ______________. At the meeting, you will be asked to consider and approve the sale to Wiser Investment Company, LLC ("WIC") of 1,000,000 shares of the Company's Series C Cumulative Convertible Preferred Stock for $25 million in cash, and warrants to purchase shares of the Company's Common Stock representing approximately 5% of the shares of the Common Stock outstanding at any given time, pursuant to the terms of a Stock Purchase Agreement (the "Stock Purchase Agreement") and a Warrant Purchase Agreement (the "Warrant Purchase Agreement"), each dated December 13, 1999, by and between the Company and WIC. A copy of the Stock Purchase Agreement is attached to the enclosed proxy statement as Annex A. A copy of the Warrant Purchase Agreement is attached as Annex B.

     You will also be asked to consider, approve and adopt a new Restated Certificate of Incorporation of the Company (the "New Charter"), which amends, restates and replaces the Company's Restated Certificate of Incorporation as of January 22, 1971, as amended (the "Current Charter"). The New Charter is required to be approved and adopted by the Company's stockholders as a condition to the closing of the transactions contemplated by the Stock Purchase Agreement and the Warrant Purchase Agreement. A copy of the New Charter marked to show the changes from a composite copy of the Current Charter is attached to the enclosed proxy statement as Annex C.

     Immediately following the closing of these transactions, I will be resigning from my positions with the Company, George K. Hickox, Jr., one of the principals of WIC, will become Chairman of the Board and Chief Executive Officer of the Company and A. Wayne Ritter, the current Vice President-Acquisitions and Production of the Company, will become President. Following the closing, the Board of Directors will consist of four of the current directors and three new directors designated by WIC, one of whom will be Mr. Hickox.

     After careful consideration, your Board of Directors has determined that the transactions contemplated by the Stock Purchase Agreement and the Warrant Purchase Agreement are in the best interests of the stockholders and recommends that the stockholders vote for the proposal to approve the sale of the preferred stock and warrants to WIC and the proposal to approve the New Charter. A more detailed description of these proposals is set forth in the enclosed proxy statement.

     Your vote is important. Regardless of the number of shares you own or whether you plan to attend the special meeting, it is important that your shares be represented and voted. Accordingly, we urge you to complete, sign and date the enclosed proxy card and return it in the enclosed return envelope, whether or not you plan to attend the meeting.

                              Sincerely yours,



                              Andrew J. Shoup, Jr.
                              President and Chief Executive Officer

                             THE WISER OIL COMPANY

                         8115 Preston Road, Suite 400
                              Dallas, Texas 75225

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         To Be Held on _________, 2000

To the stockholders of The Wiser Oil Company:

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of The Wiser Oil Company, a Delaware corporation (the "Company"), will be held on ______________, at ________ __.m., local time, at
__________________________________________, Dallas, Texas  _______________, for
the following purposes:

1. To consider and vote upon Proposal One, the approval of: (i) the issuance and sale of 1,000,000 shares of the Company's Series C Cumulative Convertible Preferred Stock, par value $10.00 per share, to Wiser Investment Company, LLC, a Delaware limited liability company ("WIC"), for an aggregate purchase price of $25 million in cash, pursuant to a Stock Purchase Agreement by and between the Company and WIC dated December 13, 1999 (the "Stock Purchase Agreement"); (ii) the issuance of warrants (the "Warrants") to purchase that number of shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), representing approximately 5% of the shares of Common Stock outstanding at any given time during the term of the Warrants, pursuant to a Warrant Purchase Agreement by and between the Company and WIC dated December 13, 1999 (the "Warrant Purchase Agreement") and a related Warrant Agreement to be entered into by and between the Company and WIC at the closing of the transactions contemplated by the Stock Purchase Agreement and the Warrant Purchase Agreement (the "Closing"); and (iii) the other transactions contemplated by the Stock Purchase Agreement.

2. To consider and vote upon Proposal Two, the approval and adoption of a new Restated Certificate of Incorporation of the Company (the "New Charter"), which amends, restates and replaces the Company's Restated Certificate of Incorporation as of January 22, 1971, as amended (the "Current Charter"), and effects the following three principal changes to the Current Charter:
     (i) increases the number of authorized shares of Common Stock from 20,000,000 to 30,000,000, and the number of authorized shares of Preferred Stock from 300,000 to 1,300,000; (ii) decreases the par value per share of Common Stock from $3.00 to $.01; and (iii) deletes Article Seventh, Article Ninth and Article Tenth of the Current Charter, which Articles contain certain anti-takeover provisions, including restrictions on business combinations, fair price provisions, repurchase rights and prevention of greenmail.

3. To transact such other business as may properly come before the special meeting or any adjournment thereof.

     The New Charter is required to be approved and adopted by the Company's stockholders as a condition to the Closing. Consequently, a vote against Proposal Two will have the same effect as a vote against both of the proposals. On the other hand, the Closing is not required as a condition to implementing the New Charter. Consequently, a vote against Proposal One will not affect the vote on Proposal Two.

     Only stockholders of record at the close of business on ________________, 2000 are entitled to notice of, and to vote at, the special meeting. For a period of at least ten days prior to the special meeting, a complete list of stockholders entitled to vote at the special meeting will be open for examination by any stockholder during ordinary business hours at the offices of the Company at 8115 Preston Road, Suite 400, Dallas, Texas 75225. Information concerning the matters to be acted upon at the special meeting is set forth in the accompanying Proxy Statement.

     Your vote is important. Regardless of the number of shares you own or whether you plan to attend the special meeting, it is important that your shares be represented and voted. Please sign, date and return the accompanying proxy card promptly in the enclosed envelope, which requires no postage if mailed in the United States. You may revoke your proxy and vote in person if you decide to attend the meeting.

                                   By Order of the Board of Directors



                                   Lawrence J. Finn
                                   Assistant Secretary

Dallas, Texas

___________, 2000

                             The Wiser Oil Company
                         8115 Preston Road, Suite 400
                              Dallas, Texas 75225

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS

                    To Be Held on ____________________, 2000

     This Proxy Statement is furnished to stockholders of The Wiser Oil Company (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the "Board") for use at a special meeting of stockholders of the Company to be held on _________________, 2000 at _____________ _____.m., local time, at___________, Dallas, Texas______________
_________________, and at any adjournment(s) thereof (the "Special Meeting"). This Proxy Statement and the accompanying notice and proxy card are being sent on or about ____________________________________, 2000 to stockholders of record as of the close of business on _______________________, 2000.

     At the Special Meeting, stockholders of the Company will be asked to consider and vote upon the following two proposals:

Proposal One:  Approval of: (i) the issuance and sale of 1,000,000 shares (the
               "Preferred Shares") of the Company's Series C Cumulative Convertible Preferred Stock, par value $10.00 per share (the "Series C Preferred Stock"), to Wiser Investment Company, LLC, a Delaware limited liability company ("WIC"), for an aggregate purchase price of $25 million in cash, pursuant to a Stock Purchase Agreement by and between the Company and WIC dated December 13, 1999 (the "Stock Purchase Agreement"); (ii) the issuance of warrants (the "Warrants") to purchase that number of shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), representing approximately 5% of the shares of Common Stock outstanding at any given time during the term of the Warrants, pursuant to a Warrant Purchase Agreement by and between the Company and WIC dated December 13, 1999 (the "Warrant Purchase Agreement") and a related Warrant Agreement to be entered into by and between the Company and WIC (the "Warrant Agreement") at the closing of the transactions contemplated by the Stock Purchase Agreement and the Warrant Purchase Agreement (the "Closing"); and (iii) the other transactions contemplated by the Stock Purchase Agreement (collectively, the "Transaction").

Proposal Two:  Approval and adoption of a new Restated Certificate of
               Incorporation of the Company (the "New Charter"), which amends, restates and replaces the Company's Restated Certificate of Incorporation as of January 22, 1971, as amended (the "Current Charter"), and effects the following three principal changes to the Current Charter: (i) increases the number of authorized shares of Common Stock from 20,000,000 to 30,000,000, and the number of authorized shares of Preferred Stock from 300,000 to 1,300,000; (ii) decreases the par value per share of Common Stock from $3.00 to $.01; and (iii) deletes Article Seventh, Article Ninth and Article Tenth of the Current Charter, which Articles contain certain anti-takeover provisions, including restrictions on business combinations, fair price provisions, repurchase rights and prevention of greenmail.

     The Transaction is being submitted to the Company's stockholders for approval because it is the policy of the New York Stock Exchange, Inc. (the "NYSE"), which lists the Company's outstanding Common Stock, to require, as a condition to the listing on the NYSE of additional shares of common stock of a listed company, the approval by the stockholders of the company of a transaction involving the issuance of common stock or securities convertible into or exercisable for common stock if the present or potential issuance of common stock or securities convertible into or exercisable for common stock could result in an increase of 20% or more in the outstanding common stock of the issuing company. If the Transaction is approved by the stockholders of the Company and the Preferred Shares and Warrants are issued, the Preferred Shares will be convertible into, and the Warrants will be exercisable for, shares of Common Stock. The Preferred Shares, if fully converted, would entitle the holder to receive a number of shares of Common Stock representing approximately 40% of the outstanding Common Stock, based on (i) the number of shares of Common
Stock outstanding on the record date for the Special Meeting and (ii) a conversion price of $4.25, which is the initial conversion price of the Preferred Shares. The Warrants, if fully exercised, would entitle the holder to receive a number of shares of Common Stock representing approximately 5% of the outstanding Common Stock, based on the number of shares of Common Stock outstanding on the record date for the Special Meeting and taking into account the shares of Common Stock issuable upon conversion of the Preferred Shares, as described in the preceding sentence. Therefore, stockholders are being asked to approve the Transaction in accordance with the policy of the NYSE.

     The New Charter is being submitted to the Company's stockholders for approval and adoption because the Stock Purchase Agreement requires such approval and adoption as a condition to the Closing.

     If the Transaction is approved by the stockholders of the Company and is consummated, then, immediately following the Closing, the following changes will take place in the management of the Company: (i) Andrew J. Shoup, Jr., the current President and Chief Executive Officer and a director of the Company, along with two other current directors of the Company, will resign; (ii) George
K. Hickox, Jr., one of the principals of WIC, will replace Mr. Shoup as Chief Executive Officer; (iii) A. Wayne Ritter, the current Vice President-Acquisitions and Production of the Company, will become President; (iv) Mr. Hickox and two other persons designated by WIC will fill the vacancies on the Board created by the resignations of Mr. Shoup and the two other current directors, and will also become members, along with one of the remaining current directors of the Company, of a newly created Executive Committee of the Board; and (v) Mr. Hickox will assume the position of Chairman of the Board. See "Proposal One --Approval of the Transaction -- Changes in Company Management."

                               TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----
Voting on Proposal One and Proposal Two
     Record Date and Voting Securities......................................................   1
     Quorum and Vote Required...............................................................   1
     Proxies and Solicitation...............................................................   2
     Dissenter's Rights of Appraisal........................................................   2
Proposal One - Approval of the Transaction..................................................   3
     Board Approval.........................................................................   3
     Background of the Transaction..........................................................   3
     Information Regarding WIC..............................................................   3
     Changes in Company Management..........................................................   3
     Stock Purchase Agreement and Warrant Purchase Agreement................................   4
     Management Agreement...................................................................  12
     Stockholder Agreement..................................................................  14
     Employment Agreement with George K. Hickox, Jr.........................................  16
     Description of Series C Preferred Stock................................................  16
     Warrants...............................................................................  18
     Amendment to Stockholder Rights Plan; Certain Anti-Takeover Provisions.................  19
     Effect of Transaction on Stockholders..................................................  19
     Other Effects..........................................................................  20
     Use of Proceeds........................................................................  21
     Reasons for Board Approval of the Transaction..........................................  21
     The Company's Financial Advisor........................................................  22
Proposal Two - The New Charter..............................................................  28
     Purpose of the New Charter.............................................................  28
     Increase to Authorized Shares..........................................................  29
     Decrease in Par Value of Common Stock..................................................  29
     Deletion of Certain Anti-Takeover Provisions...........................................  30
     Other Changes Effected by the New Charter..............................................  31
Management's Discussion and Analysis of Financial Condition and Results of Operations.......  32
Description of Capital Stock................................................................  40
Security Ownership of Certain Beneficial Owners and Management..............................  42
Stockholder's Proposals.....................................................................  44
Other Matters...............................................................................  44
Index to Consolidated Financial Statements.................................................. F-1

Annex A - Stock Purchase Agreement
Annex B - Warrant Purchase Agreement
Annex C - New Charter marked to show changes from a composite copy of the Current Charter
Annex D - Opinion of Petrie Parkman & Co., Inc.

Disclosure Regarding Forward-Looking Statements

     This Proxy Statement includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this Proxy Statement, including without limitation statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations" regarding the Company's financial position and liquidity, its strategic plans and opportunities, cost reduction efforts and other plans and objectives for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on its business or operations. Among the factors that could cause actual results to differ materially from the Company's expectations are the volatility of oil and gas prices, the ability to acquire or find and successfully develop additional oil and gas reserves, the uncertainty of estimates of reserves and future net revenues, risks relating to acquisitions of producing properties, drilling and operating risks, general economic conditions, competition, domestic and foreign government regulations and other factors which are beyond the Company's control. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors. The Company assumes no obligation to update any such forward-looking statements.

                    VOTING ON PROPOSAL ONE AND PROPOSAL TWO

Record Date and Voting Securities

     Only holders of record of Common Stock as reflected on the books of the Company at the close of business on _______________, 2000 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, the Company had [8,951,965] shares of Common Stock outstanding. Holders of shares of Common Stock will have one vote per share. There are no other classes of voting securities of the Company outstanding.

Quorum and Vote Required

     The presence at the Special Meeting of the holders of a majority of the shares of Common Stock issued and outstanding on the Record Date, whether in person or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting.

     To approve the Transaction (Proposal One), it is necessary to obtain the affirmative vote of (i) a majority of the total votes cast on the proposal by the holders of the Common Stock, provided that the total votes cast on the proposal represent over 50% of all the shares of Common Stock entitled to vote on the proposal, in accordance with the policy of the NYSE, and (ii) a majority of the Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal, in accordance with the Delaware
General Corporation Law (the "DGCL"). To approve and adopt the New Charter (Proposal Two), it is necessary to obtain the affirmative vote of a majority of the issued and outstanding shares of Common Stock entitled to vote on the proposal, in accordance with the DGCL.

     If the stockholders of the Company approve the Transaction but do not approve and adopt the New Charter, the Transaction will not be consummated since under the Stock Purchase Agreement the approval of the New Charter is a condition to the consummation of the Transaction. This is because without the changes effected by the New Charter, the Company will not have sufficient authorized shares of preferred stock to issue the Preferred Shares, and the existing par value of the Common Stock may prevent the issuance of Common Stock in payment of accrued dividends on the Preferred Shares. However, the Closing is not required as a condition to implementing the New Charter. Therefore, if the stockholders of the Company approve and adopt the New Charter, it will be filed by the Company with the Secretary of State of Delaware and become effective promptly following the Special Meeting, whether or not the stockholders approve the Transaction.

     Neither the DGCL, the Current Charter nor the Company's bylaws contain any provisions regarding the treatment of abstentions or broker nonvotes. "Broker nonvotes" are shares that are present at the meeting and for which a broker or nominee has received no instruction by the beneficial owner as to how that owner wishes the shares to be voted. For purposes of the vote on the Transaction, an abstention or a broker nonvote will have the effect of a vote against the proposal, unless holders of more than 50% of all the shares of Common Stock entitled to vote on the proposal cast votes, in which event neither an abstention nor a broker nonvote will have any effect on the result of the vote. For purposes of the vote on the New Charter, abstentions and broker nonvotes will have the same effect as votes against the proposal, although they will count toward the presence of a quorum.


Proxies and Solicitation

     If the enclosed proxy card is properly executed and returned, it will be voted at the Special Meeting in accordance with the specifications thereof. If no instructions are specified in the proxy, the shares represented thereby will be voted in favor of the Transaction and the New Charter. A proxy may be revoked, at any time before it has been voted, upon written notice to the Assistant Secretary of the Company, by submitting a subsequently dated proxy or by attending the Special Meeting and withdrawing the proxy.

     The cost of soliciting proxies will be borne by the Company. Solicitation may be made, without additional compensation, by directors, officers and regular employees of the Company in person or by mail, telephone, facsimile transmission or telegram. The Company may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock held of record by such persons, and the Company will reimburse the forwarding expense. All costs of preparing, printing and mailing the proxy cards and the materials used in the solicitation thereof will be borne by the Company.

Dissenter's Rights of Appraisal

     Neither the DGCL, the Current Charter nor the Company's bylaws provides for any rights to dissenters to the Transaction or the New Charter.

                  PROPOSAL ONE -- APPROVAL OF THE TRANSACTION

Board Approval

     On December 9, 1999, after receiving an oral opinion (which was subsequently confirmed in writing) from Petrie Parkman & Co., Inc., the Company's financial advisor ("Petrie Parkman"), regarding the fairness from a financial point of view to the Company of the Consideration (which Petrie Parkman defined for purposes of its opinion to include the aggregate purchase price of $25 million in cash for the Preferred Shares and $14,834 in cash for the Initial Warrants), the Board unanimously approved, and voted to recommend that the stockholders of the Company approve, the Transaction. The Company entered into the Stock Purchase Agreement and the Warrant Purchase Agreement on December 13, 1999. Pursuant to the Stock Purchase Agreement, the Warrant Purchase Agreement and the Warrant Agreement, WIC is to acquire the Preferred Shares and the Warrants on terms more fully described below.

Background of the Transaction

     The Company is an independent energy company engaged in the exploration, production and acquisition of crude oil and natural gas reserves primarily in the United States and Canada. Pressured by the lowest oil prices since 1986, the Company implemented an aggressive cost reduction program in December 1998 which included reducing its work force, suspending the payment of its regular dividend on the Common Stock and curtailing drilling and other discretionary capital expenditures in an effort to conserve the Company's cash. In April and May 1999 the Company sold certain oil and gas properties for $41 million in cash. These properties represented approximately 19% of the Company's total proved oil and gas reserves at December 31, 1998. The Company used approximately $20.5 million of the proceeds from the sales of these properties to reduce existing indebtedness under the Company's bank credit facilities, and the balance of the proceeds is being used to fund capital expenditures and for general corporate purposes.

     In September 1998, the Company engaged Petrie Parkman as its financial advisor to provide advisory and investment banking services with respect to evaluating the Company's assets and opportunities and, if appropriate, implementing strategic alternatives. During the course of this strategic review process, the Company was in contact with a number of potential transaction participants. In August 1999, the Board received written proposals from an affiliate of WIC and one other potential strategic partner. The affiliate of WIC proposed to make a $25 million investment in the Company to strengthen the Company's balance sheet and provide the Company with additional liquidity, in exchange for equity securities of the Company representing approximately 40% of the Company's outstanding Common Stock on a fully diluted basis. The affiliate of WIC also desired to obtain a majority of the directors on the Board and the right to designate the Chief Executive Officer and Chief Financial Officer of the Company. The terms of the proposal submitted by the one other potential strategic partner restrict the Company from disclosing the identity of this party or the terms of its proposal in this Proxy Statement.

     The Company considered the affiliate of WIC's proposal along with the proposal of the one other potential strategic partner. In the course of discussions with the affiliate of WIC and the other party, the Board determined that the affiliate of WIC's proposal presented the best course of action for the Company. After discussions and negotiations among representatives of the Company, Petrie Parkman and WIC, the Company and WIC agreed on the terms of the Transaction as set forth in the Stock Purchase Agreement and the Warrant Purchase Agreement and entered into such agreements on December 13, 1999.

Information Regarding WIC

     WIC is a Delaware limited liability company formed in November 1999 for the purpose of acquiring the Preferred Shares and the Warrants. The principals of WIC are George K. Hickox, Jr., Douglas P. Heller and Scott W. Smith.

Changes in Company Management

     The Board currently consists of seven directors. The Company has a "staggered" Board, which means that the directors have been classified, in respect to the time for which they hold office, by dividing them into three classes, with one class of directors being elected each year for a three-year term. At each annual meeting, the stockholders of the Company elect directors of the class whose term expires at such annual meeting, to hold office until the third succeeding annual meeting. Each director holds office for the three-year term for which elected and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

     In connection with the Transaction, the Company has agreed that, immediately following the Closing, three persons designated by WIC (the "WIC Designees") will become directors of the Company and members of a newly created Executive Committee of the Board and one of the WIC Designees will become the Chairman of the Board and Chief Executive Officer of the Company. WIC has designated George K. Hickox, Jr., _______________ and ________________ as the
WIC Designees to serve on the Board and the Executive Committee of the Board and has designated Mr. Hickox to serve as Chairman of the Board and Chief Executive Officer. Mr. Hickox, Mr. ______________ and Mr. ______________ will replace Andrew J. Shoup, Jr., Howard G. Hamilton and John W. Cushing III, who will have resigned from the Board and (in the case of Mr. Shoup) as President and Chief Executive Officer of the Company pursuant to letters of resignation that will become effective immediately following the Closing. Mr. Hickox, who is replacing Mr. Shoup on the Board, and Mr. _____________, who is replacing Mr. Cushing on the

Board, will each serve for the remainder of his predecessor's term, which expires at the annual meeting of stockholders in 2002. Mr. _________, who is replacing Mr. Hamilton on the Board, will serve for the remainder of Mr. Hamilton's term, which expires at the annual meeting of stockholders in 2000. Lorne H. Larson, Jon L. Mosle, Jr., A. W. Schenck III and C. Frayer Kimball III, the remaining current directors of the Company, will continue to serve as directors following the Closing, and Mr. Kimball will serve on the Executive Committee of the Board along with the three WIC Designees.

     In addition, immediately following the Closing, A. Wayne Ritter, the current Vice President-Acquisitions and Production of the Company, will become President of the Company.

     Set forth below is certain information as of the date of this Proxy Statement concerning the three WIC Designees who will serve on the Board, including information with respect to the principal occupation or employment of each such person during the past five years.

     Mr. Hickox, age 41, is a private investor whose principal interests are in the energy industry. In the early 1980's, Mr. Hickox worked for Texas Oil & Gas Corporation and InterFirst Bank Houston N.A. Later, he was a vice president at the investment banking firm of Copeland, Wickersham & Wiley where he focused on restructuring transactions and mergers and acquisitions. Since 1991, Mr. Hickox has been a principal in Heller Hickox Dimeling Schrieber & Park, a private equity investment firm focused on the energy sector. Mr. Hickox presently serves as an officer and director of several privately held companies. Mr. Hickox holds petroleum engineering and geology degrees from Texas A&M University.

     [biographical information for other two designees to be inserted prior to mailing of this Proxy Statement]

Stock Purchase Agreement, Warrant Purchase Agreement and Warrant Agreement

     A copy of the Stock Purchase Agreement, together with all exhibits thereto, is attached hereto as Annex A and is incorporated herein by reference. A copy of the Warrant Purchase Agreement, together with the Warrant Agreement, is attached hereto as Annex B and is incorporated herein by reference. The following summary of the Stock Purchase Agreement, the Warrant Purchase Agreement and the Warrant Agreement is qualified in its entirety by reference to such agreements. Capitalized terms defined in Section 1.1 of the Stock Purchase Agreement are used herein with the same meanings unless otherwise defined herein.

     Issuance of Preferred Shares and Warrants. The Stock Purchase Agreement provides for:

          . The issuance and sale by the Company to WIC at the Closing of 1,000,000 Preferred Shares at a purchase price of $25.00 per Preferred Share, for an aggregate cash purchase price of $25 million. The Preferred Shares will be convertible into shares of Common Stock at a conversion price of $4.25, subject to adjustment to prevent dilution. The Preferred Shares, if converted at such conversion price, would entitle the holder to receive a total of 5,882,353 shares of Common Stock, representing approximately 40% of the outstanding Common Stock (based on the number of shares of Common Stock outstanding on the Record Date). For a description of the terms of the Preferred Shares, see "-- Description of Series C Preferred Stock" below.

          . The execution at the Closing of a Management Agreement between the Company and WIC (the "Management Agreement"), a Stockholder Agreement between the Company and WIC (the "Stockholder Agreement") and an Employment Agreement between the Company and George K. Hickox, Jr. (the "Employment Agreement"). These agreements provide for, among other things, a new Board consisting of four of the current directors of the Company and the three WIC Designees, one of whom will be George K. Hickox, Jr., and the employment of Mr. Hickox as Chairman of the Board and Chief Executive Officer of the Company. For a description of the terms of these agreements, see " --Management Agreement", "-- Stockholder Agreement" and " --Employment Agreement with George K. Hickox, Jr." below.

     The Warrant Purchase Agreement and the Warrant Agreement provide for:

          . The issuance and sale by the Company to WIC at the Closing of Warrants to purchase 741,716 shares of Common Stock (representing 5% of the sum of the number of shares of Common Stock outstanding on the date of the Stock Purchase Agreement plus the number of shares of Common Stock issuable upon conversion of the Preferred Shares) at a purchase price of $.02 per Warrant, for an aggregate cash purchase price of $14,834.32 (the "Initial Warrants"). The exercise price of the Initial Warrants is $4.25 per share, subject to adjustment to prevent dilution.

          . The issuance by the Company to WIC of additional Warrants (the "Additional Warrants") if after the Closing the Company issues any shares of Common Stock (other than pursuant to the Warrant Agreement, the terms of the Series C Preferred Stock or awards granted after the Closing under the Company's stock option plans or other director, officer or employee equity plans, contracts or arrangements (the "Excluded Shares")), so that the shares of Common Stock issuable upon exercise of the Initial Warrants and the Additional Warrants continue to represent approximately 5% of the shares of Common Stock outstanding (not including the Excluded Shares) at any given time during the term of the Warrants. The exercise price of any Additional Warrants is based on the time of their issuance, with such exercise prices increasing from $4.25 per share at a rate of 10% per year following the Closing. The Initial Warrants and any Additional Warrants will become exercisable commencing on the second anniversary of the Closing and will expire seven years after the Closing. For additional information regarding the terms of the Warrants, see " -- Warrants" below.

     The closing sales price of the Common Stock on the NYSE was $2.75 on December 13, 1999, the date of the execution of the Stock Purchase Agreement and the Warrant Purchase Agreement, $___________ on __________, 2000, the Record Date, and $_________ on ___________, 2000, the date immediately prior to the mailing of this Proxy Statement. The $4.25 per share initial conversion price of the Preferred Shares and exercise price of the Initial Warrants represent a premium of approximately 55 % over the $2.75 closing sales price on December 13, 1999, a premium of approximately ______________% over the $________________
closing sales price on the Record Date, and a premium of approximately ____% over the $__________ closing sales price on _______________, 2000.

     Assignment of WIC Rights. Under the terms of the Stock Purchase Agreement, with the prior written consent of the Company, WIC may assign (i) all of its rights and obligations to purchase the Preferred Shares to a corporation, partnership or limited liability company formed by WIC in connection with the Financing (as defined below) and in which it has a significant equity interest or (ii) such rights and obligations with respect to a portion of the Preferred Shares to up to eight accredited investors, in either case provided that such assignee or assignees agree to be bound by all of the terms and conditions of the Stock Purchase Agreement (each, a "WIC Assignee"). As used herein, the term "Purchaser" means WIC or any WIC Assignee, as the case may be, as the purchaser(s) of the Preferred Shares under the Stock Purchase Agreement.

     Under the terms of the Warrant Purchase Agreement, prior to the date of the Special Meeting, WIC may assign all of its rights, interests and obligations under the Warrant Purchase Agreement to a corporation, partnership or limited liability company or other entity, provided that (i) the equity ownership of such entity is limited to WIC, the members of WIC as of the date of the Warrant Purchase Agreement or any other entity whose equity owners are limited to the foregoing and (ii) any such assignee expressly assumes all of WIC's rights, interests and obligations under the Warrant Purchase Agreement, makes the same representations, warranties, covenants and agreements made by WIC under Sections
3.2 and 4.11 and Article VIII of the Stock Purchase Agreement and agrees to become a party to the Stockholder Agreement at the Closing.

     Financing. The Stock Purchase Agreement provides that WIC shall use its reasonable best efforts to obtain debt or equity financing or other funds in an aggregate amount sufficient to consummate the purchase of the Preferred Shares (the "Financing") and that WIC's obligation to purchase the Preferred Shares is subject to WIC's receipt of the proceeds of the Financing. On __________, 2000, WIC delivered to the Company a commitment letter pursuant to which WIC represented to the Company that it had received conditional assurances from other parties regarding the Financing and that based on these assurances WIC believes in good faith that it will be able to deliver the Financing by the date of the Closing. Pursuant to the terms of the Stock Purchase Agreement, as a result of the delivery of this commitment letter, WIC's obligation to purchase the Preferred Shares is no longer subject to the receipt of the Financing or to the satisfaction of any other condition relating to the Financing.

     Representations and Warranties. The Stock Purchase Agreement contains various representations and warranties on the part of the Company relating to, among other things:

     . the corporate organization and good standing of the Company and its subsidiaries;

     .    the capital structure of the Company and its subsidiaries;

     . the due authorization, execution, delivery, performance and enforceability of the Stock Purchase Agreement and the other Transaction Documents;

     . the absence of conflicts with other agreements, instruments, laws and regulations;

     .    required consents, approvals and filings;

     . the due authorization and issuance of the Preferred Shares, the due authorization and reservation of the shares of Common Stock issuable upon conversion of the Preferred Shares and the due authorization and reservation of the shares of Common Stock issuable in payment of dividends payable on the Preferred Shares;

     . the due authorization and issuance of the Warrants and the due authorization and reservation of the shares of Common Stock issuable upon exercise of the Warrants;

     . the actions taken by the Company so that WIC and Purchaser are not subject to certain anti-takeover provisions as a result of the Transaction;

     . the reports and other documents filed by the Company with the SEC and the accuracy of the information contained therein;

     . the accuracy of information supplied by the Company for inclusion in this Proxy Statement;

     .    the absence of certain changes or events;

     .    the absence of undisclosed liabilities;

     . no default under debt instruments and no violation of the Current Charter or the Company's bylaws;

     .    compliance with applicable laws and permits;

     .    pending and threatened litigation;

     .    Material Contracts;

     . title to oil and gas properties and other material properties and assets owned by the Company or its subsidiaries;

     .    taxes;

     .    employee benefit and labor matters;

     .    intangible property;

     .    environmental matters;

     .    insurance;

     .    no brokers or finders;

     . various matters related to the oil and gas operations of the Company and its subsidiaries;

     .    effect of the Year 2000 problem;

     . no failure to meet NYSE minimum listing requirements for continued listing; and

     . the fair market value of certain of the Company's assets relative to the availability of an exemption for the Transaction from the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     The Stock Purchase Agreement also contains certain representations and warranties on the part of WIC and Purchaser relating to, among other things:

     .    the organization and good standing of WIC and Purchaser;

     . the due authorization, execution, delivery, performance and enforceability of the Stock Purchase Agreement and the other Transaction Documents;

     . the absence of conflicts with other agreements, instruments, laws and regulations;

     .    required consents, approvals and filings;

     . the accuracy of information supplied by WIC or Purchaser for inclusion in this Proxy Statement;

     .    pending and threatened litigation;

     .    investment intent, accreditation and access to information;

     .    no brokers or finders; and

     . no shares of the Company's capital stock owned by WIC, Purchaser or their affiliates.

     Covenants Regarding Stockholder Approval of Transaction and New Charter. The Stock Purchase Agreement requires that the Company take all action necessary to call and hold a meeting of its stockholders as promptly as practicable to consider and vote on the approval of the Transaction and the New Charter. The Stock Purchase Agreement provides that, subject to its fiduciary duties to the Company and the Company's stockholders under applicable law, the Board will (i) not withdraw, modify or change its recommendation that the Company's stockholders approve the Transaction and the New Charter and (ii) continue to recommend to the stockholders of the Company the approval of the Transaction and the New Charter.

     Each of the directors and executive officers of the Company has agreed with WIC to vote certain shares of Common Stock beneficially owned by such person in favor of the proposals to approve the Transaction and the New Charter at the Special Meeting. These agreements cover an aggregate of 79,820 shares of Common Stock, representing less than 1% of the shares of Common Stock outstanding as of the Record Date.

     Covenant Regarding NYSE Listing. The Stock Purchase Agreement requires the Company to use its reasonable best efforts to cause the shares of Common Stock issuable (i) upon conversion of the Preferred Shares, (ii) upon exercise of the Warrants and (iii) in payment of dividends payable on the Preferred Shares (the "Underlying Common Shares"), to be approved for listing on the NYSE.

     Covenants Regarding Conduct of Business Prior to Closing. Under the Stock Purchase Agreement, the Company has agreed that, at all times prior to the earlier of the Closing or the termination of the Stock Purchase Agreement, the Company will conduct its business in the ordinary and usual course. Except as otherwise contemplated by the Stock Purchase Agreement, neither the Company nor any subsidiary of the Company may, without the prior consent of WIC and
Purchaser:

     . acquire any corporation or other business organization, or otherwise acquire any assets of any other person (other than the purchase of assets in the ordinary course of business and consistent with past practice);

     .    dispose of any assets other than in the ordinary course of business;

     . amend the Current Charter or the Company's bylaws or make any material changes in its capital structure;

     . change in any material respect any method of accounting, make or rescind any tax election, settle or compromise any litigation, audit or controversy relating to taxes or change any of its methods of reporting income or deductions from those used in preparing the Company's tax returns for the year ended December 31, 1998, except as may be required by law or GAAP, or file any material amended tax return;

     . incur any Debt, except in the ordinary course of business consistent with past practice or Debt not to exceed $2,000,000 in the aggregate at any time outstanding;

     . make any loans or advances to any person, subject to certain exceptions;

     . declare or pay any dividend or make any other distribution with respect to its capital stock other than dividends paid by subsidiaries;

     . issue, sell or deliver any of its capital stock or other securities other than pursuant to stock options outstanding on the date of the Stock Purchase Agreement, or purchase or otherwise acquire any of its capital stock, employee or director stock options or debt securities;

     . enter into, adopt, amend or terminate any collective bargaining agreement or employee benefit plan;

     . approve or implement any employee severance arrangements (other than payments made under the Company's severance policy), authorize or enter into any employment, severance, consulting services or other agreements with any officers or executive management personnel, or change the compensation or benefits provided to any director, officer or (except in the ordinary and usual course of business) employee as of the date of the Stock Purchase Agreement;

     . materially amend, terminate or fail to use all commercially reasonable efforts to renew any Material Contract, or default in any material respect under any Material Contract;

     . waive any material right relating to the Company's oil and gas properties that would not be waived by a reasonably prudent operator;

     . release or abandon any of the Company's oil and gas properties, except in the ordinary course of business;

     . dispose of any interest in the Company's oil and gas properties, except in the ordinary course of business;

     . with respect to the period commencing on the date of the Stock Purchase Agreement and ending on December 31, 1999 and with respect to each three-month period thereafter, engage in any material operations on any oil and gas properties that the Company or a subsidiary has not previously committed to and that may be expected to cost the Company or a subsidiary during such period in excess of $5,000,000 in the aggregate, except in the ordinary course of business; and

     . enter into any Hedging transactions, except in the ordinary course of business and consistent with past practice.

     Covenants Regarding No Solicitation. Under the Stock Purchase Agreement, the Company and its subsidiaries, officers, directors, employees, agents and representatives are prohibited from, directly or indirectly, soliciting any offer from, or participating or engaging in any discussions or negotiations with, any person or group (other than WIC, Purchaser or their affiliates) concerning any of the following transactions (each an "Alternative Transaction"):

     . a transaction regarding the acquisition of more than five percent of the outstanding shares of any class of equity securities of the Company;

     . a merger, consolidation or other business combination involving the Company pursuant to which any third party acquires more than five percent of the outstanding equity securities of the Company or the entity surviving such merger, consolidation or business combination; or

     . a transaction pursuant to which any third party acquires or would acquire control of assets of the Company or any of its subsidiaries having a fair market value equal to more than five percent of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction.

     Notwithstanding the foregoing, the Company may:

     . comply with Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934 with regard to a potential Alternative Transaction; or

     . provide information to, or participate or engage in any discussions or negotiations with, any person who has made an unsolicited proposal regarding a potential Alternative Transaction if and only to the extent that:

          . the Board determines in good faith that such proposal is reasonably capable of being completed and would, if consummated, result in a transaction more favorable to the Company's stockholders than the Transaction (a "Superior Proposal");

          . the Board determines in good faith that the failure to do so would be inconsistent with its fiduciary obligations under applicable law;

          . before providing any information or data to any person in connection with any Superior Proposal by such person, the Board receives from such person an executed confidentiality agreement; and

          . before providing any information or data to any person or entering into discussions or negotiations with any person, the Board notifies WIC and Purchaser of such proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company, any of its subsidiaries or any of their respective representatives indicating, in connection with such notice, the identity of such person and the material terms and conditions of any proposals or offers.

     Notwithstanding the extensive strategic alternatives review process that the Company undertook before entering into the Stock Purchase Agreement, it is possible that a transaction alternative to the Transaction could be submitted to the Board following the date of this Proxy Statement. In the event a proposal for an Alternative Transaction is received by the Board, the Board would consider that proposal in relation to its fiduciary duties and the Company's obligations under the Stock Purchase Agreement.

     Conditions to Closing. The respective obligations of the Company, WIC and Purchaser to effect the transactions contemplated by the Stock Purchase Agreement and the Warrant Purchase Agreement are subject to the satisfaction on or prior to the Closing of the following conditions:

     . The stockholders of the Company shall have approved the Transaction and the New Charter by the requisite votes at the Special Meeting.

     . All approvals of, or expirations of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by the Stock Purchase Agreement and the Warrant Purchase Agreement shall have been filed, occurred or been obtained.

     . No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Stock Purchase Agreement and the Warrant Purchase Agreement will be in effect.

     . No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any governmental entity that makes the consummation of the transactions contemplated by the Stock Purchase Agreement and the Warrant Purchase Agreement illegal.

     The obligations of WIC and Purchaser to effect the transactions contemplated by the Stock Purchase Agreement and the Warrant Purchase Agreement to be consummated at the Closing are subject to the satisfaction of the following conditions unless waived, in whole or in part, by WIC and Purchaser:

     . The accuracy in all material respects of the representations and warranties of the Company set forth in the Stock Purchase Agreement.

     . The performance in all material respects by the Company of all obligations required to be performed by it under the Stock Purchase Agreement prior to the Closing.

     . No Material Adverse Effect with respect to the Company has occurred. Under the Stock Purchase Agreement, "Material Adverse Effect" is defined as any effect, change, event or occurrence that is materially adverse to the business, operations, properties, condition, results of operations, assets, liabilities or prospects of the Company and its subsidiaries taken as a whole, other than as a result of (i) changes in oil or gas prices or (ii) general conditions in the Company's industry not relating solely to the Company or a subsidiary in any specific manner.

     . The receipt of evidence reasonably satisfactory to WIC and Purchaser of the consent or approval of each person that is a party to a Material Contract and whose consent or approval is required in order to prevent the consummation of the transactions contemplated by the Stock Purchase Agreement and the Warrant Purchase Agreement from causing or resulting in a breach of such Material Contract or the creation in favor of such person of a right to terminate such Material Contract.

     . The receipt by WIC and Purchaser of an opinion of counsel to the Company as to the matters set forth in Exhibit G to the Stock Purchase Agreement.

     . The acceptance by the Secretary of State of Delaware of the filing of the New Charter and the Certificate of Designations creating the Series C Preferred Stock in accordance with the DGCL.

     . The resignations from the Board of Andrew J. Shoup, Jr., Howard G. Hamilton and John W. Cushing III, and Board approval of the filling of such vacancies with the three WIC Designees, and the creation of an Executive Committee of the Board comprised of the three WIC Designees and one current member of the Board.

     . The approval of the Underlying Common Shares for listing on the NYSE, subject to official notice of issuance.

     . The delivery to WIC and Purchaser of all documents, instruments, certificates or other items required to be delivered by the Company pursuant to Section 6.2(b) of the Stock Purchase Agreement.

     The obligation of the Company to effect the transactions contemplated by the Stock Purchase Agreement and the Warrant Purchase Agreement to be consummated at the Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

     . The accuracy in all material respects of the representations and warranties of WIC and Purchaser set forth in the Stock Purchase Agreement.

     . The performance in all material respects by WIC and Purchaser of all obligations required to be performed by them under the Stock Purchase Agreement prior to the Closing.

     . The receipt by the Company of an opinion of counsel to WIC and Purchaser as to the matters set forth in Exhibit H to the Stock Purchase Agreement.

     . The delivery to the Company of all documents, instruments, certificates or other items required to be delivered by WIC and Purchaser pursuant to Section 6.2(a) of the Stock Purchase Agreement.

It is anticipated that all such conditions will be satisfied.

     Termination. The Stock Purchase Agreement may be terminated at any time prior to the Closing:

     .    By mutual consent of WIC, Purchaser and the Company;

     . By either WIC and Purchaser, on the one hand, or the Company, on the other:

          (a) in the event of a breach by the other party of any representation, warranty, covenant or agreement contained in the Stock Purchase Agreement which (i) would give rise to the failure of a condition to the Closing and (ii) cannot be cured or, if it is capable of being cured, has not been cured within 20 days following receipt by the breaching party of written notice of such breach (the "Cure Period"); provided that in no event may the Cure Period extend beyond the date the Closing is scheduled to take place and there is no Cure Period for breaches of the covenants (i) requiring the Board to recommend the approval of the Transaction and the New Charter to the stockholders and (ii) prohibiting the solicitation of Alternative Transactions; or

          (b) if a court of competent jurisdiction or other governmental entity issues an order, decree or ruling or takes any other actions in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Stock Purchase Agreement, and such order, decree, ruling or other action becomes final and nonappealable; or

          (c) if the stockholders of the Company do not approve the Transaction and the New Charter at the Special Meeting by the requisite votes; or

          (d) if the Closing does not occur by the later of (i) May 31, 2000 and (ii) any date to which the Closing is extended by agreement of the Company, WIC and Purchaser; provided that the right to terminate the Stock Purchase Agreement under these circumstances is not available to any party whose breach of the Stock Purchase Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

     . By the Company, if, as a result of a Superior Proposal received by the Company, the Board determines in good faith that its fiduciary obligations under applicable law require that such Superior Proposal be accepted; provided that the Company may not effect such termination unless and until:

          (a) WIC and Purchaser receive at least one week's prior written notice from the Company of its intention to effect such termination;

          (b) during such week, the Company and its financial and legal advisors consider any adjustment in the terms and conditions of the Stock Purchase Agreement and the other Transaction Documents that WIC and Purchaser may propose; and

          (c) the Board concludes in good faith, after considering applicable provisions of law and after giving effect to all adjustments which may be offered by WIC and Purchaser, and on the basis of advice of its outside counsel, that such action is necessary for the Board to act in a manner consistent with its fiduciary duties under applicable law;

          provided that it is a condition to the effectiveness of termination by the Company under these circumstances that the Company pay a $500,000 termination fee to WIC (as described below under "Termination Payments");

     . By WIC and Purchaser, if the Company or the Board withdraws, modifies or changes its recommendation of the Stock Purchase Agreement and the transactions contemplated thereby in a manner adverse to WIC and Purchaser or approves, recommends or declares advisable any proposed Alternative Transaction; or

     . By the Company, if (a) WIC or Purchaser breaches its agreement to execute and deliver at the Closing the Management Agreement, the Stockholder Agreement or the Warrant Agreement or (b) Purchaser does not receive the proceeds of the Financing by, or is otherwise unable or refuses to deliver the purchase price of the Preferred Shares on, the date the Closing is to take place.

     The Warrant Purchase Agreement will automatically terminate upon the termination of the Stock Purchase Agreement as provided above.

     Termination Payments. The Company has agreed that, if the Stock Purchase Agreement is terminated by WIC and Purchaser because the Company or the Board withdraws, modifies or changes its recommendation of the Transaction or approves, recommends or declares advisable any proposed Alternative Transaction, or if the Stock Purchase Agreement is terminated by the Company in order to accept a Superior Proposal, and provided that neither WIC nor Purchaser is then in material breach of its obligations under the Stock Purchase Agreement, the Company will pay WIC a termination fee in the amount of $500,000.

     In addition, WIC has deposited in escrow the amount of $500,000 (the "Deposit") under an Escrow Agreement dated December 9, 1999 between the Company, WIC and BankOne, Texas, N.A., as escrow agent. If the Closing occurs, the Deposit will be disbursed to the Company and applied to the purchase price to be paid by Purchaser for the Preferred Shares. However, if the Stock Purchase Agreement is terminated by the Company because (i) WIC or Purchaser has breached its agreement to execute and deliver at the Closing the Management Agreement, the Stockholder Agreement or the Warrant Agreement or (ii) Purchaser has not received the proceeds of the Financing by, or is otherwise unable or refuses to deliver the purchase price of the Preferred Shares on, the date the Closing is to take place, and provided the Company is not then in material breach of its obligations under the Stock Purchase Agreement, the Deposit will be disbursed to the Company as liquidated damages and as the sole remedy available to the Company in such case. If the Stock Purchase Agreement is terminated and the Company is not entitled to a disbursement of the Deposit, WIC is entitled to a return of the Deposit following such termination.

     Indemnification. The Stock Purchase Agreement contains mutual indemnification obligations for breaches of representations, warranties or covenants under the Stock Purchase Agreement or any other Transaction Document. The indemnification obligation of each Purchaser under the Stock Purchase Agreement is several and not joint, and is further limited to a share of the total indemnified costs that is proportionate to such Purchaser's share of the purchase price of the Preferred Shares.

     Expenses. Except for the payments described above under "--Termination Payments," each party will bear all costs and expenses incurred by such party in connection with the Stock Purchase Agreement and the other Transaction Documents and the transactions contemplated thereby.

     Time of Closing. The Stock Purchase Agreement provides that the Closing will occur on the second business day following the approval by the stockholders of the Company of the Transaction and the New Charter, provided that all other conditions to the Closing have been either satisfied or waived.

Management Agreement

     At the Closing, the Company and WIC will enter into the Management Agreement pursuant to which WIC will provide to the Company certain management and transaction advisory services. The following summary of the Management Agreement is qualified in its entirety by reference to such agreement, a copy of which is attached as Exhibit D to the Stock Purchase Agreement.

     The initial term of the Management Agreement will continue until the second anniversary of the Closing. Upon expiration of the initial term, the Management Agreement will automatically renew for successive one-year terms unless terminated by either party by written notice delivered to the other party at least 30 days prior to the expiration of the then current term.

     Management Services. WIC will provide the following management services to the Company under the Management Agreement:

     . WIC will furnish the three WIC Designees to serve as members of the Board and the Executive Committee of the Board.

     . WIC will cause one of the WIC Designees to serve as the Chief Executive Officer of the Company. Such individual will be an employee of the Company and will enter into an employment agreement with the Company in substantially the form set forth as Exhibit C to the Stock Purchase Agreement, as amended from time to time by mutual agreement of such individual, WIC and the Company. The duties of such individual as Chief Executive Officer of the Company will be as set forth in such employment agreement, the Company's bylaws or as established from time to time by the Board to the extent consistent with such employment agreement and bylaws. WIC has designated George K. Hickox, Jr. as the initial Chief Executive Officer of the Company. For a description of the terms of the employment agreement to be entered into by the Company and Mr. Hickox at the Closing, see "--Employment Agreement with George K. Hickox, Jr." below.

     . WIC may from time to time select and furnish an individual to serve as Chief Financial Officer of the Company. Such individual will be an employee of the Company pursuant to an employment agreement mutually acceptable to such individual, WIC and the Company. WIC has informed the Company that it intends to commence a search with respect to the Chief Financial Officer following the Closing.

     Transaction Advisory Services. WIC will provide the following transaction advisory services to the Company under the Management Agreement:

     . WIC will diligently seek to identify opportunities for the Company to acquire properties, businesses, companies or other assets located in the United States and Canada that generate or receive more than 33% of their gross revenue from the exploration, development, production or marketing of oil or natural gas (any such opportunity being referred to as a "Business Opportunity"). However, the term "Business Opportunity" will not include any opportunity if:

          . WIC determines in its sole discretion that neither WIC (or any of its affiliates) nor the Company should pursue such opportunity;

          . the expenditures required to be incurred with respect to such opportunity, net to WIC and its affiliates, in the aggregate, are less than $1 million over any 90-day period; or

          . on or before the Closing, WIC and the Company have agreed in writing that such opportunity is to be excluded from the meaning of such term.

     . WIC will cause George K. Hickox, Jr. and Scott W. Smith (or such other individual or individuals as may be reasonably acceptable to the Company) to devote a substantial amount of their working time and effort toward the identification of Business Opportunities on behalf of WIC.

     . WIC will refer to the Company any and all Business Opportunities that may present themselves or become known to WIC or any affiliate of WIC (excluding any affiliate that is a Purchaser under the Stock Purchase Agreement).

     . Neither WIC nor any of its affiliates will pursue a Business Opportunity for its own account unless the referral obligations under the Management Agreement are satisfied.

     . Promptly after becoming aware of a Business Opportunity, WIC will determine whether the Company should or should not pursue such Business Opportunity and will notify the Company's Chief Executive Officer and President in writing of such Business Opportunity and of WIC's recommendation (a "Referral Notice").

     . If WIC or an affiliate desires to pursue a particular Business Opportunity for its own account, then WIC will include in the Referral Notice a request that the Company approve the pursuit of the Business Opportunity by WIC or such affiliate, and WIC will also address such Referral Notice to the non-WIC Designee members of the Board (the "Review Committee"). Within 15 days after the receipt of such Referral Notice, the Review Committee will consider the Business Opportunity and determine by majority vote whether to release WIC or such affiliate to pursue the Business Opportunity.

     Concurrently with the execution of the Stock Purchase Agreement and as envisioned by the Management Agreement, the Company and WIC entered into a letter agreement pursuant to which they agreed to exclude six potential business opportunities from the definition of Business Opportunity and from the related referral obligation under the Management Agreement. Each of the excluded opportunities represents a potential transaction to which WIC or its affiliates have devoted substantial time and resources for their own account prior to entering into the agreements for the Transaction and without the Company's involvement. WIC will have no contractual obligation to refer such opportunities to the Company, but may nevertheless elect to do so. The Company believes that WIC's investments in the Series C Preferred Stock and the Warrants will provide it with a significant incentive to act in the Company's best interests with respect to these excluded opportunities.

     Fees. As compensation for WIC's services under the Management Agreement, the Company will pay WIC an annual fee of $300,000. The Company has also agreed to pay or reimburse WIC for all reasonable disbursements and out-of-pocket expenses (including costs of travel, postage, deliveries and communications) incurred by WIC or its affiliates for the account of the Company or in connection with the performance by WIC or its affiliates of services under the Management Agreement.

     Indemnification; Insurance. The Company is obligated to indemnify and hold harmless WIC, its affiliates and their respective directors, officers, partners, members, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934), if any, agents and employees from and against any and all claims, liabilities, losses, damages and expenses incurred by any indemnified person (excluding those resulting from the gross negligence or willful misconduct of the indemnified person) and fees and disbursements of the respective indemnified person's counsel which are related to or arise out of (i) actions taken or omitted to be taken by the Company or its subsidiaries, (ii) actions taken or omitted to be taken by an indemnified person with the Company's or a subsidiary's consent or in conformity with its instructions or (iii) WIC's engagement under the Management Agreement, as well as any additional engagement of WIC by the Company in different capacities.

     At the inception of any individual's service as the Chief Executive
Officer or Chief Financial Officer of the Company or a member of the Board (or its Executive Committee) pursuant to the terms of the Management Agreement, the Company will enter into an indemnification agreement with such individual in substantially the form as agreements then providing indemnification for other members of the Board. On ____________________________, 2000, the Company
entered into an indemnification agreement with each of its current directors and executive officers. Such agreements provide for advancement of litigation expenses and indemnification upon resolution of the litigation matter if warranted under the agreements.

     The Company will purchase and maintain insurance on behalf of any individual serving as a member of the Board (or its Executive Committee) or as the Chief Executive Officer or Chief Financial Officer of the Company pursuant to the terms of the Management Agreement against any liability that may be asserted against or expense that may be incurred by such individual in connection with the Company's activities. Such insurance shall be of a nature and amount that is consistent with other, similar publicly traded companies, and shall be at least as extensive as that purchased on behalf of the Company's other officers and directors, if applicable.

     Confidential Information. WIC agrees not to divulge any confidential information, secret processes or trade secrets disclosed by the Company to WIC solely in its capacity as a financial advisor, unless the Company consents to the divulging thereof or such information, secret processes or trade secrets are publicly available or otherwise available to WIC without restriction or breach of any confidentiality agreement or unless required by any governmental authority or in response to any valid legal process.

Stockholder Agreement

     At the Closing, the Company, WIC and Purchaser will enter into the Stockholder Agreement. The following summary of the Stockholder Agreement is qualified in its entirety by reference to such agreement, a copy of which is attached as Exhibit F to the Stock Purchase Agreement.

     Board Representation. The Company will fill the vacancies created by the resignations of Andrew J. Shoup, Jr., Howard G. Hamilton and John W. Cushing
III with the three WIC Designees, one of whom, George K. Hickox, Jr., will serve as the Chairman of the Board.

     Executive Committee. The Company will also create an Executive Committee of the Board comprised of the three WIC Designees and C. Frayer Kimball III, a current director of the Company, which committee will have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Company on matters which by law do not need whole Board approval. The affirmative vote of a majority of the members of the Executive Committee must approve a particular matter for it to be the act of the Executive Committee, and if such vote cannot be obtained, such matter must be submitted to the whole Board for approval. Executive Committee approval is required to approve operating or capital expenditures exceeding $1 million per transaction, unless such expenditures were specifically approved by the Board as part of the annual budget. Whole Board approval will be required to approve:

     . any operating or capital expenditure or series of related expenditures exceeding $2.5 million, unless such expenditure or expenditures were specifically approved by the Board as part of the annual budget;

     .    the nomination of persons for election to the Board;

     . the filling of vacancies on the Board, the Executive Committee or other Board committees; and

     . transactions between the Company, on the one hand, and any Purchaser or any affiliate of a Purchaser, on the other hand.

     Other Committees. The Company will take all necessary action so that one WIC Designee who is not an executive officer of the Company is appointed to serve as a member of each committee of the Board, other than the Executive Committee.

     Certain Executive Officers. After the Closing, Purchaser will have the right to make all nominations of individuals for election to the offices of Chief Executive Officer and Chief Financial Officer of the Company.

     Continuation of Governance Rights. Purchaser's rights to designate the three WIC Designees to serve on the Board and the Executive Committee and to designate one WIC Designee who is not an executive officer of the Company to serve on each other committee of the Board will continue as long as the Purchaser Group (as defined below) beneficially owns 4,600,000 or more Fully-Diluted Shares (as defined below). Otherwise, Purchaser has the right to designate that number of WIC Designees to the Board and the Executive Committee corresponding to the Purchaser Group's beneficial ownership of Fully-Diluted Shares as set forth below:

          Number of Fully-Diluted Shares             Number of WIC Designees
          ------------------------------             -----------------------
           From 2,800,000 to 4,600,000                        Two
           From 800,000 to 2,800,000                          One
           Less than 800,000                                  Zero


     In addition, at such time as the Purchaser Group beneficially owns fewer than 2,800,000 Fully-Diluted Shares, Purchaser is no longer entitled to designate the Chairman of the Board or a WIC Designee to serve on other committees of the Board or to nominate the Chief Executive Officer and Chief Financial Officer. As long as Purchaser is entitled to designate one or more WIC Designees, the Company will continue to cause WIC Designee(s) or their respective successor(s) designated by Purchaser to be nominated for election to the Board at each annual or special meeting of stockholders at which directors are elected.

     Because of the Company's "staggered" Board structure, the Stockholder Agreement provides for a mechanism to determine whether WIC Designees that Purchaser is no longer entitled to designate as a result of a decrease in the Purchaser Group's stock ownership are entitled to continue to serve the remainder of their respective terms of office. If the Company ceases to have a staggered Board (in which case the stockholders of the Company will be entitled to elect the entire Board at each annual meeting of stockholders), then WIC Designees that Purchaser is no longer entitled to designate may continue to serve the remainder of their respective terms of office.

     Under the Stockholder Agreement, the term "Purchaser Group" means each Purchaser together with its respective affiliates, and the term "Fully-Diluted Shares" means, at any time, the then outstanding shares of Common Stock plus all shares of Common Stock issuable upon the exercise, conversion or exchange of all then outstanding rights, warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into Common Stock or securities convertible or exchangeable into Common Stock.

     Registration Rights. The Company will extend certain registration rights to the Underlying Common Shares and any other securities issued or issuable with respect thereto by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise (the "Registrable Shares"). Purchaser is entitled to two demand registrations, which may be effected for the sale of Registrable Shares in a single transaction or by means of a "shelf" registration statement for an offering to be made on a continuous basis under the Securities Act of 1933, subject to certain limitations. The Stockholder Agreement also provides certain "piggyback" registration rights to Purchaser whenever the Company proposes to register an offering of any of its capital stock under the Securities Act of 1933 until such time as the Purchaser Group ceases to beneficially own at least five percent of the Fully-Diluted Shares. The "piggyback" registration rights are subject to certain limitations, including a pro rata reduction if, in the reasonable opinion of the managing underwriter of the offering, such a reduction is necessary to prevent an adverse effect on the marketability or offering price of all the securities proposed to be offered in the offering. The Company is generally responsible for the registration costs of all registrations effected pursuant to the

Stockholder Agreement; provided that Purchaser has agreed to pay half of the expenses incurred in connection with the second demand registration. The Stockholder Agreement contains mutual indemnification obligations on the part of the Company and members of the Purchaser Group for certain liabilities, including liabilities under the Securities Act of 1933.

     Transfer Restrictions. Purchaser generally is prohibited from selling or otherwise disposing of any of the Preferred Shares or the Warrants at any time. Purchaser generally is prohibited from selling or otherwise disposing of any of the Registrable Shares for two years after the Closing and thereafter generally may not sell (i) blocks of Common Stock representing more than 10% of the Fully-Diluted Shares to any person or (ii) shares of Common Stock representing more than one percent of the Fully-Diluted Shares to any person who already beneficially owns five percent or more of the Fully-Diluted Shares.

Employment Agreement with George K. Hickox, Jr.

     At the Closing, the Company and George K. Hickox, Jr. will enter into the Employment Agreement. The following summary of the Employment Agreement is qualified in its entirety by reference to such agreement, a copy of which is attached as Exhibit C to the Stock Purchase Agreement.

     The employment of Mr. Hickox by the Company will be for a two-year period commencing on the date of the Closing, unless extended by mutual agreement of the parties or terminated in accordance with the terms thereof. During the employment term, Mr. Hickox will serve as Chief Executive Officer and (to the extent elected or appointed as a director of the Company) Chairman of the Board of the Company, accountable only to the Board. The Employment Agreement requires that Mr. Hickox devote a substantial majority of his time and attention to the business and affairs of the Company. The Company acknowledges that Mr. Hickox has outside business interests and has agreed that he may devote a portion of his time and attention to such business interests provided they do not materially interfere with the performance of his duties under the Employment Agreement.

     During the employment term, the Company will pay to Mr. Hickox for his services a base salary at the rate of $1.00 per year, provided that such base salary may be adjusted from time to time by the Board in its discretion. In addition to base salary, Mr. Hickox may be paid bonuses in such amounts as may be determined by the Board in its discretion. Mr. Hickox will be entitled to participate in all employee benefit plans and programs provided by the Company to its executive officers generally, subject to the terms, conditions and administration of such plans and programs. However, Mr. Hickox has agreed that, unless otherwise determined by the Board, he will not be entitled to receive any stock options, restricted stock or other similar stock-based awards under the Company's stock incentive plans. The Employment Agreement also contains provisions regarding the Company furnishing an automobile and housing for Mr. Hickox's use in Dallas, and the reimbursement by the Company of certain of his travel expenses.

     The Board may terminate Mr. Hickox's employment for cause (as defined in the Employment Agreement), and Mr. Hickox has the right to terminate his employment at any time by providing at least 30 days prior written notice of termination to the Company.

Description of Series C Preferred Stock

     The Stock Purchase Agreement requires that the Company issue to Purchaser shares of a newly created Series C Cumulative Convertible Preferred Stock. The Board has the power and discretion to establish one or more series of preferred stock of the Company pursuant to the authority vested in it by the Current Charter and will continue to have such power and discretion under the New Charter.

     The terms of the Series C Preferred Stock are set forth in the Certificate of Designations of Series C Cumulative Convertible Preferred Stock of The Wiser Oil Company (the "Certificate of Designation") attached as Exhibit B to the Stock Purchase Agreement. The following summary of the material features of the Series C Preferred Stock is qualified in its entirety by reference to the Certificate of Designation.

     Dividends. The Series C Preferred Stock will pay dividends in shares of Common Stock or cash, at the Company's option, at an annual rate of seven percent of the $25.00 per share liquidation value (the "Liquidation Value") of the Series C Preferred Stock. Dividends on each share of Series C Preferred Stock will accrue from the date of issuance of such share until the first to occur of (i) the date on which the Liquidation Value of such share (plus all accrued and unpaid dividends thereon) is due and payable to the holder in connection with the liquidation, dissolution or winding up of the

Company, (ii) the date on which such share is converted into shares of Common Stock or (iii) the date on which such share is otherwise acquired by the Company. Dividends will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning on the first such dividend payment date following the Closing. If the Company elects to pay any dividends accruing on the Series C Preferred Stock by the issuance or delivery of shares of Common Stock, the number of shares of Common Stock to be issued or delivered in payment of such dividends will be determined by dividing the amount of cash that would otherwise be paid by the average market price of the Common Stock for the ten trading days immediately preceding the date of the payment of such dividend.

     Liquidation. Each share of Series C Preferred Stock will rank prior to each share of Common Stock with respect to the distribution of assets upon a liquidation, dissolution or winding up of the Company. In the event of any such liquidation, dissolution or winding up, each holder of a share of Series C Preferred Stock will be entitled to receive, before any distribution to the holders of Common Stock, a liquidation preference equal to the Liquidation Value of such share, plus all accrued and unpaid dividends thereon.

     Priority on Dividends and Redemptions. So long as any Series C Preferred Stock remains outstanding, without the prior written consent of the holders of at least two-thirds of the outstanding Series C Preferred Stock, the Company may not, nor may any subsidiary, redeem, purchase or otherwise acquire for value any Common Stock, nor may the Company declare or pay any dividend or make any distribution upon the Common Stock, if at the time of or immediately after any such redemption, purchase, acquisition, dividend or distribution the Company has failed to pay the full amount of dividends accrued on the Series C Preferred Stock for all quarterly dividend periods terminating on or prior to the date on which such redemption, purchase, acquisition, dividend or distribution is to occur.

     Voting Rights. Holders of Series C Preferred Stock will have the right to vote together as a single class with the holders of Common Stock on all matters coming before the holders of the Common Stock and, except for matters for which class voting is required under the Certificate of Designation (as described below) or the DGCL, will not have the right to vote as a separate class. Each share of Series C Preferred Stock has one vote per share, except that when the holders of the Series C Preferred Stock and the Common Stock vote together as a single class, each holder of Series C Preferred Stock is entitled to the number of votes with respect to such holder's shares equal to the number of whole shares of Common Stock into which such shares are convertible on the record date for determining stockholders entitled to vote on the particular matter.

     Without the affirmative vote or consent of holders of at least two-thirds of the shares of Series C Preferred Stock voting as a separate class, the Company may not adopt any amendment to the New Charter that would alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely. Without the affirmative vote or consent of the holders of a majority of the shares of Series C Preferred Stock voting as a separate class, the Company may not issue any capital stock of the Company that ranks pari passu with or senior to the Series C Preferred Stock as to dividends or assets, or issue any capital stock of the Company that is required to be redeemed by the Company at any time that any shares of Series C Preferred Stock are outstanding.

     In the event (i) the Company is in arrears in the payment of dividends on the shares of Series C Preferred Stock for a total of four quarterly dividend periods or (ii) the Company or a significant subsidiary of the Company becomes bankrupt or insolvent (either of such events, an "Event of Noncompliance"), then the size of the Board will automatically be increased by two additional directors and the holders of Series C Preferred Stock, voting as a separate class, will have the exclusive right to elect two directors at a special meeting called by the holders of the Series C Preferred Stock and at the next and every subsequent annual meeting of stockholders. The right of the holders of the Series C Preferred Stock to elect such two directors will terminate when the Event of Noncompliance no longer exists.

     Conversion. At any time after the 90th day following the Closing, any holder of Series C Preferred Stock may convert all or any portion of the Series C Preferred Stock held by such holder into a number of shares of Common Stock computed by dividing the total amount of Liquidation Value (plus the aggregate accrued but unpaid dividends, if any) represented by the shares to be converted by the conversion price for the Series C Preferred Stock then in effect. The initial conversion price for the Series C Preferred Stock is $4.25 and is subject to customary adjustments to prevent dilution. See " -- Anti-Dilution Provisions" below. The 1,000,000 shares of Series C Preferred Stock to be sold to Purchaser at the Closing will be convertible into a total of 5,882,353 shares of Common Stock at the $4.25 conversion price (which shares will represent approximately 40% of the outstanding shares of Common Stock based on the number of shares of Common Stock outstanding on the Record Date).

     If, at any time after the Closing, the market price of the Common Stock exceeds $10 per share for a period of 60 consecutive trading days, then all shares of Series C Preferred Stock then outstanding will convert automatically into Common Stock at the close of business on the last day of such 60-day period. All shares of Series C Preferred Stock that remain outstanding at the close of business on the third anniversary of the Closing will convert automatically into Common Stock at the close of business on such date. Finally, the Company has the right, at its option, to convert all, but not less than all, of the then outstanding shares of Series C Preferred Stock into shares of Common Stock upon any recapitalization, reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Company's assets, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities or assets in exchange for Common Stock.

     Anti-Dilution Provisions. If, after the Closing, the Company issues or sells, or is deemed to have issued or sold (through the issuance of options or convertible securities), for cash, marketable securities or cash equivalents, any shares of Common Stock for a consideration per share less than the average market price of the Common Stock for the 30 trading days immediately preceding the date of such issue or sale, then the conversion price of the Series C Preferred Stock will be reduced to the conversion price determined by multiplying the conversion price in effect immediately prior to such issue or sale by a fraction, the numerator of which will be the sum of (i) the number of shares of Common Stock deemed outstanding immediately prior to such issue or sale plus (ii) the number of shares of Common Stock which the aggregate consideration received or deemed to be received by the Company upon such issue or sale would purchase at such average market price, and the denominator of which will be the number of shares of Common Stock deemed outstanding immediately after such issue or sale. However, no such adjustment of the conversion price will be made (i) upon the conversion of the Series C Preferred Stock or the payment in Common Stock of any dividends accrued on the Series C Preferred Stock, (ii) upon the issue or sale of Common Stock or securities convertible into or exercisable for Common Stock to directors, officers and employees of the Company pursuant to the terms of any employee benefit or similar plans of the Company or (iii) upon the issuance or sale of the Warrants or shares of Common Stock upon the exercise of the Warrants.

     The conversion price of the Series C Preferred Stock will be proportionately adjusted upon any subdivision or combination of the outstanding shares of Common Stock. In addition, if the Company pays a dividend on the Common Stock payable otherwise than in cash or other property out of earnings or earned surplus (except for a stock dividend payable in shares of Common Stock), the Company will pay to the holders of the Series C Preferred Stock at the time of payment thereof the dividend which would have been paid to such holders had such Series C Preferred Stock been converted into Common Stock immediately prior to the record date for such dividend. Also, if at any time the Company grants, issues or sells any options, convertible securities or other rights to purchase stock, warrants, securities or other property pro rata to the record holders of the Common Stock, then each holder of the Series C Preferred Stock will be entitled to acquire, upon the terms applicable to such rights, the aggregate rights which such holder could have acquired if such holder had held a number of shares of Common Stock acquirable upon conversion of such holder's Series C Preferred Stock immediately before the record date for the grant, issuance or sale of such rights.

Warrants

     At the Closing, the Company and WIC will enter into the Warrant Agreement pursuant to which the Company will issue the Warrants. The following summary of the Warrant Agreement is qualified in its entirety by reference to such agreement, a copy of which is attached as Exhibit A to the Warrant Purchase Agreement.

     At the Closing, the Company will issue the Initial Warrants to WIC at a purchase price of $.02 per Initial Warrant, for an aggregate consideration of $14,834.32. The initial exercise price of the Initial Warrants is $4.25 per share. Under the terms of the Warrant Agreement, if the Company issues any shares of its Common Stock after the Closing (other than the Excluded Shares), the Company will issue to WIC that number of Additional Warrants determined by multiplying the number of shares purchasable under the Warrant Agreement immediately prior such issuance of Common Stock times a fraction, of which the numerator is the number of shares of Common Stock outstanding immediately after such issuance of Common Stock and the denominator is the number of shares of Common Stock outstanding immediately prior to such issuance of Common Stock, and subtracting from the resulting product the number of shares purchasable under the Warrant Agreement immediately prior to such issuance of Common Stock. Any Additional Warrants will have an exercise price based on the time of their issuance, with such exercise price increasing from $4.25 per share at a rate of 10% per year following the Closing.

     Under the terms of the Warrant Agreement, WIC may exercise the Initial Warrants and any Additional Warrants in whole or in part at any time during the five-year period commencing on the second anniversary of the Closing. WIC may exercise such Warrants by paying the exercise price in cash or, if the fair market value of a share of Common Stock exceeds the per share exercise price of the Warrants, by surrendering the Warrants to be exercised in exchange for a number of shares of Common Stock equal to (i) the number of shares of Common Stock subject to such Warrants, multiplied by (ii) a fraction, the numerator of which will be the then current market price per share of the Common Stock minus the per share exercise price of the Warrants, and the denominator of which will be the then current market price per share of the Common Stock.

     In addition to the adjustment provisions that require the issuance of Additional Warrants, the Warrant Agreement also contains provisions for the adjustment of the exercise price of the Warrants and the shares of Common Stock issuable upon exercise of the Warrants in the case of any dividends paid on the Common Stock in shares of Common Stock and any subdivisions and combinations of the outstanding shares of Common Stock. In addition, an adjustment to the exercise price of the Warrants will be made upon any distribution by the Company to the holders of the Common Stock of interests in the Company (other than Common Stock), indebtedness or assets of the Company (excluding cash dividends or distributions) or rights or warrants to subscribe for or purchase such interests, indebtedness or assets.

     In case of any consolidation or merger of the Company with or into another entity or any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety (a "Corporate Change"), then as a condition to such Corporate Change, the Company or the successor entity shall execute and deliver to WIC a supplemental warrant agreement providing that WIC shall have the right thereafter to receive, upon exercise of the then unexercised Warrants, the kind and amount of corporate interests and other securities and property receivable upon such Corporate Change by the holder of a number of shares of Common Stock for which the Warrants might have been exercised immediately prior to such Corporate Change. In addition, WIC will have the right, for a period of 30 days immediately prior to the consummation of a Corporate Change, to exercise the Warrants in whole or in part, notwithstanding that such Corporate Change may occur prior to the date the Warrants otherwise become exercisable.

Amendment to Stockholder Rights Plan; Certain Anti-Takeover Provisions

     The Board approved an amendment to the Company's Stockholder Rights Plan (the "Rights Plan Amendment") at the same time it approved the Stock Purchase Agreement and the transactions contemplated thereby. For a description of the Stockholder Rights Plan, see "Description of Capital Stock -- Stockholder Rights Plan." The Rights Plan Amendment prevents the triggering of the protections of the Stockholder Rights Plan that would otherwise result from the consummation of the Transaction. Specifically, the Rights Plan Amendment amends the definition of "Acquiring Person" in the Stockholder Rights Plan to exclude therefrom WIC and any WIC Assignee in connection with the execution, delivery and performance of the Stock Purchase Agreement and the other Transaction Documents, the consummation of the transactions contemplated thereby and the beneficial ownership of WIC and any WIC Assignee of stock in the Company resulting therefrom, unless and until WIC or any WIC Assignee acquires beneficial ownership of more than 1% of the Common Stock then outstanding other than as permitted by the Stock Purchase Agreement and the other Transaction Documents.

     The Board also approved each of WIC and Purchaser and of WIC and Purchaser as a "group" (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934) becoming an "interested stockholder" within the meaning of Section 203 of the DGCL as a result of the Transaction. The effect of such approval for purposes of Section 203 is that WIC or Purchaser may engage in future "business combinations" involving the Company (e.g., a merger, consolidation, sale of assets, issuance of securities or receipt of other financial benefits) without the requirement under Section 203 that such business combination be authorized at a meeting of the Company's stockholders by the affirmative vote of the holders of at least two-thirds of the Company's outstanding voting stock not owned by WIC or Purchaser. See "Description of Capital Stock -- Anti-Takeover Provisions" for a summary of Section 203 of the DGCL.

     Both the Rights Plan Amendment and the Board's approval of WIC and Purchaser becoming an "interested stockholder" within the meaning of Section 203 of the DGCL were required by WIC as a condition of entering into the Stock Purchase Agreement and the Warrant Purchase Agreement.

Effect of Transaction on Stockholders

     If the Transaction is approved by the stockholders of the Company and the Preferred Shares and Warrants are issued, the Preferred Shares will be convertible into and the Warrants will be exercisable for shares of Common Stock. The Preferred Shares, if fully converted, would entitle the holder to receive a number of shares of Common Stock representing approximately 40% of the outstanding Common Stock, based on (i) the number of shares of Common Stock outstanding on the Record Date and (ii) a conversion price of $4.25, which is the initial conversion price of the Preferred Shares. The Warrants, if fully exercised, would entitle the holder to receive a number of shares of Common Stock representing approximately 5% of the outstanding Common Stock, based on the number of shares of Common Stock outstanding on the Record Date and taking into account the shares of Common Stock issuable upon conversion of the Preferred Shares, as described in the preceding sentence. In addition, if the Transaction is consummated, the three WIC Designees will become directors of the Company and members of the Executive Committee of the Board, George K. Hickox, Jr. will become Chairman of the Board and Chief Executive Officer of the Company and A. Wayne Ritter will become President of the Company.

     The following table shows the unaudited stockholders' equity of the Company as of September 30, 1999 and the unaudited pro forma stockholders' equity giving effect to the Transaction:

                                                                                                      At September 30, 1999
                                                                                                      ----------------------
                                                                                                      Actual        Pro Forma
                                                                                                      ------        ---------
                                                                                                 (In thousands, except share data)
Stockholders' Equity:

    Common stock - $3 par value, actual; $.01 par value, pro forma; 20,000,000 shares authorized, actual; 30,000,000 shares authorized, pro forma; 9,128,169 shares issued, actual and pro forma; 8,951,965 shares outstanding, actual and
     pro forma.......................................................................           $     27,385         $     91

    Preferred Stock, Series C Cumulative Convertible; $10 par value; no shares issued and outstanding, actual; 1,000,000 shares issued and outstanding, pro
     forma...........................................................................                    ---           10,000

    Paid-in capital..................................................................                  3,223           45,257 (1)
    Retained Earnings................................................................                 32,286           32,286
    Foreign Currency Translation.....................................................                  1,036            1,036
    Treasury stock; 176,204 shares, at cost                                                           (2,729)          (2,729)
                                                                                                ------------         --------

       Total stockholders' equity....................................................           $     61,201         $ 85,941
                                                                                                ============         ========

---------------
(1) Includes the aggregate purchase price of $14,834 in cash for the Initial Warrants. At the Closing, the fair value of the Warrants will be measured and the total proceeds from the Transaction will be allocated between the Warrants and the Preferred Shares based on that measurement. Also includes approximately $27,294,000 transferred from the stated capital account for the Common Stock to paid-in capital as a result of the decrease in the par value per share of the Common Stock from $3.00 to $.01. Also includes $14,725,000, which is the excess of (i) the aggregate purchase price of $25,000,000 in cash for the Preferred Shares over (ii) the aggregate par value of $10,000,000 of the Preferred Shares, less certain expenses payable by the Company in connection with the Transaction, estimated to be approximately $275,000.

     Complete pro forma financial statements are not, in the opinion of the Board, necessary to an informed decision on the Transaction and have not been included in this Proxy Statement.

     While the Board has determined that the Transaction is in the best interests of the Company and its stockholders, the Board recognizes that the issuance of the Preferred Shares and the Warrants to Purchaser and WIC in connection with the Transaction may have certain disadvantages. The Preferred Shares will have a liquidation preference that is senior to the Common Stock. The issuance of the Preferred Shares, shares of Common Stock in payment of dividends accrued on the Preferred Shares and shares of Common Stock upon exercise of the Warrants will also dilute the voting power of the Common Stock. The issuance of the Preferred Shares and the Warrants could also make it less likely that a takeover or other change of control of the Company by a third party would take place.

Other Effects

     1991 Stock Incentive Plan. Under the terms of the Company's 1991 Stock Incentive Plan (the "Stock Incentive Plan"), if the Transaction is consummated, unless otherwise provided under an optionee's option agreement, (i) all outstanding stock options under the Stock Incentive Plan will become immediately and fully exercisable, and (ii) all stock options under the Stock Incentive Plan held by a grantee whose employment with the Company or a subsidiary terminates within one year of the Transaction for any reason other than voluntary termination with the consent of the Company or a subsidiary, retirement under any retirement plan of the Company or a subsidiary or death will be exercisable for a period of three months from the date of such termination of employment (but in no event after the expiration date of the option), notwithstanding that, under the provisions of the Stock Incentive Plan, such stock options would otherwise automatically terminate upon such termination of employment.

     Non-Employee Directors Equity Compensation Plan. The Company's Equity Compensation Plan for Non-Employee Directors (the "Equity Plan") allows non-employee directors of the Company to use their annual retainer fees to obtain "phantom shares" of the Company. A "phantom share" is a right to receive from the Company one share of Common Stock, which right will automatically be exercised upon the earlier to occur of (i) the termination of the director's service as a director of the Company or (ii) a change in control (as defined in the Equity Plan) of the Company. If the Transaction is consummated, it will constitute a change in control of the Company for purposes of the Equity Plan.

     Employment Agreements. The Company has entered into employment agreements with Andrew J. Shoup, Jr., A. Wayne Ritter, Lawrence J. Finn and Allen J. Simus, each an executive officer of the Company. The agreements provide that if employment is terminated by the Company or the employee for any reason (other than by the Company for cause) within 12 months after a "Change in Control", the employee will receive a severance payment. If the Transaction is consummated, it will be such a Change in Control and all terms of the agreements will be honored.

Use of Proceeds

     If the Transaction is consummated, the Company intends to use the proceeds from the sale of the Preferred Shares and the Initial Warrants (i) to continue the Company's exploration and exploitation efforts on its existing properties,
(ii) to pursue acquisition opportunities that build on its strategy of acquiring interests in oil and gas properties with significant potential for increasing reserves and production through development, exploration (including enhanced recovery techniques) or exploitation and that are located in close proximity to the Company's existing core operating areas, (iii) to pursue corporate acquisition or merger opportunities that have arisen as a result of general consolidation trends in the industry or related to situations involving financial distress, and (iv) for general corporate purposes. See " -- Management Agreement -- Transaction Advisory Services" regarding acquisition opportunities that are excluded from WIC's obligation to refer Business Opportunities to the Company under the Management Agreement.

Reasons for Board Approval of the Transaction

     The Board has unanimously approved the Transaction and has determined that the Transaction is in the best interests of the stockholders and recommends that the stockholders vote "for" the approval of the Transaction.

     Prior to approving the Transaction, the Board considered various alternatives to the Transaction. In approving the Transaction, the Board concluded that the sale of the Preferred Shares and the Warrants to Purchaser and WIC presented the best course of action for the Company at this time. The Board did not pursue the other alternatives considered in that such alternatives would likely have been to the exclusion of the Transaction with WIC without any assurance that a better offer or transaction could be realized.

     The material factors considered by the Board in making such recommendation include the following:

     . The $4.25 per share conversion price of the Preferred Shares and exercise price of the Initial Warrants represent a premium of approximately 55% over the $2.75 closing sales price of the Common Stock on the NYSE on December 13, 1999, the date of the execution of the Stock Purchase Agreement, and a premium of approximately 45% over the 52-week average (ending December 9, 1999) of $2.93 per share of Common Stock.

     . The Transaction will provide the Company with substantial cash thereby providing it with greater financial flexibility to continue its exploration and exploitation efforts on existing properties and to pursue acquisition opportunities in the oil and gas industry.

     . On December 9, 1999, the Board received an oral opinion (which was subsequently confirmed in writing) from Petrie Parkman regarding the fairness from a financial point of view to the Company of the Consideration (which Petrie Parkman defined for purposes of its opinion to include the aggregate purchase price of $25 million in cash for the Preferred Shares and $14,834 in cash for the Initial Warrants). See " -- The Company's Financial Advisor" below.

     . The Transaction provides the Company with a strong equity partner. George K. Hickox, Jr. will serve as Chairman of the Board and Chief Executive Officer of the Company following the Closing. The Board will include three new directors designated by WIC, one of whom will be Mr. Hickox. Mr.

          Hickox and WIC's other principals have substantial experience evaluating and pursuing strategic acquisition opportunities in the energy industry. WIC will also assist the Company in the identification of attractive acquisition opportunities pursuant to the Management Agreement.

     . In September 1998, the Board began a strategic alternatives review process to seek out additional ways to maximize shareholder value during which a number of potential transaction participants were contacted. The Board considered the Transaction along with the proposal of one other potential transaction participant and determined that the Transaction presented the best course of action for the Company. See " -- Background of the Transaction" above.

The Company's Financial Advisor

     The Company engaged Petrie Parkman as its financial advisor in September 1998 to provide advisory and investment banking services with respect to evaluating the Company's assets and opportunities and, if appropriate, implementing strategic alternatives. On December 9, 1999, Petrie Parkman rendered to the Board its oral opinion (which was subsequently confirmed in writing) that, as of that date and based upon and subject to the matters reviewed with the Board, the Consideration was fair from a financial point of view to the Company. The Company did not impose any limitations upon Petrie Parkman with respect to the investigations made or procedures followed by Petrie Parkman in rendering its opinion.

     Attached to this Proxy Statement as Annex D is the full text of Petrie Parkman's opinion dated December 9, 1999, which contains a description of the assumptions made, the matters considered by Petrie Parkman and the limits of its review, and the opinion is incorporated in this Proxy Statement by reference. The Company's stockholders are encouraged to read the opinion carefully in its entirety. Petrie Parkman's opinion was provided to the Board for its information and addresses only the fairness from a financial point of view of the Consideration to the Company and does not constitute a recommendation to any holder of Common Stock as to how that holder should vote at the Special Meeting. Petrie Parkman was not asked to consider, and its opinion does not address, the price at which the Common Stock will actually trade following the announcement or consummation of the Transaction. The opinion also does not address the merits of the underlying decision by the Company to engage in the Transaction or any strategic alternatives that may be available to the Company. Petrie Parkman's opinion and its presentation to the Board on December 9, 1999 were among many factors taken into consideration by the Board in making its determination to approve and recommend the Transaction.

     In arriving at its opinion, Petrie Parkman:

     (i) reviewed certain publicly available business and financial information relating to the Company, including (a) the Annual Report on Form 10-K and related audited financial statements for the fiscal year ended December 31, 1998, and (b) the Quarterly Reports on Form 10-Q and related unaudited financial statements for the fiscal quarters ended March 31, 1999, June 30, 1999, and September 30, 1999;

     (ii) reviewed certain estimates of the Company's reserves, including (a) estimates of proved and probable oil and gas reserves prepared by DeGolyer & MacNaughton ("D&M") and Gilbert Laustsen Jung Associates Ltd. ("Gilbert") as of December 31, 1998, (b) estimates of proved and probable oil and gas reserves prepared by the management and staff of the Company as of August 31, 1999 that were based on the D&M and Gilbert estimates that gave effect to the sale of certain properties and hydrocarbon production between December 31, 1998 and August 31, 1999, and (c) estimates of oil and gas reserves associated with exploration projects prepared by the management and staff of the Company as of June 30, 1999;

     (iii) analyzed certain historical financial and operating data of the Company prepared and furnished to Petrie Parkman by the management of Company;

     (iv) discussed the current and projected operations and prospects of the Company with the management and operating staff of the Company;

     (v) reviewed the historical trading history of the Common Stock of the Company;

     (vi) compared recent stock market capitalization indicators for the Company with the recent stock market capitalization indicators for certain other publicly-traded independent energy companies;

     (vii) compared the financial terms of the Transaction with the financial terms of certain other transactions that Petrie Parkman deemed to be relevant;

     (viii) participated in certain discussions and negotiations among the representatives of the Company and WIC and their legal advisors;

     (ix) reviewed a draft dated December 1, 1999 of the Stock Purchase Agreement and a draft dated December 2, 1999 of the Warrant Purchase Agreement;

     (x) reviewed a draft dated December 4, 1999 of the Stockholder Agreement, a draft dated December 2, 1999 of the Warrant Agreement, a draft dated December 4, 1999 of the Management Agreement, a draft dated December 1, 1999 of the Certificate of Designation (the Certificate of Designation, together with the Stock Purchase Agreement, the Warrant Purchase Agreement and the Warrant Agreement, the "Agreements") and a draft dated December 1, 1999 of the New Charter; and

     (xi) reviewed such other financial studies and analyses and preformed such other investigations and took into account such other matters as Petrie Parkman deemed necessary or appropriate.

     Petrie Parkman assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of any information supplied or otherwise made available to, discussed with, or reviewed by or for it. Petrie Parkman further relied upon the assurances of the management of the Company that they were unaware of any facts that would make the information provided to Petrie Parkman incomplete or misleading in any material respect. With respect to the estimates of oil and gas reserves, Petrie Parkman assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the Company or its engineering consultants relating to the oil and gas properties of the Company. Petrie Parkman did not make an independent evaluation or appraisal of the assets or liabilities of the Company nor, except for the estimates of oil and gas reserves referred to above, had Petrie Parkman been furnished with such an evaluation or appraisal. In addition, Petrie Parkman did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of the Company.

     Petrie Parkman relied upon the Company as to certain legal, tax, and accounting aspects of the Transaction. Petrie Parkman assumed that the final forms of the Agreements would be substantially similar to the last drafts reviewed by it. Petrie Parkman further assumed that the Transaction would be consummated on the terms and conditions contemplated by the Agreements.

     The following is a summary of the financial analyses performed by Petrie Parkman in connection with the preparation of its opinion dated December 9, 1999 and presented to the Board.

     Discounted Cash Flow Analysis. Petrie Parkman conducted a discounted cash flow analysis for the purpose of determining the equity reference value range per share of Common Stock. Petrie Parkman applied various discount rates which, depending on reserve category, ranged from ten to forty percent, to the after-tax cash flows, and assumed a carry-over of the Company's tax positions as of December 31, 1998. In doing so, Petrie Parkman first determined the enterprise reference value range by adding the net present value of estimates of future after-tax cash flows for the Company's oil and gas reserve assets based on the reserve estimates referred to above, and for the Company's non-reserve assets utilizing information provided by the Company. Petrie Parkman then calculated the equity reference value range by subtracting the Company's long-term debt of $125 million as of September 30, 1999 from the enterprise reference value range and dividing the difference by the number of shares of Common Stock outstanding as of September 30, 1999.

     Petrie Parkman evaluated four scenarios in which the principal variables were oil and gas prices. The four pricing scenarios were based on benchmarks for spot sales of West Texas Intermediate crude oil and for spot sales of Henry Hub gas and referred to by Petrie Parkman as "Pricing Case I", "Pricing Case II", "Pricing Case III" and the "Strip

Pricing Case". Petrie Parkman applied quality and transportation adjustments to these benchmarks, consistent with adjustments made in the reserve projections provided by the Company. Benchmark oil prices for Pricing Cases I, II and III were projected to be $16.00, $18.00 and $20.00 per barrel, respectively, for the fiscal year 2000 and were escalated annually thereafter at the rate of 3.0%. The Strip Pricing Case, as of the close of the futures market on December 6, 1999, assumed benchmark oil prices of $22.67, $19.04, $18.44, $17.95, and $17.83 for the years 2000, 2001, 2002, 2003, and 2004, respectively, and were escalated annually thereafter at the rate of 3.0%. Benchmark gas prices for Pricing Cases I, II and III were projected to be $2.10, $2.30 and $2.50 per million British thermal units ("MMBtu"), respectively, for the fiscal year 2000 and were escalated annually thereafter at the rate of 3.0%. The Strip Pricing Case, as of the close of the futures market on December 6, 1999, assumed benchmark prices of gas of $2.35, $2.48, $2.50 for the years 2000, 2001, and 2002, respectively, and were escalated annually thereafter at the rate of 3.0%. Operating and capital costs provided by the Company as of September 30, 1999 were escalated at 3.0% per year.

     The discounted cash flow analysis indicated enterprise reference value ranges and equity reference value ranges as shown in the table below:

======================================================================================
                                     Enterprise Reference          Equity Reference
                                         Value Range                 Value Range
Methodology                                ($MM)                       ($/sh.)
-----------------------              --------------------       ---------------------
Discounted Cash Flow Analysis
 Case I                                 $ 114 - $ 135             ($1.17) -  $ 1.12
 Case II                                  133 -   158               0.91  -    3.74
 Case III                                 153 -   183               3.12  -    6.48
 Strip Pricing as of 12/6/99              129 -   152               0.43  -    3.05

     Comparable Transactions Analysis. Petrie Parkman reviewed publicly available information on 59 oil and gas property acquisition transactions (and 2 such transactions for which Petrie Parkman had non-public information) involving primarily Permian Basin, Gulf Coast/Texas Onshore and Canadian assets that took place between January 1998 and December 1999. Petrie Parkman calculated purchase price multiples of reserves for the acquired assets in each transaction. The highest, average and lowest multiples of equivalent reserves for the Permian Basin, Gulf Coast/Texas Onshore and Canada per barrel of oil equivalent using one barrel of oil to six thousand cubic feet of gas conversion ratio ("BOE6") are shown below:

                                       Implied $/BOE6 in Recent Transactions
                                      ----------------------------------------
                                       Highest         Average         Lowest
                                      ---------       ---------       --------
          Permian Basin                 $7.81          $  4.64         $  3.47
          Gulf Coast/Texas Onshore      $9.81          $  5.17         $  2.21
          Canada                        $7.10          $  4.60         $  2.43

     Petrie Parkman determined that, with respect to the Company's assets located in, and taking into account current performance levels of, the Permian Basin, the appropriate benchmark multiples for proved reserves were in the range of $2.00 to $4.00 per BOE6. Petrie Parkman determined that, with respect to assets located in the Gulf Coast and onshore Texas, the appropriate benchmark multiples for proved reserves were in the range of $4.50 to $5.00 per BOE6. Petrie Parkman determined that, with respect to assets located in Canada, the appropriate benchmark multiples for proved reserves were in the range of $5.00 to $5.50 per BOE6. Petrie Parkman applied the benchmark multiples to the Company's corresponding proved reserve figures to yield asset reference value ranges for the Company's reserves. Following adjustments for the Company's non-reserve assets, Petrie Parkman determined a composite enterprise reference value range of $154 million to $178 million. After deducting long-term debt of $125 million and adding net working capital of $21 million and other assets of $2 million at fifty percent of book value as of September 30, 1999 and dividing by the number of shares of Common Stock outstanding as of September 30, 1999, the resulting equity reference value range per share of Common Stock was $3.27 to $5.90.

     In addition, Petrie Parkman reviewed selected publicly available information on the following 25 company acquisition transactions and offers for control involving companies in the oil and gas exploration and production industry that took place between March 1997 and August 1999:

     Date of Announcement    Acquiror or Bidder for Control         Target
     --------------------    ------------------------------         ------
     August 25, 1999         Calpine Corporation                    Sheridan Energy
     June 27, 1999           St. Mary Land & Exploration Company    King Ranch Energy, Inc.
     May 20, 1999            Devon Energy Corporation               PennzEnergy
     January 14, 1999        Santa Fe Energy Resources, Inc.        Snyder Oil Corporation
     December 23, 1998       Chevron Corporation                    Rutherford-Moran Oil Corporation
     November 25, 1998       Seagull Energy Corporation             Ocean Energy, Inc.
     October 15, 1998        Kerr-McGee Corporation                 Oryx Energy Company
     May 29, 1998            Pogo Producing Company                 Arch Petroleum Inc.
     May 12, 1998            Lomak Petroleum, Inc.                  Domain Energy Corporation
     May 4, 1998             Atlantic Richfield Company             Union Texas Petroleum Holdings, Inc.
     March 31, 1998          Seneca Resources Corporation           HarCor Energy, Inc.
     December 23, 1997       Ocean Energy, Inc.                     United Meridian Corporation
     November 24, 1997       Sonat, Inc.                            Zilkha Energy Company
     November 13, 1997       Chesapeake Energy Corporation          Hugoton Energy Corporation
     November 3, 1997        Belco Oil & Gas Corporation            Coda Energy, Inc.
     September 9, 1997       Titan Exploration, Inc.                Offshore Energy Development Corporation
     August 18, 1997         Texaco Inc.                            Monterey Resources, Inc.
     July 17, 1997           Burlington Resources Inc.              Louisiana Land & Exploration Company
     July 8, 1997            The Meridian Resource Corporation      Cairn Energy USA, Inc.
     June 24, 1997           Louis Dreyfus Natural Gas Corp.        American Exploration Company
     June 20, 1997           Forcenergy Inc                         Convest Energy Corporation
     June 17, 1997           Monterey Resources, Inc.               McFarland Energy, Inc.
     May 27, 1997            The Columbia Gas System Inc.           Alamco, Inc.
     April 7, 1997           Mesa Inc.                              Parker & Parsley Petroleum Company
     March 31, 1997          Texas Pacific Group, Inc.              Belden & Blake Corporation

     Using publicly available information, Petrie Parkman calculated the implied purchase price of reserves, which Petrie Parkman defined for the purposes of this analysis as total investment less undeveloped acreage value and other assets at book value, using multiples of proved reserves per BOE6 for the target company in each transaction. Petrie Parkman also calculated purchase price of equity multiples of discretionary cash flow and total investment, which Petrie Parkman defined for the purposes of this analysis as purchase price of equity plus net obligations assumed, using multiples of earnings before interest, taxes, depreciation, depletion, and amortization and exploration expense ("EBITDX") for the target company in each transaction. The highest, average and lowest implied multiples in these transactions were as follows:

                                  Implied Multiples in Recent Transactions
                                 ------------------------------------------
                                  Highest          Average          Lowest
                                 ---------        ---------        --------
     Discretionary Cash Flow       20.0x            7.2x              1.9x
     EBITDX                        23.6x            8.3x              2.5x
     Proved Reserves ($/BOE6)    $ 23.07          $ 8.04           $  3.50

     Petrie Parkman determined that, with respect to the Company, the appropriate benchmark multiples for discretionary cash flow, EBITDX and proved reserves per BOE6, were in the ranges of 2.0 to 3.0x, 5.0 to 7.0x and $3.50 to $4.50 per BOE6, respectively. In order to determine the reference value range, Petrie Parkman applied these benchmark multiples to the Company's historical last twelve months ended September 30, 1999 ("LTM") of discretionary cash flow, EBITDX and proved reserves per BOE6.

     Petrie Parkman also performed a premium analysis for the same universe of company acquisition transactions and offers for control, in which it compared the offer price per target company share with the target company's share price for the periods of one day, 30 days and 60 days prior to public announcement of the offer. The highest, average and lowest premiums, which Petrie Parkman defined for the purposes of this analysis as excess of offer price over target company's price stated as a percentage above the target company's share price, for these periods were as follows:

                               Implied Premiums in Recent Transactions
                              ------------------------------------------
                               Highest          Average          Lowest
                              ---------        ---------        --------
     One Day Prior              75.0%             19.1%           (9.8%)
     30 Days Prior              99.0%             30.3%           (7.5%)
     60 Days Prior             164.6%             24.7%          (55.2%)

     Petrie Parkman determined that, with respect to the Company, the appropriate benchmarks for premium to target company's price one day prior, 30 days prior, and 60 days prior were in the ranges of 15% to 25%, 20% to 30%, and 20% to 30%, respectively. In order to determine the equity reference value range, Petrie Parkman applied these premium benchmarks to the corresponding stock prices of the Company.

     From the equity reference ranges implied by the company acquisition and premium analyses, Petrie Parkman determined a composite equity reference value range per share of Common Stock of $3.00 to $6.00.

     Capital Market Comparison. Using publicly available information, Petrie Parkman calculated market capitalization multiples of LTM discretionary cash flow for eight publicly-traded companies with operating and financial characteristics comparable to the Company. Petrie Parkman also calculated enterprise value multiples of LTM discretionary cash flow, LTM EBITDX, LTM operating cash flow, and proved reserves per BOE6 for those companies. Petrie Parkman defined market capitalization for purposes of this analysis as the market value of common equity as of December 3, 1999. Petrie Parkman determined the enterprise value of each company by adding its long-term debt to the sum of the market value of its common equity, the market value of its preferred stock (or, if not publicly traded, liquidation or book value) and the book value of its minority interest in other companies and subtracting net working capital.

     Petrie Parkman determined that the following companies were relevant to an evaluation of the Company based upon Petrie Parkman's view that the operating and financial characteristics of such companies were comparable to the Company:


     .    Belco Oil & Gas Corporation           .    Denbury Resources, Inc.
     .    Bellwether Exploration Company        .    Nuevo Energy Company
     .    Berry Petroleum Company               .    Plains Resources Inc.
     .    Comstock Resources, Inc.              .    Vintage Petroleum, Inc.

     Petrie Parkman determined that, with respect to the Company, the appropriate benchmark market capitalization multiples for LTM ending September 30, 1999 for discretionary cash flow were in the range of 4.0 to 5.0x and that the appropriate benchmarks for enterprise valuation multiples for LTM EBITDX, LTM operating cash flow ending September 30, 1999, and proved reserves per BOE6 were in the ranges of 6.0 to 8.0x, 5.0 to 7.0x, and $4.50 to $6.00, respectively. Petrie Parkman applied these benchmark multiples to the Company's LTM discretionary cash flow, LTM EBITDX, LTM operating cash flow, and proved reserves per BOE6. From the enterprise reference value ranges implied by these multiples, Petrie Parkman determined a composite enterprise reference value range under this method of $160 million to $185 million. After deducting long-term debt of $125 million, adding net working capital of $21 million as of September 30, 1999 and dividing by the number of shares of Common Stock outstanding as of September 30, 1999, the composite equity reference value range per share of Common Stock was $3.91 to $6.70.

     Going Concern Analysis. Petrie Parkman projected the potential financial performance of the Company without giving effect to the transaction for the four-year period ending December 2003 using the Strip Pricing Case. Petrie

Parkman prepared these projections utilizing certain operating assumptions reviewed by the Company and reserve projections prepared and provided by the Company regarding potential future operating and financial performance. In this analysis, future capital expenditures ("Capex") were broken down into two components. The first component of Capex was associated with proved reserves provided in the Reserve Report and referred to by Petrie Parkman as Reserve Report Capex. The second component of Capex represented the investment of all free cash flow after debt service of the Company at the Company's 5-year historical finding cost of $7.54 per BOE6, referred to by Petrie Parkman as Incremental Capex. Exploration expense was assumed to be 20% of Incremental Capex, reflecting the historical drilling success rates provided by the Company. Operating expenses for additional reserves were assumed to be $5.28/BOE6 in 1999 and $5.00/BOE6 in 2000 and escalated 3% thereafter, consistent with assumptions reviewed by the Company. General and administration expense per BOE6 was $1.83/BOE6 in 1999 and held constant thereafter at $1.80/BOE6. Petrie Parkman calculated a range of terminal equity values by applying terminal multiples of 3.0x, 4.0x and 5.0x to projected year 2003 discretionary cash flow plus a dividend of projected cash available on-hand at year-end 2003 less cash needed in year 2004 to fund working capital requirements, and applied discount rates of 15.0% to 17.5% to terminal equity values. Throughout its analysis, Petrie Parkman utilized the Company's tax position as of December 31, 1998.

     The equity reference value ranges per share of Common Stock were $3.19 to $3.73, $4.25 to $4.98, and $5.32 to $6.22 for capitalization multiplies of discretionary cash flow of 3.0, 4.0, and 5.0x, respectively.

     The following is a summary of the Company's implied reference ranges of enterprise and equity values derived from Petrie Parkman's discounted cash flow analysis, comparable transaction analysis, capital market comparison, and going concern analysis.

======================================================================================
                                     Enterprise Reference          Equity Reference
                                         Value Range                 Value Range
Methodology                                ($MM)                       ($/sh.)
-----------------------              --------------------       ---------------------
Discounted Cash Flow Analysis
 Case I                                 $ 114 - $ 135             ($1.17) -  $ 1.12
 Case II                                  133 -   158               0.91  -    3.74
 Case III                                 153 -   183               3.12  -    6.48
 Strip Pricing as of 12/6/99              129 -   152               0.43  -    3.05

Comparable Transactions Analysis
 Property Transaction Analysis            154 -   178               3.27  -    5.90
 Company Transaction Analysis             131 -   157               3.00  -    6.00

Capital Market Comparison Analysis        160 -   185               3.91  -    6.70

Going Concern Analysis
 3.0x DsCF Terminal Multiple              132 -   137               3.19  -    3.73
 4.0x DsCF Terminal Multiple              142 -   148               4.25  -    4.98
 5.0x DsCF Terminal Multiple              151 -   159               5.32  -    6.22


     The description set forth above constitutes a summary of the analyses employed by Petrie Parkman in rendering its opinion to the Board. Petrie Parkman believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Petrie Parkman did not attribute any particular weight to any analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis. Any estimates resulting from the analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth herein. In addition, analyses based on forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by these analyses. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because the estimates are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties, no assurances can be given that such estimates will prove to be accurate.

          No company used in the analysis of other publicly-traded companies nor any transaction used in the analyses of comparable transactions summarized above is identical to the Company or the Transaction. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

          Petrie Parkman, as part of its investment banking business, is continually engaged in the evaluation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected Petrie Parkman as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience dealing with similar transactions. Petrie Parkman has in the past provided financial advisory services to the Company and has received customary fees for such services. In the ordinary course of business, Petrie Parkman or its affiliates may trade in the debt or equity securities of the Company for its account and the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

          Pursuant to the terms of the engagement letter between Petrie Parkman and the Company dated September 2, 1998, as amended on April 6, 1999 and December 3, 1999, the Company paid Petrie Parkman a monthly financial advisory fee of $10,000 and has agreed to pay Petrie Parkman a transaction fee, contingent upon the consummation of the Transaction, in an amount of $750,000. Whether or not the Transaction is consummated, the Company has also agreed to reimburse Petrie Parkman for its reasonable out-of-pocket expenses, including fees and expenses of counsel, and to indemnify Petrie Parkman and certain related persons against liabilities relating to or arising out of its engagement, including liabilities under federal securities laws.


                        PROPOSAL TWO -- THE NEW CHARTER

Purpose of the New Charter

          The Board has recommended the approval and adoption of the New Charter which, among other things, (i) increases the number of authorized shares of Common Stock from 20,00,000 to 30,000,000, and the number of authorized shares of Preferred Stock from 300,000 to 1,300,000, (ii) decreases the par value per share of the Common Stock from $3.00 to $.01 and (iii) deletes Article Seventh, Article Ninth and Article Tenth of the Current Charter, which Articles contain certain anti-takeover provisions, including restrictions on business combinations, fair price provisions, repurchase rights and prevention of greenmail.

          The New Charter is being submitted to the Company's stockholders for approval and adoption because many of the changes effected by the New Charter are necessary for the Transaction to be completed, and its approval and adoption is therefore a condition to the Closing under the Stock Purchase Agreement. However, as discussed below, the Board believes that the changes effected by the New Charter are desirable, irrespective of the Transaction. Therefore, if the stockholders of the Company approve and adopt the New Charter, it will be filed by the Company with the Secretary of State of Delaware and become effective promptly following the Special Meeting, whether or not the stockholders approve the Transaction.

          The following is a summary of the principal changes effected by the New Charter. This discussion is qualified in its entirety by reference to the New Charter, a marked copy reflecting additions to and deletions from a composite copy of the Current Charter is attached hereto as Annex C.

Increase in Authorized Shares

          The authorized capital stock of the Company under the Current Charter consists of 20,000,000 shares of Common Stock, par value $3.00 per share, and 300,000 shares of Preferred Stock, par value $10.00 per share. On the Record Date, [8,951,965] shares of Common Stock were outstanding and no shares of Preferred Stock were outstanding, although 20,000 shares of Preferred Stock have been designated as Series B Preferred Stock and reserved for issuance pursuant to the Company's Stockholder Rights Plan. A total of 1,233,575 shares of Common Stock are reserved for issuance upon the exercise of outstanding options granted under the Company's stock option plans.

          The Stock Purchase Agreement provides for the sale of 1,000,000 shares of Series C Preferred Stock of the Company. Since the Current Charter only authorizes 300,000 shares of Preferred Stock, the increase in the number of authorized shares of Preferred Stock effected by the New Charter is necessary to allow the Company to issue the Preferred Shares to Purchaser in the Transaction.

          Upon (i) conversion of the Preferred Shares based on the initial conversion price of $4.25, (ii) exercise of the Initial Warrants to purchase 741,716 shares of Common Stock and (iii) exercise of all the outstanding options under the Company's stock option plans, there will be [16,802,609] shares of Common Stock issued and outstanding. In addition, dividends accrue on the Preferred Shares at an annual rate of 7% and may be paid at the Company's election in cash or in shares of Common Stock. If the Company elects to pay all of the dividends that accrue on the Preferred Shares in shares of Common Stock, the Company will issue up to approximately 1,900,000 additional shares of Common Stock (based on the $2.75 per share closing sales price of the Common Stock on the NYSE on December 13, 1999, and assuming that all the Preferred Shares remain outstanding and none of them is converted into Common Stock until the third anniversary of the Closing, when the Preferred Shares convert automatically into Common Stock). As a result of all these issuances, there will only be approximately 1,300,000 shares of Common Stock authorized under the Current Charter and available for future issuances.

          The increase in the number of authorized shares of Common Stock and Preferred Stock effected by the New Charter not only allows the Company to complete the Transaction, but provides the Company with additional flexibility to effect future acquisitions and financing without the delay and expense associated with obtaining the approval or consent of stockholders at the same time the shares are needed. The Company expects that its future growth may require the use of its Common Stock from time to time, either as consideration for acquisitions or to obtain financing for the Company through the issuance of Common Stock or securities convertible into Common Stock. Such shares may be issued in conjunction with both public offerings and private placements of shares of Common Stock.

          Other than the Transaction, the Company does not have any current plans, proposals or understandings that would require the issuance of additional authorized shares of Preferred Stock or Common Stock. The Company, however, anticipates that some portion of the additional shares could be used by the Company in the future for acquisitions as well for public offerings or private placements of Preferred Stock or Common Stock or securities convertible into or exchangeable for shares of Common Stock. Additional shares of Common Stock could also be used for the Company's stock based compensation plans, such as the 1991 Stock Incentive Plan and Equity Plan. Other than the Transaction, unless required by law, regulatory authorities or applicable rules and policies of the NYSE, it is not anticipated that any future authorization by a vote of stockholders will be sought for the issuance of any shares of Preferred Stock or Common Stock. Stockholders of the Company do not have any preemptive rights to purchase additional shares of Preferred Stock or Common Stock, whether now or hereafter authorized.

Decrease in Par Value of Common Stock

          The Current Charter provides that the par value per share of the Common Stock is $3.00. The Board recommends that the par value of each share of Common Stock be reduced from $3.00 to $.01.

          For a period of time in late 1998 and early 1999 and around the time of the announcement of the Transaction, the market price for a share of Common Stock fell below the $3.00 par value per share of the Common Stock. If the market price for the Common Stock should be less than the par value, the Company would effectively be prevented from issuing shares of Common Stock, including the issuance of Common Stock in payment of accrued dividends on the Preferred Shares, since the DGCL does not permit the issuance of Common Stock for a consideration less than par value.

The Board does not have any current plans, proposals or understandings that would require the issuance of any shares of Common Stock for a consideration less than par value, other than shares issued in connection with the Transaction. The Board, however, believes that the Company should be in a position to issue shares of Common Stock whenever such action becomes desirable, for example, in connection with acquisitions and financing and the issuance of shares under the Company's stock based compensation plans, such as the 1991 Stock Incentive Plan and Equity Plan. The decrease in par value will also have the benefit of reducing the Company's franchise tax payable to the State of Delaware since the amount of such tax is based, in part, on the aggregate par value of the Company's authorized Common Stock.

          If the New Charter is adopted, then, upon the filing of the New Charter with the Secretary of State of Delaware, each outstanding and treasury share of Common Stock, par value $3.00 per share, will immediately and automatically be reclassified as and converted into one outstanding or treasury share of new Common Stock of the par value of $.01 per share. In such case, the Board intends to reduce the Company's stated capital account for the Common Stock by transferring all amounts in excess of $ .01 per issued share from such stated capital account to the Company's capital surplus (paid-in capital) account. The reduction in par value of the Common Stock will not result in any increase or decrease in total stockholders' equity and will not require stock certificates to be exchanged.

Deletion of Certain Anti-Takeover Provisions

          The New Charter will delete Article Seventh, Article Ninth and Article Tenth of the Current Charter in their entirety and renumber the remaining Articles. Articles Seventh, Ninth and Tenth of the Current Charter contain certain anti-takeover provisions, including restrictions on business combinations, fair price provisions, repurchase rights and prevention of greenmail. The Company agreed to submit for approval and adoption by the Company's stockholders the New Charter which deletes Articles Seventh, Ninth and Tenth as a condition to the Closing so that the Company and WIC would, in the future, be able to engage in transactions of the type restricted by these Articles without having to satisfy additional requirements than what is otherwise required under the DGCL. Except for the Transaction, WIC has no present plans or proposals which relate to or would result in the acquisition of additional securities of the Company or disposition of securities of the Company. Although WIC may consider the possibility of the future acquisition of control of the Company, whether by means of a tender offer, merger or other business combination, open market purchases, private transactions or otherwise, WIC does not have any definitive plan or intention to attempt to acquire control of the Company nor has WIC or the Company entered into any contracts, arrangements or understandings with the Company or its affiliates for this purpose. Moreover, to allow for the Transaction, the Company's Stockholder Rights Plan was amended to exclude WIC and any WIC Assignee from the definition of "Acquiring Person," unless and until WIC or any WIC Assignee acquires beneficial ownership of more than 1% of the Common Stock then outstanding other than as permitted by the Stock Purchase Agreement and the other Transaction Documents. The Stockholder Rights Plan, as amended, effectively prevents WIC or any WIC Assignee from acquiring an additional 1% of the then outstanding shares of Common Stock except as expressly permitted by the Stock Purchase Agreement or as negotiated with the whole Board in advance. See "Proposal One - Approval of the Transaction--Amendment to Stockholder Rights Plan; Certain Anti-Takeover Provisions."

          Articles Seventh, Ninth and Tenth of the Current Charter were approved by the stockholders of the Company at the annual meeting of stockholders held on September 24, 1985. At that time, the provisions of these Articles were considered desirable by management in order to provide more affirmative resistance to unsolicited takeover attempts or "greenmail" transactions that might be adverse to the interests of the Company and its stockholders. Since then, the Company adopted its Stockholder Rights Plan. The Stockholder Rights Plan permits the Board to effectively deal with unsolicited takeover attempts and "greenmail" transactions that the Board determines are not in the best interests of the Company and its stockholders by making it prohibitively expensive for a person to acquire over 20% of the Company's outstanding voting securities in a tender offer or otherwise without negotiation with the Board. The Board believes that Articles Seventh, Ninth and Tenth are no longer necessary to protect the interests of the Company and its stockholders in light of the Stockholder Rights Plan, as amended, and should, therefore, be deleted from the Current Charter by adoption of the New Charter, whether or not the Transaction is approved. For a description of the Stockholder Rights Plan, see "Description of Capital Stock--Stockholder Rights Plan."

          Article Seventh - Certain Definitions. Article Seventh, in its present form, sets forth definitions used primarily in Article Ninth and Article Tenth of the Current Charter. In cases where terms defined in Article Seventh are used in Articles not deleted by the New Charter, the applicable provisions have been either revised to replace such deleted terms or new definitions that are substantially the same as the deleted terms have been added, as described below:

          . Section 8.2 of Article Eighth of the Current Charter requires that the number of Board members shall be determined by the Board pursuant to a resolution adopted by a two-thirds vote of the "Disinterested Directors". In the New Charter, this section is renumbered as Section 7.2 of Article Seventh and revised to provide that such resolution be adopted by a two-thirds vote of all of the directors in office. "Disinterested Directors" is defined in Article Seventh of the Current Charter to mean a member of the Board then in office, except that if at any time there exists an "Interested Person", then the term means a director of the Company who is unaffiliated with any Interested Person and either (i) was a director of the Company immediately prior to the time that the Interested Person became such, or (ii) was recommended for election by a majority of Disinterested Directors. An "Interested Person" at any particular time generally means any person or group of affiliated or associated persons which beneficially owns, in the aggregate, shares representing 20% or more of the voting power of the then outstanding voting stock of the Company ("Voting Stock"), except that as used in the provisions of the Current Charter intended to prevent "greenmail" the beneficial ownership requirement to be an Interested Person is 5% or more of the voting power of the Voting Stock.

          . Section 11.1 of Article Eleventh of the Current Charter, which is renumbered as Section 8.1 of Article Eighth of the New Charter, is revised to delete the requirement that an amendment to the Company's Bylaws must be approved by a majority of the voting power of the outstanding shares of Voting Stock which are not beneficially owned by an Interested Person, and to provide that the Bylaws of the Company may be adopted, amended or repealed by the Company's stockholders by a vote of two-thirds of the voting power of the outstanding shares of Voting Stock, voting together as a single class.

          . Section 11.2 of Article Eleventh of the Current Charter, which is renumbered as Section 8.2 of Article Eighth of the New Charter, is revised to delete the requirement that amendments to the Current Charter must be approved by a majority of the voting power of the outstanding shares of Voting Stock which are not beneficially owned by an Interested Person, and to provide that two-thirds of the voting power of the outstanding shares of Voting Stock of the Company, voting together as a single class, is required to amend the provisions of Articles Seventh and Eighth of the New Charter or delete any provision of any such article.

          Article Ninth - Restrictions on Business Combinations, Fair Price Provision and Repurchase Rights. Article Ninth of the Current Charter generally provides that a business combination (e.g., a merger, consolidation, disposition, recapitalization, or liquidation) between the Company and an Interested Person must be approved by holders of at least a majority of the voting power of the outstanding shares of Voting Stock which are not beneficially owned by such Interested Person, unless the proposed business combination is approved by a resolution duly adopted by a two-thirds vote of the Disinterested Directors of the Company or certain minimum price and procedural requirements are met. In addition, Section 9.3 of Article Ninth of the Current Charter requires that the Company repurchase all or a portion of the Voting Stock of a person who becomes the beneficial owner of more than 50% of the outstanding voting securities pursuant to a tender offer. In view of the desire of the Board to have greater flexibility in connection with transactions of the type restricted by Article Ninth, whether with WIC or another party, the Board considers it desirable to delete Article Ninth in its entirety.

          Article Tenth - Prevention of Greenmail. The New Charter deletes Article Tenth of the Current Charter, which provides that any direct or indirect purchase or other acquisition of shares of any class of Voting Stock from an Interested Person (i.e., a person that beneficially owns 5% or more of the voting power of the Voting Stock outstanding) that has beneficially owned such shares of Voting Stock for less than two years prior to the date of such purchase, or any agreement in respect thereof, requires the affirmative vote of a majority of the voting power of the outstanding shares of Voting Stock which are not beneficially owned by such Interested Person. Although WIC or any member of the Purchaser Group is prohibited from selling any shares of Common Stock acquired in connection with the Transaction prior to the second anniversary of the Closing, such persons are authorized to sell or transfer their shares prior to such two-year period to any other member of the Purchaser Group. It is not clear whether transfers among the Purchaser Group would be subject to the provisions of Article Tenth. Therefore, to eliminate any uncertainty as to the effect of Article Tenth on the Transaction, WIC has required as a condition to the Closing that the Company's stockholders approve and adopt the New Charter which deletes Article Tenth. The Stockholder Rights Plan, as amended, also permits the Board to effectively deal with "greenmail" transactions where an acquiring person seeks a large short-term profit at the expense of the Company and its stockholders.

Other Changes Effected by the New Charter

          Subsection (a) of Article Fifth of the Current Charter, which gives the Board the power to make, alter or repeal the Company's bylaws, has been moved to the first sentence of Section 8.1 of Article Eighth of the New Charter which otherwise relates to the powers of the Board and the Company's stockholders to amend the Company's bylaws. The first sentence of Section 8.1 of Article Eighth of the New Charter provides that the Board has the power to adopt, amend or repeal the Company's bylaws, except to the extent that bylaws adopted by the stockholders may otherwise provide.

          The marked copy of the New Charter attached as Annex C to this Proxy Statement reflects all other changes effected by the New Charter which are principally in the nature of changes to Section and Article references as a result of the deletion of Articles Seventh, Ninth and Tenth and the renumbering of the remaining Articles, and other changes which do not materially change the substance or meaning of the provisions in the Current Charter.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion is intended to assist in an understanding of the Company's historical financial position and results of operations for each year in the three-year period ended December 31, 1998 and for the unaudited quarterly periods ended September 30, 1999 and September 30, 1998. The Company's Consolidated Financial Statements and notes thereto included elsewhere in this Proxy Statement contain detailed information that should be referred to in conjunction with the following discussion.


General

          The Company's future results of operations and growth are substantially dependent upon (i) its ability to acquire or find and successfully develop additional oil and gas reserves and (ii) the prevailing prices for oil and gas. At December 31, 1998, the Company's proved reserves were comprised of approximately 95% proved developed reserves, and the Company does not have a large inventory of development drilling locations or enhanced recovery projects to pursue after 1998. If the Company is unable to economically acquire or find significant new reserves for development and exploitation, the Company's oil and gas production, and thus its revenues, would likely decline gradually as its reserves are produced. In addition, oil and gas prices are dependent upon numerous factors beyond the Company's control, such as economic, political and regulatory developments and competition from other sources of energy. The oil and gas markets have historically been very volatile. In particular, oil prices during 1998 were at their lowest levels since 1986. As a result, the Company's results of operations were adversely affected. Any significant and extended decline in the price of oil or gas would have a material adverse effect on the Company's financial condition and results of operations, and could result in a reduction in the carrying value of the Company's proved reserves and adversely affect its access to capital.

          The Company liquidated portions of its marketable securities portfolio in order to fund a portion of the Company's capital and exploration expenditures in 1997 and 1996. The Company recognized pretax gains from the sale of marketable securities of $7.5 million and $13.0 million in 1997 and 1996, respectively. In the absence of such gains, the Company would have reported net losses in 1997 and 1996. The Company completed the liquidation of its marketable securities portfolio in 1997.

          During 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires the Company to assess the need for an impairment of capitalized costs of oil and gas properties on a property-by-property (rather than a company-wide) basis. Applying SFAS No. 121, the Company recognized non-cash property impairment charges of $3.8 million in 1998, $3.3 million in 1997 and $12.1 million in 1996.

Subsequent Events

          As described elsewhere herein, the Company and WIC have entered into the Stock Purchase Agreement and the Warrant Purchase Agreement providing for, among other things, the issuance and sale by the Company to WIC of 1,000,000 shares of Series C Preferred Stock for a purchase price of $25 million in cash, and the issuance of Warrants to purchase shares of Common Stock representing approximately 5% of the outstanding shares of Common Stock at any given time.

          On May 10, 1999, the Company entered into a Restated Credit Agreement (the "BankOne Revolver") with Bank One, Texas, N.A. The Company repaid in full the outstanding principal balance under the Credit Agreement with Bank of America (formerly Nations Bank of Texas N.A.) (the "Credit Agreement") and the Credit Agreement was terminated. The BankOne Revolver provides the Company with up to a $25 million line of credit through April 30, 2001. The amounts available for borrowing are based on the Company's oil and gas reserves and the Company's Borrowing Base at September 30, 1999 was $8 million. Available loan and interest options are (i) Prime Rate Loans, at the bank's prime interest rate and (ii) Eurodollar Loans, at LIBOR plus 2.5%, 2.75%, or 3% depending on the percentage of the Borrowing Base actually borrowed by the Company. The commitment fee on the unused Borrowing Base is 0.5%. The BankOne Revolver imposes certain restrictions on sales of assets, payment of dividends and incurrence of indebtedness and requires the Company to, among other things, maintain certain financial ratios and make monthly escrow deposits of $990,000 to fund the semi-annual interest payments on the 9 1/2% Senior Subordinated Notes which were issued in May 1997 (the "2007 Notes").

          During 1999, the Company entered into various forward-sale agreements to hedge a portion of the Company's oil and gas production. For the fourth quarter of 1999, the Company hedged an average of 4,233 barrels ("Bbls") of oil production per day with a floor price of $16.50 per Bbl and a ceiling price of $20.00 per Bbl. For the first quarter of 2000, the Company hedged an average of 1,000 Bbls of oil production per day with a floor price of $18.50 per Bbl and a ceiling price of $26.60 per Bbl. The Company also hedged 2,700 Bbls of oil production per day for the first quarter of 2000 at a fixed swap price of $24.00 per Bbl. For the second, third and fourth quarters of 2000, the Company hedged 3,500 Bbls, 3,400 Bbls and 3,300 Bbls per day of oil production, respectively, at a fixed swap price of $22.30, $21.07 and $19.78 per Bbl, respectively. The Company also entered into forward-sale agreements for gas production for the months of February through September 2000 that hedge an average of 5,261 MMBTU per day of gas production at an average price of $2.29 per MMBTU. These hedges amount to approximately 90% of the Company's estimated oil production for the year 2000 and approximately 25% of the Company's estimated gas production for the eight months of February through September 2000.

Results of Operations

          Production information presented below includes volumes of natural gas purchased for resale; however, per unit of production information with respect to production and operating expenses, depreciation, depletion and amortization and general and administrative costs is calculated without including such volumes. Such volumes were 148 million cubic feet ("MMcf") and 442 MMcf for the nine months ended September 30, 1999 and 1998, respectively, and 608 Mmcf, 629 MMcf and 605 MMcf for the years ended December 31, 1998, 1997 and 1996, respectively.

     Comparison of Nine Months Ended September 30, 1999 and September 30, 1998

          In April and May of 1999, the Company sold certain oil and gas properties for $41 million which represented approximately 19% of the Company's total proved oil and gas reserves at December 31, 1998. The Company recognized a gain of $3.0 million from the property sales in the first nine months of 1999.

          Revenues. Revenues for the first nine months of 1999 decreased $8.7 million or 18% from the first nine months of 1998, due primarily to lower oil and gas sales. Oil sales for the first nine months of 1999 were $5.1 million lower than the first nine months of 1998 as net oil production for the first nine months of 1999 was 1,310,000 Bbls, down 28% from 1,831,000 Bbls in the first nine months of 1998. The decrease in oil production in the first nine months of 1999 was attributable to declining production at the Maljamar field in New Mexico and the Evi and Provost fields in Canada combined with the oil and gas property sales discussed above. The average price received for oil sales in the first nine months of 1999 was $14.09 per Bbl, up $1.22 per Bbl or 9% from the first nine months of 1998. Gas sales for the first nine months of 1999 were $6.0 million lower than the first nine months of 1998 as net gas production for the first nine months of 1999 was 8,133 MMcf, down 2,581 MMcf or 24% from the first nine months of 1998. The decrease in gas production was due primarily to the sale of oil and gas properties discussed above. The average price received for gas sales during the first nine months of 1999 was $1.72 per one thousand cubic feet ("Mcf"), a decrease of $0.15 per Mcf or 8% from the first nine months of 1998. During the first nine months of 1999, oil and gas sales were reduced by $1.5 million from the Company's hedging activities. There were no adjustments to oil and gas sales for hedging activities in the first nine months of 1998.

          Costs and Expenses. Production and operating expense for the first nine months of 1999 decreased $5.1 million or 25% from the first nine months of 1998 primarily as a result of the oil and gas property sales discussed above and cost cutting measures implemented at the Maljamar and Wellman fields. On a barrels of oil equivalent ("BOE") basis (excluding 148 MMcf and 442 MMcf of gas purchased for resale during the first nine months of 1999 and 1998, respectively), production and operating expense during the first nine months of 1999 decreased to $5.27 per BOE from $5.29 per BOE during the first nine months of 1998. Depreciation, depletion and amortization ("DDA") for the first nine months of 1999, decreased $6.1 million or 30% from the first nine months of 1998 due primarily to the oil and gas property sales discussed above. Exploration expense for the first nine months of 1999 was $5.6 million, down $4.9 million from the first nine months of 1998 due primarily to substantially reduced exploration activities in 1999.

          General and administrative expense ("G&A) in the first nine months of 1999 was $5.1 million, down $2.5 million from the first nine months of 1998 due to substantial reductions in office staff that were made in December 1998. Interest expense during the first nine months of 1999 was $10.2 million, up $0.4 million or 4% from the first nine months of 1998 due to the issuance of the 2007 Notes and fees associated with refinancing the Credit Agreement with the Restated Credit Agreement in the second quarter of 1999. The effective income tax rate during the first nine months of 1999 was 7% compared to 25% in the first nine months of 1998. The net loss before income taxes of $11.7 million in the first nine months of 1999 will generate income tax benefits only if the net loss can be carried forward and applied against future taxable income. Since full realization of the future income tax benefits associated with the net loss is not more likely than not assured at this time, income tax benefits were recorded in the first nine months of 1999 only to the extent of the Company's existing deferred income tax liability of $0.7 million.

          The Company realized a net loss of $10.8 million and net loss per share of $1.21 in the first nine months of 1999 compared to net loss of $16.4 million and net loss per share of $1.83 during the first nine months of 1998.

    Comparison of 1998 to 1997

          Revenues. Oil and gas sales decreased 23% to $59.2 million in 1998 from $76.7 million in 1997, primarily because of lower oil and gas prices received during 1998. The average oil price received in 1998 decreased 31% to $12.46 per Bbl from $18.02 per Bbl in 1997 and the average gas price received in 1998 decreased 17% to $1.84 per Mcf from $2.21 per Mcf in 1997. Gas production during 1998 increased 12% to 14.4 billion cubic feet ("Bcf") from 12.8 Bcf in 1997. The increase in gas production was primarily attributable to the Welder Ranch field in South Texas which produced 2.3 Bcf of gas during 1998 compared to
0.8 Bcf of gas in 1997. The Welder Ranch field was acquired in June 1997. Oil production in 1998 decreased 2% to 2,393 thousand Bbls ("MBbls") from 2,441 MBbls in 1997. As a result of development activity in 1997 and 1998, oil production in 1998 from the Evi and Provost fields in Canada was 88 MBbls and 150 MBbls higher than 1997, respectively. Oil production from the Maljamar and Wellman fields in 1998 was 102 MBbls and 70 MBbls lower than 1997, respectively, as development activities at these fields was substantially complete in 1997. As a result of hedging activities, oil and gas sales were increased by $0.2 million in 1998 and reduced by $2.4 million during 1997. On an equivalent unit basis, total production increased 4% to 5,109 million BOE ("MBOE") in 1998 from 4,898 MBOE in 1997.

          Dividends and interest decreased 76% to $0.3 million in 1998 compared to $1.1 million in 1997 as the Company completed the liquidation of its remaining marketable securities in 1997.

          Marketable security sales gains were $7.5 million in 1997 as the Company completed the liquidation of its remaining marketable securities in 1997.

          Other revenues decreased 53% to $1.2 million in 1998 from $2.5 million in 1997 primarily as a result of lower sales of non-strategic oil and gas properties in 1998.

          Costs and Expenses. Production and operating expense decreased 2% to $26.5 million in 1998 from $27.2 million in 1997 primarily due to lower production taxes associated with lower oil and gas sales in 1998. On a BOE basis, production and operating expense decreased 7% to $5.29 per BOE in 1998 from $5.67 per BOE in 1997 as a result of higher BOE production and lower production taxes in 1998.

          DD&A increased 12% to $25.8 million in 1998 from $23.0 million in 1997 and increased 8% to $5.15 per BOE in 1998 from $4.79 per BOE in 1997. The increases were primarily attributable to additional wells drilled at the Maljamar field combined with increased depletion from the Welder field in South Texas.

          Impairment expense increased 17% to $3.8 million in 1998 from $3.3 million in 1997. Impairment expense in 1998 and 1997 was due primarily to low oil prices used to value reserves at year-end 1998 and year-end 1997.

          Exploration expense increased 59% to $15.3 million in 1998 from $9.7 million in 1997 as the Company increased its exploration activities during 1998. Dry hole expense increased 49% to $6.1 million in 1998 from $4.1 million in 1997 and included dry hole expense of $1.6 million in Peru and $2.0 million in South Texas during 1998. Surrendered and abandoned lease expense in 1998 increased 227% to $4.9 million from $1.5 million in 1997 primarily as a result of increased lease abandonment expense associated with unsuccessful exploration drilling in 1998 and the curtailment of exploration activities due to low oil prices.

          G&A increased slightly to $9.8 million in 1998 from $9.7 million in 1997 and decreased 3% to $1.96 per BOE in 1998 from $2.02 per BOE in 1997. The decrease in G&A per BOE was attributable primarily to higher BOE production in 1998 compared to 1997.

          Interest expense increased 33% to $13.1 million in 1998 from $9.8 million in 1997 due primarily to incurring a full year of interest expense in 1998 under 2007 Notes, and increased long-term debt in 1998 compared to 1997.

          Income tax expense decreased $11.0 million to a benefit of $10.7 million in 1998 from tax expense of $0.3 million in 1997 primarily as a result of a decrease in earnings before income taxes of $38.8 million.

          Net income decreased $27.8 million to a net loss of $24.5 million in 1998 from net income of $3.3 million in 1997 primarily as a result of lower oil and gas prices and higher DD&A, exploration and interest expense in 1998.

  Comparison of 1997 to 1996

          Revenues. Oil and gas sales increased 7% to $76.7 million in 1997 from $72.0 million in 1996, primarily because of higher gas production and higher gas prices received during 1997. Gas production during 1997 increased 4% to 12.8 Bcf from 12.3 Bcf in 1996. The increase in gas production was primarily attributable to the acquisition of the Welder Ranch field in South Texas which added 0.8 Bcf of gas production during 1997. The average gas price received in 1997 increased 25% to $2.21 per Mcf from $1.77 per Mcf in 1996. Oil production in 1997 increased less than 1% to 2,441 MBbls from 2,425 MBbls in 1996. The Company completed 50 wells in the Maljamar field during 1997 which increased 1997 production by 246 MBbls over 1996 and offset declining oil production in other fields during 1997. The average oil price received in 1997 decreased 4% to $18.02 per Bbl from $18.81 per Bbl in 1996. As a result of hedging activities, oil and gas sales were reduced by $2.4 million and $6.9 million during 1997 and 1996, respectively. On an equivalent unit basis, total production increased 2% to 4,898 MBOE in 1997 from 4,824 MBOE in 1996.

          Marketable security sales gains decreased 42% to $7.5 million in 1997 from $13.0 million in 1996 as the Company completed the liquidation of its remaining marketable securities in 1997.

          Other revenues increased 144% to $2.5 million in 1997 from $1.0 million in 1996 primarily as a result of the sale of non-strategic oil and gas properties in Michigan during 1997.

          Costs and Expenses. Production and operating expense increased 13% to $27.2 million in 1997 from $24.0 million in 1996 and also increased 12% to $5.67 per BOE in 1997 from $5.07 per BOE in 1996. The increases were primarily attributable to additional wells drilled at the Maljamar and Provost fields and increased production taxes associated with the 7% increase in oil and gas sales during 1997.

          DD&A increased 17% to $23.0 million in 1997 from $19.7 million in 1996 and increased 15% to $4.79 per BOE in 1997 from $4.16 per BOE in 1996. The increases were primarily attributable to additional wells drilled at the Maljamar field to develop proved undeveloped reserves combined with increased depletion from the Shouldice and other Canadian properties which have a higher than average cost basis and shorter than average reserve life.

          Impairment expense decreased 73% to $3.3 million in 1997 from $12.1 million in 1996. Impairment expense in 1997 was due primarily to low oil prices used to value reserves at year-end 1997 while impairment expense in 1996 was due primarily to downward revisions in reserve estimates for certain properties in Michigan and Canada.

          Exploration expense increased 131% to $9.7 million in 1997 from $4.2 million in 1996 as the Company increased its exploration activities in the U.S. during 1997. Dry hole expense increased 141% to $4.1 million in 1997 from $1.7 million in 1996. Dry hole expense in 1997 included $1.2 million at the South Lakeside prospect in Louisiana, $1.0 million at the Tecumseh prospect in Louisiana and $0.7 million at the Bronson prospect in Canada. Seismic expense also increased to $3.4 million in 1997 from $0.3 million in 1996.

          G&A increased 3% to $9.7 million in 1997 from $9.4 million in 1996 and also increased 2% to $2.02 per BOE in 1997 from $1.98 per BOE in 1996. The increase in G&A was attributable primarily to the addition of exploration personnel and higher compensation costs.

          Interest expense increased 81% to $9.8 million in 1997 from $5.5 million in 1996 as a result of the increase in long-term debt and the higher interest rate associated with the sale of the 2007 Notes on May 21, 1997.

          Income tax expense decreased $3.8 million to $0.3 million in 1997 from $4.1 million in 1996 as a result of a decrease in earnings before income taxes of $6.9 million combined with a lower effective tax rate of 7% in 1997 compared to 39% in 1996. The lower effective tax rate in 1997 was attributable primarily to the inclusion of Canadian operations in the Company's consolidated tax return beginning in 1997.

          Net income decreased 48% to $3.3 million in 1997 from $6.4 million in 1996 primarily as a result of higher production and operating expense, DD&A, exploration and interest expense in 1997.

Liquidity and Capital Resources

     Cash Flows

          Operating cash flows during the first nine months of 1999 were $5.6 million, up $2.1 million from the first nine months of 1998. Operating cash flows before changes in working capital for the first nine months of 1999 were $4.7 million lower than the first nine months of 1998 due primarily to lower oil and gas sales which were offset in part by lower production and operating expense and lower general and administrative expense. Changes in working capital during the first nine months of 1999 provided $6.8 million more operating cash flow than changes in working capital during the first nine months of 1998. Capital and exploration expenditures during the first nine months of 1999 were $5.9 million, down $31.1 million from the first nine months of 1998. The Company has reduced its capital and exploration budget for 1999 to a range of $8 million to $10 million. The Company received $41.0 million in net sales proceeds from the sale of oil and gas properties during the first nine months of 1999 compared to $3.0 million in proceeds received during the first nine months of 1998.

          Cash flows from operating activities were $7.1 million in 1998 compared to $34.5 million in 1997. Cash flows from operating activities in 1998 were $27.4 million lower than 1997 due primarily to lower oil and gas sales, higher interest expense and a $7.9 million reduction in accounts payable. Cash flows from financing activities of $19.9 million in 1998 were provided primarily by $21 million in borrowings under the Credit Agreement. In 1997, the sale of the 2007 Notes provided $120.9 million of net cash proceeds to the Company, and $78.7 million of borrowings under the Credit Agreement and the Company's Maljamar Credit Facility were repaid during 1997. The Maljamar Credit Facility was terminated in 1997 in connection with such repayment of borrowings. Cash flows used in investing activities in 1998 were $37.5 million compared to $66.9 million in 1997. Capital and exploration expenditures were $40.4 million in 1998, a decrease of $37.9 million from 1997. The major components of capital and exploration expenditures for 1998 were $21.6 million for development activities, $14.3 million for exploration activities and $4.1 million for property acquisitions. Proceeds from the sale of marketable securities and oil and gas properties were $2.9 million in 1998, down $8.5 million from 1997, primarily as a result of reduced oil and gas property sales and the absence of marketable securities sales in 1998.

     Financial Position

          In the first nine months of 1999, cash and cash equivalents increased $20.2 million as the Company used approximately half of the proceeds from the sales of oil and gas properties to reduce the current portion of long-term debt and retained the remaining sales proceeds in cash and cash equivalents. Capital and exploration expenditures during the first nine months of 1999 of $5.9 million were funded primarily by operating cash flows of $5.6 million. Working capital of $21.3 million at September 30, 1999 was $40.6 million higher than working capital at December 31, 1998 due primarily to sale of oil and gas properties in the second quarter of 1999. Total assets decreased $30.8 million from December 31, 1998 to September 30, 1999 and stockholder's equity decreased $10.9 million during the same period.

          At September 30, 1999, capitalization totaled $186.2 million and consisted of $125.0 million of long-term debt (67%) and $61.2 million of stockholders' equity (33%).

          Cash and cash equivalents were utilized to fund capital and exploration expenditures in 1998 resulting in a decrease in cash and cash equivalents of $10.5 million during 1998 to $2.8 million at December 31, 1998. Working capital of $1.7 million at December 31, 1998 was $6.1 million lower than working capital at December 31, 1997 due primarily to reduced cash and cash equivalents offset by lower accounts payable. Total assets decreased $22.7 million during 1998 to $231.8 million at December 31, 1998, and stockholders' equity decreased $25.3 million during 1998 to $72.1 million at December 31, 1998.

          At December 31, 1998, capitalization totaled $217.5 million and consisted of $145.5 million of long-term debt (67%) and $72.1 million of stockholders' equity (33%).

     Capital Sources

          Funding for the Company's business activities has been provided by cash flow from operations, borrowings and sales of marketable securities. The Company completed the liquidation of its marketable securities in 1997 and, accordingly, this source of funds is no longer available.

          While the Company regularly engages in discussions relating to potential acquisitions of oil and gas properties, the Company has no current agreement or commitment with respect to any such acquisitions which would be material to the Company. Any future acquisitions may require additional financing and will be dependent upon financing arrangements available at the time.

          The Company entered into the Credit Agreement with a group of banks which provides for the issuance of letters of credit and for revolving credit loans to the Company. On March 23, 1999, a financial institution ("New Lender") purchased all of the rights and obligations of the Credit Agreement from Nations Bank of Texas, N.A. and the Bank of Montreal and became the new Agent under the Credit Agreement.

          In April 1999, the Company used $10 million of proceeds from the sale of oil and gas properties to reduce the outstanding balance under the Credit Agreement to $11 million. On May 10, 1999, the Company entered into the BankOne Revolver. The Company borrowed $11 million under the BankOne Revolver and repaid in full the outstanding principal balance of $11 million under the Credit Agreement and the Credit Agreement was terminated. Also in May 1999, the Company used $10.5 million of proceeds from the sale of oil and gas properties to reduce the BankOne Revolver balance to $0.5 million.

          The BankOne Revolver provides the Company with up to a $25 million line of credit through April 30, 2001. The amounts available for borrowing are based on the Company's oil and gas reserves and the Company's Borrowing Base at September 30, 1999 was $8 million. Available loan and interest options are (i) Prime Rate Loans, at the bank's prime interest rate and (ii) Eurodollar Loans, at LIBOR plus 2.5%, 2.75% or 3% depending on the percentage of the Borrowing Base actually borrowed by the Company. The commitment fee on the unused Borrowing Base is 0.5%. The BankOne Revolver imposes certain restrictions on sales of assets, payment of dividends and incurrence of indebtedness and requires the Company to, among other things, maintain certain financial ratios and make monthly escrow deposits of $1.0 million to fund the semi-annual interest payments on the 9 1/2% Senior Subordinated Notes.


          On April 13, 1999, the Company entered into a Purchase and Sale Agreement with Prince Minerals, Ltd. to sell certain producing and non-producing mineral interests ("Mineral Properties") for $10 million effective April 1, 1999. The sale closed on April 21, 1999. The producing portion of the oil and gas properties comprising the Mineral Properties represented approximately 2% of the Company's total proved oil and gas reserves at December 31, 1998. The sales proceeds were used to reduce the outstanding balance under the Credit Agreement to approximately $11 million.

          On April 12, 1999, the Company entered into a Purchase and Sale Agreement with Columbia Natural Resources to sell all of the Company's oil and gas properties in Kentucky, Tennessee and West Virginia ("Appalachia Properties") for $28 million effective April 1, 1999. The sale closed on May 12, 1999. The oil and gas properties comprising the Appalachia Properties represented approximately 15% of the Company's total proved oil and gas reserves at December 31, 1998. The sales proceeds were used to reduce the outstanding balance under the Credit Agreement to approximately $11 million, and for general corporate purposes.

          In addition, the Company sold a number of smaller, non-strategic oil and gas properties in Texas and New Mexico for an aggregate sales price of $4.3 million. This sale closed on May 25, 1999. The sales proceeds from these properties were used for general corporate purposes.

          The Company believes that cash flows from operations and borrowings under the BankOne Revolver will be sufficient to meet anticipated capital and exploration expenditure requirements (excluding any material property acquisitions) in 1999. If the Company's cash flows from operations and borrowings under the Credit Agreement are not sufficient to satisfy its capital and exploration expenditure requirements, there is no assurance that additional equity or debt financing will be available to meet such requirements.

     Capital and Exploration Expenditures

          The Company requires capital primarily for the acquisition, development and exploitation of, and the exploration for, oil and gas properties, the repayment of indebtedness and general working capital needs. During 1999, subject to market conditions and drilling and operating results, the Company expects to spend approximately $2.7 million on acquisition, development, exploitation and exploration activities.

Other Matters

     Environmental and Other Regulatory Matters

          The Company's business is subject to certain federal, state, provincial and local laws and regulations relating to the development, exploitation, production and gathering of, and the exploration for, oil and gas, including those relating to the protection of the environment. Many of these laws and regulations have become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Although the Company believes it is in substantial compliance with all applicable laws and regulations, the requirements imposed by laws and regulations are frequently changed and subject to interpretation, and the Company is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. Although significant expenditures may be required to comply with governmental laws and regulations applicable to the Company, compliance has not had a material adverse effect on the earnings or competitive position of the Company.

     Year 2000 Issue

          Although the transition to the year 2000 did not have any significant impact on the Company or its reporting systems and operations, the Company will continue to assess the impact of the "Year 2000" ("Y2K") issue on its reporting systems and those of its primary business partners, suppliers and vendors during the Year 2000. The Y2K issue exists because many computer systems and applications used two-digit date fields to designate a year, which meant that two-digit date systems would recognize the year 2000 as 1900 or not at all. This inability to recognize or properly treat the year 2000 may cause systems to process critical financial and operational information incorrectly.

          In 1998 and the first quarter of 1999, the Company's U.S. and Canadian computerized accounting systems were upgraded to versions which are Y2K compliant. These upgrades were completed at a nominal cost to the Company. In addition, the Company's personal computer systems were analyzed for Y2K compliance during 1998 and certain components were upgraded at a nominal cost to the Company. Virtually all of the Company's personal computer systems are currently Y2K compliant. The Company also reviewed its computer-controlled oil field equipment for Y2K compliance and the suppliers of such equipment provided upgrades or modifications, if necessary, at a nominal cost to the Company. The Company also surveyed its primary business partners, suppliers and vendors to seek assurances that they will be Y2K compliant during 2000. Despite these efforts to seek assurances, the Company cannot provide assurance that all significant business partners, suppliers and vendors will achieve Y2K compliance in a timely manner. If there is a high risk that a business partner, supplier or vendor will not be Y2K compliant in a timely manner, an alternate business partner, supplier or vendor will be used to minimize the Y2K risk.

New Accounting Standards

     The Company adopted the following pronouncements in 1998:

          SFAS No. 130, "Reporting Comprehensive Income" requires that all items that are to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements, and

          SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires reporting of financial and descriptive information about a company's reportable operating segments. The Company has identified only one operating segment, which is the exploration for and production of oil and gas.

          The Company will be required to comply with the provisions of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended, which must be adopted for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that derivatives be reported on the balance sheet at fair value and, if the derivative is not designated as a hedging instrument, changes in fair value must be recognized in earnings in the period of change. If the derivative is designated as a hedge and to the extent such hedge is determined to be effective, changes in fair value are either offset by the change in fair value of the hedged asset or liability (if applicable) or reported as a component of other comprehensive income in the period of change, and subsequently recognized in earnings when the offsetting hedged transaction occurs. The definition of derivatives has also been expanded to include contracts that require physical delivery of oil and gas if the contract allows for net cash settlement. The Company currently uses derivatives to hedge oil and gas price risk and gains or losses on such derivatives are recorded as adjustments to oil and gas sales. Accordingly, adoption of SFAS No. 133 should not have a significant impact on reported earnings, but could have a material impact on comprehensive income and the reported financial position of the Company.

Quantitative and Qualitative Disclosures about Market Risk

          The Company only uses derivative financial instruments such as commodity futures agreements to hedge against fluctuations in oil and gas prices. Gains and losses on these derivative instruments are recorded as adjustments to oil and gas sales. The Board has adopted a policy governing the use of derivative instruments which requires that all derivatives used by the Company relate to an anticipated transaction and prohibits the use of speculative or leveraged derivatives.

     Interest Rate Risk

          Total debt at September 30, 1999 included $124.5 million of fixed-rate debt and $0.5 million of floating-rate debt attributed to borrowings under the Bank One Revolver. As a result, the Company's annual interest cost will fluctuate based on changes in short-term interest rates. The impact on annual cash flow of a 10% change in the short-term interest rate (approximately 80 basis points) would not be material.

          At September 30, 1999, it was not practicable to estimate the fair value of the Company's fixed-rate debt of $124.5 million because the trading volume was too small to establish a reasonable basis of fair value. The fixed-rate debt will mature in May 2007 and the floating-rate debt will mature in March 2002.

     Commodity Price Risk

          The Company has in the past entered into and may in the future enter into hedging arrangements with respect to portions of its oil, natural gas and NGL production to reduce its sensitivity to volatile commodity prices. The Company believes that hedging, although not free of risk, allows the Company to achieve a more predictable cash flow and to reduce exposure to price fluctuations. However, hedging arrangements limit the benefit to the Company of increases in the prices of the hedged commodity. Moreover, the Company's hedging arrangements apply only to a portion of its production and provide only partial price protection against declines in prices. Such arrangements may expose the Company to risk of financial loss in certain circumstances. The Company expects that the amount of production it hedges will vary from time to time.

          During the first nine months of 1999, the Company entered into various forward sale agreements to hedge a portion of the Company's oil and gas production. The Company's forward sales agreements at September 30, 1999 were as follows:

Period           Daily Volume -- Product  Price (Floor / Ceiling)(a)
---------------  -----------------------  --------------------------

October 1999     4,200 Bbls - Crude Oil   $16.50/20.00 per Bbl

November 1999    4,300 Bbls - Crude Oil   $16.50/20.00 per Bbl

December 1999    4,200 Bbls - Crude Oil   $16.50/20.00 per Bbl

January 2000     1,000 Bbls - Crude Oil   $18.50/26.60 per Bbl

February 2000    1,000 Bbls - Crude Oil   $18.50/26.60 per Bbl

March 2000       1,000 Bbls - Crude Oil   $18.50/26.60 per Bbl

          (a) These are "collar" hedges whereby the Company will receive the actual market price if the actual market price is between the floor price and the ceiling price. If the actual market price is below or above the floor or ceiling prices, the price received by the Company will be limited to the floor price or ceiling price, respectively.

          Oil and gas sales were reduced by $1.0 million in the third quarter of 1999 and by $1.5 million in the first nine months of 1999 from the Company's hedging activities. At September 30, 1999, the Company's outstanding forward sale agreements had a fair value loss of $1.7 million. The aggregate effect of a hypothetical 10% change in oil price would result in a change of $0.9 million in the fair value of these instruments at September 30, 1999.

          The Company continuously reevaluates its hedging program in light of market conditions, commodity price forecasts, capital spending and debt service requirements. Also see Note 1 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement.

          Foreign Currency Exchange Risk

          The Company receives a substantial portion of its revenue in Canadian dollars (27% in the first nine months of 1999). As a result, fluctuations in the exchange rates of the Canadian dollar with respect to the U.S. dollar could have an adverse effect on the Company's financial condition and results of operations. Historically however, exchange rate fluctuations have not been material to the Company.

                          DESCRIPTION OF CAPITAL STOCK

          The authorized capital stock of the Company currently consists of 20,000,000 shares of Common Stock, par value $3.00 per share (which, if the New Charter is approved and adopted at the Special Meeting, will be increased to 30,000,000 shares of Common Stock, par value $.01 per share), and 300,000 shares of Preferred Stock, par value $10.00 per share (which, if the New Charter is approved and adopted at the Special Meeting, will be increased to 1,300,000 shares of Preferred Stock). At the Record Date for the Special Meeting, [8,951,965] shares of Common Stock were outstanding, no shares of Preferred Stock were outstanding and a total of 1,223,575 shares of Common Stock were reserved for issuance upon the exercise of outstanding options granted under the Company's stock option plans.

Preferred Stock

          Under the New Charter, the Board is authorized, without stockholder approval action, to issue Preferred Stock in one or more series and to fix the number of shares and the rights, preferences and limitations of each series. Among the specific matters that may be determined by the Board are the dividend rate, the redemption price, if any, conversion rights, if any, the amount payable in the event of any voluntary liquidation or dissolution of the Company and voting rights, if any.

          The Stock Purchase Agreement requires that the Company issue shares of a newly created Series C Cumulative Convertible Preferred Stock to Purchaser. The Board has the power and discretion to establish the Series C Preferred Stock pursuant to the authority vested in it by the New Charter. See "Proposal
One --Approval of the Transaction -- Description of Series C Preferred Stock" for a summary of the material terms of the Series C Preferred Stock.

Common Stock

          Holders of Common Stock are entitled to one vote for each share held. Stockholders do not have preemptive rights or the right to cumulate votes for the election of directors. Shares are not subject to redemption nor to any liability for further calls. Holders of the Common Stock are entitled to receive dividends as they are declared by the Board out of funds legally available therefor and are entitled to participate on a pro rata basis in the assets of the Company available for distribution to the holders of Common Stock in the event of the liquidation or dissolution of the Company after satisfaction of any liquidation preference on any series of the Company's Preferred Stock.

Stockholder Rights Plan

          On October 25, 1993, the Board adopted the Company's Stockholder Rights Plan (the "Rights Plan") and the Company declared a dividend distribution of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock. Each Right entitles the registered holder to purchase from the Company one-thousandth of a share (a "Unit") of Series B Preferred Stock, $10.00 par value per share, at an exercise price of $72.00 (the "Purchase Price") per Unit, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement, as amended, between the Company and ChaseMellon Shareholder Services, L.L.C., as successor Rights Agent. The Rights Agreement was amended immediately prior to the execution of the Stock Purchase Agreement pursuant to the Rights Plan

Amendment. See "Proposal One - Approval of the Transaction -- Amendment to Stockholder Rights Plan; Certain Anti-Takeover Provisions".

          The Rights are initially evidenced by the Common Stock certificates as no separate Rights certificates have been distributed. The Rights separate from the Common Stock and a "Distribution Date" will occur at the close of business on the earliest of (i) the tenth business day following a public announcement that a person or group of affiliated or associated persons (the "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock, or (ii) the tenth business day (or such later date as may be determined by action of the Board) following the commencement of or announcement of an intention to commence a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. The Rights Amendment excludes WIC and any WIC Assignee and their respective affiliates and associates as an Acquiring Person unless and until WIC or any WIC Assignee acquires beneficial ownership of more than 1% of the then outstanding shares of Common Stock except as permitted by the Stock Purchase Agreement and the other Transaction documents.

          The Rights are not exercisable until the Distribution Date and will expire at the close of business on October 25, 2003, unless earlier redeemed by the Company. Until the Distribution Date, the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates. As soon as practicable after the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date. Until a Right is exercised, the holder has no rights as a stockholder of the Company, including, without limitation, the right to vote or receive dividends.

          In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to certain offers for all outstanding shares of Common Stock approved by disinterested directors of the Company), each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. However, Rights are not exercisable following a Flip-In Event until such time as the Rights are no longer redeemable by the Company as described below. Following a Flip-In Event, all Rights beneficially owned by an Acquiring Person will be null and void.

          In the event (a "Flip-Over Event") that, at any time after the time an Acquiring Person becomes such, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation, or in which the Company is the surviving corporation, but its Common Stock is changed or exchanged (other than pursuant to certain offers for all outstanding shares of Common Stock approved by disinterested directors of the Company), or (ii) more than 50% of the Company's assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive upon exercise, Common Stock of the acquiring company having a value equal to two times the exercise price of the Right.

          At any time after an Acquiring Person becomes such and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding Common Stock, the disinterested directors of the Company may cause the Company to exchange the Rights (other than Rights owned by an Acquiring Person, as the case may be, which will have become null and void), in whole or in part, at an exchange ratio equal to one-half the number of shares of Common Stock or other property that would be issuable upon exercise of one Right .

          At any time on or prior to the close of business on the tenth day after the first public announcement of a Flip-In Event, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right ("Redemption Price"), payable, at the Company's option, in cash, shares of Common Stock or other consideration deemed appropriate by the Board. Immediately upon the effective time of the action of the Company authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

          Other than certain terms which materially effect the holders of Rights, any of the provisions of the Rights Agreement may be amended by the Company in any manner.

          The Rights Plan has certain anti-takeover effects including making it prohibitively expensive for a raider to try to control or take over the Company unilaterally and without negotiation with the Board. Although intended to preserve for the stockholders the long term value of the Company, the Rights Plan may make it more difficult for stockholders of the Company to benefit from certain transactions which are opposed by the incumbent Board of Directors.

Anti-Takeover Provisions

          In addition to the Rights Plan, the DGCL includes certain provisions which may have the effect of delaying or deterring a change in control or management of the Company or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board rather than pursue non-negotiated takeover attempts. Generally, Section 203 of the DGCL prohibits the Company from engaging in a "business combination" (as defined in Section 203) with an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) for three years following the date that person becomes an interested stockholder, unless (a) before that person became an interested stockholder, the Board approved the transaction in which the interested stockholder became such or approved the business combination; (b) upon completion of the transaction that resulted in the interested stockholder's becoming such, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by the Board and authorized at a meeting of stockholders by the affirmative vote of the holders at least two-thirds of the outstanding voting stock not owned by the interested stockholder. Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and the person who is not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office. The Board has approved the Transaction for purposes of Section 203. See "Proposal One - Approval of the Transaction -- Amendment ot Stockholder Rights Plan; Certain Anti-Takeover Provisions."

          In addition, the ability of the Board to issue additional shares of Common Stock or Preferred Stock could create voting impediments or frustrate persons seeking to effect a takeover or gain control of the Company. The additional shares of Common Stock or Preferred Stock could be issued without stockholder approval. Shares could be privately placed with purchasers who might join with the Board in opposing a hostile takeover bid or could be sold with or without an option or requirement on the part of the Company to repurchase the shares. The Board could also authorize holders of the Preferred Stock to vote as a class either separately or with the holders of Common Stock on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


          The following table sets forth as of ________________, 2000, unless otherwise indicated, the beneficial ownership of Common Stock by: (i) the only persons known by the Company to beneficially own in excess of 5% of the outstanding Common Stock; (ii) each director of the Company; (iii) the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for the year ended December 31, 1998; and (iv) all of the directors and executive officers of the Company as a group. Except as otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that person.

                                                                                Shares Beneficially
                                                                                       Owned
                                                                          --------------------------------
Name of Beneficial Owner                                                        Number             Percent
------------------------                                                  -------------------      -------
Directors and Executive Officers:
John W. Cushing, III....................................................            11,431 (1)(2)     *
Howard G. Hamilton......................................................            48,436 (1)(2)     *
Jon L. Mosle, Jr........................................................            27,700 (1)(2)     *
A. W. Schenck, III......................................................            10,540 (2)        *
Lorne H. Larson.........................................................             9,000 (2)        *

                                                                                      Shares Beneficially
                                                                                             Owned
                                                                             ------------------------------------
Name of Beneficial Owner                                                           Number            Percent
------------------------                                                     ------------------------------------
C. Frayer Kimball, III..................................................            19,583 (1)(3)     *
Andrew J. Shoup, Jr.....................................................           333,750 (4)        3.60%
A. Wayne Ritter.........................................................           216,875 (5)        2.37%
Kent E. Johnson.........................................................           105,750 (6)        1.17%
Lawrence J. Finn........................................................           115,500 (7)        1.27%
Allan J. Simus..........................................................           115,000 (1)(8)     1.27%

All Directors and executive officers as a group (11 persons, including
those named above)......................................................         1,013,565 (1)(9)    10.29%

Holders of 5% of More Not Named Above:

Dimensional Fund Advisors Inc...........................................           567,575 (10)       6.34%
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401

Cross Timbers Oil Company...............................................           775,000 (11)       8.70%
810 Houston St., Suite 2000
Fort Worth, Texas 76102
Cross Timbers Trading Company
810 Houston St., Suite 2000
Fort Worth, Texas  76102

Paul F. Glenn, Trustee..................................................           477,500 (12)       5.33%
Paul F. Glenn Revocable Trust
P. O. Box 50310
Santa Barbara, California 93108

_________________

*    Represents less than 1% of outstanding Common Stock.
(1) Includes shares owned by spouses and children (Mr. Cushing, 665 shares; Mr. Hamilton, 33,500 shares; Mr. Kimball, 455 shares; Mr. Mosle, 5,000 shares; Mr. Simus, 500 shares; and all directors and executive officers as a group, 40,120 shares), as to which, in each case, the directors and executive officers disclaim beneficial ownership.
(2) Includes, for each such person, 8,000 shares covered by presently exercisable stock options under the 1991 Non-Employee Directors' Stock Option Plan.
(3) Includes 7,250 shares covered by presently exercisable stock options under the 1991 Non-Employee Directors' Stock Option Plan.
(4) Includes 313,750 shares covered by presently exercisable stock options under the 1991 Stock Incentive Plan.
(5) Includes 211,875 shares covered by presently exercisable stock options under the 1991 Stock Incentive Plan.
(6) Includes 103,750 shares covered by presently exercisable stock options under the 1991 Stock Incentive Plan.
(7) Includes 107,500 shares covered by presently exercisable stock options under the 1991 Stock Incentive Plan.
(8) Includes 110,500 shares covered by presently exercisable stock options under the 1991 Stock Incentive Plan.
(9) Includes an aggregate of 894,625 shares covered by presently exercisable stock options held by directors and executive officers.
(10) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 567,575 shares of the Company's Common Stock as of December 31, 1998, all of which shares are held in portfolios of four investment companies for which Dimensional serves as an investment advisor, and certain other investment vehicles including commingled group trusts, for which Dimensional serves as an investment manager. In its capacity as investment advisor and investment manager, Dimensional possesses both voting and investment power over these shares. Dimensional disclaims beneficial ownership of all such shares. The foregoing information was obtained from Dimensional and from a Schedule 13G dated February 11, 1999 filed by Dimensional with the Securities and Exchange Commission.
(11) Cross Timbers Oil Company, a Delaware corporation, is deemed to have beneficial ownership of 775,000 shares of Common Stock, including 525,000 shares of Common Stock held by Cross Timbers Trading Company, a Texas corporation and a wholly-owned subsidiary of Cross Timbers Oil Company. Cross Timbers Oil Company has the sole voting power and dispositive power with respect to the 250,000 shares of Common Stock it beneficially owns directly, and shares voting and dispositive power with Cross Timbers Trading Company with respect to the 525,000 shares of Common Stock it beneficially owns indirectly through Cross Timbers Trading Company. These shares were purchased for and are held for investment purposes by Cross Timbers Oil Company and Cross Timbers Trading Company. The foregoing information was obtained from Cross Timbers Oil Company and from a Schedule 13D dated October 19, 1998 filed by Cross Timbers Oil Company and Cross Timbers Trading Company with the Securities and Exchange Commission.
(12) Paul F. Glenn, Trustee, Paul F. Glenn Revocable Trust (the "Trustee") is deemed to have beneficial ownership of 477,500 shares of Common Stock, including 77,500 shares of Common Stock held by the Glenn Foundation. The Trustee has the sole power to vote or direct the vote and to dispose or direct the disposition of 400,000 shares of Common Stock and has shared power to vote or direct the vote and to dispose or direct the disposition of 77,500 shares of Common Stock held by the Glenn Foundation. The foregoing information was obtained from a Schedule 13D dated November 2, 1999 filed by the Trustee with the Securities and Exchange Commission.

                            STOCKHOLDERS' PROPOSALS

          If a stockholder intends to present a proposal for action at the 2000 annual meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the proposal must have been submitted in writing and received by the Company by December 10, 1999. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals.

          In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2000 annual meeting, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of management to vote on the proposal.

          Proposals and nominations should be addressed to the Assistant Secretary of the Company, Lawrence J. Finn, 8115 Preston Road, Suite 400, Dallas, Texas 75225.

                                 OTHER MATTERS

          The Board does not intend to bring any other matters before the Special Meeting and does not know of any matter which anyone else proposes to present for action at the Special Meeting. However, if any other matters properly come before the Special Meeting, the persons named in the accompanying proxy, or their duly constituted substitutes acting at the Special Meeting, will be deemed to be authorized to vote or otherwise act thereon in accordance with their judgment.


                                            By Order of the Board of Directors


                                            Lawrence J. Finn
                                            Assistant Secretary
_________________, 2000
Dallas, Texas

                             THE WISER OIL COMPANY
                  Index to Consolidated Financial Statements


                                                                            Page
                                                                            ----
Report of Independent Auditors...........................................   F-2

Consolidated Statements of Income, For the Years Ended December 31, 1998,
   1997 and 1996.........................................................   F-3

Consolidated Balance Sheets, December 31, 1998 and 1997..................   F-4

Consolidated Statements of Changes in Stockholders Equity,
   For the Years Ended December 31, 1998, 1997 and 1996..................   F-5

Consolidated Statements of Cash Flows, For the Years Ended December 31,
   1998, 1997 and 1996...................................................   F-6

Notes to Consolidated Financial Statements, For the Years Ended
   December 31, 1998, 1997 and 1996......................................   F-7

Consolidated Statement of Income, For the Nine Months Ended
   September 30, 1999 and 1998 (unaudited)...............................   F-27

Consolidated Balance Sheets, September 30, 1999 (unaudited) and
   December 31, 1998.....................................................   F-28

Consolidated Statement of Changes in Stockholders Equity,
   For the Nine Months Ended September 30, 1999 (unaudited)..............   F-29

Consolidated Statements of Cash Flow, For the Nine Months Ended
   September 30, 1999 and 1998 (unaudited)...............................   F-30

Notes to Consolidated Financial Statements, For the Nine Months Ended
   September 30, 1999 (unaudited)........................................   F-31

                   Report of Independent Public Accountants

To the Shareholders of The Wiser Oil Company:

We have audited the accompanying consolidated balance sheets of The Wiser Oil Company (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Wiser Oil Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.

                                       ARTHUR ANDERSEN LLP

Dallas, Texas
April 15, 1999

                             THE WISER OIL COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME
              For the Years Ended December 31, 1998, 1997 and 1996

                                                                               1998          1997         1996
                                                                             --------      --------     --------
                                                                                (000's except per share data)
Revenues:
   Oil and gas sales.....................................................    $ 59,197      $ 76,729     $ 72,012
   Dividends and interest................................................         269         1,113          683
   Marketable security sales.............................................          --         7,495       12,977
   Other.................................................................       1,164         2,478        1,017
                                                                             --------      --------     --------
                                                                               60,630        87,815       86,689
                                                                             --------      --------     --------

Costs and Expenses:
   Production and operating..............................................      26,529        27,183       23,970
   Purchased natural gas.................................................       1,440         1,622        1,462
   Depreciation, depletion and amortization..............................      25,811        22,977       19,653
   Property impairments..................................................       3,838         3,289       12,112
   Exploration...........................................................      15,328         9,655        4,176
   General and administrative............................................       9,793         9,661        9,364
   Interest expense......................................................      13,097         9,845        5,452
                                                                             --------      --------     --------
                                                                               95,836        84,232       76,189
                                                                             --------      --------     --------

Earnings (Loss) Before Income Taxes......................................     (35,206)        3,583       10,500
Income Tax Expense (Benefit).............................................     (10,740)          264        4,072
                                                                             --------      --------     --------
NET INCOME (LOSS)........................................................    $(24,466)     $  3,319     $  6,428
                                                                             ========      ========     ========

Earnings (Loss) Per Share (Note 12):
   Basic.................................................................    $  (2.73)     $   0.37     $   0.72
                                                                             ========      ========     ========

   Diluted...............................................................    $  (2.73)     $   0.37     $   0.72
                                                                             ========      ========     ========

Cash Dividends Per Share.................................................    $   0.12      $   0.12     $   0.12
                                                                             ========      ========     ========


The accompanying notes are an integral part of these financial statements

                             THE WISER OIL COMPANY

                          CONSOLIDATED BALANCE SHEETS
                          December 31, 1998 and 1997

                                                                         1998        1997
                                                                      ----------  ----------
                                                                             (000's)
Assets
Current Assets:
     Cash and cash equivalents.....................................   $   2,779   $  13,255
     Accounts receivable...........................................       9,102      13,765
     Inventories...................................................         669       1,007
     Income taxes receivable.......................................       1,270         725
     Prepaid expenses..............................................       1,035         438
                                                                      ---------   ---------
          Total current assets.....................................      14,855      29,190
                                                                      ---------   ---------

Property, Plant and Equipment, at cost:
     Oil and gas properties (successful efforts method)............     367,974     346,655
     Other properties..............................................       5,523       5,399
                                                                      ---------   ---------
                                                                        373,497     352,054
     Accumulated depreciation, depletion and amortization..........    (160,202)   (131,346)
                                                                      ---------   ---------
     Net property, plant and equipment.............................     213,295     220,708
Other Assets.......................................................       3,660       4,658
                                                                      ---------   ---------
                                                                      $ 231,810   $ 254,556
                                                                      =========   =========

Liabilities and Stockholders' Equity
Current Liabilities:
     Accounts payable..............................................   $  10,473   $  18,396
     Current portion of long-term debt.............................      21,000          --
     Accrued liabilities...........................................       2,730       2,985
                                                                      ---------   ---------
          Total current liabilities................................      34,203      21,381
                                                                      ---------   ---------
Long-Term Debt.....................................................     124,452     124,304
Deferred Benefit Cost..............................................         378       1,169
Deferred Income Taxes..............................................         686      10,278
Stockholders' Equity:
     Common stock - $3 par value; 20,000,000 shares authorized;
        9,128,169 shares issued; 8,951,965 shares outstanding......      27,385      27,385
     Paid-in capital...............................................       3,223       3,223
     Retained earnings.............................................      43,090      68,630
     Foreign currency translation..................................       1,122         915
     Treasury stock; 176,204 shares, at cost.......................      (2,729)     (2,729)
                                                                      ---------   ---------
          Total stockholders' equity...............................      72,091      97,424
                                                                      ---------   ---------
                                                                      $ 231,810   $ 254,556
                                                                      =========   =========


   The accompanying notes are an integral part of these financial statements

                             THE WISER OIL COMPANY

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             For the Years Ended December 31, 1998, 1997 and 1996

                                                                                          Marketable
                                                                                          Securities     Foreign
                                                             Common   Paid-in  Retained    Valuation    Currency    Treasury
                                                    Total     Stock   Capital  Earnings   Adjustment   Translation    Stock
                                                 ---------   -------  -------  --------   -----------  -----------  --------
                                                                                 (000's)
December 31, 1995............................... $ 101,132  $ 27,347  $ 3,078  $ 61,030   $   11,684   $       722  $ (2,729)

     Net income.................................     6,428        --       --     6,428           --            --        --
     Other comprehensive income (loss),
          net of tax............................    (7,225)       --       --        --       (7,356)          131        --
                                                 ---------

     Comprehensive income (loss)................      (797)       --       --        --           --            --        --

     Dividends paid.............................    (1,073)       --       --    (1,073)          --            --        --
                                                 ---------  --------  -------  --------   ----------   -----------  --------

December 31, 1996...............................    99,262    27,347    3,078    66,385        4,328           853    (2,729)

     Net income.................................     3,319        --       --     3,319           --            --        --
     Other comprehensive income (loss),
          net of tax............................    (4,266)       --       --        --       (4,328)           62        --
                                                 ---------

     Comprehensive income (loss)................      (947)       --       --        --           --            --        --

     Stock options exercised....................       183        38      145        --           --            --        --

     Dividends paid.............................    (1,074)       --       --    (1,074)          --            --        --
                                                 ---------  --------  -------  --------   ----------   -----------  --------

December 31, 1997...............................    97,424    27,385    3,223    68,630           --           915    (3,729)

     Net income (loss)..........................   (24,466)       --       --   (24,466)          --            --        --
     Other comprehensive income (loss),
          net of tax............................       207        --       --        --           --           207        --
                                                 ---------
     Comprehensive income (loss)................   (24,259)       --       --        --           --            --        --

     Dividends paid.............................    (1,074)       --       --    (1,074)          --            --        --
                                                 ---------  --------  -------  --------   ----------   -----------  --------

December 31, 1998............................... $  72,091  $ 27,385  $ 3,223  $ 43,090   $       --   $     1,122  $ (2,729)
                                                 =========  ========  =======  ========   ==========   ===========  ========

  The accompanying notes are an integral part of these financial statements.

                             THE WISER OIL COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the Years Ended December 31, 1998, 1997 and 1996

                                                                                 1998        1997      1996
                                                                                 ----        ----      ----
                                                                                (000's except per share data)
Cash Flows from Operating Activities:
   Net income (loss)........................................................    $(24,466)  $  3,319   $  6,428
   Adjustments to reconcile to cash flows from
     operating activities:
   Depreciation, depletion and amortization.................................      25,811     22,977     19,653
   Deferred income taxes....................................................      (9,592)     1,530      2,056
   Marketable securities and property sales gains...........................        (615)    (9,370)   (13,099)
   Exploration expense......................................................      15,328      9,655      4,176
   Property impairments.....................................................       3,838      3,289     12,112
   Foreign currency translation.............................................         207         62         (2)
   Amortization of other assets.............................................         556        282         --
     Other changes:
     Accounts receivable....................................................       4,663        326     (3,665)
     Inventories............................................................         338        282        228
     Income taxes receivable................................................        (545)      (725)        --
     Prepaid expenses.......................................................        (597)        35        360
     Accounts payable.......................................................      (7,923)     3,400      4,853
     Accrued income taxes...................................................          --     (1,697)       170
     Accrued liabilities....................................................        (255)     1,449         88
     Deferred benefit costs.................................................        (791)      (328)       376
     Other..................................................................       1,149         --        553
                                                                                --------   --------   --------
          Operating Cash Flows..............................................       7,106     34,486     34,287
                                                                                --------   --------   --------

Cash Flows From Investing Activities:
   Capital and exploration expenditures.....................................     (40,402)   (78,323)   (47,115)
   Proceeds from sales of property, plant and equipment.....................       2,894      3,288      1,022
   Proceeds from sales of marketable securities.............................          --      8,115     14,035
                                                                                --------   --------   --------
          Investing Cash Flows..............................................     (37,508)   (66,920)   (32,058)
                                                                                --------   --------   --------
Cash Flows From Financing Activities:
   Borrowings of long-term debt.............................................      21,000    125,000     25,508
   Repayments of long-term debt.............................................          --    (78,654)   (22,191)
   Long-term debt issuance costs and fees...................................          --     (5,636)        --
   Common stock issued......................................................          --        183         --
   Dividends paid...........................................................      (1,074)    (1,074)    (1,073)
                                                                                --------   --------   --------
          Financing Cash Flows..............................................      19,926     39,819      2,244
                                                                                --------   --------   --------

Net Increase (Decrease) in Cash.............................................     (10,476)     7,385      4,473
Cash and Cash Equivalents, beginning of year................................      13,255      5,870      1,397

Cash and Cash Equivalents, end of year......................................    $  2,779   $ 13,255   $  5,870
                                                                                ========   ========   ========

  The accompanying notes are an integral part of these financial statements.

                             THE WISER OIL COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             For the Years Ended December 31, 1998, 1997 and 1996


1.   Summary of Significant Accounting Policies

     a. Principles of Consolidation -- The consolidated financial statements include the accounts of The Wiser Oil Company (Company), a Delaware corporation, and its wholly owned subsidiaries: T.W.O.C., Inc., The Wiser Marketing Company, Maljamar Wiser Inc., Maljamar Development Partnership, L.P., and The Wiser Oil Company of Canada ("Wiser Canada"). T.W.O.C., Inc. is a Delaware holding company responsible for the management of investment activities. The Wiser Marketing Company functions as a natural gas marketer and broker. Maljamar Wiser Inc. was formed in 1995 as a wholly-owned subsidiary of the Company. It was formed in order for the Company to fund its $53,000,000 development of the Maljamar area with the use of nonrecourse debt. The Maljamar Development Partnership, L.P. was formed in 1995 for the same reason. The Company is the limited partner of the Maljamar Development Partnership, L.P. and owns 99% of the partnership. Maljamar Wiser Inc. owns 1% of the Maljamar Development Partnership, L.P. as a general partner. Effective May 14, 1997, Maljamar Wiser Inc. was merged into The Wiser Oil Company and Maljamar Development Partnership, L.P. was terminated. Wiser Canada was formed in 1994 to conduct the Company's Canadian activities. Prior to the formation of Wiser Canada, the Company's oil and gas operations were conducted primarily in the United States. Intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to conform prior years' amounts to current presentation.

     b. Risks and Uncertainties -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     c. Oil and Gas Properties -- The Company is engaged in the exploration and development of oil and gas in the United States and Canada. The Company follows the "successful efforts" method of accounting for its oil and gas properties. Under this method of accounting, all costs of property acquisitions and exploratory wells are initially capitalized. If a well is unsuccessful, the capitalized costs of drilling the well, net of any salvage value, are charged to expense. The capitalized costs of unproven properties are periodically assessed to determine whether their value has been impaired below the capitalized cost, and if such impairment is indicated, a loss is recognized. Geological and geophysical costs and the costs of retaining undeveloped properties are expensed as incurred. Expenditures for maintenance and repairs are charged to expense, and renewals and betterments are capitalized. Upon disposal, the asset and related accumulated depreciation, depletion and amortization are removed from the accounts, and any resulting gain or loss is reflected currently in income.

     Prior to 1995, the Company evaluated the carrying value of its oil and gas properties based on undiscounted future net revenues on a company wide basis. During 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived assets and for Long-Lived Assets to Be Disposed Of". SFAS 121 requires the Company to assess the need for an impairment of capitalized costs of oil and gas properties on a property-by-property basis. If an impairment is indicated based on undiscounted expected future cash flows, then an impairment is recognized to the extent that net capitalized costs exceed discounted future cash flows. For 1998, the impairment test was based on estimates of future cash flows for each field. Crude oil price estimates were based on NYMEX future prices, which were $12.35, $13.63 and $14.57 per barrel for 1999, 2000 and 2001, respectively, and increased 3% per year thereafter up to a maximum of $20 per barrel. Gas price estimates were also based on NYMEX future prices, which where $1.96, $2.25, $2.34 and $2.55 per MMBTU for 1999, 2000, 2001 and 2002, respectively, and increased 3% per year thereafter up to a maximum of $3.50 per MMBTU. These prices were applied to production profiles developed by the Company's engineers using proved developed reserves at December 31, 1998. During 1998, 1997 and 1996, the Company provided impairments of $3,838,000, $3,289,000 and $12,112,000, respectively. The impairments were determined based on the difference between the carrying value of the assets and the present value of future cash flows discounted at 10%. It is reasonably possible that a change in reserve or price estimates could occur in the near term and adversely impact management's estimate of future cash flows and consequently the carrying value of properties.

                             THE WISER OIL COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             For the Years Ended December 31, 1998, 1997 and 1996


     d. Depreciation, Depletion and Amortization ("DD&A") -- DD&A of the capitalized costs of producing oil and gas properties are computed for individual properties using the units-of-production method based on total proved reserves. Depreciation of transportation, office and other properties is computed generally using the straight-line method over the estimated useful lives of these assets.

     e. Cash and Cash Equivalents -- Cash equivalents generally consist of short- term investments maturing in three months or less from the date of acquisition. These investments of $2,675,000 at December 31, 1998 and $15,083,000 at December 31, 1997 are recorded at cost plus accrued interest, which approximates market.

     f. Inventories -- Oil and gas product inventories are recorded at the average cost of production. Materials and supplies are recorded at the lower of average cost or market.

     g. Accrued Liabilities -- Accrued liabilities include accrued vacation and payroll of $323,000 at December 31, 1998 and $334,000 at December 31, 1997.

     h. Postretirement Benefits -- SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", has no significant impact on the Company. The Company has no significant liabilities for postretirement benefits, other than pensions, and has historically recognized such liabilities as they are incurred.

     i. Gas Imbalances -- Gas imbalances are accounted for using the sales method. The Company's net imbalance position is not material at December 31, 1998 and 1997.

     j. Financial Instruments -- The following table sets forth the book value and estimated fair values of financial instruments at December 31, 1998 and 1997, respectively (000's):

                                               1998                    1997
                                        -------------------     ---------------------
                                          Book       Fair         Book        Fair
                                          Value      Value        Value       Value
                                        --------    -------     ---------   ---------
Cash and equivalents                    $  2,779    $ 2,779     $  13,255   $  13,255
Floating-rate debt                        21,000     21,000            --          --
Fixed-rate debt                          124,452         (A)      124,304          (A)


     (A) It was not practicable to estimate the fair value of the Company's fixed-rate debt because the trading volume was too small to establish a reasonable basis of fair value.

     During 1998, the Company entered into various natural gas forward sale agreements and during 1997 and 1996, the Company entered into natural gas price swap and oil price collar agreements to hedge against price fluctuations. Oil and gas sales in the accompanying Consolidated Statements of Income are adjusted for the effects of hedging transactions as the underlying hedged production is sold. Adjustments to oil and gas sales from the Company's hedging activities resulted in an increase in revenues of $210,000 in 1998 and reductions in revenues of $2,372,000 and $6,923,000 in 1997 and 1996, respectively. As of December 31, 1998 and December 31, 1997, the Company had no deferred net gains or net losses. In February, March and April of 1999, the Company entered into forward sale agreements to hedge a portion of the Company's oil and gas production as follows:

Period                                Daily Volume -- Product        Price (Floor / Ceiling)
-----------------------------------   --------------------------     -----------------------
March 1, 1999 to July 31, 1999        23,832 MMBTU - Natural Gas     $1.72 per MMBTU
May 1, 1999 to August 31, 1999        800 Bbls - Crude Oil           $13.40 per Bbl
May 1, 1999 to August 31, 1999        455 Bbls - Crude Oil           $14.50/16.60 per Bbl
May 1, 1999 to September 30, 1999     500 Bbls - Crude Oil           $13.00/17.35 per Bbl

                             THE WISER OIL COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             For the Years Ended December 31, 1998, 1997 and 1996


     The 455 Bbls per day crude oil hedge is a "collar" hedge whereby the Company will receive the actual market price if the actual market price is between the floor price of $14.50 per Bbl and the ceiling price of $16.60 per Bbl. If the actual market price is below or above the floor or ceiling prices, the price received by the Company will be limited to the floor price or ceiling price, respectively.

     The 500 Bbls per day crude oil hedge is also a "collar" hedge whereby the Company will receive the actual market price if the actual market price is between $15.00 per Bbl and the ceiling price of $17.35 per Bbl. If the actual market price is between the floor price of $13.00 per Bbl and $15.00 per Bbl, the Company will receive $15.00 per Bbl. If the actual market price is less than the floor price of $13.00 per Bbl, the Company will receive the actual market price plus $2.00 per Bbl. If the actual market price is above the ceiling price of $17.35 per Bbl, the price received by the Company will be limited to $17.35 per Bbl.

     k. Foreign Currency Translation -- The functional currency of Wiser Canada is the Canadian dollar. In accordance with SFAS No. 52, "Foreign Currency Translation", Wiser Canada's financial statements have been translated from Canadian dollars to U.S. dollars with the cumulative translation adjustment gain of $1,122,000 for 1998 and $915,000 for 1997 classified in Stockholders' Equity.

     l. Comprehensive Income -- In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income"("SFAS 130") which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income includes net income and other comprehensive income, which includes, but is not limited to, unrealized gains for marketable securities and future contracts, foreign currency translation adjustments and minimum pension liability adjustments. The impact of adopting SFAS No. 130 for the three years ended December 31, 1998 was not material.

2.   Liquidity

     On March 23, 1999, a financial institution ("New Lender") purchased all of the rights and obligations of the Credit Agreement from NationsBank of Texas, N.A. and the Bank of Montreal and became the new Agent under the Credit Agreement. The outstanding borrowings by the Company under the Credit Agreement at March 23,1999 and through April 15, 1999 are $21 million.

     Subsequently, the Company notified the New Lender that the Company was not able to maintain one of the ratios required under the Financial Covenants of the Credit Agreement as of December 31, 1998, and through the date of notification. On April 15, 1999, the Company and the New Lender entered into an agreement whereby the Company will repay the outstanding balance under the Credit Agreement of $21 million plus interest and fees from the anticipated cash proceeds available from the sale of oil and gas properties as discussed further below. The Company began negotiating various purchase and sale agreements to sell a portion of its oil and gas properties prior to March 1999, and plans to use the sales proceeds to reduce existing debt, fund capital expenditures and for general corporate purposes.

     The New Lender has agreed to waive any default or possible event of default through December 31, 1998, and has agreed to stand still and not to enforce any remedies under the Credit Agreement relating to any default or event of default that has occurred or may occur through May 14, 1999. The New Lender also agreed to deliver releases of its liens on any properties to be sold by the Company until the outstanding balance of $21 million is repaid in full. The Company is not in default of any covenants under the 9 1/2% Senior Subordinated Notes due in May 2007.

     The Company is pursuing several alternatives that would allow it to repay the outstanding balance under the Credit Agreement through the sale of oil and gas properties and/or refinancing. The Company believes the Credit Agreement

                             THE WISER OIL COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             For the Years Ended December 31, 1998, 1997 and 1996


will be repaid in full on or before May 14, 1999 from the proceeds of property sales and/or refinancing as discussed below.

     On April 13, 1999, the Company entered into a Purchase and Sale Agreement with Prince Minerals, Ltd. to sell certain producing and non-producing mineral interests ("Mineral Properties") for $10 million effective April 1, 1999. The sale is expected to close by April 23, 1999. The producing portion of the oil and gas properties comprising the Mineral Properties represent approximately 2% of the Company's total proved oil and gas reserves at December 31, 1998. The sales proceeds will be used to reduce the outstanding balance under the Credit Agreement to approximately $11 million. The Purchase and Sale Agreement with Prince Minerals, Ltd. is subject to the buyer successfully completing a due diligence review, which was substantially complete as of April 15, 1999. The Company is not aware of and does not anticipate any conditions that would delay or terminate the closing of this sale.

     On April 12, 1999, the Company entered into a Purchase and Sale Agreement with Columbia Natural Resources to sell all of the Company's oil and gas properties in Kentucky, Tennessee and West Virginia ("Appalachia Properties") for $28 million effective April 1, 1999. The sale is expected to close on or before May 12, 1999. The oil and gas properties comprising the Appalachia Properties represent approximately 15% of the Company's total proved oil and gas reserves at December 31, 1998. The sales proceeds will be used to repay in full the outstanding balance under the Credit Agreement, and for general corporate purposes. The Purchase and Sale Agreement with Columbia Natural Resources is also subject to the buyer successfully completing a due diligence review, which was in progress as of April 15, 1999. The Company is not aware of and does not anticipate any conditions that would delay or terminate the closing of this sale.

     In addition, the Company is negotiating several other purchase and sale agreements involving a number of smaller, non-strategic oil and gas properties in Texas and New Mexico that the Company plans to sell for an aggregate sales price in the range of $7 million to $8 million. These sales are expected to close in the second quarter of 1999. The sales proceeds will be used for general corporate purposes.

     The Company is currently negotiating with a bank to obtain a new credit facility. The Company expects to complete the negotiations and obtain a new credit facility in the second quarter of 1999, however successful completion of these negotiations cannot be assured. The Company plans to use any funds provided by a new credit facility to fund capital expenditures and for general corporate purposes. If a new credit facility is available prior to the closing date of the Appalachia Properties sale, the Company may use funds provided by a new credit facility to reduce any existing indebtedness under the Credit Agreement with the New Lender. Management of the Company is highly confident that the purchase and sale agreements for the Mineral and Appalachia Properties discussed above will be closed as planned and that the funds provided by the property sales will enable the Company to reduce indebtedness and continue to meet all of its financial obligations while maintaining a smaller level of capital expenditures during 1999.

3.   Marketable Securities

     The Company follows the accounting procedures as established by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under SFAS No. 115 marketable securities, such as those owned by the Company, are classified as available-for-sale securities and are to be reported at market value, with unrealized gains and losses, net of income taxes, excluded from earnings and reported as a separate component of stockholders' equity. All of these securities were liquidated during 1997.

     The Company recognized a pretax gain of $7,495,000 and $12,977,000 for 1997 and 1996, respectively, from the sale of its marketable securities.

                             THE WISER OIL COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             For the Years Ended December 31, 1998, 1997 and 1996


4.   Long-Term Debt

     a. On May 21, 1997, the Company sold $125 million in principal amount of 9 1/2% Senior Subordinated Notes ("2007 Notes") due May 15, 2007, providing net proceeds to the Company of $120,898,000. The original issue price was 99.718%. The Company used the net proceeds from the sale of the 2007 Notes to repay all outstanding indebtedness under the Credit Agreement and the Maljamar Credit Facility and for general corporate purposes.

     The 2007 Notes are redeemable at the option of the Company, in whole or in part, at any time on or after May 15, 2002 at a redemption price of 104.75%, plus accrued interest to the date of redemption, and declining at the rate of 1.583% per year to May 15, 2005 and 100% thereafter. Prior to May 15, 2000, the Company may, at its option, redeem up to 33 1/3% of the original principal amount at a redemption price of 109.5%, plus accrued interest to the date of redemption, with the net proceeds from any future public offering of Company stock.

     Under the terms of the 2007 Notes, the Company must meet certain tests before it is able to pay cash dividends or make other restricted payments, incur additional indebtedness, engage in transactions with its affiliates, incur liens and engage in certain sale and leaseback arrangements. The terms of the 2007 Notes also limit the Company's ability to undertake a consolidation, merger or transfer of all or substantially all of its assets. In addition, the Company is, subject to certain conditions, obligated to offer to repurchase the 2007 Notes at par value plus accrued interest to the date of repurchase with the net cash proceeds of certain sales or dispositions of assets. Upon a change of control, as defined, the Company will be required to make an offer to purchase the 2007 Notes at 101% of the principal amount thereof, plus accrued interest to the date of purchase.

     b. On June 23, 1994, the Company entered into a Credit Agreement with NationsBank of Texas, N. A. as agent, which provided for a term loan to Wiser Canada and a revolving credit facility to the Company. On December 23, 1997, the Credit Agreement was renewed under the same basic terms. The Credit Agreement provides the Company with up to a $150 million line of credit through March 31, 2002. The amounts available for borrowing are determined under formulas related to oil and gas reserves and the Company's borrowing base at December 31, 1998 was $25 million. The indebtedness outstanding under the Credit Agreement is secured by a guaranty from Wiser Canada. Available loan and interest options are
(i) Base Rate Advances, at the bank's prime interest rate plus the Applicable Margin and (ii) Eurodollar Advances, at LIBOR plus the Applicable Margin. Based on the amount of outstanding advances, the Applicable Margin ranges between 0% and 1.25% and the commitment fee on the unused borrowing base ranges from 0.25% to 0.375%. The average interest rate during 1998 under the Credit Agreement was 6.15%. The Credit Agreement requires the Company to, among other things, maintain certain financial ratios and imposes certain restrictions on sales of assets, payment of dividends and incurrence of indebtedness. At December 31, 1998 and through March 31, 1999, the Company was not able to maintain one of the financial ratios required by the Credit Agreement. After March 31, 1999 and through April 15, 1999, the Company was not able to maintain two of the financial ratios required by the Credit Agreement. The Company intends to repay the indebtedness under the Credit Agreement in full in 1999. Accordingly, the outstanding balance of $21 million has been classified as a current liability at December 31, 1998 in the accompanying Consolidated Balance Sheets. See Note 2 for further discussion.

     c. On November 29, 1995, the Company entered into a credit agreement with NationsBank of Texas, NA as agent (the "Maljamar Credit Facility"). The Maljamar Credit Facility provided the Company with up to a $50 million nonrecourse facility to develop the expanded Maljamar project area. The average interest rate during 1997 under the Maljamar Credit Facility was 7.49%. The Maljamar Credit Facility was repaid and canceled in May 1997.

     The Company paid $12,375,000 in interest during 1998, $8,120,000 during 1997, and $4,971,000 during 1996.

                             THE WISER OIL COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             For the Years Ended December 31, 1998, 1997 and 1996


Long-term debt consists of the following (000's):

                                                                          December 31,
                                                                   -------------------------
                                                                      1998          1997
                                                                   ----------    -----------
2007 Notes 9.5% interest rate at December 31, 1998..........       $  124,452    $   124,304
Credit Agreement - 6.2% interest rate at December 31, 1998..           21,000             --
                                                                   ----------    -----------
                                                                      145,452        124,304
Less current maturities.....................................           21,000             --
                                                                   ----------    -----------
                                                                   $  124,452    $   124,304
                                                                   ==========    ===========

The annual requirements for reduction of principal of long-term debt outstanding as of December 31, 1998 are estimated as follows (000's):

1999.............................................................. $       --
2000..............................................................         --
2001..............................................................         --
2002..............................................................         --
Thereafter........................................................    124,452
                                                                   ----------
                                                                   $  124,452
                                                                   ==========

5.   Income Taxes

     The Company provides deferred income taxes for differences between the tax reporting basis and the financial reporting basis of assets and liabilities. The Company follows the accounting procedures established by SFAS No. 109, "Accounting for Income Taxes". The Company paid income taxes of $566,000 in 1997 and $900,000 in 1996.

     Income tax expense (benefit) for the three years ended December 31, 1998 were as follows (000's):

Current:
   Federal......................................................................  $ (1,248)  $   375   $1,911
   State........................................................................       100       200      105
                                                                                  --------   -------   ------
                                                                                    (1,148)      575    2,016
                                                                                  --------   -------   ------
Deferred:
   Federal......................................................................    (9,592)     (311)   1,919
   State........................................................................        --        --      137
                                                                                  --------   -------   ------
                                                                                    (9,592)     (311)   2,056
                                                                                  --------   -------   ------

Total income tax expense (benefit)                                                $(10,740)  $   264   $4,072
                                                                                  ========   =======   ======

                             THE WISER OIL COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             For the Years Ended December 31, 1998, 1997 and 1996


     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate follows:

                                                                                    1998      1997        1996
                                                                                 ---------  ---------   ----------
Statutory federal income tax rate.............................................      34.0%     34.0%        34.0%
Statutory depletion in excess of cost basis...................................        --      (5.4)        (2.0)
Non-deductible Canadian operating loss........................................        --        --         22.6
State taxes, net of federal income taxes......................................        --       5.8          1.5
Dividends received credit.....................................................        --      (1.3)        (1.2)
Non-conventional fuels credit.................................................        --      (7.3)       (14.6)
Other.........................................................................      (3.5)    (18.4)        (1.5)
                                                                                 -------    ------      -------
Effective tax rate............................................................      30.5%      7.4%        38.8%
                                                                                 =======    ======      =======


     The deferred tax liabilities and assets at December 31, 1998 and 1997 were as follows (000's):

                                                                                    1998         1997
                                                                                 -----------  ----------
Deferred tax liabilities (assets):
     Intangible drilling and development cost.................................   $   13,041   $  14,966
     Deferred pensions and compensation.......................................         (296)       (468)
     Alternative minimum tax credit carryforwards.............................       (3,040)     (3,040)
     Property impairment reserve..............................................       (2,424)     (1,118)
     Net operating loss carryforward..........................................       (6,013)         --
     Wiser Canada excess property basis.......................................       (3,866)     (3,866)
     Valuation allowance......................................................        3,866       3,866
     Other....................................................................         (582)        (62)
                                                                                 ----------   ---------
                                                                                 $      686   $  10,278
                                                                                 ==========   =========

     The Company will only realize the benefits of alternative minimum tax credit carryforwards by generating future regular tax liability in excess of alternative minimum tax liability. In addition, the Company will only realize the benefit of the net operating loss carryforward by generating future taxable income. The Company believes it is more likely than not that both the net operating loss carryforward and the alternative minimum tax credits will be fully realized. As of December 31, 1998, Wiser had Canadian net deferred tax assets of $3,866,000 and a valuation allowance has been provided against the Canadian net deferred tax assets at December 31, 1998. Beginning in 1997, Wiser Canada's operating results are included in the Company's consolidated federal income tax return.

6.   Oil and Gas Producing Activities

     Set forth below is certain information regarding the aggregate capitalized costs of oil and gas properties and costs incurred in oil and gas property acquisitions, exploration and development activities (000's):

                                                                     U.S.      Canada      Total
                                                                  ----------  ---------  ----------
December 31, 1998:
-----------------
Capitalized Costs:
   Proved properties............................................  $ 261,361   $ 83,668   $ 345,029
   Unproved properties..........................................     18,007      4,938      22,945
                                                                  ---------   --------   ---------

                             THE WISER OIL COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             For the Years Ended December 31, 1998, 1997 and 1996

                                                                         U.S.             Canada             Total
                                                                     -----------       -----------        -----------
          Total.................................................         279,368            88,606            367,974
     Accumulated DD&A...........................................        (114,769)          (41,825)          (156,594)
                                                                     -----------       -----------        -----------
     Net capitalized cost.......................................     $   164,599       $    46,781        $   211,380
                                                                     ===========       ===========        ===========

Costs Incurred during 1998:
     Property acquisition.......................................     $     2,946       $     1,181        $     4,127
     Exploration (A)............................................          12,162             2,147             14,309
     Development................................................          10,226            11,397             21,623
     (A) U.S. includes $1,615 for exploration in Peru.

December 31, 1997:
------------------
Capitalized Costs:
     Proved properties..........................................     $   247,809       $    76,325        $   324,134
     Unproved properties........................................          17,315             5,206             22,521
                                                                     -----------       -----------        -----------
          Total.................................................         265,124            81,531            346,655
     Accumulated DD&A...........................................         (95,038)          (34,589)          (129,627)
                                                                     -----------       -----------        -----------
     Net capitalized cost.......................................     $   170,086       $    46,942        $   217,028
                                                                     ===========       ===========        ===========

Costs Incurred during 1997:
     Property acquisition.......................................     $    22,399       $     5,377        $    27,776
     Exploration................................................           8,906             3,461             12,367
     Development................................................          27,380             9,593             36,973

December 31, 1996:
------------------
Capitalized Costs:
     Proved properties..........................................     $   226,411       $    62,937        $   289,348
     Unproved properties........................................           9,659             7,709             17,368
                                                                     -----------       -----------        -----------
          Total.................................................         236,070            70,646            306,716
     Accumulated DD&A...........................................        (100,016)          (29,094)          (129,110)
                                                                     -----------       -----------        -----------
     Net capitalized cost.......................................     $   136,054       $    41,552        $   177,606
                                                                     ===========       ===========        ===========

Costs Incurred during 1996:
     Property acquisition.......................................     $     1,782       $     1,054        $     2,836
     Exploration................................................             875             1,888              2,763
     Development................................................          33,994             6,230             40,224
     Gas plants.................................................             408                --                408

     The Company has a noncontributory defined benefit pension plan, which covers substantially all full-time employees. Plan participants become fully vested after five years of continuous service. The retirement benefit formula is based on the employee's earnings, length of service and age at retirement. Contributions required to fund plan benefits are determined according to the Projected Unit Credit Method. The assets of the plan are primarily invested in equity

                             THE WISER OIL COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             For the Years Ended December 31, 1998, 1997 and 1996

and debt securities.  An amendment to the pension plan, effective January
1, 1993, reduced the normal retirement age from 65 years to 62 years. Effective December 11, 1998, the pension plan was further amended to curtail certain pension benefits.

     The net periodic pension costs (000's) and principal assumptions utilized in computing pension expense were as follows:

                                                                 1998            1997            1996
                                                              ----------      ----------      ----------
Current service cost.....................................     $      375      $      345      $      381
Interest cost on projected benefit obligation............            729             682             824
Actual return on assets..................................           (711)           (930)          1,890
Curtailment adjustment...................................           (778)             --              --
Net amortization and deferral............................            126             384          (2,652)
                                                              ----------      ----------      ----------
Net periodic pension cost (credit).......................     $     (259)     $      481      $      443
                                                              ==========      ==========      ==========

Discount rate............................................            7.0%            8.0%            8.0%
Rate of return on plan assets............................            8.5%            8.5%            8.5%
Rate of increase in compensation levels..................            5.0%            5.0%            5.0%

                             THE WISER OIL COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             For the Years Ended December 31, 1998, 1997 and 1996

     The following table presents the actuarial valuation of the plan's funded status, as of December 31 (000's):

                                                                        1998            1997            1996
                                                                     ----------      ----------      ----------
Actuarial present value of pension benefits obligations:
   Vested.........................................................   $    9,666      $    8,212      $    8,155
   Nonvested......................................................           --             289             415
                                                                     ----------      ----------      ----------


   Accumulated....................................................        9,666           8,501           8,570
   Projected salary increases.....................................           --             768             751
                                                                     ----------      ----------      ----------


   Projected benefits obligations.................................        9,666           9,269           9,321
   Plan assets at fair value......................................        9,477           8,547           8,010
                                                                     ----------      ----------      ----------

   Plan assets less than projected benefits obligations...........   $      189      $      722      $    1,311
                                                                     ==========      ==========      ==========

Items not yet recognized:
   Unrecognized net gain..........................................   $       16      $    1,032      $      473
   Unamortized transition amount..................................           65              87             121
   Unamortized prior service cost.................................           --            (812)           (957)
                                                                     ----------      ----------      ----------

   Net pension liability..........................................   $      270      $    1,029      $      948
                                                                     ==========      ==========      ==========

     As a result of the curtailment of certain pension benefits in 1998, the Company's net pension liability was reduced by $778,000.

8.   Employee Savings Plan

     The Company has a qualified Savings Plan available to all employees. An employee may elect to have up to 15% of the employee's base monthly compensation, exclusive of other forms of special or extra compensation, withheld and placed in the Savings Plan account. On a monthly basis, the Company contributes to this account an amount equal to 50% of the employee's contribution, limited to 3% of the employee's base compensation. Company contributions to the Savings Plan were $156,000, $142,000 and $126,000, in 1998, 1997 and 1996, respectively.

9.   Business Segment Information

     In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which requires reporting of financial and descriptive information about a company's reportable operating segments. The Company has identified only one operating segment, which is the exploration for and production of oil and gas with sales made to domestic and Canadian energy customers. Sales to major customers for the year ended December 31, 1998 were $20,684,000 to Highland Energy Company and $7,656,000 to Koch Oil Co. Ltd. which represented 34% and 13%, respectively, of the Company's total oil and gas revenues. The sales to Koch Oil Co. Ltd. accounted for approximately 55% of the Company's revenues from sales of its Canadian production in 1998. However, due to the nature of the oil and gas industry, the Company is not dependent upon any of these customers. The loss of any major customer would not have a material adverse impact on the Company's business.

                             THE WISER OIL COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             For the Years Ended December 31, 1998, 1997 and 1996

     The following table summarizes the oil and gas activity of the Company by geographic area for the years ended December 31, 1998, 1997 and 1996.

                                                                              U.S.         Canada          Total
                                                                          -----------    -----------    -----------
1998:
-----
Total revenues.........................................................   $    46,328    $    14,302    $    60,630
Costs and expenses:
   Production and operating............................................        22,217          4,312         26,529
   Purchased natural gas...............................................         1,440             --          1,440
   DD&A................................................................        16,548          9,263         25,811
   Property impairments................................................         1,766          2,072          3,838
   Exploration.........................................................        13,046          2,282         15,328
   Other operating.....................................................        20,891          1,999         22,890
                                                                          -----------    -----------    -----------
        Total costs and expenses.......................................        75,908         19,928         95,836
                                                                          -----------    -----------    -----------
Earnings (loss) before income taxes....................................       (29,580)        (5,626)       (35,206)
Income tax expense (benefit)...........................................       (10,740)            --        (10,740)
                                                                          -----------    -----------    -----------
Net income (loss)......................................................   $   (18,840)   $    (5,626)   $   (24,466)
                                                                          ===========    ===========    ===========

Identifiable assets (end of year)......................................   $   181,013    $    50,797    $   231,810
                                                                          ===========    ===========    ===========

1997:
-----
Total revenues.........................................................   $    71,706    $    16,109    $    87,815
Costs and expenses:
   Production and operating............................................        23,058          4,125         27,183
   Purchased natural gas...............................................         1,622             --          1,622
   DD&A................................................................        14,032          8,945         22,977
   Property impairments................................................         1,786          1,503          3,289
   Exploration.........................................................         6,956          2,699          9,655
   Other operating.....................................................        16,407          3,099         19,506
                                                                          -----------    -----------    -----------
        Total costs and expenses.......................................        63,861         20,371         84,232
                                                                          -----------    -----------    -----------
Earnings before income taxes...........................................         7,845         (4,262)         3,583
Income tax expense.....................................................           264             --            264
                                                                          -----------    -----------    -----------
Net income.............................................................   $     7,581    $    (4,262)   $     3,319
                                                                          ===========    ===========    ===========

Identifiable assets (end of year)......................................   $   202,474    $    52,082    $   254,556
                                                                          ===========    ===========    ===========

1996:
-----
Total revenues.........................................................   $    69,595    $    17,094    $    86,689
Costs and expenses:
   Production and operating............................................        20,288          3,682         22,970
   Purchased natural gas...............................................         1,462             --          1,462
   DD&A................................................................        11,783          7,870         19,653
   Property impairments................................................         7,276          4,836         12,112
   Exploration.........................................................         1,837          2,339          4,176
   Other operating.....................................................         9,475          5,341         14,816
                                                                          -----------    -----------    -----------

                            THE WISER OIL COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             For the Years Ended December 31, 1998, 1997, and 1996


                                             U.S.     Canada     Total
                                           --------   -------   --------
         Total costs and expenses........    52,121    24,068     76,189
                                           --------   -------   --------
Earnings before income taxes.............    17,474    (6,974)    10,500
Income tax expense.......................     4,072        --      4,072
                                           --------   -------   --------

Net income...............................  $ 13,402   $(6,974)  $  6,428
                                           ========   =======   ========

Identifiable assets (end of year)........  $161,687   $46,930   $208,617
                                           ========   =======   ========


10. Stock Compensation Plans

    Stock Options

    SFAS No. 123, "Accounting for Stock-Based Compensation," encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. During 1996, the Company adopted the disclosure provisions of SFAS No. 123. The Company continues to apply the accounting provisions of APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations to account for stock-based compensation. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

    The Company has two stock option plans, the 1991 Stock Incentive Plan ("Incentive Plan") and the 1991 Non-Employee Directors' Stock Option Plan ("Directors' Plan"). The Incentive Plan provides for the issuance of ten- year options with a variable vesting period and a grant price equal to the fair market value at the issue date. The Directors' Plan, as amended, provides for the issuance of ten-year options with a six month vesting period and a grant price equal to the fair market value at the issue date.

    A summary of the status of the Company's two stock option plans at December 31, 1998, 1997 and 1996 and changes during the years then ended follows:


                                             1998                     1997                1996
                                    -----------------------  ---------------------- ---------------------

                                                  Exercise                Exercise              Exercise
                                       Shares     Price (1)    Shares     Price (1)  Shares     Price (1)
                                    -----------  ----------  ----------  ---------- ---------  ----------

 Outstanding at beginning of year..   1,022,475     $15.62      879,500     $15.02    254,500     $16.88
 Granted...........................      10,500      11.94      164,500      18.87    647,250      14.35
 Exercised.........................          --         --      (15,025)     15.68         --         --
 Expired and cancelled.............      (5,625)     11.25       (6,500)     15.76    (22,250)     16.88
                                    ----------     -------   ---------     -------   --------     ------
 Outstanding at end of year........   1,027,350     $15.61    1,022,475     $15.62    879,500     $15.02
 Exercisable at end of year........     868,850     $15.40      773,975     $15.23    145,650     $16.47
 Fair value of options granted(1)..  $     3.66              $     6.07              $   4.30
                                     ==========              ==========              ========

(1) Weighted average per option granted.

    667,750 of the 1,027,350 options outstanding at December 31,1998 have exercise prices between $11 and $15, with a weighted average exercise price of $14.35 and a weighted average remaining contractual life of 7.7 years. 609,750 of these options are currently exercisable with a weighted average exercise price of $14.60. The remaining 359,600 options have exercise prices between $15 and $20, with a weighted average exercise price of $17.94 and a weighted average contractual life of 6.3 years. 259,100 of these options are currently exercisable with a weighted average exercise price of $17.30.

                            THE WISER OIL COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             For the Years Ended December 31, 1998, 1997, and 1996

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants for both the Incentive Plan and the Directors' Plan:

                                                   1998    1997    1996
                                                  ------  ------  ------
Risk free interest rate.........................   5.58%   6.29%   6.36%
Expected dividend yields........................   1.01%   0.64%   0.84%
Expected lives, in years........................   5.00    5.06    4.85
Expected volatility.............................  25.99%  23.66%  22.22%

     Had compensation cost been determined consistent with SFAS No. 123, the Company's net income and basic earnings per share would have been reduced to the following pro forma amounts:



                                                     1998      1997    1996
                                                  ----------  ------  ------

Net income (loss) - as reported (in thousands)..   $(24,466)  $3,319  $6,428
Net income (loss) - pro forma (in thousands)....    (24,685)   2,256   5,576
Earnings (loss) per share - as reported.........   $  (2.73)  $  .37  $  .72
Earnings (loss) per share - pro forma...........   $  (2.76)  $  .25  $  .62

     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of compensation cost to be expected in future years.

Share Appreciation Rights Plan

     The Company has a share appreciation rights ("SARs") plan which authorizes the granting of SARs to employees of the Company. Upon exercise, SARs allow the holder to receive the difference between the SARs exercise price and the fair market value of the Company's common stock covered by the SARs on the exercise date. The holders of the SARs vest at 25% per year and the SARs expire at the earlier of 5 years or termination of employment. At December 31, 1998, 85,000 SARs were outstanding with an exercise price of $14.63 per share.

11.  Preferred Stock

     In addition to Common Stock, the Company is authorized to issue 300,000 shares of Preferred Stock with a par value of $10 per share, none of which has been issued.

12.  Earnings Per Share

     The Company accounts for earnings per share ("EPS") in accordance with SFAS No. 128, "Earnings Per Share". Under SFAS No. 128, basic EPS is computed by dividing net income by the weighted average common shares outstanding without including any potentially dilutive securities. Diluted EPS is computed by dividing net income by the weighted average common shares outstanding plus, when their effect is dilutive, common stock equivalents consisting of stock options. Previously reported EPS were equivalent to the diluted EPS calculated under SFAS No. 128. Following are the weighted average common shares outstanding used in the computation of basic EPS and diluted EPS for the years ended December 31, 1998, 1997 and 1996 (000's):

                            THE WISER OIL COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             For the Years Ended December 31, 1998, 1997, and 1996




                                               1998   1997   1996
                                               -----  -----  -----
Basic EPS shares.............................  8,952  8,949  8,939
Diluted EPS shares...........................  8,952  8,982  8,954

                             THE WISER OIL COMPANY

                      SUPPLEMENTAL FINANCIAL INFORMATION

       For the years ended December 31, 1998, 1997 and 1996 (Unaudited)


     The following pages include unaudited supplemental financial information as currently required by the Securities and Exchange Commission
(SEC) and the Financial Accounting Standards Board.

13.  Estimated Quantities of Oil and Gas Reserves (Unaudited)

     Proved reserves are the estimated quantities of crude oil, natural gas and natural gas liquids, which upon analysis of geological and engineering data appear with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves which can be expected to be recovered through existing wells with existing equipment and under existing operating conditions.

     The estimation of reserves requires substantial judgment on the part of petroleum engineers and may result in imprecise determinations, particularly with respect to new discoveries. Accordingly, it is expected that the estimates of reserves will change as future production and development information becomes available and that revisions in these estimates could be significant.

     Following is a reconciliation of the Company's estimated net quantities of proved oil and gas reserves, as estimated by independent petroleum consultants.



                                                             Oil (Mbbls)                Gas (Mmcf)
                                                      -------------------------   --------------------------
                                                        U.S.    Canada   Total     U.S.     Canada    Total
                                                      -------   ------   ------   -------   ------   -------
Balance December 31, 1995........................      28,440    3,768   32,208    84,950   24,965   109,915
    Revisions of previous estimates..............        (301)     (25)    (326)    2,738     (535)    2,203
    Properties sold and abandoned................         (78)       -      (78)      (72)       -       (72)
    Reserves purchased in place..................          12        -       12        17      505       522
    Extensions, discoveries and other additions..       2,040      533    2,573    10,787    1,705    12,492
    Production...................................      (2,033)    (744)  (2,777)   (8,874)  (2,809)  (11,683)
                                                      -------   ------   ------   -------   ------   -------


Balance December 31, 1996........................      28,080    3,532   31,612    89,546   23,831   113,377
    Revisions of previous estimates..............      (2,614)     274   (2,340)    1,208    1,988     3,196
    Properties sold and abandoned................        (810)    (344)  (1,154)     (902)  (2,606)   (3,508)
    Reserves purchased in place..................       1,493    1,013    2,506     8,961        -     8,961
    Extensions, discoveries and other additions..       1,205      653    1,858     7,601    2,667    10,268
    Production...................................      (2,037)    (724)  (2,761)   (9,466)  (2,734)  (12,200)
                                                      -------   ------   ------   -------   ------   -------

Balance December 31, 1997........................      25,317    4,404   29,721    96,948   23,146   120,094
    Revisions of previous estimates..............      (2,773)     689   (2,084)   (4,001)   1,362    (2,639)
    Properties sold and abandoned................        (215)    (118)    (333)     (237)    (882)   (1,119)
    Reserves purchased in place..................       2,686        -    2,686       319        -       319
    Extensions, discoveries and other additions..         407      306      713    12,971    4,111    17,082
    Production...................................      (1,837)    (878)  (2,715)  (10,535)  (3,221)  (13,756)
                                                      -------   ------   ------   -------   ------   -------

Balance December 31, 1998........................      23,585    4,403   27,988    95,465   24,516   119,981
                                                      =======   ======   ======   =======   ======   =======

                             THE WISER OIL COMPANY

                      SUPPLEMENTAL FINANCIAL INFORMATION

       For the years ended December 31, 1998, 1997 and 1996 (Unaudited)

 Proved Developed Resources at December 31, (1):

                                                             Oil (Mbbls)                    Gas (Mmcf)
                                                      ---------------------------     --------------------------
                                                      U.S.       Canada     Total     U.S.     Canada     Total
                                                      ----       ------     -----     ----     ------    -------
    1995.........................................      17,939     3,617     21,556    77,915   24,111    102,026

    1996.........................................      24,892     3,225     28,117    80,652   22,477    103,129

    1997.........................................      23,798     4,404     28,202    87,688   21,771    109,459

    1998.........................................      22,701     4,253     26,954    86,610   23,736    110,346

(1) Reserve volumes as assigned by third party engineers have been increased to reflect the effect of the Alberta Royalty Tax Credit refund. Total proved approved developed reserves were increased by 186 MBBL and 1,258 MMCF for 1996, 364 MBBL and 1,914 MMCF for 1997 and 389 MBBL and 2,088 MMCF for 1998.

Standardized Measure of Discounted Future Net Cash Flows of Proved Oil and Gas Reserves (Unaudited)

     The Company has estimated the standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves in accordance with the standards established by the Financial Accounting Standards Board through its Statement No. 69. The estimates of future cash inflows and future production and development cost are based on current year end sales prices for oil and gas. Estimated future production of proved reserves and estimated future production and development costs of proved reserves are based on current costs and economic conditions.

     This standardized measure of discounted future net cash flows is an attempt by the Financial Accounting Standards Board to provide the users of financial statements with information regarding future net cash flows from proved reserves. However, the users of these financial statements should use extreme caution in evaluating this information. The assumptions required to be used in these computations are subjective and arbitrary. Had other equally valid assumptions been used, significantly different results of discounted future net cash flows would result. Therefore, these estimates do not necessarily reflect the current value of the Company's proved reserves or the current value of discounted future net cash flows for the proved reserves.

     The following are the Company's estimated standardized measure of discounted future net cash flows from proved reserves (000's):


                                                             U.S.       Canada       Total
                                                             ----       ------       -----

December 31, 1998:
Future cash flows.......................................  $  440,715   $ 87,869   $  528,584
Future production and development costs.................    (278,468)   (31,147)    (309,615)
Future income tax expense...............................     (15,091)    (5,063)     (20,154)
                                                          ----------   --------   ----------

Future net cash flows...................................     147,156     51,659      198,815
10% Annual discount for estimated timing of cash flows..     (67,065)   (18,518)     (85,583)
                                                          ----------   --------   ----------

 Standardized measure of discounted cash flows.......     $   80,091   $ 33,141   $  113,232
                                                          ==========   ========   ==========


                             THE WISER OIL COMPANY

                      SUPPLEMENTAL FINANCIAL INFORMATION

       For the years ended December 31, 1998, 1997 and 1996 (Unaudited)

December 31, 1997:
Future cash flows.......................................  $  650,810   $ 98,143   $  748,953
Future production and development costs.................    (357,598)   (32,062)    (389,660)
Future income tax expense...............................     (60,477)    (6,512)     (66,989)
                                                          ----------   --------   ----------

Future net cash flows...................................     232,735     59,569      292,304
10% Annual discount for estimated timing of cash flows..     (97,116)   (20,699)    (117,815)
                                                          ----------   --------   ----------

    Standardized measure of discounted cash flows.......  $  135,619   $ 38,870   $  174,489
                                                          ==========   ========   ==========

 December 31, 1996:
 Future cash flows......................................  $1,029,971   $116,203   $1,146,174
 Future production and development costs................    (415,276)   (25,175)    (440,451)
 Future income tax expense..............................    (172,024)         -     (172,024)
                                                          ----------   --------   ----------

 Future net cash flows..................................     442,671     91,028      533,699
 10% Annual discount for estimated timing of cash flows.    (187,332)   (29,187)    (216,519)
                                                          ----------   --------   ----------

     Standardized measure of discounted cash flows......  $  255,339   $ 61,841   $  317,180
                                                          ==========   ========   ==========

The following are the sources of changes in the standardized measure of discounted net cash flows (000's):

                                                             1998        1997       1996
                                                             ----        ----       ----
Standardized measure, beginning of year.................   $174,489   $ 317,180   $194,602
Sales, net of production costs..........................    (31,445)    (47,959)   (46,580)
Net change in price and production costs................    (78,321)   (204,859)   142,806
Reserves purchased in place.............................      1,817      30,570        581
Extensions, discoveries and improved recoveries.........     11,259      11,751     42,582
Change in future development costs......................      9,316      16,339     27,080
Revisions of previous quantity estimates and disposals..     (4,846)     (6,992)       314
Sales of reserves in place..............................     (1,698)    (10,756)      (987)
Accretion of discount...................................     21,007      41,431     23,542
Changes in timing and other.............................    (13,327)    (33,752)   (10,440)
Net change in income taxes..............................     24,981      61,536    (56,320)

Standardization measure, end of year....................   $113,232   $ 174,489   $317,180
                                                           ========   =========   ========

                             THE WISER OIL COMPANY

                      SUPPLEMENTAL FINANCIAL INFORMATION

       For the years ended December 31, 1998, 1997 and 1996 (Unaudited)

14. Quarterly Financial Date

             The supplementary financial data in the table below for each quarterly period within the years ended December 31, 1998 and 1997 are derived from the unaudited consolidated financial statements of the Company.

                                                                 Net      Earnings
                                                                Income     (Loss)
                                                    Revenues    (Loss)    Per Share
                                                    --------    -------   ----------
                                                     (000's)    (000's)
1998:
    First quarter..............................      $17,415    $(3,556)     $(0.40)
    Second quarter.............................       16,019     (4,675)      (0.52)
    Third quarter..............................       13,833     (8,153)      (0.91)
    Fourth quarter.............................       13,363     (8,082)      (0.90)

1997:

    First quarter..............................      $25,575    $ 6,141      $  .69
    Second quarter.............................       17,826     (1,944)      (0.22)
    Third quarter..............................       17,027     (1,878)      (0.21)
    Fourth quarter.............................       27,387      1,000        0.11

15.  Summary of Guaranties of 9 1/2% Senior Subordinated Notes

     In May 1997, the Company issued $125 million aggregate principal amount of its 9 1/2% senior Subordinated Notes due 2007 pursuant to an offering exempt from registration under the Securities Act of 1933. The notes are unsecured obligations of the Company, subordinated in right of payment to all existing and any future senior indebtedness of the Company. The notes rank pari passu with any future senior subordinated indebtedness and senior to any future junior subordinated indebtedness of the Company. The notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured, senior subordinated basis by certain wholly owned subsidiaries of the Company (the "Subsidiary Guarantors"). At the time of the initial issuance of the notes, Wiser Oil Delaware, Inc., The Wiser Marketing Company, Wiser Delaware LLC, T.W.O.C., Inc. and The Wiser Oil Company of Canada were the Subsidiary Guarantors (the "Initial Subsidiary Guarantors"). Except for two wholly owned subsidiaries that are inconsequential to the Company on a consolidated basis, the Initial Subsidiary Guarantors comprise all of the Company's direct and indirect subsidiaries.

     Sections 13 and 15(d) of the Securities Exchange Act of 1934 require presentation of the following unaudited summarized financial information of the Subsidiary Guarantors. The Company has not presented separate financial statements and other disclosures concerning each Subsidiary Guarantor because such information is not material to investors. There are no significant contractual restrictions on distributions from each of the Subsidiary Guarantors to the Company.

                             THE WISER OIL COMPANY

                      SUPPLEMENTAL FINANCIAL INFORMATION

        For the Years Ended December 31, 1998, 1997 and 1996(Unaudited)

                                                                      Subsidiary Guarantors
                                                                                  The Wiser
                                                         Wiser        T.W.O.C.    Marketing    Combined
                                                       Canada (1)       Inc.       Company      Total
                                                      -----------     --------    ---------    --------
Revenues:
    For the Year Ended December 31, 1998............     $ 14,303      $     1     $  2,141    $ 16,476
    For the Year Ended December 31, 1997............       16,109        7,687      2304.00      26,100
    For the Year Ended December 31, 1996............       17,094       16,304      2237.00      35,635

Earnings (Loss) Before Income Taxes:
    For the Year Ended December 31, 1998............     $ (5,626)     $   (14)    $    243    $ (5,397)
    For the Year Ended December 31, 1997............       (4,262)       7,671          231       3,640
    For the Year Ended December 31, 1996............       (6,974)      16,287          338       9,651

Net Income (Loss):
    For the Year Ended December 31, 1998............     $ (3,882)     $   (10)    $    168    $ (3,724)
    For the Year Ended December 31, 1997............       (3,947)       7,103          214       3,370
    For the Year Ended December 31, 1996............       (6,974)      12,492          259       5,777

Current Assets:
    December 31, 1998...............................     $  3,782      $     3     $    213    $  3,998
    December 31, 1997...............................        4,808           44          165       5,017
    December 31, 1996...............................        4,958           53          170       5,181

Total Assets:
    December 31, 1998...............................     $ 50,797      $     3     $    526    $ 51,326
    December 31, 1997...............................       52,083           44          492      52,619
    December 31, 1996...............................       39,132        7,229          718      47,079

Current Liabilities:
    December 31, 1998...............................     $  4,806     $     --     $    361    $  5,167
    December 31, 1997...............................        6,646           --          250       6,896
    December 31, 1996...............................        4,931           --          508       5,439

Noncurrent Liabilities:
    December 31, 1998...............................     $ 17,846     $     --     $     --    $ 17,846
    December 31, 1997...............................        9,474           --           --       9,474
    December 31, 1996...............................       52,439        2,227           --      54,666

Stockholders' Equity (Deficit):
    December 31, 1998...............................     $ 28,145      $     3     $    165    $ 28,313
    December 31, 1997...............................       35,963           44          242      36,249
    December 31, 1996...............................      (18,238)       5,002          210     (13,026)

(1) Includes the accounts of Wiser Oil Delaware, Inc., Wiser Delaware LLC and The Wiser Oil Company of Canada.

  The accompanying notes are an integral part of these financial statements.

16.  Events (Unaudited) Subsequent to Date of Auditor's Report:

     On May 10, 1999, the Company entered into a Restated Credit Agreement ("BankOne Revolver") with Bank One, Texas, N.A. The Company repaid in full the outstanding principal balance under the Credit Agreement with Bank of America (formerly Nations Bank of Texas N.A.) ("Credit Agreement") and the Credit Agreement was terminated. The BankOne Revolver provides the Company with up to a $25 million line of credit through April 30, 2001. The amounts available for borrowing are based on the Company's oil and gas reserves and the Company's Borrowing Base at September 30, 1999 was $8 million. Available loan and interest options are (i) Prime Rate Loans, at the bank's prime interest rate and (ii) Eurodollar Loans, at LIBOR plus 2.5%, 2.75%, or 3% depending on the percentage of the Borrowing Base actually borrowed by the Company. The commitment fee on the unused Borrowing Base is 0.5%. The BankOne Revolver imposes certain restrictions on sales of assets, payment of dividends and incurrence of indebtedness and requires the Company to, among other things, maintain certain financial ratios and make monthly escrow deposits of $990,000 to fund the semi-annual interest payments on the 9 1/2% Senior Subordinated Notes.

     On December 13, 1999, the Company and Wiser Investment Company, LLC ("WIC") entered into a Stock Purchase Agreement and a Warrant Purchase Agreement providing for the issuance and sale by the Company to WIC of 1,000,000 shares of the Company's Series C Cumulative Convertible Preferred Stock for a purchase price of $25 million in cash, and the issuance of warrants to purchase shares of the Company's Common Stock representing 5% of the outstanding shares of Common Stock at any given time.

     During 1999, the Company entered into various forward-sale agreements to hedge a portion of the Company's oil and gas production. For the fourth quarter of 1999, the Company hedged an average of 4,233 barrels of oil production per day with a floor price of $16.50 per barrel and a ceiling price of $20.00 per barrel. For the first quarter of 2000, the Company hedged an average of 1,000 barrels of oil production per day with a floor price of $18.50 per barrel and a ceiling price of $26.60 per barrel. The Company also hedged 2,700 barrels of oil production per day for the first quarter of 2000 at a fixed swap price of $24.00 per barrel. For the second, third and fourth quarters of 2000, the Company hedged 3,500 barrels, 3,400 barrels and 3,300 barrels per day of oil production, respectively, at a fixed swap price of $22.30, $21.07 and $19.78 per barrel, respectively. The Company also entered into forward-sale agreements for gas production for the months of February through September 2000 that hedge an average of 5,261 MMBTU per day of gas production at an average price of $2.29 per MMBTU. These hedges amount to approximately 90% of the Company's estimated oil production for the year 2000 and approximately 25% of the Company's estimated gas production for the eight months of February through September 2000.

                             THE WISER OIL COMPANY
                       CONSOLIDATED STATEMENTS OF INCOME
            For the Nine Months Ended September 30, 1999 and 1998
                                  (Unaudited)

                                                             For the Nine Months
                                                             Ended September 30,
                                                             -------------------
                                                             1999         1998
                                                         ----------     --------
                                                        (000's except per share data)
Revenues:
        Oil and gas sales...............................   $ 34,668     $ 45,883
        Dividends and interest..........................        434          244
        Other...........................................      3,457        1,140
                                                           --------     --------
                                                             38,559       47,267

Costs and Expenses:
        Production and operating........................     14,927       20,016
        Purchased natural gas...........................        336        1,072
        Depreciation, depletion and amortization........     14,081       20,162
        Exploration.....................................      5,643       10,533
        General and administrative......................      5,073        7,570
        Interest Expense................................     10,162        9,760
                                                           --------     --------

                                                             50,222       69,113

Earnings (Loss) Before Income Taxes.....................    (11,663)     (21,846)
Income Tax Expense (Benefit)............................       (859)      (5,462)
                                                           --------     --------
NET INCOME (LOSS).......................................   $(10,804)    $(16,384)
                                                           ========     ========
Weighted Average Outstanding Share......................      8,952        8,952
                                                           ========     ========
Earnings (Loss) Per Share:

        Basic...........................................   $  (1.21)    $  (1.83)
                                                           ========     ========
        Diluted.........................................   $  (1.21)    $  (1.83)
                                                           ========     ========
        Cash Dividends Per Share........................   $     --     $    .09
                                                           ========     ========

   The accompanying notes are an integral part of these financial statements.

                             THE WISER OIL COMPANY
                          CONSOLIDATED BALANCE SHEETS
                   September 30, 1999 and December 31, 1998
                                  (Unaudited)

                                                                                       September 30,   December 31,
                                                                                           1999            1998
                                                                                         -------------   ----------
                                                                                          (000's) except share data
Assets
------
Current Assets:
       Cash and cash equivalents ($3,973 restricted at Sept. 30, 1999)...............     $  22,950      $   2,779
       Accounts receivable...........................................................         9,728          9,102
       Inventories...................................................................           332            669
       Income taxes receivable.......................................................         1,442          1,270
       Prepaid expenses..............................................................         1,260          1,035
                                                                                          ---------      ---------
               Total current assets..................................................        35,712         14,855

Property, Plant and Equipment, at cost:
       Oil and gas properties (successful efforts method)............................       273,179        367,974
       Other properties..............................................................         3,740          5,523
                                                                                          ---------      ---------
                                                                                            276,919        373,497

       Accumulated depreciation, depletion and amortization..........................      (115,128)      (160,202)
                                                                                          ---------      ---------

       Net property, plant and equipment.............................................       161,791        213,295
       Other Assets..................................................................         3,474          3,660
                                                                                          ---------      ---------
                                                                                          $ 200,977      $ 231,810
                                                                                          =========      =========
Liabilities and Stockholders' Equity
------------------------------------
Current Liabilities:
       Accounts payable..............................................................     $   8,916      $  10,473
       Current portion of long-term debt.............................................             -         21,000
       Accrued liabilities...........................................................         5,499          2,730
                                                                                          ---------      ---------
       Total current liabilities.....................................................        14,415         34,203
                                                                                          ---------      ---------

Long Term Debt.......................................................................       125,008        124,452
Deferred Benefit Cost................................................................           353            378
Deferred Income Taxes................................................................             -            686
Stockholders' Equity:
       Common stock - $3 par value; 20,000,000 shares authorized;
        shares issued - 9,128,169; shares outstanding - 8,951,965....................        27,385         27,385
       Paid-in capital...............................................................         3,223          3,223
       Retained earnings.............................................................        32,286         43,090
       Foreign currency translation..................................................         1,036          1,122
       Treasury stock; 176,204 shares, at cost.......................................        (2,729)        (2,729)
                                                                                          ---------      ---------

          Total stockholders' equity.................................................        61,201         72,091
                                                                                          ---------      ---------

                                                                                          $ 200,977      $ 231,810
                                                                                          =========      =========

  The accompanying notes are an integral part of these financial statements.

                            THE WISER OIL COMPANY
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                 For the Nine Months Ended September 30, 1999
                                  (Unaudited)

                                                                                Foreign
                                                 Common   Paid-in  Retained     Currency    Treasury
                                       Total     Stock    Capital  Earnings   Translation     Stock
                                     ---------  --------  -------  ---------  ------------  ---------
                                                                (000's)
December 31, 1998..................  $ 72,901    $27,385   $3,223  $ 43,090        $1,122    $(2,729)

   Net Income (Loss)                  (10,804)         -        -   (10,804)            -          -
   Other comprehensive income
     (loss), net of tax............       (86)         -        -         -           (86)         -
                                     --------

   Comprehensive income (loss).....   (10,890)
   Dividends paid..................         -          -        -         -             -          -

September 30, 1999                   $ 61,201    $27,385   $3,223  $ 32,286        $1,036    $(2,729)
                                     ========    =======   ======  ========        ======    =======

  The accompanying notes are an integral part of these financial statements.

                             THE WISER OIL COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the Nine Months Ended September 30, 1999 AND 1998
                                  (Unaudited)

                                                                           For the Nine Months
                                                                           Ended September 30,
                                                                      -------------------------------
                                                                           1999             1998
                                                                      --------------     ------------
                                                                                   (000's)
Cash Flows From Operating Activities:
 Net Income (Loss).................................................    $     (10,804)    $   (16,384)
 Adjustments to reconcile net income to operating cash flows:
     Depreciation, depletion and amortization......................           14,081          20,162
     Deferred income taxes.........................................             (686)         (4,095)
     Property sale gains...........................................           (3,015)           (571)
     Foreign currency translation..................................              (86)            178
     Exploration expense...........................................            5,643          10,533
     Amortization of other assets..................................              438             418
     Other Changes:
          Accounts receivable......................................             (626)          4,368
          Inventories..............................................               42              79
          Income taxes receivable..................................             (172)         (1,345)
          Prepaid expenses.........................................             (225)         (1,000)
          Other assets.............................................             (196)            578
          Accounts payable.........................................           (1,557)         (8,094)
          Accrued liabilities......................................            2,769          (1,226)
          Deferred benefits cost...................................              (25)           (141)
                                                                       -------------     -----------

                    Operating Cash Flow............................            5,581           3,460

Cash Flows From Investing Activities:
 Capital and exploration expenditures..............................           (5,910)        (37,012)
 Proceeds from sales of property, plant and equipment..............           41,000           2,963
                                                                       -------------     -----------
                    Investing Cash Flows...........................           35,090         (34,049)

Cash Flows From Financing Activities:
 Long term debt issued.............................................                -          19,486
 Payments on long term debt........................................          (20,500)              -
 Dividends paid....................................................                -            (806)
                                                                       -------------     -----------
                   Investing Cash Flows............................          (20,500)         18,680
                                                                       -------------     -----------
Net Increase (Decrease) In Cash....................................           20,171         (11,909)
Cash and Cash Equivalents, beginning of period.....................            2,779          13,255
                                                                       -------------     -----------
Cash and Cash Equivalents, end of period...........................    $      22,950     $     1,346
                                                                       =============     ===========

  The accompanying notes are an integral part of these financial statements.

                  Notes to Consolidated Financial Statements
                 For the Nine Months Ended September 30, 1999
                                  (Unaudited)


1.   Hedging Activities

          During 1999, the Company entered into various forward sale agreements to hedge a portion of the Company's oil and gas production. The Company's forward sale agreements at September 30, 1999 were as follows:

    Period               Daily Volume - Product      Price (Floor / Ceiling) (a)
---------------          ----------------------      ---------------------------
October 1999             4,200 Bbls - Crude Oil      $16.50 / 20.00 per Bbl

November 1999            4,300 Bbls - Crude Oil      $16.50 / 20.00 per Bbl

December 1999            4,200 Bbls - Crude Oil      $16.50 / 20.00 per Bbl

January 2000             1,000 Bbls - Crude Oil      $18.50 / 26.60 per Bbl

February 2000            1,000 Bbls - Crude Oil      $18.50 / 26.60 per Bbl

March 2000               1,000 Bbls - Crude Oil      $18.50 / 26.60 per Bbl

          (a) These are "collar" hedges whereby the Company will receive the actual market price if the actual market price is between the floor price and the ceiling price. If the actual market price is below or above the floor or ceiling prices, the price received by the Company will be limited to the floor price or ceiling price, respectively.

     Oil and gas sales were reduced by $1.0 million in the third quarter of 1999 and by $1.5 million in the first nine months of 1999 from the Company's hedging activities. At September 30, 1999, the Company's outstanding forward sale agreements had a fair value loss of $1.7 million. The aggregate effect of a hypothetical 10% change in oil price would result in a change of $0.9 million in the fair value of these instruments at September 30, 1999.

                   Notes to Consolidated Financial Statements
           For the Nine Months Ended September 30, 1999 (continued)


2. Long-Term Debt

     On May 10, 1999, the Company entered into a Restated Credit Agreement ("BankOne Revolver") with Bank One, Texas, N.A. The Company repaid in full the outstanding principal balance under the Credit Agreement with Bank of America (formerly NationsBank of Texas, N.A.) ("Credit Agreement") and the Credit Agreement was terminated.

     The BankOne Revolver provides the Company with up to a $25 million line of credit through April 30, 2001. The amounts available for borrowing are based on the Company's oil and gas reserves and the Company's Borrowing Base at September 30, 1999 was $8 million. Available loan and interest options are (i) Prime Rate Loans, at the bank's prime interest rate and (ii) Eurodollar Loans, at LIBOR plus 2.5%, 2.75% or 3% depending on the percentage of the Borrowing Base actually borrowed by the Company. The commitment fee on the unused Borrowing Base is 0.5%. The BankOne Revolver imposes certain restrictions on sales of assets, payment of dividends and incurrence of indebtedness and requires the Company to, among other things, maintain certain financial ratios and make monthly escrow deposits of $990,000 to fund the semi-annual interest payments on the 9 1/2% Senior Subordinated Notes. At September 30, 1999, cash and cash equivalents included $3,973,000 of escrow deposits which are restricted to fund the November 15, 1999 interest payment on the 9 1/2% Senior Subordinated Notes.

3. Summary of Guaranties of 9 1/2% Senior Subordinated Notes

     In May 1998, the Company issued $125 million aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2007 pursuant to an offering exempt from registration under the Securities Act of 1933. The notes are unsecured obligations of the Company, subordinated in right of payment to all existing and any future senior indebtedness of the Company. The notes rank pari passu with any future senior subordinated indebtedness and senior to any future junior subordinated indebtedness of the Company. The notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured, senior subordinated basis by certain wholly owned subsidiaries of the Company (the "Subsidiary Guarantors"). At the time of the initial issuance of the notes, Wiser Oil Delaware, Inc., The Wiser Marketing Company, Wiser Delaware LLC, T.W.O.C., Inc. and The Wiser Oil Company of Canada were the Subsidiary Guarantors (the "Initial Subsidiary Guarantors"). Except for two wholly owned subsidiaries that are inconsequential to the Company on a consolidated basis, the Initial Subsidiary Guarantors comprise all of the Company's direct and indirect subsidiaries.

     Sections 13 and 15(d) of the Securities Exchange Act of 1934 require presentation of the following unaudited summarized financial information of the Subsidiary Guarantors. The Company has not presented separate financial statements and other disclosures concerning each Subsidiary Guarantor because such information is not material to investors. There are no significant contractual restrictions on distributions from each of the Subsidiary Guarantors to the Company.

                   Notes to Quarterly Financial Statements
           For the Nine Months Ended September 30, 1999 (continued)

                                                                         THE WISER OIL COMPANY
                                                                         Subsidiary Guarantors
                                                                        ----------------------
                                                                                           The Wiser
                                                               Wiser           T.W.O.C.    Marketing   Combined
                                                            Canada (1)           Inc.       Company     Total
                                                       ---------------------   --------   ----------   --------
                                                                                (000's)
Revenues:
 For the nine months ended September 30, 1999....             $10,565             $  --     $  523      $11,088
 For the nine months ended September 30, 1998....              10,573                 1      1,593       12,167

Income (Loss) Before Income Taxes
 For the nine months ended September 30, 1999....             $  (400)            $  --     $   68      $  (332)
 For the nine months ended September 30, 1998....              (3,016)              (14)       183       (2,847)

Net Income (Loss)
 For the nine months ended September 30, 1999 ...             $  (400)             $ --     $   68      $  (332)
 For the nine months ended September 30, 1998 ...              (2,111)              (10)       128       (1,993)

Current Assets
 September 30, 1999..............................             $ 4,704             $   3     $   --      $ 4,707
 December 31, 1998...............................               3,782                 3        213        3,998

Total Assets
 September 30, 1999..............................             $48,283             $   3     $   --      $48,286
 December 31, 1998...............................              50,797                 3        526       51,326

Current Liabilities
 September 30, 1999..............................             $ 3,805             $  --     $   --      $ 3,805
 December 31, 1998...............................               4,806                --        361        5,167

Noncurrent Liabilities
 September 30, 1999..............................             $18,676             $  --     $   --      $18,676
 December 31, 1998...............................              17,846                --         --       17,846

Stockholder's Equity
 September 30, 1999..............................             $25,802             $   3     $   --      $25,805
 December 31, 1998...............................              28,145                 3        165       28,313

(1) Includes the accounts of Wiser Oil Delaware, Inc., Wiser Delaware LLC and The Wiser Oil Company of Canada.

                                                                         ANNEX A


                           STOCK PURCHASE AGREEMENT



                                By And Between



                             THE WISER OIL COMPANY



                                      And



                         WISER INVESTMENT COMPANY, LLC



                               December 13, 1999

                               TABLE OF CONTENTS

                                                                             Page
                                                                             ----
ARTICLE I
     DEFINITIONS............................................................   1
     Section 1.1  Definitions...............................................   1
     Section 1.2  References and Titles.....................................   8

ARTICLE II
     PURCHASE OF PREFERRED SHARES...........................................   9
     Section 2.1  Agreement to Sell and to Purchase Shares..................   9
     Section 2.2  Purchase Price and Payment................................   9
     Section 2.3  Delivery of Shares........................................   9
     Section 2.4  Deposit...................................................   9

ARTICLE III
     REPRESENTATIONS AND WARRANTIES.........................................  10
     Section 3.1  Representations and Warranties of the Company.............  10
     Section 3.2  Representations and Warranties of WIC and Purchaser.......  33

ARTICLE IV
     COVENANTS..............................................................  35
     Section 4.1  Stockholder Approval; Proxy Statement.....................  35
     Section 4.2  NYSE Listing..............................................  36
     Section 4.3  Affirmative Covenants of the Company......................  37
     Section 4.4  Negative Covenants of the Company.........................  37
     Section 4.5  Reasonable Best Efforts; Financing........................  40
     Section 4.6  Other Transaction Documents...............................  40
     Section 4.7  HSR Act Notification......................................  41
     Section 4.8  Notification of Certain Matters...........................  41
     Section 4.9  No Solicitation by Company................................  41
     Section 4.10 Access; Confidentiality...................................  43
     Section 4.11 Transfer Restrictions.....................................  43

ARTICLE V
     CONDITIONS PRECEDENT TO CLOSING......................................... 45
     Section 5.1  Conditions Precedent to Each Party's Obligation...........  45
     Section 5.2  Conditions Precedent to Obligations of WIC and Purchaser..  45
     Section 5.3  Conditions Precedent to Obligation of Company.............  47

ARTICLE VI
     CLOSING................................................................  47
     Section 6.1  Closing...................................................  47

     Section 6.2  Actions to Occur at the Closing...........................  48

ARTICLE VII
     TERMINATION............................................................  49
     Section 7.1  Termination...............................................  49
     Section 7.2  Effect of Termination.....................................  50

ARTICLE VIII
     INDEMNIFICATION........................................................  51
     Section 8.1  Indemnification of WIC and Purchaser......................  51
     Section 8.2  Indemnification of Company................................  51
     Section 8.3  Defense of Third-Party Claims.............................  51
     Section 8.4  Direct Claims.............................................  52
     Section 8.5  No Punitive Damages.......................................  52
     Section 8.6  Exclusivity...............................................  52

ARTICLE IX
     MISCELLANEOUS..........................................................  53
     Section 9.1  Survival of Provisions....................................  53
     Section 9.2  No Waiver; Modification in Writing........................  54
     Section 9.3  Specific Performance......................................  54
     Section 9.4  Severability..............................................  54
     Section 9.5  Fees and Expenses.........................................  55
     Section 9.6  Parties in Interest.......................................  55
     Section 9.7  Notices...................................................  55
     Section 9.8  Counterparts..............................................  56
     Section 9.9  Entire Agreement..........................................  56
     Section 9.10  Governing Law............................................  56
     Section 9.11  Public Announcements.....................................  57
     Section 9.12  Assignment...............................................  57
     Section 9.13  Independent Determination................................  58

Exhibits:

Exhibit A - Form of Agreement and Irrevocable Proxy
Exhibit B - Form of Certificate of Designation
Exhibit C - Form of Employment Agreement
Exhibit D - Form of Management Agreement
Exhibit E - Form of Restated Certificate
Exhibit F - Form of Stockholder Agreement
Exhibit G - Form of Opinion of Thompson & Knight L.L.P.
Exhibit H - Form of Opinion of Andrews & Kurth L.L.P.

                           STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of December 13, 1999, by and between The Wiser Oil Company, a Delaware corporation (the "Company"), and Wiser Investment Company, LLC, a Delaware limited liability company ("WIC").

     In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     SECTION 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

     "Affiliate" means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

     "Agreement" means this Stock Purchase Agreement, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof.

     "Agreement and Irrevocable Proxy" means an agreement in the form attached as Exhibit A hereto.
   ---------

     "Alternative Transaction" has the meaning set forth in Section 4.9(d).

     "Alternative Transaction Proposal" has the meaning set forth in Section 4.9(a).

     "Approval" means any approval, authorization, grant of authority, consent, order, qualification, permit, license, variance, exemption, franchise, concession, certificate, filing or registration, or any waiver of the foregoing, or any notice, statement or other communication, required to be obtained from, filed with or delivered to any Governmental Entity or other Person.

     "Benefit Arrangement" has the meaning set forth in Section 3.1(s)(i)(B).

     "Board" means the Board of Directors of the Company.

     "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in Dallas, Texas generally are authorized or required by Law to close.

     "Bylaws" means the By-Laws of the Company as amended to the date of this Agreement.

     "Certificate of Cancellation" means a certificate, in form and substance reasonably satisfactory to WIC and Purchaser, effecting the cancellation of the Company's Series A Preferred Stock, in accordance with Section 151(g) of the Delaware General Corporation Law.

     "Certificate of Designation" means the Certificate of Designations for the Series C Preferred Stock, in the form attached as Exhibit B hereto.
                                                  ---------

     "Certificate of Incorporation" means the Restated Certificate of Incorporation of the Company as amended to the date of this Agreement and as filed with the Secretary of State of Delaware.

     "Closing" has the meaning set forth in Section 6.1.

     "Closing Date" has the meaning set forth in Section 6.1.

     "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder as in effect on the date hereof.

     "Commitment Letter" has the meaning set forth in Section 4.5(b).

     "Common Stock" means the Company's common stock, the par value of which is $3.00 per share on the date hereof but will be changed to $.01 per share on the Closing Date pursuant to the Restated Certificate.

     "Company" has the meaning set forth in the introductory paragraph hereof.

     "Company Agents" has the meaning set forth in Section 4.9(a).

     "Company Disclosure Schedule" means the disclosure schedule dated as of the date of this Agreement, which refers to the Sections of this Agreement that it qualifies, and which has been delivered by the Company to WIC on the date of this Agreement.

     "Company Indemnified Costs" means any and all damages, losses (including diminution in value), claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Company Indemnified Parties incurs and that arise out of (i) any breach by WIC or Purchaser of any of its representations or warranties under this Agreement or any other Transaction Document or (ii) any breach by WIC or Purchaser of any of its covenants or agreements under this Agreement or any other Transaction Document.

     "Company Indemnified Parties" means the Company, its Subsidiaries and each officer, director, employee, stockholder and Affiliate of the Company or its Subsidiaries (other than WIC, Purchaser and Persons who are also officers, directors, managers, employees, stockholders or Affiliates of WIC or Purchaser).

     "Company Options" has the meaning set forth in Section 3.1(c)(iii).

     "Company SEC Documents" has the meaning set forth in Section 3.1(i).

     "Contracts" means all agreements, contracts or other binding commitments, arrangements or plans, written or oral (including any amendments and other modifications thereto), to which the Company or any of its Subsidiaries is a party or is otherwise bound.

     "Conversion Shares" means the shares of Common Stock issuable upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation.

     "Credit Facility" has the meaning set forth in Section 3.1(m).

     "Cure Period" has the meaning set forth in Section 7.1(b)(i).

     "Debt", without duplication, means (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company and its Subsidiaries, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (b) all deferred indebtedness of the Company and its Subsidiaries for the payment of the purchase price of property or assets purchased, (c) all obligations of the Company and its Subsidiaries to pay rent or other payment amounts under a lease of real or personal property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (d) any outstanding reimbursement obligation of the Company or its Subsidiaries with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company or its Subsidiaries, (e) any payment obligation of the Company or its Subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (f) all indebtedness for borrowed money secured by any Lien existing on property owned by the Company or its Subsidiaries, whether or not indebtedness secured thereby shall have been assumed, (g) all guaranties, endorsements, assumptions and other contingent obligations of the Company or its Subsidiaries in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others, (h) all other short-term and long-term liabilities of the Company or its Subsidiaries of any nature, other than accounts payable and accrued liabilities incurred in the ordinary course of business, and (i) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by the Transaction Documents regardless if any of such are actually paid.

     "Deposit" has the meaning set forth in Section 2.4(a).

     "Dividend Shares" means the shares of Common Stock issuable in payment of dividends payable on the Preferred Shares in accordance with the terms of the Certificate of Designation.

     "Employment Agreement" means the Employment Agreement to be entered into by and between the Company and George K. Hickox, Jr. at the Closing, in the form attached as Exhibit C hereto.
            ---------

     "Environmental Laws" has the meaning set forth in Section 3.1(w)(A).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agreement" has the meaning set forth in Section 2.4(a).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Financing" has the meaning set forth in Section 4.5(b).

     "Financing Commitment Date" has the meaning set forth in Section 4.5(b).

     "GAAP" has the meaning set forth in Section 3.1(i).

     "Governmental Entity" means any agency, bureau, commission, court, authority, department, official, political subdivision, tribunal or other instrumentality of any government, whether (i) regulatory, administrative or otherwise, (ii) federal, state or local or (iii) domestic or foreign.

     "Hazardous Materials" has the meaning set forth in Section 3.1(w)(B).

     "Hedge" and "Hedging" have the respective meanings set forth in Section 3.1(ii).

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Parties" means the Purchaser Indemnified Parties or the Company Indemnified Parties, as the case may be.

     "Indemnifying Party" has the meaning set forth in Section 8.3.

     "Indenture" means the Indenture between the Company and Texas Commerce Bank, N.A., as trustee, dated as of May 21, 1997, for the Company's 9 1/2% Senior Subordinated Notes due 2007.

     "Intangible Property" has the meaning set forth in Section 3.1(v).

     "IRS" means the Internal Revenue Service.

     "knowledge" (and corresponding derivative expressions) mean the actual knowledge of the executive officers, directors or senior managers of the Company, WIC or Purchaser, as the case may be, after reasonable inquiry.

     "Law" means any constitutional provision, statute or other law, ordinance, rule, regulation or interpretation of any thereof and any Order of any Governmental Entity (including Environmental Laws).

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in or on such asset or the revenues or income thereon or therefrom.

     "Litigation" has the meaning set forth in Section 3.1(o).

     "Management Agreement" means the Management Agreement to be entered into by and between the Company and WIC at the Closing, in the form attached as Exhibit
                                                                        -------
D hereto.
-

     "Material Adverse Effect" means any effect, change, event or occurrence that is materially adverse to the business, operations, properties, condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Company and its Subsidiaries taken as a whole, other than as a result of (i) changes in oil or gas prices or (ii) general conditions in the Company's industry (or changes in such conditions) not relating solely to the Company or a Subsidiary in any specific manner.

     "Material Contracts" has the meaning set forth in Section 3.1(p)(i).

     "NYSE" means the New York Stock Exchange.

     "Oil and Gas Properties" has the meaning set forth in Section 3.1(k).

     "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

     "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, Governmental Entity or other entity of any kind.

     "Plan" has the meaning set forth in Section 3.1(s)(i)(A).

     "Preferred Share Issuance" means the issuance of the Preferred Shares to Purchaser at the Closing.

     "Preferred Shares" means the shares of Series C Preferred Stock to be purchased by Purchaser at the Closing pursuant to Section 2.1.

     "Proxy Statement" has the meaning set forth in Section 3.1(d)(iii).

     "Purchase Price" has the meaning set forth in Section 2.2(a).

     "Purchaser" means WIC; provided, however, that if a permitted assignment or assignments occur pursuant to Section 9.12(b) or 9.12(c), "Purchaser" shall mean and include each assignee to whom such an assignment has been made (and shall continue to mean and include WIC unless WIC has assigned all of its rights, interests and obligations as Purchaser hereunder in accordance with the provisions of Section 9.12).

     "Purchaser Designees" has the meaning given to it in the Stockholder Agreement.

     "Purchaser Indemnified Costs" means any and all damages, losses (including diminution in value), claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Purchaser Indemnified Parties incurs and that arise out of (i) any breach by the Company of any of its representations or warranties under this Agreement or any other Transaction Document or (ii) any breach by the Company of any of its covenants or agreements under this Agreement or any other Transaction Document.

     "Purchaser Indemnified Parties" means WIC, Purchaser and each officer, director, manager, employee, stockholder and Affiliate (other than the Company and its Subsidiaries) of WIC and Purchaser.

     "Release" has the meaning set forth in Section 3.1(w)(C).

     "Remedial Action" has the meaning set forth in Section 3.1(w)(D).

     "Requisite Votes" has the meaning set forth in Section 3.1(g).

     "Reserve Reports" means the reserve information prepared by the Company's independent petroleum engineers estimating the proved reserves attributable to the Oil and Gas Properties as of December 31, 1998 and described in (i) the Appraisal Report as of December 31, 1998 on Certain Properties Owned by The Wiser Oil Company, prepared by DeGolyer and MacNaughton, and (ii) the Reserve Appraisal and Economic Evaluation for The Wiser Oil Company Canada Ltd. dated as of January 1, 1999, prepared by Gilbert Laustsen Jung Associates.

     "Restated Bylaws" has the meaning set forth in Section 4.6.

     "Restated Certificate" means the Restated Certificate of Incorporation of the Company to be submitted to the stockholders of the Company for their approval at the Stockholders' Meeting, in the form attached as Exhibit E hereto.
                                                               ---------

     "Rights Agreement" means the Rights Agreement dated as of October 25, 1993, between the Company and ChaseMellon Shareholder Services, L.L.C., as successor rights agent, as amended.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Series C Preferred Stock" means the Company's Series C Cumulative Convertible Preferred Stock, par value $10.00 per share, which shall have the terms set forth in the Certificate of Designation.

     "Stockholder Agreement" means the Stockholder Agreement to be entered into by and between the Company, WIC and Purchaser at the Closing, in the form attached as Exhibit F hereto.
            ---------

     "Stockholders' Meeting" has the meaning set forth in Section 4.1(a).

     "Stock Plans" means the Company's 1991 Stock Incentive Plan, 1991 Non-Employee Directors' Stock Option Plan, Equity Compensation Plan for Non-Employee Directors and 1997 Share Appreciation Rights Plan, all as amended.

     "Subsidiary" means (i) a corporation, a majority of whose stock with voting power to elect directors is at the date of determination thereof, directly or indirectly, owned by the Company, by a Subsidiary or by the Company and another Subsidiary or (ii) any other Person (other than a corporation) in which the Company, a Subsidiary or the Company and a Subsidiary, directly or indirectly, at the date of determination thereof have a majority ownership interest.

     "Superior Proposal" has the meaning set forth in Section 4.9(a).

     "Tax" has the meaning set forth in Section 3.1(r).

     "Tax Return" has the meaning set forth in Section 3.1(r).

     "Third Party" has the meaning set forth in Section 4.9(d).

     "third-party action" has the meaning set forth in Section 8.3.

     "Transaction Documents" means this Agreement, the Certificate of Designation, the Employment Agreement, the Escrow Agreement, the Management Agreement, the Stockholder

Agreement, the Warrant Agreement, the Warrant Purchase Agreement and, for purposes of Article III only, the Restated Certificate.

     "Transfer" has the meaning set forth in Section 4.11.

     "Underlying Common Shares" means the Conversion Shares, the Dividend Shares and the Warrant Shares.

     "Warrant Agreement" means the Warrant Agreement to be entered into by and between the Company and WIC at the Closing, in the form attached as Exhibit A to
                                                                    ---------
the Warrant Purchase Agreement.

     "Warrant Issuance" means the issuance of the Warrants to WIC pursuant to the Warrant Agreement.

     "Warrant Purchase Agreement" means the Warrant Purchase Agreement dated of even date herewith between the Company and WIC, pursuant to which at the Closing WIC will purchase the Warrants from the Company and both parties will enter into the Warrant Agreement.

     "Warrants" means the warrants issued pursuant to the terms of the Warrant Agreement.

     "Warrant Shares" means the shares of Common Stock issuable upon exercise of the Warrants in accordance with the terms of the Warrant Agreement.

     "WIC" has the meaning set forth in the introductory paragraph hereof.

     SECTION 1.2 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof" and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

                                  ARTICLE II
                         PURCHASE OF PREFERRED SHARES

     SECTION 2.1 Agreement to Sell and to Purchase Shares. Subject to the terms and conditions herein set forth, the Company will issue and sell to Purchaser, and Purchaser will purchase from the Company, at the Closing, a total of 1,000,000 Preferred Shares.

     SECTION 2.2   Purchase Price and Payment.

     (a) The purchase price payable for the Preferred Shares shall be $25.00 per Preferred Share, or $25,000,000 in the aggregate (the "Purchase Price").

     (b) Payment of the Purchase Price for the Preferred Shares shall be made by or on behalf of Purchaser by wire transfer of immediately available funds to an account of the Company (the number for which account shall have been furnished to Purchaser at least two Business Days prior to the Closing Date), provided that the Deposit shall be deemed a credit to the Purchase Price as provided in Section 2.4(b)(i).

     SECTION 2.3 Delivery of Shares. Delivery of the Preferred Shares shall be made at the Closing by delivery to Purchaser, against payment of the Purchase Price therefor as provided herein, of a share certificate (or share certificates in such denominations as Purchaser may reasonably request not later than three Business Days prior to the Closing Date) representing the total number of Preferred Shares.

     SECTION 2.4   Deposit.

     (a) WIC has deposited in escrow the amount of $500,000 (the "Deposit") under an Escrow Agreement dated December 9, 1999 between the Company, WIC and Bank One, Texas, N.A., as escrow agent (the "Escrow Agreement").

     (b) The Deposit shall be held by Bank One, Texas, N.A. in escrow under the Escrow Agreement and shall be disbursed only in accordance with the following terms and conditions:

          (i) If the purchase of the Preferred Shares contemplated hereby is consummated in accordance with the terms hereof, then concurrently with the Closing the Deposit shall be disbursed to the Company and applied to the Purchase Price to be paid by Purchaser for the Preferred Shares at the Closing.

          (ii)  If this Agreement is terminated by the Company pursuant to
     Section 7.1(f) or is terminated by any party pursuant to Section 7.1(e) (and provided that the Company is not then in material breach of any of its obligations hereunder), the Deposit shall be disbursed to the Company within three Business Days following such termination, to be retained by the

     Company as liquidated damages. The retention by the Company of the Deposit shall be the sole remedy available to the Company in any such case.

          (iii) If this Agreement is terminated pursuant to Article VII and the Company is not entitled to a disbursement of the Deposit pursuant to
     Section 2.4(b)(ii), WIC shall be entitled to a return of the Deposit within three Business Days following such termination.

                                  ARTICLE III
                             REPRESENTATIONS AND
                                  WARRANTIES

     SECTION 3.1 Representations and Warranties of the Company. The Company represents and warrants to WIC and Purchaser as follows:

     (a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate or other such entity power and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect. The Company has delivered to WIC prior to the execution of this Agreement complete and correct copies of the Company's Certificate of Incorporation and Bylaws, as in effect on the date of this Agreement, and has made available to WIC the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as in effect on the date of this Agreement.

     (b) Subsidiaries. Schedule 3.1(b)(i) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each Subsidiary of the Company, together with the jurisdiction of incorporation or organization and the percentage of each Subsidiary's outstanding capital stock (or other voting or equity securities or interests, as applicable) owned by the Company or another Subsidiary of the Company. Except as set forth in Schedule 3.1(b)(ii) of the Company Disclosure Schedule, all the outstanding shares of capital stock (or other voting or equity securities or interests, as applicable) of each Subsidiary of the Company have been validly issued and (with respect to corporate Subsidiaries) are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens. Except for the capital stock (or other voting or equity securities or interests, as applicable) of its Subsidiaries and except as set forth in Schedule 3.1(b)(iii) of the Company Disclosure Schedule, as of the date hereof, the Company does not own, directly or indirectly, any capital stock (or other voting or equity securities or interests, as applicable) of any corporation, limited liability company, partnership, joint venture or other entity.

     (c)  Capital Structure.

          (i) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock (which will be increased on the Closing Date to 30,000,000 shares of Common Stock, par value $.01 per share, pursuant to the Restated Certificate) and 300,000 shares of preferred stock, par value $10.00 per share (which will be increased on the Closing Date to 1,300,000 shares of preferred stock pursuant to the Restated Certificate), which shares of preferred stock may be divided into and issued in one or more series upon the creation thereof by the Board. As of the date hereof, 8,951,965 shares of Common Stock are issued and outstanding (including the associated preferred stock purchase rights issued pursuant to the Rights Agreement) and 176,204 shares of Common Stock are held by the Company in its treasury. No shares of Common Stock are held by any of the Company's Subsidiaries. An aggregate of (A) 10,000 shares of preferred stock of the Company have been designated as the Series A Preferred Stock as of the date hereof (which will be cancelled on the Closing Date pursuant to the Certificate of Cancellation) and (B) 20,000 shares of preferred stock of the Company have been designated as the Series B Preferred Stock and reserved for issuance pursuant to the Rights Agreement, but none of such shares of preferred stock has been issued and there is no commitment, arrangement or understanding to issue any such shares.

          (ii) There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which holders of capital stock of the Company may vote, including without limitation the approval of the Preferred Share Issuance, the Warrant Issuance and the Restated Certificate, and there is no commitment, arrangement or understanding to issue any of such bonds, debentures, notes or other indebtedness.

          (iii) Except as contemplated in the Transaction Documents or as set forth in Schedule 3.1(c)(iii) of the Company Disclosure Schedule and except for the preferred stock purchase rights issued pursuant to the Rights Agreement, there are no outstanding warrants, stock options, stock appreciation rights or other rights to receive any capital stock of the Company granted by the Company under the Stock Plans or otherwise.
     Schedule 3.1(c)(iii) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of the number, class and series of shares subject to all such outstanding warrants, options, stock appreciation rights or other rights to receive any capital stock of the Company (collectively, "Company Options"), and the current exercise, conversion or base prices thereof. Except for the Stock Plans and the Company Options and except as set forth above in this Section 3.1(c), as of the date hereof, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries under any circumstances to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock (or other voting or equity securities or interests, as applicable) of the Company or of any of its

     Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Schedule 3.1(c)(iii) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or other voting or equity securities or interests, as applicable) of the Company or any of its Subsidiaries under any circumstances.

          (iv) All outstanding shares of capital stock (or other voting or equity securities or interests, as applicable) of the Company and its Subsidiaries are, and all shares which may be issued under the Company Options will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights.

          (v) Except as contemplated in the Transaction Documents or as set forth in the Stock Plans or in Schedule 3.1(c)(v) of the Company Disclosure Schedule, there are not as of the date hereof and there will not be at the time of the Closing any stockholder agreements, voting agreements or trusts, proxies or other agreements or contractual obligations to which the Company or any Subsidiary is a party or bound with respect to the voting or disposition of any shares of the capital stock (or other voting or equity securities or interests, as applicable) of the Company or any of its Subsidiaries and, to the Company's knowledge, as of the date hereof, there are no other stockholder agreements, voting agreements or trusts, proxies or other agreements or contractual obligations among the stockholders of the Company with respect to the voting or disposition of any shares of the capital stock (or other voting or equity securities or interests, as applicable) of the Company or any of its Subsidiaries.

     (d)  Authority; No Violations; Approvals.

          (i) The Board has approved this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, has declared this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby to be in the best interests of the stockholders of the Company and has recommended to the Company's stockholders approval of the Preferred Share Issuance, the Warrant Issuance and the Restated Certificate, in each case by unanimous vote of the Board members present at the meeting of the Board at which such actions were taken. The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and, subject to receipt of the approval referred to in the next following sentence, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, other than the approval of the Preferred Share Issuance, the Warrant Issuance and the Restated Certificate by the Requisite Votes of the stockholders of the Company as provided in Section 4.1. This Agreement has been, and at the Closing the other Transaction Documents will be, duly executed and delivered by the Company and, assuming this Agreement and the other Transaction Documents constitute the valid, binding and enforceable obligations of the other parties thereto, constitute valid and binding obligations of the Company enforceable in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii) Except as set forth in Schedule 3.1(d)(ii) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase or "put" right under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Certificate of Incorporation or Bylaws of the Company or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (B) the Indenture, (C) any other loan or credit agreement, note, bond, mortgage, indenture, lease or agreement to which the Company or any of its Subsidiaries is a party or is otherwise bound or any existing Approval applicable to the Company or any of its Subsidiaries, or (D) assuming the Approvals referred to in Section 3.1(d)(iii) are duly and timely obtained or made, any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (C) or (D), any such conflicts, violations, defaults, rights, losses, Liens or Laws that, individually or in the aggregate, have not and could not reasonably be expected to (x) have a Material Adverse Effect, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

          (iii) No Approval of or from any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Document by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for: (A) the filing of a notification report by the Company under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing of the Restated Certificate, the Certificate of Designation and the Certificate of Cancellation with the Secretary of State of Delaware in accordance with Section 103 of the Delaware General Corporation Law; (C) the filing with the SEC of (1) a proxy statement in preliminary and definitive form relating to the Stockholders' Meeting to be held in connection with the approval of the Preferred Share Issuance, the Warrant Issuance and the Restated Certificate

     (the "Proxy Statement") and (2) such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act as may be required in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby; (D) such Approvals as are required under the Securities Act in connection with the registration rights granted to WIC and Purchaser under the Stockholder Agreement; (E) such Approvals as may be required by any applicable state securities or "blue sky" laws; (F) such Approvals as may be required by any foreign securities, corporate or other Laws; and (G) any such Approvals the failure of which to be made or obtained has not and could not reasonably be expected to (1) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (2) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

          (iv) The Company has received the executed, irrevocable resignation of each of Andrew J. Shoup, Jr., Howard Hamilton and John W. Cushing III, from the Board (and, in the case of Mr. Shoup, from the offices of President and Chief Executive Officer), in each case effective immediately following the Closing on the Closing Date.

     (e)  Status of Preferred Shares, Conversion Shares and Dividend Shares.

          (i) Subject to receipt of the approval of the Preferred Share Issuance and the Restated Certificate by the Company's stockholders as contemplated by Section 4.1, the issuance and sale of the Preferred Shares have been duly authorized by all necessary corporate action on the part of the Company (other than the filing of the Restated Certificate and the Certificate of Designation with the Secretary of State of Delaware), and the Preferred Shares, when delivered to Purchaser at the Closing against payment of the Purchase Price therefor as provided herein, will be validly issued, fully paid and nonassessable, and the issuance and sale of the Preferred Shares are not and will not be subject to preemptive rights of any stockholder of the Company.

          (ii) Subject to receipt of the approval of the Preferred Share Issuance and the Restated Certificate by the Company's stockholders as contemplated by Section 4.1, the reservation and issuance of the Conversion Shares and the Dividend Shares have been duly authorized by all necessary corporate action on the part of the Company (other than the filing of the Restated Certificate and the Certificate of Designation with the Secretary of State of Delaware), and the Conversion Shares, when issued upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation, and the Dividend Shares, when issued in payment of dividends payable on the Preferred Shares in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable, and the issuance of the Conversion Shares and the Dividend Shares are not and will not be subject to preemptive rights of any stockholder of the Company.

     (f)  Status of Warrants and Warrant Shares.

          (i) Subject to receipt of the approval of the Warrant Issuance by the Company's stockholders as contemplated by Section 4.1, the issuance and sale of the Warrants have been duly authorized by all necessary corporate action on the part of the Company, and the Warrants, when issued, sold and delivered as provided in the Warrant Purchase Agreement and the Warrant Agreement, will be validly issued and will constitute valid and binding obligations of the Company enforceable in accordance with the terms of the Warrant Agreement, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii) Subject to receipt of the approval of the Warrant Issuance by the Company's stockholders as contemplated by Section 4.1, the reservation, issuance and sale of the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company, and the Warrant Shares, when issued and delivered upon exercise of the Warrants in accordance with the provisions of the Warrant Agreement, will be validly issued, fully paid and nonassessable, and the issuance and sale of the Warrant Shares are not and will not be subject to preemptive rights of any stockholder of the Company.

     (g) Requisite Votes. Pursuant to Section 4.1, the Company will seek, at the Stockholders' Meeting, the approval of (i) each of the Preferred Share Issuance and the Warrant Issuance by the affirmative vote of (A) a majority of the total votes cast on the proposal by the holders of Common Stock, in accordance with Paragraph 312.07 of the NYSE Listed Company Manual, and (B) a majority of the shares of Common Stock present in person or represented by proxy at the Stockholders' Meeting and entitled to vote thereon, in accordance with
Section 216 of the Delaware General Corporation Law, and (ii) the Restated Certificate by the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon (the "Requisite Votes"). There are no approvals of the Transaction Documents and the transactions contemplated thereby that are required of the holders of any class or series of capital stock of the Company under the requirements of the NYSE or any Law other than the Requisite Votes.

     (h)  Certain Anti-Takeover Provisions; Amendment to Rights Agreement.

          (i) The Board has duly approved each of WIC and Purchaser, and of WIC and Purchaser as a "group" (as such term is used in Rule 13d-5 of the rules and regulations promulgated under the Exchange Act), becoming an "interested stockholder" within the meaning of Section 203 of the Delaware General Corporation Law by reason of the acquisition by WIC and Purchaser of the Preferred Shares, the Conversion Shares, the Dividend Shares, the Warrants and the Warrant Shares, and such approval is sufficient to render inapplicable to the transactions contemplated by the Transaction Documents the restrictions contained in such Section 203.

          (ii) The Board has taken all necessary action to amend the Rights Agreement so that none of the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the receipt of Conversion Shares or Dividend Shares in respect of the Preferred Shares or the receipt of Warrant Shares upon the exercise of the Warrants) will upon the lapse of any waiting period cause (A) any of WIC, Purchaser or any "group" consisting of WIC or Purchaser to constitute an "Acquiring Person" (as defined in the Rights Agreement), (B) the preferred stock purchase rights issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement or (C) the distribution of "Rights Certificates" (as defined in the Rights Agreement).

          (iii) The Board has taken, or will take, all necessary action to approve the appointment of the Purchaser Designees to the Board so that such appointment will not contribute to or result in a "Change of Control" as defined in the Indenture.


     (i) SEC Documents. The Company has made available to WIC a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 1997 and prior to or on the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary materials) that the Company was required to file with the SEC between December 31, 1997 and the date of this Agreement. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects and in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which is material) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

     (j) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the Stockholders' Meeting or as of the Closing, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. The representations and warranties contained in this Section 3.1(j) shall not apply to statements or omissions in the Proxy Statement based upon information furnished in writing to the Company by WIC or Purchaser expressly for use therein.

     (k) Absence of Certain Changes or Events. Except as set forth in Schedule 3.1(k) of the Company Disclosure Schedule or as disclosed in, or reflected in the financial statements included in, the Company SEC Documents, or except as contemplated by this Agreement, since December 31, 1998 the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not occurred: (i) any event that would have been prohibited by Section 4.4 if the terms of such Section had been in effect as of and after December 31, 1998; (ii) any material casualties affecting the Company or any of its Subsidiaries or any material loss, damage or destruction to any of their respective properties or assets, including the Oil and Gas Properties; or (iii) any event, circumstance or fact that has or could reasonably be expected to (x) have a Material Adverse Effect, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

     (l) No Undisclosed Material Liabilities. Except as disclosed in the Company SEC Documents, there are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of September 30, 1999 (including the notes thereto) contained in the Company's Quarterly Report on Form 10-Q for the three months ended September 30, 1999;
(ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1999; and (iii) liabilities arising under the Transaction Documents.

     (m) No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Certificate of Incorporation or Bylaws of the Company or the comparable charter or organizational documents of any of its Subsidiaries,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, instrument, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, or (iii) any Law applicable to the Company or any of its Subsidiaries, except in the case of clauses (ii) and (iii), for violations or defaults that, individually or in the aggregate, have not and could not reasonably be expected to (x) have a Material Adverse Effect, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents. The

Company (i) is not in breach of or default under any financial covenant under the Restated Credit Agreement dated May 10, 1999, among the Company, Bank One, Texas, N.A., as agent, and the other parties thereto (the "Credit Facility") and
(ii) does not have any reason to believe that it will be in breach of or default under any financial covenant under the Credit Facility as of the next date on which the Company is required to be in compliance with any such financial covenant (other than any breaches or defaults which the Company reasonably believes will be waived by the lenders under the Credit Facility).

     (n) Compliance with Applicable Laws. The Company and each of its Subsidiaries has in effect all Approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses, and there has occurred no default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) under any such Approval, except for failures to obtain, or for defaults or violations under, Approvals which failures, defaults or violations, individually or in the aggregate, have not and could not reasonably be expected to (i) have a Material Adverse Effect, (ii) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or
(iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents. Except as disclosed in the Company SEC Documents, the businesses of the Company and its Subsidiaries are in compliance with all applicable Laws, except for possible noncompliance which, individually or in the aggregate, has not had and could not reasonably be expected to have any effect referred to in clause (i), (ii) or
(iii) above. No investigation or review by any Governmental Entity with respect to the Company, any of its Subsidiaries, the transactions contemplated by this Agreement and the other Transaction Documents, is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated to the Company or any of its Subsidiaries any intention to conduct the same, other than those the outcome of which, individually or in the aggregate, has not had and could not reasonably be expected to have any effect referred to in clause (i),
(ii) or (iii) above.

     (o) Litigation. Except as disclosed in the Company SEC Documents or set forth in Schedule 3.1(o) of the Company Disclosure Schedule, there is no suit, action, proceeding or claim, at law or in equity, pending before any Governmental Entity, or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries ("Litigation"), and neither the Company nor any of its Subsidiaries is a party to any Litigation, and the Company and its Subsidiaries have no knowledge of any facts that are likely to give rise to any Litigation, that, individually or in the aggregate, has or could reasonably be expected to (i) have a Material Adverse Effect, (ii) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents, nor is there any Order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries which, individually or in the aggregate, has had or could reasonably be expected to have any effect referred to in clause (i), (ii) or (iii) above.

     (p)  Certain Agreements.

          (i) Except as set forth in Schedule 3.1(p)(i) of the Company Disclosure Schedule or as included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 or Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, respectively, there are no (A) employment or consulting Contracts (unless such employment or consulting Contracts are terminable without liability or penalty on 30 days or less notice), (B) Contracts under which the Company or any of its Subsidiaries remains obligated to provide goods or services having a value, or to make payments aggregating (for Debt or otherwise), in excess of $500,000 per year with respect to any one Contract, (C) other Contracts that are material to the Company and its Subsidiaries, taken as a whole, and (D) Contracts with Affiliates, in any such case, to which the Company or any Subsidiary is a party or to which the Company or any Subsidiary or their respective assets are bound (such Contracts included as exhibits to such Company SEC Documents or disclosed or required to be disclosed in Schedule 3.1(p)(i), collectively the "Material Contracts"). Each Material Contract is a valid and binding obligation of the Company or one of its Subsidiaries and, to the knowledge of the Company, of each party thereto other than the Company or its respective Subsidiary and is in full force and effect.

          (ii) The Company or the relevant Subsidiary and, to the knowledge of the Company, each other party to the Material Contracts, has performed in all material respects the obligations required to be performed by it under the Material Contracts and is not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder in any material respect.

          (iii) Schedule 3.1(p)(iii) of the Company Disclosure Schedule identifies, as to each Material Contract, (A) whether the consent of the other party thereto is required, (B) whether notice must be provided to any party thereto (and the length of such notice) and (C) whether any payments are required (and the amount of such payments), in each case in order for such Material Contract to continue in full force and effect upon the consummation of the transactions contemplated by the Transaction Documents, and (D) whether such Material Contract can be canceled by the other party without liability to such other party due to the consummation of the transactions contemplated by the Transaction Documents.

          (iv) A complete copy of each written Material Contract has been made available to WIC prior to the date of this Agreement. Schedule 3.1(p)(iv) sets forth a written description of each oral Material Contract.

          (v) The Company has made available to WIC (A) true and correct copies of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Debt of the Company or any of its Subsidiaries is outstanding or may be incurred and (B) accurate information regarding the respective principal amounts currently outstanding thereunder.

     (q)  Title.

          (i) Except as disclosed in the Company SEC Documents or set forth in Schedule 3.1(q)(i) of the Company Disclosure Schedule, the Company and its Subsidiaries have good and indefeasible title to all leasehold and other interests in oil, gas and other mineral properties owned by the Company or its Subsidiaries (the "Oil and Gas Properties"), which are necessary for the Company or its Subsidiaries to receive from the wells or units to be located on the Oil and Gas Properties, except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, a percentage of the oil, gas and other hydrocarbons produced from such well or unit equal to not less than the percentage set forth as the "Net Revenue Interest" in those portions of the Reserve Reports attributable thereto, without reduction, suspension, or termination throughout the productive life of each such lease, well or unit, free and clear of any Liens except for (A) Liens for taxes not yet due or with respect to matters being contested by the Company or a Subsidiary in good faith and for which adequate reserves are reflected in the Company SEC Documents, (B) Liens arising under operating agreements securing payments not yet due and payable and (C) other Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company's or a Subsidiary's expense bearing interest in any well or unit shall be, except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no greater than the percentage set forth as the "Working Interest" for such well or unit in those portions of the Reserve Reports attributable thereto, without a corresponding and proportional increase in the Company's or such Subsidiary's Net Revenue Interest applicable thereto. To the knowledge of the Company, the underlying historical information used for preparation of the Reserve Reports was, at the time of delivery, true and correct in all material respects.

          (ii) Except as disclosed in the Company SEC Documents or set forth in Schedule 3.1(q)(ii) of the Company Disclosure Schedule, the Company and its Subsidiaries have good and indefeasible title to all real property and good and marketable title to all other material properties and assets owned by the Company or its Subsidiaries and good and valid leasehold interests in all properties and assets, real or personal, leased by them (in all cases excluding the Oil and Gas Properties, which are the subject of the representations and warranties in Section 3.1(q)(i)), in each case free and clear of any Liens except for (A) Liens for taxes not yet due or with respect to matters being contested by the Company or a Subsidiary in good faith and for which adequate reserves are reflected in the Company SEC Documents, (B) statutory Liens arising in connection with the ordinary course of business securing payments not yet due and payable and (C) other Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     (r) Taxes. Except as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 or set forth in Schedule 3.1(r) of the Company Disclosure Schedule and except for matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect:

          (i) Each of the Company and its Subsidiaries has timely filed, or has had filed on its behalf in a timely manner (within any applicable extension periods), with the appropriate taxing authority all Tax Returns with respect to Taxes of the Company and its Subsidiaries;

          (ii) All Taxes due and payable with respect to the Company and its Subsidiaries have been paid in full or have been adequately provided for in the Company SEC Documents in accordance with GAAP;

          (iii) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries;

          (iv) None of the Tax Returns of or with respect to the Company or any of its Subsidiaries is currently being audited or examined by any taxing authority and there is no action, suit, proceeding, audit or claim now pending (or, to the knowledge of the Company, proposed) against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination;

          (v) No deficiency for any Taxes has been assessed with respect to the Company or any of its Subsidiaries that has not been abated or paid in full;

          (vi) There are no Liens for Taxes upon any property or asset of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due or with respect to matters being contested by the Company or a Subsidiary in good faith and for which adequate reserves are reflected in the Company SEC Documents;

          (vii) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company is the common parent; and

          (viii) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned subsidiary of the Company.

     For purposes of this Agreement, (i) "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Company or any of its Subsidiaries, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority, and (ii) "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed by or with respect to the Company or any of its Subsidiaries in respect of any Taxes.

     (s)  Employee Benefit Matters.

          (i) Schedule 3.1(s) of the Company Disclosure Schedule lists each of the following which is sponsored, maintained or contributed to by the Company or a Subsidiary, or with respect to which the Company or any Subsidiary may have any liability, for the benefit of the employees of the Company or a Subsidiary, former employees of the Company or a Subsidiary, directors of the Company or a Subsidiary, former directors of the Company or a Subsidiary or any agents, consultants or similar representatives providing services to or for the Company or a Subsidiary, whether or not terminated prior to the Closing Date:

                 (A)   each "employee benefit plan," as such term is defined in
          Section 3(3) of ERISA ("Plan"); and

                 (B) each personnel policy, stock option plan, stock purchase plan, stock appreciation rights plan, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, change in control agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.1(s)(i)(A) ("Benefit Arrangement").

          (ii) The Company has made available and will furnish to WIC true, correct and complete copies of: (A) each of the Plans, related trusts, insurance or group annuity contracts and each other funding or financing arrangement relating to any Plan, including all amendments thereto; (B) with respect to each Plan required to file such report or furnish such description, the most recent Form 5500 and summary plan description; (C) all Benefit Arrangements (or descriptions thereof) (other than any consulting Contracts that are terminable without liability or penalty on 30 days or less notice); (D) the most recent actuarial valuation report for each Plan subject to Title IV of ERISA; and (E) the most recent determination letter from the IRS for each of the Plans intended to be qualified under Section 401 of the Code, and any outstanding determination letter application for such Plans.

          (iii) Except as set forth in Schedule 3.1(s) of the Company Disclosure Schedule and except for matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect:

                 (A) The Company and the Subsidiaries have substantially performed all obligations, whether arising by operation of Law or by contract, required to be performed by them in connection with the Plans and the Benefit Arrangements, and to the knowledge of the Company and the Subsidiaries there have been no defaults or violations by any other party to the Plans or Benefit Arrangements;

                 (B) All reports and disclosures relating to the Plans required to be filed with or furnished to Governmental Entities, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable Law in a timely manner, and each Plan and Benefit Arrangement has been administered in substantial compliance with its governing documents;

                 (C) Each of the Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the IRS regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or, to the knowledge of the Company or any Subsidiary, operated in a way which would adversely affect such qualified status;

                 (D) Each Plan and Benefit Arrangement has been administered in material compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of all applicable collective bargaining agreements;

                 (E) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company or any Subsidiary, threatened against (or any basis therefor), or with respect to, any of the Plans or Benefit Arrangements or their assets;

                 (F) All contributions required to be made by the Company or a Subsidiary to the Plans pursuant to their terms and provisions have been made timely;

                 (G) No Plan is subject to Title IV of ERISA or is a multiemployer plan, as defined in Section 4001(a)(3) of ERISA;

                 (H) As to any Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code;

                 (I) No act, omission or transaction has occurred which would result (directly or indirectly through any indemnification agreement) in imposition on the Company or any Subsidiary of (1) breach of fiduciary duty liability damages under

          Section 409 of ERISA, (2) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (3) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                 (J) To the knowledge of the Company and the Subsidiaries, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation;

                 (K) Each trust funding a Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such Section and has received a favorable exemption letter from the IRS regarding such exempt status and has not, since receipt of the most recent favorable exemption letter, been amended or operated in a way which would materially adversely affect such exempt status;

                 (L) Each Plan that is subject to Section 414(l) of the Code is a separate plan (within the meaning of Section 414(l) of the Code) of the Company or a Subsidiary; and

                 (M) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (1) require the Company or a Subsidiary to make a larger contribution to, or pay greater benefits under, any Plan or Benefit Arrangement than would otherwise be required or (2) create or give rise to any additional vested rights or service credits under any Plan or Benefit Arrangement.

          (iv) Except as set forth in Schedule 3.1(s) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any agreement, nor has it established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any Person performing services for the Company or any Subsidiary upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

          (v) Except as set forth in Schedule 3.1(s) of the Company Disclosure Schedule, no payments have been or are expected to be made under the Plans and Benefit Arrangements which, in the aggregate, would result in all or part of such payments not being deductible by the payor under
     Section 280G or 162(m) of the Code.

          (vi) Except as set forth in Schedule 3.1(s) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by any severance agreement involving $50,000 or more with respect to any one Person.

          (vii) Except as set forth in Schedule 3.1(s) of the Company Disclosure Schedule, (1) no Plan or Benefit Arrangement provides retiree medical or retiree life insurance benefits to any Person and neither the Company nor any Subsidiary is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code and (2) each Plan and Benefit Arrangement may be unilaterally terminated at any time by the Company or a Subsidiary without material liability, other than liability for benefits already accrued as of the date of such termination.

          (viii) Except as set forth in Schedule 3.1(s) of the Company Disclosure Schedule, no Plan or Benefit Arrangement provides that payments pursuant to such Plan or Benefit Arrangement may be made in securities of the Company or a Subsidiary, nor does any trust maintained pursuant to any Plan or Benefit Arrangement hold any securities of the Company or a Subsidiary.

     (t) Employees. Schedule 3.1(t) of the Company Disclosure Schedule sets forth by number and employment classification the approximate numbers of employees employed by the Company and its Subsidiaries as of the date of this Agreement. None of said employees is subject to union or collective bargaining agreements with the Company or a Subsidiary. Except as set forth in Schedule 3.1(t) of the Company Disclosure Schedule, the Company and its Subsidiaries have not at any time on or after January 1, 1998 had or, to the knowledge of the Company, been threatened with any work stoppages or other labor disputes or controversies with respect to its employees.

     (u) Labor Matters. Except as set forth in Schedule 3.1(u) of the Company Disclosure Schedule or disclosed in the Company SEC Documents:

          (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

          (ii) There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, that, individually or in the aggregate, has or could reasonably be expected to (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

          (iii) There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, that, individually or in the aggregate, has or could reasonably be expected to (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

          (iv) There is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries that, individually or in the aggregate, has or could reasonably be expected to (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

          (v) The Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that, individually or in the aggregate, has not and could not reasonably be expected to (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents; and

          (vi) There is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company, threatened, in respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries pursuant to the Certificate of Incorporation or Bylaws of the Company or any provision of the comparable charter or organizational documents of any of its Subsidiaries, as provided in any indemnification agreement to which the Company or any Subsidiary is a party or pursuant to applicable Law that, individually or in the aggregate, has or could reasonably be expected to
     (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

     (v) Intangible Property. The Company and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, trade secrets, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of the Company and its Subsidiaries as such businesses have been conducted during the three-year period prior to the date hereof (collectively, the "Intangible Property"), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, has not and could not reasonably be expected to (i) have a Material Adverse Effect, (ii) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents. All of the Intangible Property is owned or licensed by the Company or its Subsidiaries free and clear of any and all Liens, except those that, individually or in the aggregate, have not and could not reasonably be expected to (i) have a Material Adverse Effect, (ii) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents, and neither the Company nor any such Subsidiary has forfeited or otherwise relinquished any Intangible Property which forfeiture, individually or in the aggregate, has had or could reasonably be expected to have any effect referred to in clause (i), (ii) or (iii) above. To the knowledge of the Company, the use of the Intangible Property by the Company or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including any intellectual property right, trademark, trade name, patent, trade secret, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other Person. Neither the Company nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the Intangible Property is invalid or conflicts with the asserted rights of any other Person or has been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, has not and could not reasonably be expected to (i) have a Material Adverse Effect, (ii) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

     (w)  Environmental Matters.   For purposes of this Agreement:

                 (A) "Environmental Laws" means all federal, state and local laws (including common laws), rules, regulations, ordinances, orders and decrees of any Governmental Entity, whether now in existence or hereafter enacted and in effect at the time of Closing, relating to pollution or the protection of health, safety, ecology or the environment of any jurisdiction in which the Company or any of its Subsidiaries owns or operates assets or conducts business or owned or operated assets or conducted business (whether or not through a predecessor entity) (including ambient air, surface water, groundwater, land surface, subsurface strata, natural resources or wildlife), including but not limited to laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of solid waste or Hazardous Materials, and any similar laws, rules, regulations, ordinances, orders and decrees of any foreign jurisdiction in which the Company or any of its Subsidiaries owns or operates assets or conducts business;

                 (B) "Hazardous Materials" means (x) any radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls or transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (y) any chemicals, materials or substances which are now defined as or included in the definition of "solid wastes," "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances" or "toxic pollutants," or words of similar import, under any Environmental Law and (z) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its Subsidiaries operates (for purposes of this Section 3.1(w)).

                 (C) "Release" means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the Company or its Subsidiaries; and

                 (D) "Remedial Action" means all actions, including any capital expenditures, required by a Governmental Entity or required under any Environmental Law, or voluntarily undertaken to (w) clean up, restore, remove, treat or in any other way ameliorate or address the presence or effect of any Hazardous Materials or other substance in the indoor or outdoor environment; (x) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare of the indoor or outdoor environment; (y) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (z) bring the Company or its Subsidiaries into compliance with any Environmental Law.

     Except as disclosed in the Company SEC Documents or set forth in Schedule 3.1(w) of the Company Disclosure Schedule:

          (i) The operations of the Company and its Subsidiaries have been conducted and are in compliance with all Environmental Laws, except where the failure to so comply, individually or in the aggregate, has not and could not reasonably be expected to (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

          (ii) The Company and its Subsidiaries have obtained all permits, licenses and registrations, or applications relating thereto, and have made all filings, reports and notices required under applicable Environmental Laws for the continued operations of their respective businesses, except such matters the lack or failure of which, individually or in the aggregate, has not and could not reasonably be expected to (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

          (iii) The Company and its Subsidiaries are not subject to any outstanding written orders issued by, or contracts with, any Governmental Entity or other Person respecting (A) Environmental Laws, (B) Remedial Action, (C) any Release or threatened Release of a Hazardous Material or petroleum or petroleum products or (D) an assumption of responsibility for environmental liabilities of another Person, except such orders or contracts the compliance with which, individually or in the aggregate, has not and could not reasonably be expected to (x) have a Material Adverse Effect, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

          (iv) The Company and its Subsidiaries have not received any written communication alleging, nor are aware of any facts that may reasonably indicate, a violation of or liability under any Environmental Law, which violation or liability, individually or in the aggregate, could or could reasonably be expected to (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

          (v) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has any contingent liability in connection with any existing Release of any Hazardous Material or petroleum or petroleum products into the indoor or outdoor environment (whether on-site or off-site) or employee or third party exposure to Hazardous Materials that, individually or in the aggregate, has or could reasonably be expected to
     (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

          (vi) The operations of the Company or its Subsidiaries involving the generation, transportation, treatment, storage, recycling, reclaiming or disposal of hazardous or solid waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any applicable state equivalent, are in compliance with applicable Environmental Laws, except where the failure to so comply, individually or in the aggregate, has not and could not reasonably be expected to (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents; and

          (vii) There is not now on or in any property of the Company or any Subsidiary or, to the knowledge of the Company, any property for which the Company or any Subsidiary is potentially liable, any of the following: (A) any underground storage tanks or surface impoundments or (B) any on-site disposal of Hazardous Material, any of which ((A) or (B) preceding), individually or in the aggregate, has or could reasonably be expected to
     (x) have a Material Adverse Effect, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

The effect of all material and immaterial inaccuracies in the underlying statements contained in the foregoing clauses (i) through (vii), if individually would not and would not reasonably be expected to (x) have a Material Adverse Effect, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents, would not in the aggregate do so.

     (x) Insurance. The Company and its Subsidiaries maintain insurance in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Schedule 3.1(x) of the Company Disclosure Schedule sets forth a schedule of the Company's and each of its Subsidiaries' directors' and officers' liability insurance.

     (y) No Brokers or Finders. Schedule 3.1(y) of the Company Disclosure Schedule sets forth any engagement letter or similar arrangement with any agent, broker, finder or investment or commercial banker that is applicable to the transactions contemplated by this Agreement. Except as set forth in Schedule 3.1(y) of the Company Disclosure Schedule, no agent, broker, finder, investment or commercial banker or other Person engaged by or acting on behalf of the Company in connection with the negotiation, execution or performance of this Agreement is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement.

     (z) Oil and Gas Operations. In those instances in which the Company or a Subsidiary serves as operator of a well that is currently a producing well or undergoing drilling operations, it has drilled and completed (if applicable) such well, and operated and produced such well, in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and all applicable Laws, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect. All proceeds from the sale of oil, gas and other hydrocarbons produced by the Company or a Subsidiary are being received by the Company or such Subsidiary in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $500,000 and held in suspense in the ordinary course of business).

     (aa) Marketing of Production. Except for Contracts included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 or Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, respectively, or in Schedule 3.1(p) of the Company Disclosure Schedule (with respect to all of which Contracts the Company represents that, to the knowledge of the Company, it or its Subsidiaries are receiving a price for all production sold thereunder which is computed in accordance with the terms of the relevant Contract), there exist no Material Contracts for the sale of the Company's or any Subsidiary's production from the leasehold and other interests in the Oil and Gas Properties other than (i) Contracts pertaining to the sale of production at a price equal to or greater than a price that is the market price from time to time existing in the areas where the Oil and Gas Properties subject to such agreement or arrangement are located and (ii) Contracts that are cancelable on 30 days notice or less without penalty or detriment.

     (bb) Prepayments. Except as set forth in Schedule 3.1(bb) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is obligated, by virtue of a prepayment arrangement, make-up right under a production sales Contract containing a "take or pay" or similar provision, production payment or any other arrangement, to deliver hydrocarbons, or proceeds from the sale thereof, attributable to any of the Oil and Gas Properties at some future time without then or thereafter being entitled to receive payment of the contract price therefor. The representations and warranties contained in this Section 3.1(bb) are not meant to apply to matters relating to gas imbalances, which are exclusively covered in Section 3.1(cc).

     (cc) Gas Imbalances. Schedule 3.1(cc) of the Company Disclosure Schedule sets forth, as of December 31, 1998, each gas imbalance and the aggregate, net gas imbalance position of the Company and its Subsidiaries. Except as disclosed in the Company SEC Documents or as set forth in Schedule 3.1(cc) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has (i) any obligation to deliver gas from the Oil and Gas Properties (or cash in lieu thereof) to other owners of interests in those properties as a result of past production by the Company, any Subsidiary or any of their predecessors in excess of the share to which they were entitled nor (ii) any right to receive deliveries of gas from the Oil and Gas Properties (or cash in lieu there) from other owners of interests in those properties as a result of past production by the Company, any Subsidiary or any of their predecessors of less than the share to which they were entitled, in either case where the amount of any such gas imbalance would exceed $100,000. Any change in the aggregate, net gas imbalance position of the Company and its Subsidiaries as of December 31, 1999 from such position as of December 31, 1998 will not have a Material Adverse Effect.

     (dd) Customers and Suppliers. None of the current customers or suppliers of the Company or its Subsidiaries has refused, or communicated in writing to the Company or any Subsidiary that it will or may refuse, to purchase or supply products or services from or to the Company or its Subsidiaries or has communicated in writing to the Company or any Subsidiary that it will or may substantially reduce the amount of production, goods or services that it is willing to purchase from or supply to the Company or its Subsidiaries, where any such refusal or reduction would have a Material Adverse Effect.

     (ee) Reserve Reports. The Company acknowledges and agrees that WIC has been provided with true and complete copies of the Reserve Reports.

     (ff) Nonconsent Operations. Except as set forth in Schedule 3.1(ff) of the Company Disclosure Schedule, there are no operations on the Oil and Gas Properties in which the Company or any Subsidiary has elected not to participate.

     (gg) Year 2000 Problem. The Company and its Subsidiaries have reviewed the areas within their business and operations (including computer software and hardware) which could be adversely affected by, and have developed or are developing programs to address on a timely basis, any "Year 2000 Problem" (that is, the risk that computer hardware or software used by the Company and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any dates after December 31,
1999). Based on such review and programs, the Company reasonably believes that any such "Year 2000 Problem" substantially caused by its business or operations will not, individually or in the aggregate, have, and no such problem or problems has had, a Material Adverse Effect.

     (hh) NYSE. The Company has not received any notification from the NYSE that it fails to meet the NYSE's minimum listing requirements for continued listing, nor does the Company have knowledge of any basis for such a notification.

     (ii) Hedging. Except as set forth in Schedule 3.1(ii) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other similar contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons, or securities (each such contract herein called a "Hedge" and such activities herein called "Hedging").

     (jj) Agreement and Irrevocable Proxy. The Company has obtained from each of its directors and executive officers and delivered to WIC an Agreement and Irrevocable Proxy.

     (kk) Supplemental Information Regarding the HSR Act. Except for certain assets of the Company or its Subsidiaries that neither the aggregate fair market value nor the aggregate book value of which exceed $15,000,000 in the aggregate, all assets of the Company and its Subsidiaries consist of "reserves of oil, natural gas, shale or tar sands, or rights to reserves of oil, natural gas, shale or tar sands, together with associated exploration or production assets" within the meaning of 16 C.F.R. (S) 802.3.

     Section 3.2 Representations and Warranties of WIC and Purchaser. Each of WIC and Purchaser represents and warrants to the Company (but only as to itself and not as to any other party) as follows:

     (a) Organization, Standing and Power. WIC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to carry on its business as now being conducted. Purchaser is a corporation, partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the state of its formation, and has the requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted.

     (b)  Authority; No Violations; Approvals.

          (i) Each of WIC and Purchaser has approved the Transaction Documents to which it is a party and the transactions contemplated thereby. WIC has all requisite limited liability company power and authority, and Purchaser has all requisite corporate, partnership or limited liability company, as the case may be, power and authority, to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company action on the part of WIC and all necessary corporate, partnership or limited liability company, as the case may be, action on the part of Purchaser. This Agreement has been, and at the Closing the other Transaction Documents to which it is a party will be, duly executed and delivered by WIC and Purchaser and, assuming this Agreement and the other Transaction Documents constitute the valid, binding and enforceable obligations of the Company, constitute valid and binding obligations of WIC and Purchaser enforceable in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii) The execution and delivery of this Agreement and the other Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase or "put" right under, or result in the creation of any Lien upon any of the properties or assets of WIC or Purchaser under, any provision of (A) the organizational documents of WIC or Purchaser, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement to which WIC or Purchaser is a party or is otherwise bound or any existing Approval applicable to WIC or Purchaser or (C) assuming the Approvals referred to in Section 3.2(b)(iii) are duly and timely obtained or made, any Law applicable to WIC or Purchaser or any of their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, losses, Liens or Laws that, individually or in the aggregate, have not and could not reasonably be expected to (x) have a material adverse effect on WIC or Purchaser, (y) impair the ability of WIC or Purchaser to perform its obligations under any of the Transaction Documents in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

          (iii) No Approval of or from any Governmental Entity is required by or with respect to WIC or Purchaser in connection with the execution and delivery of this Agreement or any other Transaction Document by WIC or Purchaser or the consummation by WIC or Purchaser of the transactions contemplated hereby or thereby, except for: (A) the filing of a notification report by WIC and Purchaser under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; and (B) any such Approvals the failure of which to be made or obtained has not and could not reasonably be expected to (1) impair the ability of WIC or Purchaser to perform its obligations under any of the Transaction Documents in any material respect or (2) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

     (c)  Information Supplied.   None of the information furnished by WIC or
Purchaser in writing for inclusion in the Proxy Statement and which is so included in the Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the Stockholders' Meeting or as of the Closing, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not false or misleading.

     (d) Litigation. There is no claim, action, suit, inquiry or judicial or administrative proceeding pending or, to the knowledge of WIC or Purchaser, threatened against WIC or Purchaser that could reasonably be expected to (i) impair the ability of WIC or Purchaser to perform its obligations under any of the Transaction Documents in any material respect or (ii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

     (e) Investment Intent. The Preferred Shares, the Warrants and the Underlying Common Shares to be acquired by WIC or Purchaser are being acquired for its own account for investment and with no intention of distributing or reselling such Preferred Shares, Warrants or Underlying Common Shares or any part thereof or interest therein in any transaction which would be in violation of any applicable Laws.

     (f) WIC and Purchaser Status. WIC and Purchaser represent and warrant to and covenant and agree with the Company that (i) at the time WIC and Purchaser were offered the Preferred Shares and the Warrants, each of them was, (ii) at the date of execution of this Agreement, WIC is and (iii) at the Closing Date, each of them will be, an accredited investor as defined in Rule 501(a) under the Securities Act.

     (g) No Brokers or Finders. No agent, broker, finder, investment or commercial banker or other Person engaged by or acting on behalf of WIC, Purchaser or their Affiliates in connection with the negotiation, execution or performance of this Agreement is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement, other than any such fees or commissions as to which WIC and Purchaser shall have full responsibility.

     (h) Access to Information. WIC and Purchaser represent and acknowledge that they (i) have had access to and the opportunity to review the Company's properties, assets, financial statements, contracts and other books and records and have made such investigation with respect thereto as they deem necessary to enter into the transactions contemplated hereby, (ii) have been afforded the opportunity to ask appropriate representatives of the Company questions concerning the business, assets, financial condition and prospects of the Company and (iii) have been solely responsible for their own due diligence investigation of the Company and its business, for their own analysis of the merits and risks of an investment in the Preferred Shares, the Warrants and the Underlying Common Shares, and for their own analysis of the terms of an investment in the Preferred Shares, the Warrants and the Underlying Common Shares. Nothing contained in this Section 3.2(h) shall in any way limit the representations and warranties of the Company set forth in this Agreement or the rights of WIC and Purchaser with respect to any breach of such representations and warranties.

     (i) No Other Shares. Except for such rights as are conferred on WIC and Purchaser by the Transaction Documents, neither WIC, Purchaser nor any of their Affiliates beneficially owns, directly or indirectly, any shares of capital stock of the Company.

                                    ARTICLE
                                   COVENANTS

     Section 4.1  Stockholder Approval; Proxy Statement.

     (a) The Company shall take all actions necessary in accordance with the Certificate of Incorporation, the Bylaws, the rules of the NYSE and other applicable Law to call a meeting of its stockholders (the "Stockholders' Meeting") to be held as promptly as practicable after the date hereof for the purpose of approving the Preferred Share Issuance, the Warrant Issuance and the Restated Certificate. The Company, WIC and Purchaser shall consult and cooperate with each other in connection with the Stockholders' Meeting. Subject to the provisions of Section 4.1(b), the Company shall cause the Board (i) not to withdraw, modify or change its recommendation that the Company's stockholders approve the Preferred Share Issuance, the Warrant Issuance and the Restated Certificate and (ii) to continue to recommend to the stockholders of the Company the approval of such matters. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement with respect to the approval by the Company's stockholders of the Preferred Share Issuance, the Warrant Issuance and the Restated Certificate, which Proxy Statement shall contain the Board's recommendation that the Company's stockholders approve the Preferred Share Issuance, the Warrant Issuance and the Restated Certificate. As promptly as practicable after the clearance of the Proxy Statement by the SEC (but not earlier than the Financing Commitment Date, unless WIC and Purchaser have previously delivered to the Company the Commitment Letter), the Company shall mail the Proxy Statement to its stockholders of record at least 20 calendar days prior to the Stockholders' Meeting and shall from and after such mailing, unless the Board has taken the action permitted to be taken by it pursuant to the provisions of Section 4.1(b), use its reasonable best efforts to solicit and obtain the Requisite Votes of the stockholders of the Company with respect to approval of the Preferred Share Issuance, the Warrant Issuance and the Restated Certificate. The Company, WIC and Purchaser shall cooperate with each other in preparing the Proxy Statement, and the Company, WIC and Purchaser shall each use its reasonable best efforts to obtain and furnish as promptly as reasonably practicable the information required to be included in the Proxy Statement. The Company, WIC and Purchaser each agrees promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated promptly to its stockholders, in each case as and to the extent required by applicable Law.

     (b) Notwithstanding anything contained in this Agreement to the contrary, the Board may at any time prior to the Closing withdraw, modify or change any recommendation and declaration regarding the Transaction Documents and the transactions contemplated thereby, or approve, recommend or declare advisable any Alternative Transaction Proposal, if and only if, after receipt of a Superior Proposal, in the good faith opinion of the Board, after consultation with its outside legal counsel, the failure to so withdraw, modify or change its recommendation and declaration or the failure to so approve, recommend or declare advisable any Alternative Transaction Proposal will be inconsistent with the Board's fiduciary obligations under applicable Law.

     Section 4.2 NYSE Listing. The Company shall submit a listing application to the NYSE with respect to the Underlying Common Shares as promptly as practicable after the date hereof, and WIC and Purchaser shall be entitled to review and comment on such listing application and the submission of any other materials to the NYSE in connection with the listing of the Underlying

Common Shares. The Company shall use its reasonable best efforts to cause the Underlying Common Shares to be approved for listing on the NYSE, subject to official notice of issuance.

     Section 4.3 Affirmative Covenants of the Company. The Company hereby covenants and agrees that, until the earlier of the Closing or the termination of this Agreement, except as set forth in Schedule 4.3 of the Company Disclosure Schedule, or unless otherwise expressly contemplated by the Transaction Documents or consented to in writing by WIC and Purchaser (such consent not to be unreasonably withheld), the Company will and will cause each of its Subsidiaries to:

     (a) operate its business in the usual and ordinary course consistent with past practice;

     (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers;

     (c) use all reasonable efforts to maintain and keep its properties and assets in as good a repair and condition as at present, ordinary wear and tear excepted, and use commercially reasonable efforts to maintain supplies and inventories in quantities consistent with its customary business practices;

     (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

     (e) consult and cooperate with WIC in an effort to develop a mutually acceptable Hedging strategy for the Company effective upon the Closing; and

     (f) consult with WIC with respect to the advisability of amending or replacing the Credit Facility and cooperate in all reasonable respects with WIC in connection with any discussions between WIC and existing and potential lenders with respect thereto.

     Section 4.4 Negative Covenants of the Company. Except as expressly contemplated by the Transaction Documents or otherwise consented to in writing by WIC and Purchaser (such consent not to be unreasonably withheld) or as set forth in Schedule 4.4 of the Company Disclosure Schedule, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Company shall not do, and shall not permit any of its Subsidiaries to do, any of the following:

     (a) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets of any other Person (other than the purchase of assets in the ordinary course of business and consistent with past practice);

     (b) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of any of its assets, except for pledges or dispositions of assets in the ordinary course of business and consistent with past practice;

     (c) adopt or propose to adopt any amendments to the Company's Certificate of Incorporation or Bylaws; reclassify any shares of the Company's capital stock; adopt resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary; or make any other material changes in the Company's capital structure;

     (d) (i) change in any material respect any method of accounting or accounting practice, make or rescind any express or deemed election relating to Taxes, settle or compromise any Litigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal or other income Tax purposes from those employed in the preparation of the federal or other income Tax Returns or other Tax Returns for the taxable year ended December 31, 1998, except, in the case of either clause (i) or clause
(ii), as may be required by Law or GAAP or (iii) file any material amended Tax Return;

     (e) incur any Debt, whether or not evidenced by a note, bond, debenture or similar instrument or under any financing lease, whether pursuant to a sale-and-leaseback transaction or otherwise, other than (i) Hedging in the ordinary course and consistent with past practice, (ii) other Debt (which may include obligations under letters of credit or similar facilities obtained by the Company to secure its Hedging activities) not to exceed $2,000,000 in the aggregate at any time outstanding and (iii) other obligations and liabilities incurred in the ordinary course and consistent with past practice;

     (f) make any loans or advances to any Person, other than (i) advances to employees in the ordinary and usual course of business not to exceed $10,000 in the aggregate at any time outstanding and (ii) transactions among or between the Company and its Subsidiaries with respect to cash management conducted in the ordinary and usual course of the Company's business;

     (g) declare or pay any dividend or make any other distribution with respect to its capital stock, other than dividends paid by any Subsidiary to the Company or another Subsidiary in the ordinary and usual course of the Company's or such Subsidiary's business;

     (h) issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any of its capital stock or other securities except (i) pursuant to the Company Options, (ii) for awards granted automatically under or granted pursuant to elections made by participants under the Stock Plans after the date hereof or
(iii) pursuant to the awards described in clause (ii); or purchase or otherwise acquire any of its capital stock, employee or director stock options, warrants or other equity securities or debt securities;

     (i) enter into, adopt or (except as may be required by Law) amend or terminate any collective bargaining agreement, Plan or Benefit Arrangement; approve or implement any employment severance arrangements (provided that this covenant shall not prohibit payments made in accordance with the Company's or a Subsidiary's severance policy as in effect on the date hereof and set forth on
Schedule 3.1(s) of the Company Disclosure Schedule), authorize, enter into or amend any employment, severance, consulting services or other agreement with any officers or executive management personnel; or change the compensation or benefits provided to any director, officer or (except in the ordinary and usual course of business) employee as of the date hereof;

     (j) materially amend, terminate or fail to use all commercially reasonable efforts to renew any Material Contract (provided that the Company or its Subsidiaries shall not be required to renew any Material Contract on terms that are less favorable to the Company or its Subsidiaries), or default in any material respect (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a material default) under any Material Contract;

     (k) waive any material right relating to the Oil and Gas Properties that would not be waived by a reasonably prudent operator;

     (l) release or abandon any of the Oil and Gas Properties, except in the ordinary course of business;

     (m) convey, farmout or otherwise dispose of any interest in the Oil and Gas Properties or any part thereof, except in the ordinary course of business;

     (n) with respect to the period commencing on the date hereof and ending on December 31, 1999 and with respect to each three-month period thereafter, engage in any material operations, or series of related operations, on any Oil and Gas Properties that the Company or a Subsidiary has not previously committed to and that may be expected to cost the Company or a Subsidiary during such period in excess of $5,000,000 in the aggregate (except for emergency operations, in which case the Company will promptly notify WIC of such operations), except in the ordinary course of business;

     (o) enter into any Hedge, except in the ordinary course of business and consistent with past practice;

     (p) except in the ordinary course of business and consistent with past practice, enter into, assign, terminate or amend, in any material respect, any Material Contract or any other contract or agreement by which the Oil and Gas Properties are bound; or

     (q)  agree in writing or otherwise to do any of the foregoing.

     Section 4.5    Reasonable Best Efforts; Financing.

     (a) The Company, WIC and Purchaser each agree to cooperate and use their reasonable best efforts to obtain (and will promptly prepare all registrations, filings and applications, requests and notices preliminary to) all Approvals that may be necessary or reasonably requested by the Company, WIC or Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

     (b) WIC and Purchaser shall use their reasonable best efforts (i) to obtain for Purchaser debt or equity financing or other funds in an aggregate amount sufficient to consummate the purchase of the Preferred Shares in accordance with Article II (the "Financing") and (ii) in connection therewith, to deliver to the Company by the Financing Commitment Date a commitment letter (the "Commitment Letter") from WIC and Purchaser pursuant to which WIC and Purchaser represent and warrant to the Company that they have obtained the Financing or have received conditional assurances from other parties regarding the Financing, and that based upon such assurances they believe in good faith that they will be able to deliver the Financing by the Closing Date. Such representations and warranties shall be deemed to be representations and warranties made by WIC and Purchaser (including any Persons that have or thereafter become permitted assignees under Section 9.12) under Section 3.2.
For purposes of this Agreement, the "Financing Commitment Date" means the later of (i) the 75th day following the date of this Agreement and (ii) the date the Proxy Statement has been cleared by the SEC for delivery to the Company's stockholders (either by written or oral notification to such effect delivered to the Company or its representative or as a result of the passage of time following the filing of preliminary proxy materials in accordance with the SEC's proxy rules) (it being understood and agreed that such clearance shall be deemed to have been obtained for purposes of this definition if all comments (if any) of the SEC regarding the Proxy Statement have been resolved and all disclosures therein finalized other than those relating to the status of the Financing, the identity of Purchaser and the time of the Stockholders' Meeting); provided, however, that the provisions of clause (ii) of this sentence shall operate to extend the Financing Commitment Date beyond the 75th day following the date of this Agreement only if and for so long as WIC and Purchaser remain in compliance with their covenants under Sections 4.1(a) and 4.5(a).

     Section 4.6 Other Transaction Documents. At (and subject to the occurrence of) the Closing, (a) the Company, WIC and Purchaser shall enter into the Stockholder Agreement, (b) the Company and WIC shall enter into the Management Agreement and the Warrant Agreement and (c) the Company shall file the Restated Certificate, the Certificate of Designation and the Certificate of Cancellation with the Secretary of State of Delaware in accordance with Section 103 of the Delaware General Corporation Law. The Company shall cooperate with WIC to replace the Bylaws of the Company with new bylaws of the Company effective as of the Closing. Such new bylaws shall be consistent with the provisions of the Management Agreement and the Stockholder Agreement and otherwise be mutually satisfactory to the Company and WIC (the "Restated Bylaws").

     Section 4.7 HSR Act Notification. Each of WIC and the Company contemplates that, assuming the accuracy of the representation and warranty contained in Section 3.1(kk), no filing under the HSR Act will be required in connection with the transactions contemplated hereby. If at any time prior to the Closing, however, any facts come to the attention of WIC or the Company that cause it to reasonably believe that such representation and warranty is inaccurate, WIC and the Company shall immediately cooperate to determine whether such a filing under the HSR Act will in fact be required. If WIC and the Company cannot agree that such a filing will not be required, then each of the parties hereto shall as promptly as practicable (a) file or cause to be filed with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated hereby and (b) comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each party hereto agrees to request, and to cooperate with the other party or parties in requesting, early termination of any applicable waiting period under the HSR Act. All filing fees required under the HSR Act shall be the responsibility of, and shall be paid by, the Company.

     Section 4.8 Notification of Certain Matters. The Company shall give prompt notice to WIC and Purchaser, and WIC and Purchaser shall give prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event that causes any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Closing Date and (b) any failure of such party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement.

     Section 4.9    No Solicitation by Company.

     (a) The Company agrees that (i) neither it nor any of its Subsidiaries shall, and it shall not knowingly permit any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (collectively, "Company Agents") to, solicit, initiate or knowingly encourage (including by way of furnishing material non-public information) any inquiry, proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to an Alternative Transaction (any such inquiry, proposal or offer herein called an "Alternative Transaction Proposal") or participate or engage in any discussions or negotiations concerning an Alternative Transaction Proposal; and (ii) it will immediately cease and cause to be terminated any existing negotiations with any third parties conducted heretofore with respect to any of the foregoing and shall advise its Company Agents to immediately cease all such activities; provided, however, that nothing contained in this Agreement shall prevent the Company or the Board from (A) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Alternative Transaction Proposal, or
(B) providing information to, or participating or engaging in any discussions or negotiations with, any Person (or group of Persons) who has made an unsolicited Alternative Transaction Proposal with respect to a potential Alternative Transaction if and only to the extent that (i) the Board determines in good faith (after consultation with its legal and financial advisors) that such Alternative Transaction Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Alternative Transaction Proposal and the Person making the Alternative Transaction Proposal, and would, if consummated, result in a transaction more favorable to the Company's stockholders than the transactions contemplated by the Transaction Documents (a "Superior Proposal"), (ii) the Board determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with its fiduciary obligations under applicable Law, (iii) prior to providing any information or data to any Person in connection with a Superior Proposal by any such Person, the Board receives from such Person an executed confidentiality agreement that is in reasonably customary form and consistent with the Company's obligations hereunder, and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Board notifies WIC and Purchaser promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company, any of its Subsidiaries or any of their Company Agents indicating, in connection with such notice, the identity of such Person and the material terms and conditions of any proposals or offers.

     (b) The Company shall promptly notify WIC and Purchaser of the receipt of any Alternative Transaction Proposal, including the identity of the Person making such inquiry, proposal or offer, and the material terms and conditions of any such proposal, and shall keep WIC and Purchaser informed on a timely basis of any material changes with respect thereto.

     (c) Nothing in this Section 4.9 shall permit the Company to enter into any agreement with respect to an Alternative Transaction Proposal during the term of this Agreement, it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any Person that provides for, or in any way facilitates, an Alternative Transaction Proposal, other than a confidentiality agreement that is in reasonably customary form and consistent with the Company's obligations hereunder.

     (d)  For purposes of this Agreement, "Alternative Transaction" means any of
(i) a transaction pursuant to which any Person or Persons other than WIC, Purchaser or their Affiliates (a "Third Party") acquires or would acquire more than 5% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation or other business combination involving the Company pursuant to which any Third Party acquires more than 5% of the outstanding equity securities of the Company or the entity surviving such merger, consolidation or business combination, or (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and securities of the entity surviving any merger, consolidation or business combination including any of the Company's Subsidiaries) of the Company, or any of its Subsidiaries, having a fair market value (as determined by the Board in good faith) equal to more than 5% of the fair market value of all the assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction.

     Section 4.10   Access; Confidentiality.

     (a) At all times during normal business hours from and after the date hereof until the earlier of the Closing or the termination of this Agreement, the Company shall afford WIC and Purchaser and their authorized representatives reasonable access to the properties, employees and officers of the Company and to all books and records of every kind of the Company as WIC or Purchaser may reasonably request.

     (b) WIC, Purchaser and their Affiliates shall, and shall cause their representatives to, hold confidential all information relating to the Company or its Subsidiaries that they have received prior to the date hereof or may receive on or after the date hereof from the Company or any of its representatives; provided, however, that the foregoing shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by WIC, Purchaser or any of their Affiliates or representatives in violation of this Section 4.10(b), (ii) information that is or becomes available to WIC or Purchaser or any of their representatives on a nonconfidential basis from a source other than the Company or its Affiliates or representatives, provided that such source is not known by WIC or Purchaser to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or any other party, or (iii) information that is required to be disclosed by WIC or Purchaser or any of their representatives as a result of any applicable Law; provided further, however, that in the event information is required to be disclosed pursuant to clause (iii) above, the Person proposing such disclosure shall provide to the Company to the extent practicable an opportunity, reasonably in advance of any such disclosure, to review and comment on the form and content of such proposed disclosure.

     Section 4.11 Transfer Restrictions. If WIC or Purchaser should decide to dispose of any of the Preferred Shares, the Warrants or the Underlying Common Shares, WIC and Purchaser understand and agree that they may do so only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. In connection with any offer, resale, pledge or other transfer (individually and collectively, a "Transfer") of any of the Preferred Shares, the Warrants or the Underlying Common Shares other than pursuant to an effective registration statement, the Company may require that the transferor of such Preferred Shares, Warrants or Underlying Common Shares provide to the Company an opinion of counsel, which opinion shall be reasonably satisfactory in form and substance to the Company, to the effect that such Transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any state or foreign securities Laws. WIC and Purchaser agree to the imprinting, so long as appropriate, of substantially the following legend on certificates representing the Preferred Shares, the Warrants and the Underlying Common Shares:

     THE SECURITIES (THE "SECURITIES") EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT IT WILL NOT OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER (INDIVIDUALLY AND COLLECTIVELY, A "TRANSFER") THE SECURITIES EVIDENCED HEREBY, EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT SUCH AS THE EXEMPTION SET FORTH IN RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE). IF THE PROPOSED TRANSFER IS TO BE MADE OTHER THAN PURSUANT TO CLAUSE (A) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AND THE TRANSFER AGENT SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY STATE OR FOREIGN SECURITIES LAW.

     The legend set forth above may be removed if and when the Preferred Shares or the Underlying Common Shares, as the case may be, represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act or pursuant to the exemption from registration set forth in Rule 144 under the Securities Act. The certificates representing the Preferred Shares, the Warrants and the Underlying Common Shares shall also bear any additional legends required by applicable Laws or by the Stockholder Agreement or the Warrant Agreement. Any such legend may be removed when, in the opinion of counsel reasonably satisfactory to the Company, such legend is no longer required under the applicable requirements of such Laws or is no longer required under the applicable provisions of such agreements, as the case may be. WIC and Purchaser agree that, in connection with any Transfer of Preferred Shares or Underlying Common Shares by them pursuant to an effective registration statement under the Securities Act, WIC and Purchaser will comply with any applicable prospectus delivery requirements of the Securities Act. The Company makes no representation, warranty or agreement as to the availability of any exemption from registration under the Securities Act with respect to any resale of Preferred Shares, Warrants or Underlying Common Shares.

                                    ARTICLE V
                        CONDITIONS PRECEDENT TO CLOSING

     Section 5.1 Conditions Precedent to Each Party's Obligation. The respective obligations of the Company, WIC and Purchaser to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. The stockholders of the Company shall have approved the Preferred Share Issuance, the Warrant Issuance and the Restated Certificate by the Requisite Votes at the Stockholders' Meeting.

     (b) Other Approvals. All Approvals of, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained, including the expiration or termination of any applicable waiting period under the HSR Act.

     (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

     (d) No Governmental Action. No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

     Section 5.2 Conditions Precedent to Obligations of WIC and Purchaser. The obligations of WIC and Purchaser to effect the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by WIC and Purchaser.

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of the Company contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise expressly contemplated by this Agreement, and WIC and Purchaser shall have received a certificate to the foregoing effect signed on behalf of the Company by the chief executive officer or by the chief financial officer of the Company.

     (b) Performance of Obligations. The Company shall have performed in all material respects (provided that any covenant or agreement that is qualified by a materiality standard or Material Adverse Effect qualification shall not be further qualified hereby) all obligations required to be performed by it under this Agreement prior to the Closing, and WIC and Purchaser shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer or by the chief financial officer of the Company.

     (c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

     (d) Consents Under Agreements. WIC and Purchaser shall have been furnished with evidence reasonably satisfactory to them of the consent or approval of each Person that is a party to a Material Contract and whose consent or approval is required in order to prevent the consummation of the transactions contemplated by this Agreement from causing or resulting in (i) a breach of such Material Contract or (ii) the creation in favor of such Person of a right to terminate such Material Contract, and such consent or approval shall be in form and substance reasonably satisfactory to WIC and Purchaser; provided that no such consent or approval shall be required with respect to any employment or consulting Contract identified on Schedule 3.1(s) of the Company Disclosure Schedule to which the provisions of clause (ii) above would otherwise apply.

     (e) Legal Opinion. WIC and Purchaser shall have received from Thompson & Knight L.L.P., corporate counsel to the Company and its Subsidiaries, an opinion dated the Closing Date, in substantially the form attached as Exhibit G hereto.
                                                              ---------

     (f) Charter and Bylaws; Certificate of Designation; Certificate of Cancellation. The Restated Certificate, the Certificate of Designation and the Certificate of Cancellation shall have been filed by the Company with the Secretary of State of Delaware in accordance with Section 103 of the Delaware General Corporation Law. The Board shall have approved and adopted the Restated Bylaws effective as of the Closing.

     (g) Board Composition. The Company shall have taken all action required to be taken by it under Section 2.1(a) and (b) of the Stockholder Agreement with respect to the composition of the Board and the Executive Committee of the Board immediately following the Closing.

     (h) Financing. The proceeds of the Financing necessary to consummate the purchase of the Preferred Shares hereunder shall have been received by Purchaser. The condition set forth in the immediately preceding sentence shall be deemed irrevocably satisfied upon delivery to the Company of the Commitment Letter.

     (i) NYSE Listing. The Underlying Common Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (j) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by the Company pursuant to Section 6.2(b) shall have been delivered.

     Section 5.3 Conditions Precedent to Obligation of Company. The obligation of the Company to effect the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

     (a) Representations and Warranties. The representations and warranties of WIC and Purchaser set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of WIC and Purchaser contained herein that is qualified by a materiality standard shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise expressly contemplated by this Agreement, and the Company shall have received a certificate to the foregoing effect signed on behalf of WIC and Purchaser by one or more managing members or executive officers of WIC and Purchaser.

     (b) Performance of Obligations. WIC and Purchaser shall have performed in all material respects (provided that any covenant or agreement that is qualified by a materiality standard shall not be further qualified hereby) all obligations required to be performed by them under this Agreement prior to the Closing, and the Company shall have received a certificate to such effect signed on behalf of WIC and Purchaser by one or more managing members or executive officers of WIC and Purchaser.

     (c) Legal Opinion. The Company shall have received from Andrews & Kurth L.L.P., corporate counsel to WIC and Purchaser, or from such other counsel to any Purchaser as is reasonably acceptable to the Company, an opinion or opinions dated the Closing Date, in substantially the form attached as Exhibit H hereto.
                                                              ---------

     (d) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by WIC and Purchaser pursuant to Section 6.2(a) shall have been delivered.

                                  ARTICLE VI
                                    CLOSING

     Section 6.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the purchase and sale of the Preferred Shares pursuant to Article II (the "Closing") shall occur (a) at the offices of Thompson & Knight L.L.P., 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201, at 10:00 a.m., local time, on the second Business Day following the later of (i) satisfaction of the condition to the obligations of the parties set forth in Section 5.1(a) and (ii) expiration or earlier termination of any waiting period under the HSR Act applicable to the transactions contemplated hereby, or (b) at such other location and time as may be mutually agreed upon by the parties hereto. The date on which the Closing is required to take place is herein referred to as the "Closing Date". All closing transactions at the Closing shall be deemed to have occurred simultaneously.

     Section 6.2    Actions to Occur at the Closing.

     (a) At the Closing, WIC and Purchaser, as applicable, shall deliver to the Company the following:

          (i)    the Purchase Price for the Preferred Shares in accordance with
     Article II;

          (ii)   counterparts of the Management Agreement executed by WIC;

          (iii) counterparts of the Stockholder Agreement executed by WIC and Purchaser;

          (iv) (A) the purchase price for the Warrants in accordance with the Warrant Purchase Agreement and (B) counterparts of the Warrant Agreement executed by WIC;

          (v) counterparts of the Employment Agreement executed by George K. Hickox, Jr.;

          (vi)   the certificates described in Sections 5.3(a) and 5.3(b); and

          (vii)  the opinion of counsel referred to in Section 5.3(c).

     (b) At the Closing, the Company shall deliver to WIC and Purchaser, as applicable, the following:

          (i) a share certificate or share certificates representing the Preferred Shares;

          (ii) counterparts of the Management Agreement executed by the Company;

          (iii) counterparts of the Stockholder Agreement executed by the Company;

          (iv)   counterparts of the Warrant Agreement executed by the Company;

          (v) counterparts of the Employment Agreement executed by the Company;

          (vi)   the certificates described in Sections 5.2(a) and 5.2(b);

          (vii)  the original of each consent or approval, if any, pursuant to
     Section 5.2(d);

          (viii) the opinion of counsel referred to in Section 5.2(e); and

          (ix) a certificate or certificates of the secretary of state or similar authority of each of the jurisdictions referred to in the second sentence of Section 3.1(a), dated as of a date within five Business Days prior to the Closing Date, certifying as to the good standing of the Company or its Subsidiary (as the case may be) in such jurisdiction.


                                  ARTICLE VII
                                  TERMINATION

     Section 7.1  Termination. This Agreement may be terminated prior to the
Closing:

     (a)  by mutual consent of WIC, Purchaser and the Company; or

     (b) by either WIC and Purchaser, on the one hand, or the Company, on the other:

          (i) in the event of a breach by the other party of any representation, warranty, covenant or agreement of such other party contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 5.2(a) or 5.2(b) or Section 5.3(a) or 5.3(b) with respect to the Closing, and (B) cannot be cured or, if it is capable of being cured, has not been cured within 20 days following receipt by the breaching party of written notice of such breach (the "Cure Period") (provided that in no event shall the Cure Period extend beyond the date on which the Closing is scheduled to take place pursuant to Section 6.1 and there shall not be a Cure Period for breaches of the covenants set forth in the third sentence of Section 4.1(a) or in Section 4.9); or

          (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling WIC, Purchaser and the Company shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

          (iii) if the required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the Requisite Votes upon a vote held at a duly held meeting of stockholders, or at any adjournment thereof; or

          (iv) if the Closing shall not have occurred by the later of (A) May 31, 2000, and (B) the date to which the Closing Date is extended pursuant to Section 6.1; provided, however, that the right to terminate this Agreement under this clause (iv) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

     (c) by the Company, if, as a result of a Superior Proposal received by the Company, the Board determines in good faith that its fiduciary obligations under applicable Law require that such Superior Proposal be accepted; provided that the Company may not effect such termination pursuant to this Section 7.1(c) unless and until (i) WIC and Purchaser receive at least one week's prior written notice from the Company of its intention to effect such termination pursuant to this Section 7.1(c); (ii) during such week, the Company shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of the Transaction Documents that WIC and Purchaser may propose; and (iii) the Board shall have concluded in good faith, after considering applicable provisions of Law and after giving effect to all adjustments which may be offered by WIC and Purchaser pursuant to clause
(ii) above, on the basis of advice of its outside counsel, that such action is necessary for the Board to act in a manner consistent with its fiduciary duties under applicable Law; provided further, that it shall be a condition to the effectiveness of termination by the Company pursuant to this Section 7.1(c) that the Company shall have made the payment of the fee to WIC required by Section 9.5(a);

     (d) by WIC and Purchaser, if the Company or the Board shall withdraw, modify or change its recommendation of the Transaction Documents and the transactions contemplated thereby in a manner adverse to WIC and Purchaser or approve, recommend or declare advisable any Alternative Transaction Proposal; or

     (e) by WIC, Purchaser or the Company, if the Commitment Letter shall not have been received by the Company by the Financing Commitment Date; or

     (f) by the Company, (i) in the event of a breach by WIC or Purchaser of its representations and warranties referred to in clause (ii) of the first sentence of Section 4.5(b) or its covenants and agreements set forth in Section
4.6 or (ii) if Purchaser shall not have received the proceeds of the Financing by, or is otherwise unable or refuses to deliver the Purchase Price on, the date on which the Closing is scheduled to take place pursuant to Section 6.1.

     The right of any party hereto to terminate this Agreement pursuant to this
Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents or other representatives, whether prior to or after the execution of this Agreement.

     Section 7.2 Effect of Termination. In the event of the termination by a party of this Agreement, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement (except for the provisions of this Section 7.2, Section 2.4, Section 4.10(b), Article VIII and Article IX, which shall survive such termination) shall forthwith become null and void. Subject to the provisions of Sections 2.4 and 9.5, in the event of a termination of this Agreement by either the Company, WIC or Purchaser as provided above, there shall be no liability on the part of the Company, WIC or Purchaser except for liability arising out of a breach of, or misrepresentation under, this Agreement.

                                 ARTICLE VIII
                                INDEMNIFICATION

     Section 8.1 Indemnification of WIC and Purchaser. Subject to the provisions of this Article VIII, the Company agrees to indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Purchaser Indemnified Costs.

     Section 8.2  Indemnification of Company. Subject to the provisions of this
Article VIII, WIC and each Purchaser agree to indemnify and hold harmless the Company Indemnified Parties from and against any and all Company Indemnified Costs. The indemnification obligation of each Purchaser hereunder shall be several and not joint, and shall be further limited to a share of the total Company Indemnified Costs that is proportionate to such Purchaser's share of the Purchase Price.

     Section 8.3 Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to any Person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it may have to such Indemnified Party under this Article VIII unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

     (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorney's fees of one counsel (provided that if any such third-party action is brought in a jurisdiction other than Texas, the Indemnifying Party shall also pay the attorney's fees of one local counsel) to the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) counsel to the Indemnified Party shall have reasonably concluded that there may be defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (iv) counsel to the Indemnified Party and the Indemnifying Party shall have advised their respective clients in writing, with a copy delivered to the other party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel) or (v) the third-party action is a proceeding brought by a stockholder of the Company (in such stockholder's name or derivatively on behalf of the Company) in respect of the transactions contemplated by this Agreement);

     (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission or acknowledgment could have a material adverse effect on its business;

     (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

     (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission or acknowledgment of any third-party action
(i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time; or (ii) to the extent the third-party action seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

     The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article VIII and, in connection therewith, shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested.

     Section 8.4 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 8.3 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any indemnified costs which such Indemnified Party claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

     Section 8.5 No Punitive Damages. Notwithstanding anything contained in this Agreement to the contrary, in no event shall any party hereto be entitled to recover any exemplary or punitive damages from any other party hereto on account of any breach of or misrepresentation under any Transaction Document.

     Section 8.6 Exclusivity. The parties hereto agree that, in relation to any breach, default or nonperformance by a party of any of its representations, warranties, covenants or agreements contained in this Agreement or any certificates delivered pursuant hereto, the only relief and remedies available to the other parties hereto in respect of such breach, default or nonperformance shall be:

          (a) termination of this Agreement, but only if such termination is expressly permitted under the provisions of Article VII;

          (b) damages, but only to the extent properly claimable hereunder and as limited pursuant to this Article VIII or otherwise hereunder;

          (c) specific performance, but only if such specific performance is expressly permitted under the provisions of Section 9.3 and a court of competent jurisdiction in its discretion grants the same; and

          (d) injunctive or declaratory relief if a court of competent jurisdiction in its discretion grants the same.

     The parties hereto also agree that no action for termination or rescission, or claiming repudiation, of this Agreement may be brought or maintained by any party against any other party following the Closing no matter how severe, grave or fundamental any such breach, default or nonperformance may be by such other party. Accordingly, the parties hereby expressly waive and forego any and all rights they may possess to bring any such action.

                                  ARTICLE IX
                                 MISCELLANEOUS

     Section 9.1  Survival of Provisions.

     (a) The representations and warranties of the Company, WIC and Purchaser made herein or pursuant hereto, and the covenants and agreements of the Company, WIC and Purchaser made herein that, by their terms, are to be performed or complied with at or prior to the Closing, shall remain operative and in full force and effect pursuant to their terms, regardless of (i) any investigation made by or on behalf of the Company, WIC or Purchaser, as the case may be, or
(ii) acceptance of the Preferred Shares and payment by Purchaser therefor, until the date that is 12 months following the Closing Date (except as provided in the following sentence); provided that such representations, warranties, covenants and agreements shall survive as to any claim or demand made prior to their termination date until such claim or demand is fully paid or otherwise resolved. Notwithstanding the general expiration period set forth in the foregoing sentence, (i) the representations and warranties contained in Sections 3.1(a) (Organization, Standing and Power), 3.1(b) (Subsidiaries), 3.1(c) (Capital Structure), 3.1(d) (Authority; No Violations; Approvals), 3.1(e) (Status of Preferred Shares, Conversion Shares and Dividend Shares), 3.1(f) (Status of Warrants and Warrant Shares), 3.1(g) (Requisite Votes) and 3.1(h) (Certain Anti-Takeover Provisions; Amendment to Rights Agreement), and Sections 3.2(a) (Organization, Standing and Power) and 3.2(b) (Authority; No Violations; Approvals), shall survive indefinitely, and (ii) the representations and warranties contained in Sections 3.1(r) (Taxes) and 3.1(w) (Environmental Matters) shall survive for the term of the statute of limitations applicable to the underlying substantive matter.

     (b) The covenants and agreements of the Company, WIC and Purchaser contained in this Agreement that, by their terms, are to be performed or complied with after the Closing shall survive until the period specified herein (if any) with respect to such covenant or agreement; provided, however, that such covenants and agreements shall survive as to any claim or demand in respect thereof made prior to their termination date until such claim or demand is fully paid or otherwise resolved.

     Section 9.2 No Waiver; Modification in Writing. No failure or delay on the part of the Company, WIC or Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented except by an instrument in writing signed by the Company, WIC and Purchaser, and waivers or consents to departures from the provisions hereof may not be given without the written consent of the Company, on the one hand, and WIC and Purchaser, on the other hand, provided that notice of any such waiver shall be given to each party hereto as set forth below. Any amendment, supplement or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

     Section 9.3 Specific Performance. The parties recognize that in the event the Company should refuse to perform under the provisions of this Agreement or WIC or Purchaser should refuse to perform under the provisions of Section 2.4(b), 4.10(b), 4.11, 9.5(b), 9.13 or 9.14, monetary damages alone will not be adequate. The parties shall therefore be entitled, in addition to any other remedies which may be available hereunder, including money damages, to obtain specific performance of such provisions. In the event of any action to enforce such provisions specifically, the parties hereby waive the defense that there is an adequate remedy at Law.

     Section 9.4 Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

     Section 9.5  Fees and Expenses.

     (a) If this Agreement is terminated by the Company pursuant to Section 7.1(c) or by WIC and Purchaser pursuant to Section 7.1(d) (and provided that neither WIC nor Purchaser is then in material breach of any of its obligations hereunder), the Company shall pay to WIC by wire transfer of immediately available funds, within three Business Days following the date of such termination (or, with respect to a termination by the Company pursuant to Section 7.1(c), prior to such termination), a fee in the amount of $500,000.

     (b) Except as otherwise expressly provided in this Agreement, all costs and expenses (including legal fees and expenses) incurred by a party in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be borne solely and entirely by such party.

     Section 9.6 Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, except as set forth in Article VIII (which is intended for the benefit of all Indemnified Parties), express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 9.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile transmission, mailed by registered or certified United States mail (return receipt requested), or sent by nationally recognized overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  If to WIC or Purchaser, to:

               Wiser Investment Company, LLC
               c/o Douglas P. Heller
               1629 Locust Street
               Philadelphia, Pennsylvania  19103

          with a copy to:

               Andrews & Kurth L.L.P.
               600 Travis Street, Suite 4200
               Houston, Texas  77002
               Attention:  Thomas M. Hart III

     (b)  If to the Company, to:

               8115 Preston Road
               Suite 400
               Dallas, Texas  75225
               Attention:  President

          with a copy to:

               Thompson & Knight L.L.P.
               1700 Pacific Avenue, Suite 3300
               Dallas, Texas  75201-4693
               Attention:  Steven K. Cochran

     Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if sent by facsimile transmission, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one Business Day after the date of sending, if sent by nationally recognized overnight courier service.

     Section 9.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 9.9 Entire Agreement. This Agreement (which term, for purposes of this Section 9.9, shall be deemed to include the Exhibits and Schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, between the parties with respect to the subject matter hereof. There are no representations, warranties, agreements or covenants other than those expressly set forth in this Agreement.

     Section 10.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

     Section 9.11 Public Announcements. The Company, on the one hand, and WIC and Purchaser, on the other, shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transaction Documents or the transactions contemplated thereby, except for statements required by Law or by any listing agreements with any national securities exchange or the National Association of Securities Dealers, Inc., or made in disclosures filed pursuant to the Securities Act or the Exchange Act.

     Section 9.12 Assignment.

     (a) Except as otherwise provided in this Section 9.12, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of Law or otherwise. Any attempted assignment in violation of this Section 9.12 shall be null and void.

     (b) With the prior written consent of the Company (which consent shall not be unreasonably withheld), WIC may assign all of its rights, interests and obligations (which shall include all its representations and warranties) as Purchaser hereunder to a corporation, partnership or limited liability company formed by WIC subsequent to the date of this Agreement and in connection with the Financing and in which WIC has a significant equity interest, provided that such assignee expressly assumes such rights, interests and obligations, and the Company agrees that following such assignment and assumption the Company shall look only to such assignee in satisfaction of the Company's rights against Purchaser or the enforcement of the obligations of Purchaser hereunder.

     (c) With the prior written consent of the Company (which consent shall not be unreasonably withheld), WIC may assign its rights as Purchaser under Section
2.1 with respect to a portion of the Preferred Shares (which assignment shall include an assignment of a corresponding part of its rights, interests and obligations (including its representations and warranties) as Purchaser hereunder) to not more than eight other accredited investors (as defined in Rule 501(a) under the Securities Act), provided that each such assignee expressly assumes such rights, interests and obligations, and the Company agrees that following such assignment and assumption the Company shall look only to such assignee in satisfaction of the Company's rights against Purchaser or the enforcement of the obligations of Purchaser hereunder, to the extent of the obligations assumed by such assignee.

     (d) No assignment and assumption referred to in Section 9.12(b) or (c) shall be permitted unless (i) the documents evidencing such assignment and assumption are reasonably satisfactory to the Company in form and substance,
(ii) such documents contain an acknowledgment that such assignee(s) have become parties to this Agreement in the capacity of Purchaser as if such assignee(s) had been original signatory parties hereto and agree as Purchaser to be bound by all the terms and provisions hereof and (iii) such documents have been delivered to the Company and are effective prior to the Closing Date.

     (e) An assignment by WIC pursuant to Section 9.12(b) or 9.12(c) shall not have any effect on the rights, interests or obligations hereunder that are applicable to WIC in its capacity other than as Purchaser.

     Section 9.13 Independent Determination. From and after the Closing Date, all decisions on behalf of the Company as to the payment of indemnification pursuant hereto and otherwise regarding the Company's rights and obligations pursuant to the Transaction Documents shall be made by majority vote of a committee of directors of the Company consisting of all directors of the Company other than (a) the Purchaser Designees and (b) any directors elected by the holders of the Series C Preferred Stock pursuant to the provisions of the Certificate of Designation; provided, however, that nothing contained in this
Section 9.13 shall prevent any Indemnified Party from receiving indemnification pursuant to some other source (such as, by way of example, the bylaws of the Company in the event that such Indemnified Party is a director of the Company and such director seeks indemnification due to circumstances that do not pertain to an alleged breach of a Transaction Document), and the determination as to whether indemnification pursuant to such other source is available shall be made in accordance with the procedures applicable thereto.

     In Witness Whereof, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the date first written above.

                                           THE WISER OIL COMPANY


                                           By: /s/ Andrew J. Shoup, Jr.
                                              -------------------------------
                                              Name:   Andrew J. Shoup, Jr.
                                                   --------------------------
                                              Title: President
                                                    -------------------------


                                           WISER INVESTMENT COMPANY, LLC


                                           By: /s/ George K. Hickox, Jr.
                                              -------------------------------
                                              Name:   George K. Hickox, Jr.
                                                   --------------------------
                                              Title:  Authorized Signatory
                                                    -------------------------

                                                                       EXHIBIT A

                        AGREEMENT AND IRREVOCABLE PROXY


     THIS AGREEMENT AND IRREVOCABLE PROXY (this "Agreement") dated as of
                                                 ---------
December 13, 1999, is by and between         ("Stockholder"), and Wiser
                                               -----------
Investment Company, LLC, a Delaware limited liability company ("WIC").
                                                                ---

                                   RECITALS

     A. Concurrently with the execution of this Agreement, The Wiser Oil Company, a Delaware corporation ("Wiser"), and WIC are entering into a Stock
                                  -----
Purchase Agreement (the "Stock Purchase Agreement").  Pursuant to the Stock
                         ------------------------
Purchase Agreement and subject to the terms and conditions therein, (i) Wiser has agreed to sell and WIC has agreed to purchase 1,000,000 shares of Wiser's Series C Cumulative Convertible Preferred Stock (the "Preferred Share Issuance"), (ii) Wiser and WIC have agreed to enter into a Stockholder Agreement (the "Stockholder Agreement") and a Management Agreement (the "Management
      ---------------------                                    ----------
Agreement") and (iii) Wiser and WIC have agreed to enter into a Warrant
---------
Agreement (the "Warrant Agreement") providing for the issuance (the "Warrant
                -----------------                                    -------
Issuance") by Wiser to WIC of warrants to purchase shares of Wiser's common
--------
stock, par value $0.01 per share (the "Common Stock").  The Stock Purchase
                                       ------------
Agreement, the Stockholder Agreement, the Management Agreement and the Warrant Agreement are collectively referred to in this Agreement as the "Transaction
                                                                 -----------
Documents," and the transactions contemplated by the Transaction Documents are
---------
referred to in this Agreement as the "Transactions."
                                      ------------

     B.   As of the date hereof, Stockholder (i) owns         shares of Common
Stock or (ii) has the right to vote or direct the vote of an additional shares of Common Stock. In addition, the spouse and/or children of Stockholder own certain other shares of Common Stock, as to which Stockholder disclaims beneficial ownership. The shares of Common Stock referred to in clauses (i) and
(ii) of the first sentence of this paragraph B (but excluding any shares of Common Stock hereafter disposed of in accordance with clauses (ii) and (iii) of
Section 6.1(a)) are referred to herein as the "Shares".
                                               ------

     C. In consideration of WIC's agreement to enter into the Stock Purchase Agreement, Stockholder has agreed to (i) vote the Shares in favor of the Transactions (subject to the irrevocable proxy provided for in Section 2 hereof
                                                               ---------
(the "Proxy")), and (ii) grant to WIC the Proxy covering the Shares to vote in
      -----
favor of the Transactions, all in accordance with the terms set forth in this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

     1.   Agreement.
          ---------

          1.1  Revocation of Previous Proxies.  The Proxy granted under this
               ------------------------------
Agreement shall revoke any other proxy granted by Stockholder at any time with respect to the Shares and no subsequent proxies will be given by Stockholder with respect to the Shares while the Proxy is in effect.

          1.2  Agreement to Support the Transactions.  At the Stockholders'
               -------------------------------------
Meeting (as defined in the Stock Purchase Agreement), and any other meeting of Wiser's stockholders held in connection with the Transactions, Stockholder agrees to vote the Shares:

     (a) in favor of the Preferred Share Issuance, the Warrant Issuance, the Restated Certificate (as defined in the Stock Purchase Agreement), and any other matter that could reasonably be expected to facilitate the Transactions;

     (b) against approval of any proposal made in opposition to the consummation of the Transactions; and

     (c) against any merger, consolidation, sale of assets, reorganization, or recapitalization of Wiser with any party other than WIC; provided, however, that the covenants and agreements contained in this Section 1.2 and in Sections 2 and 6.2 hereof are subject to the exercise of any fiduciary duty imposed upon the Stockholder by applicable law in his capacity as a director of Wiser.

          1.3  Applicability of Voting Agreement.  The voting agreement
               ---------------------------------
contained in Section 1.2 shall apply to the Shares whether or not owned by
             -----------
Stockholder.


     2.   Proxy with Respect to Shares.  Stockholder hereby irrevocably appoints
          ----------------------------
WIC as its attorney-in-fact and proxy, with full power of substitution, to attend any and all meetings of the stockholders of Wiser and any adjournments thereof, to execute any and all written consents of stockholders of Wiser, to vote in such manner as such attorney and proxy or its substitute shall, in its sole discretion, deem proper, and otherwise act with respect to all of the Shares that it is entitled to vote at any meeting of stockholders (whether annual or special and whether or not an adjourned meeting) of Wiser; provided,
                                                                     --------
however, that Stockholder grants a proxy hereunder only with respect to the
-------
following matters that may be presented to the stockholders of Wiser (the "Designated Matters"):
-------------------

     (a) votes in favor and approval of the matters Stockholder has agreed to vote in favor of in Section 1.2 hereof;
                         -----------

     (b)  votes with respect to the Transactions;

     (c) votes with respect to any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Wiser under the Transaction Documents;

     (d) votes with respect to any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Transactions, including, but not limited to:

          (i)   any reorganization or liquidation involving Wiser;

          (ii) any change in the board of directors of Wiser, except as otherwise agreed to in writing by WIC; or

          (iii) any material change in the present capitalization of Wiser; and

     (e) votes relating to any other material change in the corporate structure or business of Wiser.

The Stockholder agrees that this Proxy is irrevocable, is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration of and as an inducement to cause WIC to enter into the Stock Purchase Agreement. If subsequent to the date hereof Stockholder is entitled to vote the Shares on any of the Designated Matters, he shall take all actions necessary to vote the Shares pursuant to instructions received from WIC on any of the Designated Matters. This Proxy shall apply to the Shares whether or not owned by Stockholder.

     3.   Representations and Warranties of Stockholder.  Stockholder represents
          ---------------------------------------------
and warrants to WIC as follows:

          3.1  Ownership of Shares.  On the date hereof, the Shares described in
               -------------------
clauses (i) and (ii) of paragraph B of the recitals to this Agreement are all of the shares of Wiser's Common Stock currently beneficially owned by Stockholder (other than any shares of Common Stock the Stockholder has the right to acquire pursuant to the exercise of stock options granted to him by Wiser). Stockholder has good, valid and marketable title to the Shares (other than those Shares not owned by Stockholder but which he has the right to vote or direct the vote of), free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase and claims of every kind (other than the encumbrances created by this Agreement, bona fide loan transactions and restrictions on transfer under applicable Federal and state securities laws).

          3.2  Power; Binding Agreement.  Stockholder has the full legal right,
               ------------------------
power and authority to enter into and perform all of Stockholder's obligations under this Agreement. The execution and delivery of this Agreement by Stockholder has been authorized by Stockholder and will not violate any other agreement to which Stockholder is a party, including without limitation, any voting agreement, stockholders agreement, voting trust or proxy. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding agreement of Stockholder, enforceable in accordance with its terms. Neither the execution nor delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will (i) require any consent or approval of or filing with any governmental or other regulatory body, except for any necessary filings under the Securities Exchange Act of 1934, as amended, or (ii) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Stockholder is a party or by which Stockholder is bound.

          3.3  Absence of Certain Agreements.  Stockholder is not a party to or
               -----------------------------
bound by any agreement, letter of intent or similar agreement (whether written or oral) with any party other than WIC whereby Stockholder has agreed to support, directly or indirectly, any proposal or offer (whether or not in writing and whether or not delivered to the stockholders of Wiser generally) for a merger or other business combination involving Wiser or to acquire in any manner, directly or indirectly, a material equity interest in, any voting securities of, or a substantial portion of the assets of Wiser, other than the Transactions.

     4.   Termination.  This Agreement (other than Section 5) shall terminate on
          -----------                              ---------
the earliest of:

     (a) the date on which WIC and Stockholder mutually consent to terminate this Agreement in writing;

     (b)  upon the consummation of the Preferred Share Issuance; or

     (c) prior to the consummation of the Preferred Share Issuance, upon the termination of the Stock Purchase Agreement in accordance with its terms.

     5.   Expenses.  Each party hereto will pay all of its expenses in
          --------
connection with the preparation, execution and performance of this Agreement, except that Wiser will pay any legal fees incurred by Stockholder in connection with the negotiation, preparation and execution of this Agreement.

     6.   Certain Covenants of Stockholder.
          --------------------------------

          6.1  No Sale.  Except in accordance with the provisions of this
               -------
Agreement, Stockholder agrees, while this Agreement is in effect, not to directly or indirectly:

     (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares owned by him, except that nothing herein shall prevent (i) the pledge of any Shares in connection with a bona fide loan transaction, (ii) the disposition of any Shares in accordance with the terms of any pledge or similar agreement entered into by Stockholder in connection with a bona fide loan transaction, (iii) the sale of any Shares from time to time in open market transactions in accordance with Rule 144 under the Securities Act of 1933 (which sales are made for personal financial reasons and not in connection with any transaction described in
     Section 3.3) or (iv) the transfer of any Shares to members of Stockholder's family who agree to be bound by the provisions of this Agreement pursuant to a written assumption agreement satisfactory to WIC; or

     (b) grant any proxies with respect to the Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to the Shares.

          6.2  No Action Without Written Consent of WIC.  Stockholder agrees,
               ----------------------------------------
while this Agreement is in effect, that he will not vote at a meeting of stockholders of Wiser or take any action by written consent of stockholders in lieu of such a meeting on any matter that is subject to the Proxy without the prior written consent of WIC, except in accordance with this Agreement.

          6.3  Notice re Additional Shares.  Stockholder agrees, while this
               ---------------------------
Agreement is in effect, to notify WIC promptly of the number of any shares of Common Stock acquired by Stockholder after the date hereof.

          6.4  Notices.  All notices or other communications required or
               -------
permitted hereunder shall be in writing (except as otherwise provided herein) and shall be deemed duly given when received by delivery in person, by telecopy or by certified mail, postage prepaid, or by an overnight courier service, addressed as follows:

          If to WIC:

               Wiser Investment Company, LLC
               910 Travis, Suite 2130
               Houston, Texas 77002
               Attention: George Hickox
               Telecopy: (713) 659-1799
               with copies to:

               Andrews & Kurth L.L.P.
               600 Travis, Suite 4200
               Houston, Texas 77002
               Attention: Thomas M. Hart III
               Telecopy: (713) 238-7128

          If to Stockholder:

               c/o The Wiser Oil Company
               8115 Preston Road, Suite 400
               Dallas, Texas 75225
               Attention:  President
               Telecopy: (214) 373-3610

               with copies to:

               Thompson & Knight L.L.P.
               1700 Pacific Avenue, Suite 3300
               Dallas, Texas 75201
               Attention: Steven K. Cochran
               Telecopy: (214) 969-1751

     7.   Entire Agreement; Amendment.  This Agreement constitutes the entire
          ---------------------------
agreement between the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by the party against whom such modification, amendment, alteration or supplement is sought to be enforced.

     8.   Assigns.  This Agreement shall be binding upon, and inure to the
          -------
benefit of, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

     9.   Governing Law.  This Agreement, and all matters relating hereto, shall
          -------------
be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

     10.  Specific Performance; Injunctive Relief.  The parties agree that in
          ---------------------------------------
the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement and such aggrieved party may take any such actions without the necessity of posting a bond. By seeking or obtaining such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

     11.  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

     12.  Severability.  Any term or provision of this Agreement which is
          ------------
invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable such provision shall be interpreted to be only so broad as is enforceable.

     13.  Further Assurances.  Each party hereto shall execute and deliver such
          ------------------
additional documents as may be reasonably necessary or desirable to carry out the provisions of this Agreement.

     14.  Third Party Beneficiaries.  Nothing in this Agreement, expressed or
          -------------------------
implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.



           [The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, WIC and Stockholder have each executed or caused this Agreement to be executed by its duly authorized officer as of the date and year first above written.

                                   WISER INVESTMENT COMPANY, LLC


                                   By:__________________________
                                   Name:________________________
                                   Title:_______________________


                                   STOCKHOLDER


                                   _____________________________
                                   Name:

                                                                       EXHIBIT B

                          CERTIFICATE OF DESIGNATIONS
                                      OF
                SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                      OF
                             THE WISER OIL COMPANY

                        Pursuant to Section 151 of the
                       Delaware General Corporation Law

     The Wiser Oil Company, a Delaware corporation (the "Corporation"), does hereby certify in accordance with Section 103 of the Delaware General Corporation Law (the "DGCL") that the following resolution was duly adopted by action of the Board of Directors of the Corporation (the "Board"):

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by the provisions of Article Fourth of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and pursuant to Section 151 of the DGCL, the Board hereby creates a series of preferred stock of the Corporation and hereby states that the voting powers, designations, preferences and relative, participating, optional or other special rights of which, and qualifications, limitations or restrictions thereof (in addition to the provisions set forth in the Certificate of Incorporation which are applicable to the preferred stock of all classes and series), shall be as follows:

     Section 1.  Number of Shares and Designation.
                 --------------------------------

     This series of preferred stock shall be designated as the Series C Cumulative Convertible Preferred Stock (the "Series C Preferred"), and the number of shares that shall constitute such series shall not be more than 1,000,000 shares, par value $10.00 per share (the "Shares"), which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board.

     Section 2.  Dividends.
                 ---------

     2A.  General Obligation.  When, as and if declared by the Board and to the
          ------------------
extent permitted under the DGCL, the Corporation shall pay preferential dividends in cash or Common Stock (as defined in Section 11 hereof) to the holders of the Series C Preferred as provided in this Section 2. Dividends on each Share of the Series C Preferred shall accrue on a daily basis at the rate of seven percent (7%) per annum of the Liquidation Value (as defined in Section 11 hereof) of such Share from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is due and payable to the holder thereof in connection with the Liquidation (as defined in Section 3 hereof) of the Corporation, (ii) the date on which such Share is converted into shares of Common Stock hereunder or (iii) the date on which such Share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

     2B.  Dividend Payment Dates.  All dividends that have accrued on the Series
          ----------------------
C Preferred shall be payable on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2000 (the "Dividend Payment Dates"). All dividends that have accrued on each Share outstanding during the three-month period (or other period in the case of an initial Dividend Payment Date) ending upon such Dividend Payment Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof; provided, however, that accumulations of dividends accrued on the Series C Preferred shall not bear interest. If a Dividend Payment Date falls on any date other than a Business Day (as defined in Section 11 hereof), the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date, with the same effect as if paid on the Dividend Payment Date without any additional accrual of dividends payable in respect of such delay. Dividends payable on each Dividend Payment Date shall be paid to record holders of the Shares as they appear on the books of the Corporation at the close of business on a date fixed by the Board not more than 60 days immediately preceding the applicable Dividend Payment Date. Cumulative and unpaid dividends on Series C Preferred for any past quarterly dividend periods may be paid at any time, without reference to any regular Dividend Payment Date, to holders of record of such Shares on such date, not exceeding 60 days immediately preceding the payment date thereof, as may be fixed by the Board.

     2C.  Distribution of Partial Dividend Payments.  Except as otherwise
          -----------------------------------------
provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series C Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

     2D.  Payment of Dividends  in Common Stock.  The Corporation shall have the
          -------------------------------------
option of paying dividends accruing on the Series C Preferred either in cash, by the issuance or delivery of shares of Common Stock ("PIK Dividends") or any combination thereof. If the Corporation elects to pay any dividends accruing on the Series C Preferred not in cash but as PIK Dividends, the number of shares of Common Stock to be issued or delivered in payment of such dividends shall be determined by dividing the amount of cash that would otherwise be paid by the average Market Price (as defined in Section 11 hereof) of the Common Stock for the 10 trading days immediately preceding (but not including) the date of payment of such PIK Dividend. If the Corporation pays PIK Dividends, such payment in shares of Common Stock shall be made pro rata among the holders of the Series C Preferred based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder, with cash paid in lieu of the issuance of fractional shares of Common Stock to the extent permitted under the Corporation's Loan Agreements (as defined in Section 11 hereof); any amounts not payable in lieu of fractional shares due to restrictions in the Loan Agreements shall continue to be payable as accrued and unpaid dividends. All shares of Common Stock when issued or delivered as PIK Dividends under this Section 2D shall be duly and validly issued, fully paid and nonassessable and shall be free from all taxes (other than income taxes payable by the holder) with respect to the issue thereof and all liens, charges and encumbrances created by, through or under the Corporation. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of the issuance of PIK Dividends, a number of shares of Common Stock it reasonably determines will be required to be issued as PIK Dividends. The Corporation shall take all such actions as may be reasonably necessary to assure that all shares of Common Stock to be issued or delivered as PIK Dividends may be issued or delivered without violation of any applicable law or governmental regulation and shall use commercially reasonable efforts to satisfy any requirements of any domestic securities exchange upon which shares of Common Stock may be listed with respect to the issuance or delivery of PIK Dividends (except for official notice of issuance, which shall be immediately delivered by the Corporation upon each such issuance).

     Section 3.  Liquidation.
                 -----------

     Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), each holder of Series C Preferred shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders, before any distribution or payment is made upon any Junior Securities (as defined in Section 11 hereof), an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder plus all accrued and unpaid dividends thereon through the effective date of the Liquidation. After payment to the holders of the Series C Preferred in full of the preferential amounts provided for in this Section 3, the holders of Series C Preferred shall have no right or claim to any of the remaining assets of the Corporation. If upon any Liquidation the Corporation's assets to be distributed among the holders of the Series C Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 3, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends thereon through the effective date of the Liquidation) of the Series C Preferred held by each such holder. Not less than 30 days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation to each record holder of Series C Preferred as of a date at least three Business Days prior to the mailing of such notice, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share of the Series C Preferred and each share of Common Stock in connection with such Liquidation (assuming no conversion of Shares into Common Stock). At any time prior to a Liquidation, the holders of the Series C Preferred shall be entitled to convert their Shares into Common Stock in accordance with the provisions of
Section 6 hereof. Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), nor the sale, conveyance, exchange or transfer (for cash, securities or other consideration) by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a Liquidation within the meaning of this Section 3.

     Section 4.  Priority of Series C Preferred on Dividends and Redemptions.
                 -----------------------------------------------------------

     So long as any Series C Preferred remains outstanding, without the prior written consent of the holders of at least two-thirds of the outstanding Shares, and except for any repurchases of Common Stock in odd-lot tender offers, the Corporation shall not, nor shall it permit any Subsidiary (as defined in Section 11 hereof) to, redeem, purchase or otherwise acquire directly or indirectly for value any Junior Securities, nor shall the Corporation declare or pay any dividend or make any distribution upon any Junior Securities, if at the time of or immediately after any such redemption, purchase, acquisition, dividend or distribution the Corporation has failed to pay the full amount of dividends accrued on the Series C Preferred for all quarterly dividend periods terminating on or prior to the date on which such redemption, purchase, acquisition, dividend or distribution is to occur; provided that the foregoing shall not prohibit the purchase or other acquisition of Junior Securities or rights to acquire Junior Securities from directors, officers or employees of the Corporation or its Subsidiaries in connection with the termination of their directorships or employment.

     Section 5.  Voting Rights.
                 -------------

     5A.  Voting Procedures.  The holders of the Series C Preferred shall be
          -----------------
entitled to notice of all meetings of the Corporation's stockholders in accordance with the Corporation's bylaws and applicable law. Each Share of Series C Preferred shall have one (1) vote per Share, except that when the holders of the Series C Preferred and the Common Stock shall vote together as a single class, then each holder of Series C Preferred shall be entitled to the number of votes with respect to such holder's Shares of Series C Preferred equal to the number of whole shares of Conversion Stock (as defined in Section 11 hereof) into which such Shares would have been converted under the provisions of
Section 6A hereof (whether or not such holder is then entitled to convert such Shares under such Section) at the Conversion Price (as defined in Section 11 hereof) in effect on the record date for determining stockholders entitled to vote on such matters or, if no record date is specified, as of the date of such vote.

     5B.  General Voting Rights.  The holders of the Series C Preferred shall
          ---------------------
vote together as a single class with the holders of the Common Stock as provided in Section 5A hereof on all matters submitted to a vote of the holders of the Common Stock. Except as otherwise expressly provided herein or by applicable law, the holders of the Shares of Series C Preferred shall not be entitled to vote as a separate class on any matters submitted to a vote of the stockholders.

     5C.  Special Voting Rights.  In addition to the voting rights provided in
          ---------------------
Section 5B hereof and any voting rights provided by applicable law, so long as any Series C Preferred remains outstanding, (i) the holders of at least two-thirds of the Series C Preferred outstanding must approve, voting separately as a class, any amendment to the Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Shares of Series C Preferred so as to affect them adversely and (ii) the holders of a majority of the Series C Preferred outstanding must approve, voting separately as a class, any proposed issuance of capital stock of the Corporation that ranks pari passu with or senior to the Series C Preferred as to dividends or assets, or any proposed issuance of capital stock of the Corporation that is required to be redeemed by the Corporation at any time that any Shares of Series C Preferred are outstanding, whether upon the occurrence of certain events or otherwise.

     Section 6.  Conversion.
                 ----------

     6A.  Conversion at Option of Holder.
          ------------------------------

          (i) At any time and from time to time after the 90th day following the Closing Date (as defined in Section 11 hereof), any holder of Series C Preferred may convert all or any portion of the Series C Preferred held by such holder into a number of shares of Common Stock computed by dividing (x) the total amount of Liquidation Value (plus the aggregate accrued but unpaid dividends, if any) represented by the Shares to be converted by (y) the Conversion Price then in effect.

          (ii) Each conversion of Series C Preferred pursuant to this Section 6A shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series C Preferred to be converted (duly endorsed or assigned to the Corporation or in blank) have been surrendered for conversion during normal business hours at the principal office of the Corporation, accompanied by written notice to the Corporation that the holder thereof elects to convert all or any portion of such Shares. Notwithstanding the immediately preceding sentence, if a conversion of Series C Preferred pursuant to this Section 6A is to be made in connection with or in anticipation of a material transaction affecting the Corporation, such conversion may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion (a) shall not be deemed to be effective until immediately prior to the consummation of such transaction and (b) shall be made based upon the Conversion Price in effect immediately prior to the consummation of such transaction.

     6B.  Mandatory Conversions.
          ---------------------

          (i) If, at any time from and after the Closing Date, the Market Price of the Common Stock exceeds $10.00 per share (which amount shall be proportionately adjusted for any recapitalization, stock split, reverse stock split, stock dividend or similar event resulting in a change in the shares of Common Stock) on each of 60 consecutive trading days, then all Shares of the Series C Preferred then outstanding shall automatically be deemed to have been surrendered by the holders thereof for conversion (and shall be automatically converted) into shares of Common Stock as provided in the next following sentence effective as of the close of business on the last day of such 60-day period. Each holder's Shares of Series C Preferred shall be converted into a number of shares of Common Stock computed by dividing (x) the total amount of Liquidation Value (plus the aggregate accrued but unpaid dividends, if any) represented by such holder's Shares by (y) the Conversion Price in effect as of the close of business on the last day of such 60-day period.

          (ii) The Corporation shall have the right, at its sole option, to convert all, but not less than all, of the then outstanding Shares of Series C Preferred into shares of Common Stock as provided in the next following sentence effective as of the close of business on the Business Day immediately preceding the date of consummation of any Corporate Change (as defined in Section 6G hereof); provided, however, that such conversion shall be subject to and conditioned upon the consummation of such Corporate Change. If the Corporation elects to exercise this special conversion right and the Corporate Change is consummated, each holder's Shares of Series C

Preferred shall automatically be deemed to have been surrendered by such holder for conversion (and shall be automatically converted) into a number of shares of Common Stock computed by dividing (x) the total amount of Liquidation Value (plus the aggregate accrued but unpaid dividends, if any) represented by such holder's Shares by (y) the Conversion Price in effect as of the close of business on the Business Day immediately preceding the date of consummation of such Corporate Change. The Corporation may exercise this special conversion right by mailing to the holders of record of the Series C Preferred at least 20 days in advance of the expected effective date of the Corporate Change a written notice of its election to do so, which notice shall include (a) a summary description of the Corporate Change, (b) a statement that the Corporation elects to exercise its special conversion right under this Section 6B(ii) in connection with such Corporate Change and (c) the expected effective date of such Corporate Change. The exercise by the Corporation of this special conversion right shall be irrevocable.

          (iii) All Shares of the Series C Preferred that remain outstanding at the close of business on the Mandatory Conversion Date (as defined in Section 11 hereof) shall automatically be deemed to have been surrendered by the holders thereof for conversion (and shall be automatically converted) into shares of Common Stock as provided in the next following sentence effective as of the close of business on the Mandatory Conversion Date. Each holder's Shares of Series C Preferred shall be converted into a number of shares of Common Stock computed by dividing (x) the total amount of Liquidation Value (plus the aggregate accrued but unpaid dividends, if any) represented by such holder's Shares by (y) the Conversion Price in effect as of the close of business on the Mandatory Conversion Date.

     6C.  Conversion Procedures.
          ---------------------

          (i) At the time any conversion of Series C Preferred pursuant to this Section 6 has been effected, the rights of the holder of the Shares converted as a holder of Series C Preferred shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

          (ii) As soon as practicable after a conversion of Series C Preferred pursuant to this Section 6 has been effected (but in any event within five Business Days thereafter), the Corporation shall deliver or cause to be delivered to the record holder of the Shares converted:

                 (a) unless in book-entry form, a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as such holder has specified;

                 (b) payment in cash of the amount, if any, payable under subparagraph (vi) below with respect to fractional shares upon such conversion; and

                 (c) a certificate representing any Shares of Series C Preferred that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted;

provided, however, that in the event of a conversion of the Series C Preferred pursuant to Section 6B hereof, the items referred to in clauses (a) and (b) above shall be delivered as soon as practicable (but in any event within five Business Days) after the certificates representing the Shares are actually surrendered for conversion during normal business hours at the principal office of the Corporation.

          (iii) The issuance or delivery of certificates for shares of Conversion Stock upon conversion of Series C Preferred shall be made without charge to the holders of such Series C Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the record holder of Shares converted.

          (iv) The Corporation shall not close its books against the transfer of Series C Preferred or of Conversion Stock issued or issuable upon conversion of Series C Preferred in any manner that interferes in any material respect with the timely conversion of Series C Preferred. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approvals prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

          (v) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series C Preferred, such number of shares of Common Stock issuable upon the conversion of all outstanding Series C Preferred. All shares of Common Stock which are so issuable shall be free of preemptive rights and shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes (other than income taxes payable by the holder) with respect to the issue thereof and all liens, charges and encumbrances created by, through or under the Corporation. The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series C Preferred.

          (vi) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph (vi), be delivered upon any conversion of the Series C Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the third Business Day preceding the date of conversion to the extent permitted under the Corporation's Loan Agreements.

     6D.  Conversion Price.
          ----------------

          (i) The initial Conversion Price shall be $4.25. In order to prevent dilution of the conversion rights granted under this Section 6, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 6D.

          (ii) If and whenever after the Closing Date, the Corporation issues or sells for cash, marketable securities or cash equivalents, or in accordance with Section 6E hereof is deemed to have issued or sold for cash, marketable securities or cash equivalents, any Common Stock for a consideration per share less than the average Market Price of the Common Stock for the 30 trading days immediately preceding (but not including) the date of such issue or sale, then immediately upon such issue or sale the Conversion Price shall be reduced to the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to such issue or sale by a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock Deemed Outstanding (as defined in Section 11 hereof) immediately prior to such issue or sale plus
(2) the number of shares of Common Stock which the aggregate consideration received (and deemed to be received hereunder) by the Corporation upon such issue or sale would purchase at such average Market Price, and the denominator of which shall be the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

          (iii) Notwithstanding anything contained herein to the contrary, no adjustment of the Conversion Price pursuant to this Section 6D or Section 6E hereof shall be made (a) upon the conversion of Series C Preferred or the payment of any PIK Dividend, (b) upon the issuance or sale of Common Stock, Options (as defined in Section 11 hereof) or Convertible Securities (as defined in Section 11 hereof) to directors, officers and employees of the Corporation and its Subsidiaries pursuant to the terms of any employee benefit or similar plans of the Corporation or any of its Subsidiaries, including the issuance or sale of Common Stock pursuant to any such Options or Convertible Securities as are outstanding as of the Closing Date, (c) upon the issuance or sale of Common Stock or Options pursuant to the terms of the Warrant Agreement (as defined in Section 11 hereof), (d) on account of any change in the terms of or any expiration or termination of any of the Options or Convertible Securities referred to in clauses (b) and (c) above or (e) in connection with any of the events or upon the issuance or sale of any Common Stock, Options or Convertible Securities referred to in Sections 7 and 8 hereof.

     6E.  Effect on Conversion Price of Certain Events.  For purposes of
          --------------------------------------------
determining the adjusted Conversion Price under Section 6D hereof, the following shall be applicable:

          (i)    Issuance of Options.  If the Corporation in any manner grants,
                 -------------------
issues or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon the exercise of such Options, is less than the average Market Price of the Common Stock for the 30 trading days immediately preceding (but not including) the date of such grant, issue or sale of Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting, issue or sale of such Options for such price per share. For purposes of this Section 6E(i), the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount, if any, received or receivable by the Corporation as consideration for the granting, issue or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (ii)   Issuance of Convertible Securities.  If the Corporation in any
                 ----------------------------------
manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the average Market Price of the Common Stock for the 30 trading days immediately preceding (but not including) the date of such issue or sale of Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For purposes of this Section 6E(ii), the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

          (iii)  Change in Option Price or Conversion Rate.  If the purchase
                 -----------------------------------------
price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of Section 6E, if the terms of any Option or Convertible Security are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

          (iv)   Treatment of Expired Options and Unexercised Convertible
                 --------------------------------------------------------
Securities.  Upon the expiration of any Option or the termination of any right
----------
to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if the Corporation shall accelerate the expiration of any Option or the termination of any right to convert or exchange any Convertible Security, such adjustment shall not be effective until 15 days after written notice thereof has been given to all holders of the Series C Preferred. For purposes of Section 6E, the expiration or termination of any Option or Convertible Security which was outstanding as of the Closing Date shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the Closing Date.

          (v)     Calculation of Consideration Received.  If any Common Stock,
                  -------------------------------------
Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, marketable securities or cash equivalents, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (before deducting any expenses, discounts or commissions paid or incurred in connection with such issue or sale).

          (vi)    Integrated Transactions.  In case any Option is issued in
                  -----------------------
connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

          (vii)   Treasury Shares.  The number of shares of Common Stock
                  ---------------
outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held to any person other than the Corporation or any Subsidiary shall be considered an issue or sale of Common Stock.

          (viii)  Record Date.  If the Corporation takes a record of the holders
                  -----------
of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or
(b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, unless subsequently abandoned.

     6F.  Subdivision or Combination of Common Stock.  If the Corporation at any
          ------------------------------------------
time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

     6G.  Corporate Change.  Any recapitalization, reorganization,
          ----------------
reclassification, consolidation, merger or sale of all or substantially all of the Corporation's assets, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets in exchange for Common Stock, is referred to herein as a "Corporate Change". Prior to the consummation of any Corporate Change, the Corporation shall make appropriate provisions to insure that each of the holders of Series C Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series C Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Corporate Change if such holder had converted its Series C Preferred immediately prior to such Corporate Change. In each such case, the Corporation shall also make appropriate provisions to insure that the provisions of this Section 6 and Sections 7 and 8 hereof shall thereafter be applicable to the Series C Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series C Preferred, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. The provisions of this Section 6G shall not apply in the event of a conversion of the Series C Preferred pursuant to Section 6B hereof prior to the consummation of the Corporate Change.

     6H.  Certain Events.  If any event occurs of the type contemplated by the
          --------------
provisions of this Section 6 but not expressly provided for by such provisions, then the Board shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series C Preferred; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Series C Preferred.

     6I.  Notices.
          -------

          (i) As promptly as practicable after any adjustment of the Conversion Price hereunder, the Corporation shall give written notice thereof to all holders of Series C Preferred, setting forth in reasonable detail and certifying the calculation and the effective date of such adjustment. In addition, the Corporation shall give written notice to all holders of Series C Preferred of any conversion of the Series C Preferred pursuant to Section 6B hereof within five Business Days after the effective date of such conversion.

          (ii) The Corporation shall give written notice to all holders of Series C Preferred at least 15 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock or (b) with respect to any pro rata subscription offer to holders of Common Stock.

          (iii) The Corporation shall also give written notice to all holders of Series C Preferred of any proposed Corporate Change at least 20 days prior to the date on which any Corporate Change is expected to take place.

     6J.  Calculations.  If the amount of any adjustment of the Conversion Price
          ------------
required pursuant to this Section 6 would be less than 1% of the Conversion Price in effect at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and an adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of such Conversion Price. All calculations under this Section 6 shall be made to the nearest one-tenth of a cent ($.001).

     Section 7.  Liquidating Dividends.
                 ---------------------

     If the Corporation pays a dividend upon the Common Stock payable otherwise than in cash or other property out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a "Liquidating Dividend"), then the Corporation shall pay to the holders of Series C Preferred at the time of payment thereof the Liquidating Dividends which would have been paid on the shares of Conversion Stock had such Series C Preferred been converted immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such Liquidating Dividend are to be determined.

     Section 8.  Purchase Rights.
                 ---------------

     If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of the Common Stock (the "Purchase Rights"), then each holder of Series C Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder's Series C Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

     Section 9.  Event of Noncompliance.
                 ----------------------

     9A.  Definition.  An Event of Noncompliance shall have occurred (i)
          ----------
whenever dividends on the Series C Preferred shall be in arrears in an amount equal to at least four full quarterly dividends, whether or not consecutive and whether or not the payment of such dividends is legally permissible or is prohibited by any agreement to which the Corporation is subject; or (ii) if the Corporation or any Significant Subsidiary (as defined in Section 11 hereof) makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Significant Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any Significant Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Significant Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Significant Subsidiary or of any substantial part of the assets of the Corporation or any Significant Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Significant Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Significant Subsidiary and either (a) the Corporation or any such Significant Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 90 days.

          The Corporation shall promptly deliver notice of the occurrence of an Event of Noncompliance to the holders of Series C Preferred upon discovery thereof.

     9B.  Consequences of Event of Noncompliance.  If an Event of Noncompliance
          --------------------------------------
has occurred and is continuing, the number of directors constituting the Board shall, at the request of the holders of a majority of the Series C Preferred then outstanding, be increased by two members, and the holders of the Series C Preferred shall have the special right, voting separately as a single class (with each Share being entitled to one vote) and to the exclusion of all other classes of the Corporation's stock, to elect two individuals to fill such newly created directorships, to fill any vacancies in such directorships and to remove any individuals elected to such directorships. The newly created directorships shall be entitled to the same rights and powers as the other directorships of the Corporation. The special right of the holders of Series C Preferred to elect individuals to fill such directorships, to fill any vacancies in such directorships and to remove any individuals elected to such directorships may be exercised at the special meeting called pursuant to this Section 9B, at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders meeting. Such special right shall continue until such time as there is no longer any Event of Noncompliance in existence, at which time such special right shall terminate subject to revesting upon the occurrence and continuation of any subsequent Event of Noncompliance which gives rise to such special right hereunder.

          At any time when such special right has vested in the holders of the Series C Preferred, a proper officer of the Corporation shall, upon the written request of the holders of at least 10% of the Series C Preferred then outstanding addressed to the secretary of the Corporation, call a special meeting of the holders of Series C Preferred for the purpose of electing or removing directors pursuant to and in accordance with this Section 9B. Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by the holders of at least 10% of the Series C Preferred then outstanding. If such meeting has not been called by a proper officer of the Corporation within 10 days after personal service of such written request upon the secretary of the Corporation or within 20 days after mailing the same to the secretary of the Corporation at its principal office, then the holders of at least 10% of the Series C Preferred then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the Corporation's principal office, or at such other place designated by the holders of at least 10% of the Series C Preferred then outstanding. Any holder of Series C Preferred so designated shall be given access to the stock record books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to this Section 9B.

          At any meeting or at any adjournment thereof at which the holders of Series C Preferred have the special right to elect or remove directors, the presence, in person or by proxy, of the holders of a majority of the Series C Preferred then outstanding shall be required to constitute a quorum for the election or removal of any director by the holders of the Series C Preferred exercising such special right. The vote of a majority of such quorum shall be required to elect or remove any such director.

          Any directors so elected by the holders of Series C Preferred shall continue to serve as directors of the Corporation until the date on which there is no longer any Event of Noncompliance in existence. On such date, the number of directors constituting the Board shall decrease to such number as constituted the whole Board immediately prior to the occurrence of the Event of Noncompliance giving rise to the special right to elect directors.

          If any Event of Noncompliance exists, each holder of Series C Preferred shall also have any other rights which such holder is entitled to under any contract or agreement and any other rights which such holder may have pursuant to applicable law.

     Section 10.  Record Holders.
                  --------------

     The Corporation shall deem and treat the record holder of any Series C Preferred as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

     Section 11.  Definitions.
                  -----------

          "Business Day" means any day other than a Saturday, Sunday or a day on
           ------------
which state or federally chartered banking institutions in Dallas, Texas are not required to be opened.

          "Closing Date" has the meaning given such term in the Stock Purchase
           ------------
Agreement.

          "Common Stock" means, collectively, the Corporation's Common Stock,
           ------------
par value $.01 per share (including any and all Conversion Stock), and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any Liquidation of the Corporation.

          "Common Stock Deemed Outstanding" means, at any given time, the number
           -------------------------------
of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 6E(i) and 6E(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

          "Conversion Price" means the conversion price per share of Common
           ----------------
Stock into which the Series C Preferred is convertible, as such conversion price may be adjusted pursuant to Section 6D hereof.

          "Conversion Stock" means shares of the Corporation's Common Stock,
           ----------------
provided that if there is a change such that the securities issuable upon conversion of the Series C Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series C Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

          "Convertible Securities" means any stock or securities directly or
           ----------------------
indirectly convertible into or exchangeable for Common Stock.

          "Junior Securities" means any capital stock or other equity securities
           -----------------
of the Corporation, except for the Series C Preferred.

          "Liquidation Value" of any Share as of any particular date shall be
           -----------------
equal to $25.00.

          "Loan Agreements" means all loan or credit agreements or indentures to
           ---------------
which the Corporation is a party at any time.

          "Mandatory Conversion Date" means the third anniversary of the Closing
           -------------------------
Date.

          "Market Price" of any security on any day means the closing price of
           ------------
such security's sales on such day on the principal securities exchange on which such security may at the time be listed, or, if there were no sales on such exchange on such day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on such day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or, if on such day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the outstanding Shares of the Series C Preferred. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the outstanding Shares of the Series C Preferred. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser. For purposes of this definition, "Market Price" shall include, in the case of an underwritten public offering or a private offering of securities that are currently publicly traded, an allowance for a customary discount to the current market trading price which is determined by the managing underwriter (if any) and the Corporation to be reasonably required to effect such offering.

          "Options" means any rights, warrants or options to subscribe for or
           -------
purchase Common Stock or Convertible Securities.

          "Significant Subsidiary" means, with respect to any person, a
           ----------------------
Subsidiary constituting a "significant subsidiary" of such person for purposes of Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, or any successor provision thereof.

          "Stock Purchase Agreement" means the Stock Purchase Agreement dated as
           ------------------------
of December 13, 1999, by and between the Corporation and Wiser Investment Company, LLC, as such agreement may from time to time be amended in accordance with its terms.

          "Subsidiary" means, with respect to any person, any corporation,
           ----------
limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person or a combination thereof. For purposes hereof, a person or persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such person or persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses.

          "Warrant Agreement"  means the Warrant Agreement dated as of the
           -----------------
Closing Date by and between the Corporation and Wiser Investment Company, LLC, as such agreement may from time to time be amended in accordance with its terms.

     Section 12.  Amendment and Waiver.
                  --------------------

     No amendment, modification or waiver of any provision of Sections 1 to 15 of this Certificate of Designations shall be binding or effective without the prior written consent of the holders of at least two-thirds of the Series C Preferred outstanding at the time such action is taken; provided that no such action shall (a) change the rate at which or the manner in which dividends on the Series C Preferred accrue or the times at which such dividends become payable, without the prior written consent of the holders of at least 90% of the Series C Preferred then outstanding, (b) increase the Conversion Price of the Series C Preferred or decrease the number of shares or class of stock into which the Series C Preferred is convertible other than as provided under Section 6 hereof, without the prior written consent of the holders of at least 90% of the Series C Preferred then outstanding or (c) change the percentage required to approve any change described in clauses (a) and (b) above, without the prior written consent of the holders of at least 90% of the Series C Preferred then outstanding.

     Section 13.  Notices.
                  -------

     Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by first class registered or certified United States mail or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation (attention: Secretary) at its principal executive offices and
(ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation, or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

     Section 14.  Acquired Shares.
                  ---------------

     Any Shares of Series C Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such Shares shall upon their cancellation become authorized but unissued shares of preferred stock of the Corporation and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.

     Section 15.  Successors and Transferees.
                  --------------------------

     The provisions applicable to Shares of Series C Preferred shall bind and inure to the benefit of and be enforceable by the Corporation, the respective successors to the Corporation, and by any record holder of Shares of Series C Preferred.

                              *     *     *     *

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed this ________ day of ________________________, 2000.


                                    THE WISER OIL COMPANY

                                    By:_______________________________
                                       Name:__________________________
                                       Title:_________________________

                                                                      EXHIBIT C

                             EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (this "Agreement"), dated as of_____________, 2000 (the "Effective Date"), between The Wiser Oil Company, a Delaware corporation (the "Company"), and George K. Hickox, Jr. (the "Employee").

     WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company, on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Employee hereby agree as follows:

     1.        Employment.  The Company agrees to employ the Employee, and the
               ----------
Employee agrees to undertake employment with the Company, for the period set forth in Paragraph 2, in the positions and with the duties and responsibilities set forth in Paragraph 3, and upon the other terms and conditions herein provided.

     2.        Term.  The employment of the Employee by the Company as provided
               ----
in Paragraph 1 shall be for a period commencing on the Effective Date and ending upon the second anniversary thereof unless further extended or sooner terminated as herein provided (the "Employment Term"). The Employment Term may be extended for such additional period as may from time to time be mutually agreed upon in writing between the parties hereto.

     3.        Position and Duties.
               -------------------

     (a) During the Employment Term, the Employee shall serve as Chief Executive Officer and (to the extent elected or appointed as a director of the Company) Chairman of the Board of the Company, accountable only to the Board of Directors of the Company (the "Board"). In such capacities, the Employee shall perform the duties of Chief Executive Officer and Chairman of the Board, as set forth in the Company's Bylaws, as they may be amended from time to time, and shall have such other duties, functions, responsibilities, and authority commensurate with such offices as are from time to time delegated to the Employee by the Board, provided that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving as Chief Executive Officer and Chairman of the Board of an enterprise comparable to the Company.

     (b) During the Employment Term, the Employee shall devote a substantial majority of his time, skill, and attention and his best efforts during normal business hours to the business and affairs of the Company necessary to discharge faithfully and efficiently the duties and responsibilities delegated and assigned to the Employee herein or pursuant hereto, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability. The Company acknowledges that the Employee has outside business interests and agrees that the Employee may devote a portion of his time and attention to such business interests provided such business interests do not materially interfere with the Employee's performance of his duties hereunder; provided, however, in no event shall such other activities by the Employee be deemed to materially interfere with the Employee's duties hereunder until the Employee has been notified in writing thereof by the Board and been given a reasonable period in which to cure such interference.

     (c) During the Employment Term, the Employee shall serve, if elected or appointed, as a director of the Company, as a director and officer of any subsidiary of the Company, and as a member of any committee of the Board or of the board of directors of any subsidiary of the Company.

          (d) All services that the Employee may render to the Company or any of its subsidiaries in any capacity during the Employment Term shall be deemed to be services required by this Agreement and consideration for the compensation provided for herein.

          4.   Compensation and Related Matters.
               --------------------------------

          (a)  Base Salary.  During the Employment Term, the Company shall pay
               -----------
to the Employee for his services hereunder a base salary at the rate of one dollar ($1.00) per year, subject to adjustment as set forth herein, payable prior to the end of each year during the Employment Term. If during the Employment Term the Employee's base salary exceeds one dollar per year, such salary shall be paid in equal installments in accordance with the Company's standard payroll practices. In addition to base salary, the Employee may be paid bonuses in such amounts as may be determined by the Board, in its discretion.

          (b)  Base Salary Adjustments.  The base salary payable to the Employee
               -----------------------
hereunder may be adjusted from time to time by the Board, in its discretion.

          (c)  Employee Benefits.  During the Employment Term, the Employee
               -----------------
shall be entitled to participate in any and all employee benefit plans, programs, and arrangements provided by the Company to its executive officers generally, subject to and on a basis consistent with the terms, conditions, and overall administration (including eligibility and vesting requirements) of such plans, programs, and arrangements; provided, however, that, unless otherwise determined by the Board, the Employee shall not be entitled to receive any stock options, restricted stock or other similar stock-based awards under the Company's stock incentive plans.

          (d)  Expenses.
               --------

               (i) During the Employment Term, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing his duties and responsibilities hereunder, in accordance with the policies, practices, and procedures of the Company from time to time in effect for its executive officers.

               (ii) During the Employment Term, the Company shall, at its sole expense, provide the Employee with a leased automobile, of a make, model, color and year reasonably acceptable to him, for the Employee's business and private use while in Dallas, Texas on

       Company business. In addition, during the Employment Term, the Company shall, upon receipt of itemized vouchers for expenses, submitted to the Company on a monthly basis, reimburse the Employee for his reasonable and necessary expenses, including maintenance, repairs, gasoline and insurance, incurred in the operation of such leased automobile.

               (iii) During the Employment Term, the Company shall reimburse the Employee for all actual and reasonable expenses associated with the Employee's travel to and from Philadelphia, Pennsylvania for purposes of Company business.

               (iv) During the Employment Term, the Company shall, at its sole expense, provide the Employee with suitable alternative housing in Dallas, Texas, and shall pay or reimburse the Employee for all utility and hook-up costs associated with such alternative housing.

       5.      Termination of Employment by Company.
               ------------------------------------

       (a)     Death. The Employee's employment hereunder shall terminate
               -----
automatically upon his death.

       (b)     Disability.  If the Disability (as defined below) of the Employee
               ----------
occurs during the Employment Term, the Company may notify the Employee of the Company's intention to terminate the Employee's employment hereunder for Disability. In such event, the Employee's employment hereunder shall terminate effective on the 30th day following the date such notice of termination is received by the Employee, provided that the Employee shall not have returned to the full-time performance of his duties hereunder and performed the same free of any Disability through such 30-day period. For purposes of this Agreement, the "Disability" of the Employee shall be deemed to have occurred if the Employee shall have been unable to perform substantially his duties hereunder for 90 consecutive days (excluding any leaves of absence approved by the Company) as a result of his physical or mental incapacity. If so terminated, the Employee shall be entitled to receive the amount of any insurance benefits and proceeds payable to the Employee under disability insurance programs and policies, if any, then maintained by the Company for the Employee's benefit.

       (c)     Cause.  The Board may terminate the Employee's employment
               -----
hereunder for Cause (as defined below). For purposes of this Agreement, "Cause" shall mean any of the following:

               (i) conduct by the Employee that constitutes willful misconduct, fraud, dishonesty, or a criminal act with respect to the Company or its subsidiaries;

               (ii) conviction of the Employee of a felony involving fraud, dishonesty, or moral turpitude;

               (iii) the willful and continued failure by the Employee to substantially perform his duties hereunder; or

               (iv) the willful and material breach by the Employee of any of the provisions of this Agreement.

Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause without (i) first, notice to the Employee setting forth the reasons for the Board's intention to terminate his employment for Cause, (ii) next, an opportunity for the Employee, together with his counsel, to be heard before the Board, and (iii) thereafter, delivery to the Employee of a Notice of Termination (as defined below) from the Company, which notice shall be accompanied by a resolution duly adopted by the Board finding that, in the good faith opinion of the Board, Cause has occurred as defined hereunder.

     (d)       Notice of Termination.  Any termination of the Employee's
               ---------------------
employment hereunder by the Company shall be communicated by a Notice of Termination to the Employee. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated, and
(iii) specifies the effective date of termination.

     (e)       Obligations.  If the Employee's employment hereunder is
               -----------
terminated by reason of his death or Disability or for Cause, the Company shall thereafter have no further obligations to the Employee under this Agreement, except as provided in Paragraphs 12 and 13.

     6.        Termination of Employment by Employee.  The Employee shall have
               -------------------------------------
the right to terminate his employment hereunder at any time by providing at least 30 days prior written notice of termination to the Company. Following such notice, the Employee shall continue to receive his base salary at the then current annual rate fixed herein or pursuant hereto for the period through the date of termination, provided his employment is not terminated earlier pursuant to Paragraph 5 hereof, but the Company shall not be obligated to pay any base salary or compensation (including severance pay) for any period of time after such termination. The foregoing shall not prevent the Company or the Board from terminating the Employee's employment pursuant to Paragraph 5 hereof earlier than the date of termination fixed pursuant to this Paragraph 6.

     7.        Compliance With Other Agreements.
               --------------------------------

     (a) The Company represents and warrants to the Employee that the execution, delivery, and performance by the Company of this Agreement have been duly authorized by all necessary corporate action of the Company and do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument, or obligation to which the Company is a party or by which it is bound.

     (b) The Employee represents and warrants to the Company that the execution, delivery, and performance by the Employee of this Agreement do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument, or obligation to which the Employee is a party or by which he is bound.

     8.   Certain Additional Payments by the Company. Notwithstanding anything
          ------------------------------------------
to the contrary in this Agreement, in the event that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to the Employee an additional payment (a "Gross-up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, the Employee retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Company and the Employee shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. The Employee shall notify the Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and the Employee) within five days of the receipt of such claim. The Company shall notify the Employee in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, the Employee shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company's action. If, as a result of the Company's action with respect to a claim, the Employee receives a refund of any amount paid by the Company with respect to such claim, the Employee shall promptly pay such refund to the Company. If the Company fails to timely notify the Employee whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to the Employee the portion of such claim, if any, which it has not previously paid to the Employee.

     9.   Confidentiality.  During the Employment Term and thereafter without
          ---------------
limitation of time, the Employee shall hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for his own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings, or other confidential or proprietary information of any kind, nature, or description (whether or not acquired, learned, obtained, or developed by the Employee alone or in conjunction with others) belonging to or concerning the Company or any of its subsidiaries (collectively, the "Information"), except (a) with the prior written consent of the Company duly authorized by the Board, (b) in the course of the proper performance of the Employee's duties hereunder, or (c) as required by applicable law or legal process. The provisions of this Paragraph 9 shall be inoperative as to such portions of the Information that (a) are or become generally available to the public other than as a result of a disclosure by the Employee in violation of this Agreement or (b) become available to the Employee on a non-confidential basis from a source that is not bound by an obligation of confidentiality to the Company. The provisions of this Paragraph 9 shall continue in effect notwithstanding termination of the Employee's employment hereunder for any reason.

     10.  Arbitration.  Any controversy or claim arising out of or relating to
          -----------
this Agreement or the breach thereof, excepting any controversy or claim arising out of or relating to Paragraph 9 of this Agreement or any breach thereof, shall be settled by arbitration before an arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in Houston, Texas. In any such arbitration, the arbitrator shall not have the power to reform or modify this Agreement in any way and to that extent his powers are so limited. Neither party shall resort to litigation except to enforce or appeal from such arbitration or to enforce Paragraph 9 of this Agreement.

     If arbitration is necessary to enforce or interpret any of the Employee's rights or obligations under this Agreement, and the Employee is the prevailing party in such arbitration, the Employee shall be entitled to reimbursement by the Company for any reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which the Employee may be entitled.

     11.       Withholding Taxes.  The Company shall withhold from any payments
               -----------------
to be made to the Employee hereunder such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

     12.       No Effect on Other Contractual Rights.  The provisions of this
               -------------------------------------
Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable to the Employee, or in any way diminish the Employee's rights as an employee of the Company, whether existing now or hereafter, under any employee benefit plan, program, or arrangement or other contract or agreement of the Company providing benefits to the Employee.

     13.       Survival.  Neither the expiration or the termination of the term
               --------
of the Employee's employment hereunder shall impair the rights or obligations of either party hereto which shall have accrued hereunder prior to such expiration or termination.

     14.       Notices.  All notices and other communications required or
               -------
permitted to be given hereunder by either party hereto shall be in writing and shall be given by hand delivery or by first class registered or certified United States mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                    If to the Company, at:

                         The Wiser Oil Company
                         8115 Preston Road, Suite 400
                         Dallas, Texas 75225-6311
                         Attention:  President

                    If to the Employee, at:

                         George K. Hickox, Jr.
                         1629 Locust Street
                         Philadelphia, Pennsylvania 19103

All such notices and other communications shall be effective only upon receipt by the addressee.

     15.       Entire Agreement.  This Agreement constitutes the entire
               ----------------
agreement between the parties hereto concerning the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to such subject matter.

     16.       Binding Effect; Assignment.  This Agreement shall be binding upon
               --------------------------
and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns; provided, however, that the neither the Company nor the Employee shall assign or otherwise transfer this Agreement or any of the respective rights or obligations hereunder without the prior written consent of the other party hereto (except that any rights that the Employee may have hereunder at the time of his death may be transferred by will or pursuant to the laws of descent and distribution and the Company may assign this Agreement to any successor to all or substantially all its business and assets without the consent of the Employee).

     17.       Amendment.  This Agreement may not be modified or amended in any
               ---------
respect except by an instrument in writing signed by the party against whom such modification or amendment is sought to be enforced.

     18.       Waiver.  Any term or condition of this Agreement may be waived at
               ------
any time by the party hereto which is entitled to have the benefit thereof, but such waiver shall only be effective if evidenced by a writing signed by such party, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion. No failure or delay by a party hereto in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or power.

     19.       Authority.  No person, other than pursuant to a resolution of the
               ---------
Board, shall have authority on behalf of the Company to agree to modify, amend, or waive any provision of this Agreement or anything in reference thereto.

     20.       Severability.  If any provision of this Agreement is held to be
               ------------
unenforceable, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

     21.       Governing Law.  This Agreement shall be governed by and construed
               -------------
and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

     22.       Injunctive Relief.  In recognition of the fact that a breach
               -----------------
by the Employee of any of the provisions of Paragraph 9 will cause irreparable damage to the Company for which monetary damages alone will not constitute an adequate remedy, the Company shall be entitled as a matter of right to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by the Employee or requiring him to perform his obligations hereunder. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Company may be entitled at law or in equity, including without limitation the right to recover monetary damages for the breach by the Employee of any of the provisions of this Agreement.

     23.       Counterparts.  This Agreement may be executed by the parties
               ------------
hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Employee has executed this Agreement, as of the date first set forth above.

                                         "COMPANY"

                                         THE WISER OIL COMPANY



                                         By:____________________________________
                                            Name:_______________________________
                                            Title:______________________________


                                         "EMPLOYEE"


                                         _______________________________________
                                         George K. Hickox, Jr.

                                                                       EXHIBIT D
                             MANAGEMENT AGREEMENT


     THIS MANAGEMENT AGREEMENT (this "Agreement") is made and entered into effective as of ___________, 2000, between The Wiser Oil Company, a Delaware corporation (the "Company"), and Wiser Investment Company, LLC, a Delaware limited liability company ("WIC").

     1. Engagement. The Company engages WIC, and WIC hereby agrees, to provide management and transaction advisory services to the Company as set forth herein during the term of this Agreement.

     2. Term. The initial term of this Agreement shall continue until the second anniversary of the date hereof. Upon the expiration of the initial term, this Agreement shall automatically renew for successive one year terms unless terminated by either party by written notice delivered to the other party at least 30 days prior to the expiration of the then-current term.

     3. Management Services. WIC shall provide the following management services to the Company:

     (a) WIC shall from time to time select and furnish three individuals to serve as the Purchaser Designees (as such term is defined in the Stockholder Agreement of even date herewith between the Company, WIC and _______________ (the "Stockholder Agreement")). Pursuant to the terms of the Stockholder Agreement, such individuals shall be members of the Board of Directors of the Company (the "Board") and of the Executive Committee of the Board, and one of such individuals shall be the Chairman of the Board. In their capacity as such Board and Committee members, such individuals shall be entitled to the same compensation and reimbursement of expenses, and to participation in the same benefit and incentive plans, as the Company provides to non-employee members of its Board of Directors generally. George K. Hickox, Jr., ____________ and ____________ shall be the initial Purchaser Designees, and George K. Hickox, Jr. shall be the Chairman of the Board.

     (b) WIC shall cause one of its members, who shall be a Purchaser Designee, to serve as the Chief Executive Officer of the Company. Such individual shall be an employee of the Company and shall enter into an employment agreement with the Company in substantially the form set forth as Exhibit A hereto, as amended from time to time by mutual agreement of such individual, WIC and the Company. The duties of such individual as Chief Executive Officer of the Company will be as set forth in such employment agreement, the Company's Bylaws or as established from time to time by the Company's Board of Directors to the extent consistent with such employment agreement and Bylaws. George K. Hickox, Jr. shall be the initial Chief Executive Officer of the Company.

     (c) WIC may from time to time select and furnish an individual to serve as the Chief Financial Officer of the Company. Such individual shall be an employee of the Company pursuant to an employment agreement mutually acceptable to such individual, WIC and the Company.

     4.   Transaction Advisory Services.

     (a) WIC shall diligently seek to identify opportunities for the Company to acquire (by purchase, lease or otherwise) properties, businesses, companies or other assets located in the United States or Canada that generate or receive more than 33% of their gross revenue from the exploration, development, production or marketing of oil or natural gas (any such opportunity being referred to herein as a "Business Opportunity"), provided, however, that the term "Business Opportunity" shall not include any opportunity if (i) WIC determines in its sole discretion that neither WIC (or any of its Affiliates) nor Wiser should pursue such opportunity, (ii) the expenditures required to be incurred with respect to such opportunity, net to WIC and its Affiliates, in the aggregate, are less than $1,000,000 over any 90-day period, or (iii) on or prior to the date hereof WIC and the Company have agreed in writing that such opportunity is to be excluded from the meaning of such term and from the referral obligation contained in this Section 4(a). WIC shall cause George K. Hickox, Jr. and Scott W. Smith (or such other individual or individuals as may be reasonably acceptable to the Company) to devote a substantial amount of their working time and effort toward the identification of Business Opportunities on behalf of WIC. WIC will refer to the Company any and all Business Opportunities that may present themselves or become known to WIC or any Affiliate thereof (excluding any Affiliate that is a Purchaser under the Stock Purchase Agreement). Neither WIC nor any of its Affiliates shall pursue a Business Opportunity for its own account unless and until the provisions set forth in
Section 4(c) have been satisfied.

     (b) Promptly after becoming aware of a Business Opportunity, WIC shall determine whether the Company should or should not pursue such Business Opportunity and shall in writing notify the Company's Chief Executive Officer and its President of such Business Opportunity and of WIC's recommendation (a "Referral Notice").

     (c) If WIC or an Affiliate desires to pursue a particular Business Opportunity for its own account, then WIC shall include in the Referral Notice a request that the Company approve the pursuit of such Business Opportunity by WIC or such Affiliate, and WIC shall also address such Referral Notice to the non-Purchaser Designee members of the Board (the "Review Committee"). Within 15 days after the receipt of such Referral Notice, the Review Committee shall consider the Business Opportunity and determine by majority vote whether to release WIC or such Affiliate to pursue the Business Opportunity.

     (d) For purposes of this Section 4, the term "Affiliate" shall have the meaning given to it by Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

     5. Compensation. As compensation for WIC's continuing services under this Agreement, the Company shall pay to WIC an annual fee of $300,000 (the "Management Fee"). The Management Fee shall be payable in monthly installments on the fifteenth (15th) day of each month during the term of this Agreement (each a "Payment Date"), beginning with the first Payment Date following the date hereof. The amount of each such monthly installment shall be $25,000 (the

"Monthly Fee Amount") prorated on a daily basis for any partial calendar month during the term of this Agreement.

     6. Reimbursement of Expenses. In addition to the compensation to be paid pursuant to Section 5 hereof, the Company agrees to pay or reimburse WIC for all Reimbursable Expenses. The term "Reimbursable Expenses" means all reasonable disbursements and out-of-pocket expenses (including without limitation costs of travel, postage, deliveries, communications, etc.) incurred by WIC or its affiliates for the account of the Company or in connection with the performance by WIC or its affiliates of the services contemplated by Sections 3 and 4 hereof. Promptly (but not more than 10 days) after request by or notice from WIC, the Company shall pay WIC, by wire transfer of immediately available funds to such account as WIC may designate in writing, the Reimbursable Expenses for which WIC has provided the Company invoices or reasonably detailed descriptions.

     7. Indemnification; Insurance. The Company shall indemnify and hold harmless each of WIC, its affiliates, and their respective directors, officers, partners, members, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934), if any, agents and employees (collectively referred to as "Indemnified Persons" and individually as an "Indemnified Person") from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (excluding those resulting from the gross negligence or willful misconduct of the Indemnified Person) and fees and disbursements of the respective Indemnified Person's counsel) which (i) are related to or arise out of (A) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or any of its subsidiaries or (B) actions taken or omitted to be taken by an Indemnified Person with the Company's or any of its subsidiaries' consent or in conformity with the Company's or any such subsidiaries' instructions or the Company's or any such subsidiaries' actions or omissions or (ii) are otherwise related to or arise out of WIC's engagement hereunder, and will reimburse each Indemnified Person for all costs and expenses, including fees of any Indemnified Person's counsel, as they are incurred, in connection with investigating, preparing for, defending, or appealing any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with WIC's acting pursuant to the engagement hereunder, whether or not any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The Company will not however, be responsible for any claims, liabilities, losses, damages, or expenses pursuant to clause (ii) of the preceding sentence that have resulted primarily from WIC's gross negligence or willful misconduct. The Company also agrees that neither WIC nor any other Indemnified Person shall have any liability to the Company or any of its subsidiaries for or in connection with such engagement except for any claims, liabilities, losses, damages, or expenses incurred by the Company or any such subsidiary to the extent the same have resulted from WIC's gross negligence or willful misconduct. The Company further agrees that it will not, and the Company will cause its subsidiaries to not, without the prior written consent of WIC, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of WIC and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding.

     The foregoing right to indemnity shall be in addition to any rights that WIC and/or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of the engagement. The Company hereby consents, and shall cause its subsidiaries to consent, to personal jurisdiction and to service and venue in any court in which any claim which is subject to this agreement is brought against WIC or any other Indemnified Person.

     It is understood that, in connection with WIC's engagement, WIC may also be engaged to act for the Company or any of its subsidiaries in one or more additional capacities, and that the terms of this engagement or any such additional engagement may be embodied in one or more separate written agreements. Unless such additional engagement is undertaken with respect to a matter that is the subject of another written agreement that contains a specific provision(s) dealing with indemnification of WIC, this indemnification shall apply to the engagement specified in Section 1 hereof as well as to any such additional engagement(s) and any modification of said engagement or such additional engagement(s) and shall remain in full force and effect following the completion or termination of said engagement or such additional engagements.

     (b) At the inception of any individual's service as a member of the Board of Directors of the Company (or its Executive Committee) or as the Chief Executive Officer or Chief Financial Officer of the Company pursuant to Section 3(a), 3(b) or 3(c) hereof, the Company shall enter into an Indemnification Agreement with such individual in substantially the form and substance the same as agreements then providing indemnification for other members of the Company's Board of Directors.

     (c) The Company shall purchase and maintain insurance on behalf of any individual serving as a member of the Board of Directors of the Company (or its Executive Committee) or as the Chief Executive Officer or Chief Financial Officer of the Company pursuant to Sections 3(a), (b) or (c) hereof against any liability that may be asserted against or expense that may be incurred by such individual in connection with the Company's activities. Such insurance shall be of a nature and amount that is consistent with other, similar publicly traded companies, and shall be at least as extensive as that purchased on behalf of the Company's other officers and directors, if applicable.

     8. Confidential Information. In connection with the performance of the services hereunder, WIC agrees not to divulge any confidential information, secret processes or trade secrets disclosed by the Company to WIC solely in its capacity as a financial advisor, unless the Company consents to the divulging thereof or such information, secret processes, or trade secrets are publicly available or otherwise available to WIC without restriction or breach of any confidentiality agreement or unless required by any governmental authority or in response to any valid legal process.

     9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile transmission, mailed by registered or certified United States mail (return receipt requested), or sent by nationally recognized overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  If to WIC, to:

          Wiser Investment Company, LLC
          c/o Douglas P. Heller
          1629 Locust Street
          Philadelphia, PA 19103

     (b)  If to the Company or the Review Committee, to:

          The Wiser Oil Company
          8115 Preston Road
          Suite 400
          Dallas, Texas 75225
          Attention: President

     Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if sent by facsimile transmission, three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one business day after the date of sending, if sent by nationally recognized overnight courier service.

     10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

     11. Assignment. This Agreement and all provisions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties.

     12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

     13. Other Understandings. All discussions, understandings, and agreements heretofore made between any of the parties hereto with respect to the subject matter hereof are merged in this Agreement, which alone fully and completely expresses the agreement of the parties hereto. All calculations of the Reimbursable Expenses shall be made by WIC and, in the absence of mathematical error, shall be final and conclusive.

                                     * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                              THE WISER OIL COMPANY

                              By:________________________________

                              Name:______________________________
                              Title:_____________________________


                              WISER INVESTMENT COMPANY, LLC


                              By:________________________________

                              Name:______________________________
                              Title:_____________________________

                                                                      EXHIBIT A
                                                                  (to EXHIBIT D)

                             EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (this "Agreement"), dated as of_____________, 2000 (the "Effective Date"), between The Wiser Oil Company, a Delaware corporation (the "Company"), and George K. Hickox, Jr. (the "Employee").

     WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company, on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Employee hereby agree as follows:

     1.        Employment.  The Company agrees to employ the Employee, and the
               ----------
Employee agrees to undertake employment with the Company, for the period set forth in Paragraph 2, in the positions and with the duties and responsibilities set forth in Paragraph 3, and upon the other terms and conditions herein provided.

     2.        Term.  The employment of the Employee by the Company as provided
               ----
in Paragraph 1 shall be for a period commencing on the Effective Date and ending upon the second anniversary thereof unless further extended or sooner terminated as herein provided (the "Employment Term"). The Employment Term may be extended for such additional period as may from time to time be mutually agreed upon in writing between the parties hereto.

     3.        Position and Duties.
               -------------------

     (a) During the Employment Term, the Employee shall serve as Chief Executive Officer and (to the extent elected or appointed as a director of the Company) Chairman of the Board of the Company, accountable only to the Board of Directors of the Company (the "Board"). In such capacities, the Employee shall perform the duties of Chief Executive Officer and Chairman of the Board, as set forth in the Company's Bylaws, as they may be amended from time to time, and shall have such other duties, functions, responsibilities, and authority commensurate with such offices as are from time to time delegated to the Employee by the Board, provided that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving as Chief Executive Officer and Chairman of the Board of an enterprise comparable to the Company.

     (b) During the Employment Term, the Employee shall devote a substantial majority of his time, skill, and attention and his best efforts during normal business hours to the business and affairs of the Company necessary to discharge faithfully and efficiently the duties and responsibilities delegated and assigned to the Employee herein or pursuant hereto, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability. The Company acknowledges that the Employee has outside business interests and agrees that the Employee may devote a portion of his time and attention to such business interests provided such business interests do not materially interfere with the Employee's performance of his duties hereunder; provided, however, in no event shall such other activities by the Employee be deemed to materially interfere with the Employee's duties hereunder until the Employee has been notified in writing thereof by the Board and been given a reasonable period in which to cure such interference.

          (c) During the Employment Term, the Employee shall serve, if elected or appointed, as a director of the Company, as a director and officer of any subsidiary of the Company, and as a member of any committee of the Board or of the board of directors of any subsidiary of the Company.

          (d) All services that the Employee may render to the Company or any of its subsidiaries in any capacity during the Employment Term shall be deemed to be services required by this Agreement and consideration for the compensation provided for herein.

          4.   Compensation and Related Matters.
               --------------------------------

          (a)  Base Salary.  During the Employment Term, the Company shall pay
               -----------
to the Employee for his services hereunder a base salary at the rate of one dollar ($1.00) per year, subject to adjustment as set forth herein, payable prior to the end of each year during the Employment Term. If during the Employment Term the Employee's base salary exceeds one dollar per year, such salary shall be paid in equal installments in accordance with the Company's standard payroll practices. In addition to base salary, the Employee may be paid bonuses in such amounts as may be determined by the Board, in its discretion.

          (b)  Base Salary Adjustments.  The base salary payable to the Employee
               -----------------------
hereunder may be adjusted from time to time by the Board, in its discretion.

          (c)  Employee Benefits.  During the Employment Term, the Employee
               -----------------
shall be entitled to participate in any and all employee benefit plans, programs, and arrangements provided by the Company to its executive officers generally, subject to and on a basis consistent with the terms, conditions, and overall administration (including eligibility and vesting requirements) of such plans, programs, and arrangements; provided, however, that, unless otherwise determined by the Board, the Employee shall not be entitled to receive any stock options, restricted stock or other similar stock-based awards under the Company's stock incentive plans.

          (d)  Expenses.
               --------

               (i) During the Employment Term, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing his duties and responsibilities hereunder, in accordance with the policies, practices, and procedures of the Company from time to time in effect for its executive officers.

               (ii) During the Employment Term, the Company shall, at its sole expense, provide the Employee with a leased automobile, of a make, model, color and year reasonably acceptable to him, for the Employee's business and private use while in Dallas, Texas on

       Company business. In addition, during the Employment Term, the Company shall, upon receipt of itemized vouchers for expenses, submitted to the Company on a monthly basis, reimburse the Employee for his reasonable and necessary expenses, including maintenance, repairs, gasoline and insurance, incurred in the operation of such leased automobile.

               (iii) During the Employment Term, the Company shall reimburse the Employee for all actual and reasonable expenses associated with the Employee's travel to and from Philadelphia, Pennsylvania for purposes of Company business.

               (iv) During the Employment Term, the Company shall, at its sole expense, provide the Employee with suitable alternative housing in Dallas, Texas, and shall pay or reimburse the Employee for all utility and hook-up costs associated with such alternative housing.

       5.      Termination of Employment by Company.
               ------------------------------------

       (a)     Death. The Employee's employment hereunder shall terminate
               -----
automatically upon his death.

       (b)     Disability.  If the Disability (as defined below) of the Employee
               ----------
occurs during the Employment Term, the Company may notify the Employee of the Company's intention to terminate the Employee's employment hereunder for Disability. In such event, the Employee's employment hereunder shall terminate effective on the 30th day following the date such notice of termination is received by the Employee, provided that the Employee shall not have returned to the full-time performance of his duties hereunder and performed the same free of any Disability through such 30-day period. For purposes of this Agreement, the "Disability" of the Employee shall be deemed to have occurred if the Employee shall have been unable to perform substantially his duties hereunder for 90 consecutive days (excluding any leaves of absence approved by the Company) as a result of his physical or mental incapacity. If so terminated, the Employee shall be entitled to receive the amount of any insurance benefits and proceeds payable to the Employee under disability insurance programs and policies, if any, then maintained by the Company for the Employee's benefit.

       (c)     Cause.  The Board may terminate the Employee's employment
               -----
hereunder for Cause (as defined below). For purposes of this Agreement, "Cause" shall mean any of the following:

               (i) conduct by the Employee that constitutes willful misconduct, fraud, dishonesty, or a criminal act with respect to the Company or its subsidiaries;

               (ii) conviction of the Employee of a felony involving fraud, dishonesty, or moral turpitude;

               (iii) the willful and continued failure by the Employee to substantially perform his duties hereunder; or

               (iv) the willful and material breach by the Employee of any of the provisions of this Agreement.

Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause without (i) first, notice to the Employee setting forth the reasons for the Board's intention to terminate his employment for Cause, (ii) next, an opportunity for the Employee, together with his counsel, to be heard before the Board, and (iii) thereafter, delivery to the Employee of a Notice of Termination (as defined below) from the Company, which notice shall be accompanied by a resolution duly adopted by the Board finding that, in the good faith opinion of the Board, Cause has occurred as defined hereunder.

     (d)       Notice of Termination.  Any termination of the Employee's
               ---------------------
employment hereunder by the Company shall be communicated by a Notice of Termination to the Employee. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated, and
(iii) specifies the effective date of termination.

     (e)       Obligations.  If the Employee's employment hereunder is
               -----------
terminated by reason of his death or Disability or for Cause, the Company shall thereafter have no further obligations to the Employee under this Agreement, except as provided in Paragraphs 12 and 13.

     6.        Termination of Employment by Employee.  The Employee shall have
               -------------------------------------
the right to terminate his employment hereunder at any time by providing at least 30 days prior written notice of termination to the Company. Following such notice, the Employee shall continue to receive his base salary at the then current annual rate fixed herein or pursuant hereto for the period through the date of termination, provided his employment is not terminated earlier pursuant to Paragraph 5 hereof, but the Company shall not be obligated to pay any base salary or compensation (including severance pay) for any period of time after such termination. The foregoing shall not prevent the Company or the Board from terminating the Employee's employment pursuant to Paragraph 5 hereof earlier than the date of termination fixed pursuant to this Paragraph 6.

     7.        Compliance With Other Agreements.
               --------------------------------

     (a) The Company represents and warrants to the Employee that the execution, delivery, and performance by the Company of this Agreement have been duly authorized by all necessary corporate action of the Company and do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument, or obligation to which the Company is a party or by which it is bound.

     (b) The Employee represents and warrants to the Company that the execution, delivery, and performance by the Employee of this Agreement do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument, or obligation to which the Employee is a party or by which he is bound.

     8.   Certain Additional Payments by the Company. Notwithstanding anything
          ------------------------------------------
to the contrary in this Agreement, in the event that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to the Employee an additional payment (a "Gross-up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, the Employee retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Company and the Employee shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. The Employee shall notify the Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and the Employee) within five days of the receipt of such claim. The Company shall notify the Employee in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, the Employee shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company's action. If, as a result of the Company's action with respect to a claim, the Employee receives a refund of any amount paid by the Company with respect to such claim, the Employee shall promptly pay such refund to the Company. If the Company fails to timely notify the Employee whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to the Employee the portion of such claim, if any, which it has not previously paid to the Employee.

     9.   Confidentiality.  During the Employment Term and thereafter without
          ---------------
limitation of time, the Employee shall hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for his own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings, or other confidential or proprietary information of any kind, nature, or description (whether or not acquired, learned, obtained, or developed by the Employee alone or in conjunction with others) belonging to or concerning the Company or any of its subsidiaries (collectively, the "Information"), except (a) with the prior written consent of the Company duly authorized by the Board, (b) in the course of the proper performance of the Employee's duties hereunder, or (c) as required by applicable law or legal process. The provisions of this Paragraph 9 shall be inoperative as to such portions of the Information that (a) are or become generally available to the public other than as a result of a disclosure by the Employee in violation of this Agreement or (b) become available to the Employee on a non-confidential basis from a source that is not bound by an obligation of confidentiality to the Company. The provisions of this Paragraph 9 shall continue in effect notwithstanding termination of the Employee's employment hereunder for any reason.

     10.  Arbitration.  Any controversy or claim arising out of or relating to
          -----------
this Agreement or the breach thereof, excepting any controversy or claim arising out of or relating to Paragraph 9 of this Agreement or any breach thereof, shall be settled by arbitration before an arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in Houston, Texas. In any such arbitration, the arbitrator shall not have the power to reform or modify this Agreement in any way and to that extent his powers are so limited. Neither party shall resort to litigation except to enforce or appeal from such arbitration or to enforce Paragraph 9 of this Agreement.

     If arbitration is necessary to enforce or interpret any of the Employee's rights or obligations under this Agreement, and the Employee is the prevailing party in such arbitration, the Employee shall be entitled to reimbursement by the Company for any reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which the Employee may be entitled.

     11.       Withholding Taxes.  The Company shall withhold from any payments
               -----------------
to be made to the Employee hereunder such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

     12.       No Effect on Other Contractual Rights.  The provisions of this
               -------------------------------------
Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable to the Employee, or in any way diminish the Employee's rights as an employee of the Company, whether existing now or hereafter, under any employee benefit plan, program, or arrangement or other contract or agreement of the Company providing benefits to the Employee.

     13.       Survival.  Neither the expiration or the termination of the term
               --------
of the Employee's employment hereunder shall impair the rights or obligations of either party hereto which shall have accrued hereunder prior to such expiration or termination.

     14.       Notices.  All notices and other communications required or
               -------
permitted to be given hereunder by either party hereto shall be in writing and shall be given by hand delivery or by first class registered or certified United States mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                    If to the Company, at:

                         The Wiser Oil Company
                         8115 Preston Road, Suite 400
                         Dallas, Texas 75225-6311
                         Attention:  President

                    If to the Employee, at:

                         George K. Hickox, Jr.
                         1629 Locust Street
                         Philadelphia, Pennsylvania 19103

All such notices and other communications shall be effective only upon receipt by the addressee.

     15.       Entire Agreement.  This Agreement constitutes the entire
               ----------------
agreement between the parties hereto concerning the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to such subject matter.

     16.       Binding Effect; Assignment.  This Agreement shall be binding upon
               --------------------------
and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns; provided, however, that the neither the Company nor the Employee shall assign or otherwise transfer this Agreement or any of the respective rights or obligations hereunder without the prior written consent of the other party hereto (except that any rights that the Employee may have hereunder at the time of his death may be transferred by will or pursuant to the laws of descent and distribution and the Company may assign this Agreement to any successor to all or substantially all its business and assets without the consent of the Employee).

     17.       Amendment.  This Agreement may not be modified or amended in any
               ---------
respect except by an instrument in writing signed by the party against whom such modification or amendment is sought to be enforced.

     18.       Waiver.  Any term or condition of this Agreement may be waived at
               ------
any time by the party hereto which is entitled to have the benefit thereof, but such waiver shall only be effective if evidenced by a writing signed by such party, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion. No failure or delay by a party hereto in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or power.

     19.       Authority.  No person, other than pursuant to a resolution of the
               ---------
Board, shall have authority on behalf of the Company to agree to modify, amend, or waive any provision of this Agreement or anything in reference thereto.

     20.       Severability.  If any provision of this Agreement is held to be
               ------------
unenforceable, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

     21.       Governing Law.  This Agreement shall be governed by and construed
               -------------
and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

     22.       Injunctive Relief.  In recognition of the fact that a breach
               -----------------
by the Employee of any of the provisions of Paragraph 9 will cause irreparable damage to the Company for which monetary damages alone will not constitute an adequate remedy, the Company shall be entitled as a matter of right to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by the Employee or requiring him to perform his obligations hereunder. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Company may be entitled at law or in equity, including without limitation the right to recover monetary damages for the breach by the Employee of any of the provisions of this Agreement.

     23.       Counterparts.  This Agreement may be executed by the parties
               ------------
hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Employee has executed this Agreement, as of the date first set forth above.

                                         "COMPANY"

                                         THE WISER OIL COMPANY



                                         By:____________________________________
                                            Name:_______________________________
                                            Title:______________________________


                                         "EMPLOYEE"


                                         _______________________________________
                                         George K. Hickox, Jr.

                                                                       EXHIBIT E

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                             THE WISER OIL COMPANY

     The Wiser Oil Company, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The present name of the Corporation is The Wiser Oil Company. The Corporation was originally incorporated under the name Petex-Wiser Corporation, the original Certificate of Incorporation having been filed with the Secretary of State of Delaware on September 16, 1970.

     2. The within Restated Certificate of Incorporation restates and integrates and also further amends the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented. The within Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

     3. The text of the Corporation's Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

     First: The name of the Corporation is The Wiser Oil Company.

     Second: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     Third: The nature of the business and purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     Fourth: The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is 31,300,000 shares, of which 30,000,000 shares shall be Common Stock of the par value of $.01 per share and 1,300,000 shares shall be Preferred Stock of the par value of $10 per share. Upon the filing of this Restated Certificate of Incorporation with the Secretary of State of Delaware, each outstanding and treasury share of Common Stock, par value $3 per share, of the Corporation is hereby immediately and automatically reclassified as and converted into one outstanding or treasury share of new Common Stock of the par value of $.01 per share. Each person who, at the time of such filing, is the holder of a certificate or certificates evidencing shares of the then outstanding Common Stock of the Corporation will thereafter be entitled, upon surrendering such person's certificates to the Corporation at its principal place of business, to receive in exchange therefor one or more certificates representing the number of shares of the new Common Stock of the Corporation into which such person's aggregate number of shares of Common Stock will have been so reclassified and converted.

     The Preferred Stock may be issued from time to time in one or more series. Each series of Preferred Stock shall be distinctively designated by letter or descriptive words. All series of Preferred Stock shall rank equally and be identical in all respects except as set forth in the resolutions of the Board of Directors of the Corporation providing for the issue of such stock.

     Authority is hereby expressly vested in the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock of any series, and in connection with the creation of each such series to fix by resolution or resolutions providing for the issue of shares thereof the voting powers, if any, the designation, the preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, of such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

     Fifth: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

            (a) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

            (b) The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and to merge, sell its assets and take other corporate action, to the extent and in the manner now or hereafter permitted or prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     Sixth: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this

Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     Seventh:

     Section 7.1. Management of Business and Affairs. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

     Section 7.2. Composition of Board. The Board of Directors shall be comprised as follows:

             (a) Number. The whole Board of Directors shall consist of such number of persons, not less than 3 nor more than 14, as may from time to time be determined by the Board pursuant to a resolution adopted by a two-thirds vote of all the directors in office.

             (b) Classification; Term of Office. Beginning with the Board of Directors to be elected at the annual meeting of stockholders to be held in 1985, the directors shall be classified, in respect to the time for which they shall severally hold office, by dividing them into three classes, each such class to be as nearly equal in number as possible. At the annual meeting of stockholders to be held in 1985, separate elections shall be held for the directors of each class, the term of office of directors of the first class to expire at the first annual meeting after their election; the term of office of the directors of the second class to expire at the second annual meeting after their election; and the term of office of the directors of the third class to expire at the third annual meeting after their election. At each succeeding annual meeting, the stockholders shall elect directors of the class whose term then expires, to hold office until the third succeeding annual meeting. Each director shall hold office for the term for which elected and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

             (c) Removal of Directors. Stockholders may remove a director or the entire Board of Directors from office at any time only for cause and only by vote of two-thirds of the Voting Power of the outstanding shares of Voting Stock of the Corporation, voting together as a single class. The term "Voting Stock" at any time shall mean the outstanding shares of capital stock of the Corporation entitled to vote at its next annual election of directors (without consideration of the rights of any class of stock other than the Common Stock to elect directors by a separate class vote); and a specified percentage of "Voting Power", with reference to any matter being voted upon by the stockholders, shall mean such number of shares of stock as shall enable the holders thereof to cast such percentage of the total number of votes entitled to be cast by holders of shares entitled to vote thereon.

             (d) Vacancies. Vacancies in the Board of Directors, including newly created directorships resulting from an increase in the number of directors, shall be filled only by a two-thirds vote of all the directors in office. All directors elected to fill vacancies shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

             (e) Preferred Stock Directors. If at any time the holders of any class or series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, none of the foregoing provisions of this Section 7.2 shall apply with respect to the director or directors elected by such holders of Preferred Stock.

     Eighth:

     Section 8.1. Bylaws. The Board of Directors shall have the power to adopt, amend or repeal Bylaws of the Corporation, except to the extent that Bylaws adopted by the stockholders may otherwise provide. No Bylaws may be adopted, amended or repealed by the stockholders unless such action is approved by the vote of two-thirds of the Voting Power of the outstanding shares of Voting Stock of the Corporation, voting together as a single class.

     Section 8.2. Amendments to Restated Certificate of Incorporation. Subject to the voting rights given to any particular class or series of Preferred Stock by the Board of Directors pursuant to Article Fourth of this Restated Certificate of Incorporation, and except as may be specifically provided to the contrary in any other provision in this Restated Certificate of Incorporation with respect to amendment or repeal of such provision, the vote of two-thirds of the Voting Power of the outstanding shares of Voting Stock of the Corporation, voting together as a single class, shall be required to amend the provisions of Articles Seventh and Eighth of this Restated Certificate of Incorporation or delete any provision of such Articles.

     Section 8.3. Stockholder Meetings. Subject to the rights of the holders of any class or series of Preferred Stock to take action separately as a class, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected without a meeting by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the President or the Board of Directors.

     Ninth: To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Tenth:

     Section 10.1. Indemnification of Directors and Officers. Except as prohibited by law, every director and officer of the Corporation shall be entitled as a matter of right to be indemnified by the Corporation against all expenses and liability (as those terms are defined below in this Section 10.1) incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Corporation or otherwise, in which such person may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the Corporation or of a subsidiary of the Corporation or by reason of the fact that such person is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as "Action"); provided, however, that no such right to indemnification shall exist with respect to an Action brought by an indemnitee (as defined below) against the Corporation (an "Indemnitee Action") except as provided in the last sentence of this Section 10.1. Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to another such entity at the request of the Corporation to the extent the Board of Directors of the Corporation at any time designates any of such persons as entitled to the benefits of this Article Tenth. As used in this Article Tenth, "indemnitee" shall include each director and officer of the Corporation and each other person designated by the Board of Directors of the Corporation as entitled to the benefits of this
Section 10.1; "expenses" means all expenses actually and reasonably incurred, including fees and expenses of counsel selected by an indemnitee, and "liability" means all liability incurred, including the amounts of any judgments, excise taxes, fines or penalties and any amounts paid in settlement. An indemnitee shall be entitled to be indemnified pursuant to this Section 10.1 against expenses incurred in connection with an Indemnitee Action only if (i) the Indemnitee Action is instituted under Section 10.3 of this Article Tenth and the indemnitee is successful in whole or in part in such Indemnitee Action, (ii) the indemnitee is successful in whole or in part in another Indemnitee Action for which expenses are claimed or (iii) the indemnification for expenses is included in the settlement of, or is awarded by a court in, such other Indemnitee Action.

     Section 10.2. Right to Advancement of Expenses. Every indemnitee shall be entitled as a matter of right to have the expenses of the indemnitee in defending any Action or in bringing and pursuing any Indemnitee Action under
Section 10.3 of this Article Tenth paid in advance by the Corporation prior to final disposition of the Action or Indemnitee Action provided that the Corporation receives a written undertaking by or on behalf of the indemnitee to repay the amount advanced if it should ultimately be determined that the indemnitee is not entitled to be indemnified for the expenses.

     Section 10.3. Right of Indemnitee to Bring Action. If a written claim for indemnification under Section 10.1 of this Article Tenth or for advancement of expenses under Section 10.2 of this Article Tenth is not paid in full by the Corporation within 30 days after the claim has been received by the Corporation, the indemnitee may at any time thereafter bring an Indemnitee Action to recover the unpaid amount of the claim and, if successful in whole or in part, the indemnitee shall also be entitled to be paid the expense of bringing and pursuing such Indemnitee Action. The only defense to an Indemnitee Action to recover on a claim for indemnification under Section 10.1 of this Article Tenth shall be that the conduct of the indemnitee was such that under Delaware law the Corporation is prohibited from indemnifying the indemnitee for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel and stockholders) to have made a determination prior to the commencement of such Indemnitee Action that indemnification of the indemnitee is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the conduct of the indemnitee was such that indemnification is prohibited by Delaware law, shall be a defense to such Indemnitee Action or create a presumption that the conduct of the indemnitee was such that indemnification is prohibited by Delaware law. The only defense to an Indemnitee Action to recover on a claim for advancement of expenses under Section 10.2 of this Article Tenth shall be failure by the indemnitee to provide the undertaking required by Section 10.2 of this Article Tenth.

     Section 10.4. Funding and Insurance. The Corporation may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of all sums required to be paid by the Corporation to effect indemnification as provided in this Article Tenth. The Corporation may purchase and maintain insurance to protect itself and any indemnitee against any expenses or liability incurred by the indemnitee in connection with any Action, whether or not the Corporation would have the power to indemnify the indemnitee against the expenses or liability by law or under the provisions of this Article Tenth.

     Section 10.5. Non-Exclusivity; Nature and Extent of Rights. The rights to indemnification and advancement of expenses provided for in this Article Tenth shall (i) not be deemed exclusive of any other rights, whether now existing or hereafter created, to which any indemnitee may be entitled under any agreement, provision in the Restated Certificate of Incorporation or Bylaws of the Corporation, vote of stockholders or disinterested directors or otherwise, (ii) be deemed to create contractual rights in favor of each indemnitee who serves the Corporation at any time while this Section 10.5 is in effect (and each such indemnitee shall be deemed to be so serving in reliance on the provisions of this Section 10.5), (iii) continue as to each indemnitee who has ceased to have the status pursuant to which the indemnitee was entitled or was denominated as entitled to indemnification under this Article Tenth and shall inure to the benefit of the heirs and legal representatives of each indemnitee and (iv) be applicable to Actions commenced after this Article Tenth becomes effective, whether arising from acts or omissions occurring before or after this Article Tenth becomes effective. Any amendment or repeal of this Article Tenth or adoption of any Bylaw of the Corporation or other provision of the Restated Certificate of Incorporation of the Corporation which has the effect of limiting in any way the rights to indemnification or advancement of expenses provided for in this Article Tenth shall operate prospectively only and shall not affect any action taken, or any failure to act, by an indemnitee prior to such amendment, repeal, Bylaw or other provision becoming effective.

     Section 10.6. Partial Indemnity. If an indemnitee is entitled under any provision of this Article Tenth to indemnification by the Corporation for some or a portion of the expenses or liabilities incurred by the indemnitee in the preparation, investigation, defense, appeal or settlement of any Action or Indemnitee Action but not, however, for the total amount thereof, the Corporation shall indemnify the indemnitee for the portion of such expenses or liabilities to which the indemnitee is entitled.

     Eleventh: This Restated Certificate of Incorporation integrates without further amendment hereby and shall be deemed to include the Certificate of Designation, Preferences and Rights of Series A Preferred Stock and Series B Preferred Stock of The Wiser Oil Company filed with the Secretary of State of Delaware on November 12, 1993.

     IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed this _____ day of _________________, 2000.


                                     THE WISER OIL COMPANY


                                     By:__________________________________
                                        Name:_____________________________
                                        Title:____________________________

                                                                       EXHIBIT F


                             STOCKHOLDER AGREEMENT

     THIS STOCKHOLDER AGREEMENT, dated as of ___________, 2000, is entered into by and between The Wiser Oil Company, a Delaware corporation (the "Company"), Wiser Investment Company, LLC, a Delaware limited liability company ("WIC"), and ______________________, a _____________________ ("__________" and, together with WIC, "Purchaser").

                                   RECITALS:

     WHEREAS, the parties hereto have entered into the Stock Purchase Agreement (such term and certain other capitalized terms used in this Agreement are defined in Section 1.1 hereof) pursuant to which Purchaser has agreed to acquire shares of Series C Preferred Stock, subject to the satisfaction of the conditions set forth therein; and

     WHEREAS, the execution and delivery of this Agreement is a condition to Purchaser's obligation to purchase the shares of Series C Preferred Stock pursuant to the Stock Purchase Agreement;

     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

     Section 1.1   Definitions.

     "Advice" shall have the meaning provided in Section 3.7 hereof.

     "Affiliate" means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

     "Affiliated Group", with respect to any Person, means such Person and each Affiliate and Associate of such Person and each other Person with whom such Person is acting "as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of" Shares (within the meaning of Section 13(d)(3) of the Exchange Act, regardless of whether the Company shall at any time be subject to the requirements of the Exchange Act).

     "Agreement" means this Stockholder Agreement, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof.

     "Annual Budget" shall have the meaning provided in Section 2.6 hereof.

     "Associate" means (i) any corporation or entity (other than the Company or a Subsidiary of the Company) of which such Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Company or any of its Subsidiaries.

     "Beneficial Owner" and "Beneficially Own" mean, with respect to any Person, any securities:

     (i) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly; or

     (ii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has

            (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, rights (other than Wiser Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or

            (B) the right to vote pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from an immediately revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or an equivalent form); or

     (iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except to the extent permitted by subparagraph (ii)(B) of this definition) or disposing of any voting securities of the same issuer.

     "Board" means the Board of Directors of the Company.

     "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York, New York or Dallas, Texas generally are authorized or required by law to close.

     "Certificate of Designation" means the Certificate of Designation for the Series C Preferred Stock.

     "Closing" means the closing of the transactions contemplated by the Stock Purchase Agreement.

     "Closing Date" means the date on which the Closing takes place.

     "Common Stock" means the Company's Common Stock, $0.01 par value per share, and, except where the context otherwise requires, the accompanying Wiser Rights.

     "Common Stock Equivalents" means (without duplication with any other Common Stock or Common Stock Equivalents) any rights (other than Wiser Rights), warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock of the Company and securities convertible or exchangeable into Common Stock (at the time of issuance or upon the passage of time or the occurrence of some future event); including the Underlying Common Shares.

     "Company" has the meaning set forth in the introductory paragraph hereof.

     "Conversion Shares" means all shares of the Common Stock issuable upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation.

     "Deferral Event" shall have the meaning set forth in Section 3.1(d) hereof.

     "Demand Registration" shall have the meaning set forth in Section 3.1(a) hereof.

     "Demand Request" shall have the meaning set forth in Section 3.1(a) hereof.

     "Dividend Shares" means the shares of Common Stock issuable in payment of dividends payable on the Preferred Shares in accordance with the terms of the Certificate of Designation.

     "Equity Securities" means any capital stock of the Company, any securities directly or indirectly convertible into, or exercisable or exchangeable for, any capital stock of the Company, or any right (other than Wiser Rights), option, warrant or other security which, with the payment of additional consideration, the expiration of time or the occurrence of any event shall give the holder thereof the right to acquire any capital stock of the Company or any security convertible into or exercisable or exchangeable for, any capital stock of the Company.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

     "Excluded Registration" means a registration under the Securities Act of
(i) securities issuable under employee compensation or benefit programs or otherwise on Form S-8 or an equivalent form, or (ii) securities issuable under an exchange offer or an offering of securities solely to the existing stockholders or employees of the Company or to the existing stockholders of another company in connection with a merger or acquisition or otherwise on Form S-4 or an equivalent form.

     "Executive Committee" shall have the meaning set forth in Section 2.1(b) hereof.

     "Fully-Diluted Shares" means, at any time, the then outstanding shares of Common Stock plus (without duplication) all shares of Common Stock issuable (at the time of issuance or upon passage of time or the occurrence of some future event), upon the exercise, conversion or exchange of all then-outstanding Common Stock Equivalents. The percentage of the Fully-Diluted Shares held by a Person at any time shall be determined so that a Person is deemed the Beneficial Owner of the then outstanding shares of Common Stock attributable to such Person plus (without duplication) all shares of Common Stock issuable (whether at the time of issuance or upon passage of time or the occurrence of some future event), upon the exercise, conversion or exchange of all then-outstanding Common Stock Equivalents attributable to such Person, which shares of Common Stock (but not Common Stock issuable under any other outstanding Common Stock Equivalents) shall be deemed to be outstanding for purposes of this determination.

     "Inspectors" shall have the meaning set forth in Section 3.6(j) hereof.

     "Management Agreement" means the Management Agreement to be entered into by and between the Company and WIC at the Closing.

     "Material Adverse Effect" shall have the meaning set forth in the Stock Purchase Agreement.

     "NASD" shall have the meaning provided in Section 3.6(m) hereof.

     "Nasdaq" shall have the meaning set forth in Section 3.6(l) hereof.

     "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint-stock company, government or other agency or political subdivision thereof or other entity of any kind.

     "Piggyback Registration" shall have the meaning set forth in Section 3.2(a) hereof.

     "Preferred Shares" means the shares of Series C Preferred Stock to be purchased by Purchaser at the Closing pursuant to the Stock Purchase Agreement.

     "Purchaser" shall have the meaning set forth in the introductory paragraph hereof.

     "Purchaser Designee" shall have the meaning set forth in Section 2.1(a) hereof.

     "Purchaser Group" means each Purchaser together with its respective Affiliates.

     "Purchaser Representative" shall have the meaning set forth in Section 3.1(a) hereof.

     "Records" shall have the meaning set forth in Section 3.6(j) hereof.

     "Registrable Shares" means at any time the Underlying Common Shares and any other Equity Securities issued or issuable with respect thereto by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that Registrable Shares shall not include any shares (i) the sale of which has been registered pursuant to the Securities Act and which shares have been sold pursuant to such registration, or (ii) which have been sold to the public pursuant to Rule 144 of the SEC under the Securities Act.

     "Registration Expenses" shall have the meaning set forth in Section 3.8 hereof.

     "Required Filing Date" shall have the meaning set forth in Section 3.1(a) hereof.

     "Restated Bylaws" means the Restated Bylaws of the Company, as amended from time to time following the Closing Date.

     "Restated Certificate" means the Restated Certificate of Incorporation of the Company approved by the stockholders of the Company at the Stockholders' Meeting (as defined in the Stock Purchase Agreement), as amended from time to time following the Closing Date.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

     "Series C Preferred Stock" means the Company's Series C Cumulative Convertible Preferred Stock, par value $10.00 per share, which shall have the terms set forth in the Certificate of Designation.

     "Shares" means the Preferred Shares, Warrant Shares, Conversion Shares and/or Dividend Shares.

     "Shelf Registration" shall have the meaning set forth in Section 3.4(a) hereof.

     "Stock Purchase Agreement" means that certain Stock Purchase Agreement dated as of December 13, 1999 between WIC and the Company.

     "Subsidiary" of any Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the date of determination thereof, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, and (ii) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such Person.

     "Suspension Notice" shall have the meaning provided in Section 3.7 hereof.

     "Underlying Common Shares" means the Warrant Shares, the Conversion Shares and the Dividend Shares.

     "Warrant Agreement" means the Warrant Agreement to be entered into by and between the Company and WIC at the Closing.

     "Warrants" means the Common Stock purchase warrants issued under the Warrant Agreement.

     "Warrant Shares" means all shares of Common Stock issuable upon exercise of the Warrants in accordance with the terms of the Warrant Agreement.

     "WIC" shall have the meaning set forth in the introductory paragraph hereof.

     "Wiser Rights" means rights to purchase Series B Preferred Stock of the Company pursuant to the Wiser Rights Agreement.

     "Wiser Rights Agreement" means the Rights Agreement dated as of October 25, 1993 by and between the Company and ChaseMellon Shareholder Services, L.L.C., as successor rights agent, as amended.

     Section 1.2 References and Titles. Titles appearing at the beginning of any Articles, Sections, subsection, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof" and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

                                  ARTICLE II
               MANAGEMENT OF THE COMPANY AND CERTAIN ACTIVITIES

     Section 2.1  Board of Directors; Executive Committee.

     (a) Board Representation. At the Closing, the Company shall fill the vacancies on the Board created by the resignation of Andrew J. Shoup, Jr., Howard Hamilton and John W. Cushing III (executed originals of which have been delivered to the Company on the date hereof) with three nominees designated by Purchaser (each, a "Purchaser Designee"), one of which shall also be designated to serve as the Chairman of the Board. Subject to Section 2.1(e) hereof, from and after the Closing Purchaser shall have the continuing right to designate the Purchaser Designees and the Chairman of the Board. Each Purchaser Designee shall serve until the annual meeting of the Company's stockholders at which the term of the class to which such Purchaser Designee has been appointed expires, and until his or her respective successor is elected and qualified or until his or her earlier death, resignation or removal from office. Unless Purchaser advises the Board in writing of one or more replacement Purchaser Designees for the Company's next annual or special meeting of stockholders at which directors are elected and the term of one or more Purchaser Designee expires, then the Purchaser Designee(s) for any such meeting shall be deemed to be the incumbent Purchaser Designee(s). During the term of the Management Agreement, designations under this Section 2.1(a) shall be made by WIC on behalf of Purchaser.

     (b) Executive Committee. At the Closing, an executive committee for the Company (the "Executive Committee") shall be created and the Company shall take all actions so that the three Purchaser Designees and C. Frayer Kimball, III, are appointed to serve on the Executive Committee. The President of the Company shall serve as an advisory member of the Executive Committee. The Executive Committee shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company on matters which by law do not need whole Board approval. The affirmative vote of a majority of the members of the Executive Committee must approve a particular matter for it to be the act of the Executive Committee. If the affirmative vote of a majority of the members of the Executive Committee on a particular matter submitted to the Executive Committee for approval cannot be obtained, such matter shall be submitted to the whole Board for approval. Executive Committee approval shall be required to approve operating or capital expenditures exceeding $1,000,000 per transaction, unless such expenditures were specifically approved by the Board as part of the Annual Budget. Whole Board approval shall be required to approve (i) any operating or capital expenditure or series of related expenditures exceeding $2,500,000, unless such expenditure or expenditures were specifically approved by the Board as a part of the Annual Budget, (ii) the nomination of members for election to the Board, (iii) the filling of vacancies in the Board, the Executive Committee or other Board committee, and (iv) transactions between the Company, on the one hand, and any Purchaser or any Affiliate of any Purchaser, on the other hand. Written or printed notice stating the place, day and hour of any meeting of the Executive Committee and the purpose or purposes for which the meeting is called shall be delivered to each member of the

Executive Committee so that it is received by such member not less than three days before the date of the meeting. Any action required or permitted to be taken at a meeting of the Executive Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the members of the Executive Committee.

     (c) Other Committees. At the Closing, the Company shall take all necessary action so that one Purchaser Designee who is not an executive officer of the Company is appointed to serve as a member of each committee of the Board, other than the Executive Committee.

     (d) Certain Officers. Subject to Section 2.1(e), at and after the Closing Purchaser shall have the right to make all nominations of individuals for election to the offices of Chief Executive Officer and Chief Financial Officer of the Company. During the term of the Management Agreement, nominations under this Section 2.1(d) shall be made by WIC on behalf of Purchaser.

     (e) Continuation of Rights. (i) As long as the Purchaser Group Beneficially Owns 4,600,000 or more Fully-Diluted Shares (excluding shares owned by the Purchaser Group prior to the Closing Date), Purchaser shall be entitled to designate in accordance with the provisions hereof three Purchaser Designees to serve on the Board and the Executive Committee and one Purchaser Designee who is not an executive officer of the Company to each other committee of the Board. Otherwise, Purchaser shall be entitled to designate that number of Purchaser Designees to the Board and the Executive Committee corresponding to the Purchaser Group's Beneficial Ownership (excluding shares owned by the Purchaser Group prior to the Closing Date) of Common Stock as set forth below:

          Number of Fully-Diluted Shares    Number of Purchaser Designees
          ------------------------------    -----------------------------

          From 2,800,000 to 4,600,000                   Two
          From 800,000 to 2,800,000                     One
          Less than 800,000                             Zero

     (ii) At such time as the Purchaser Group Beneficially Owns fewer than 2,800,000 of the Fully-Diluted Shares, Purchaser shall no longer be entitled to
(A) designate the Chairman of the Board, (B) designate a Purchaser Designee to serve on other committees of the Board in accordance with subsection (c) above or (C) nominate the Chief Executive Officer and the Chief Financial Officer in accordance with subsection (d) above.

     (iii) As long as Purchaser is entitled to designate Purchaser Designees in accordance with this Section 2.1, the Company agrees to continue to cause such Purchaser Designee(s) (or their respective successor(s) designated by Purchaser) to be nominated for election to the Board at each annual or special meeting of stockholders at which directors are elected after the Closing when the term of office of any Purchaser Designee expires. To the extent the Company's proxy statement for any meeting of stockholders includes a recommendation regarding the election of any other nominees to the Board, the Company agrees to include a recommendation that the stockholders also vote in favor of the Purchaser Designee(s) that are nominated for election to the Board in accordance with this
Section 2.1.

     (iv) (A) Unless clause (B) of this Section 2.1(e)(iv) is applicable, at any time that the number of Purchaser Designees that Purchaser may designate decreases by operation of Section 2.1(e)(i) hereof (a "Designee Reduction"), a Purchaser Designee (or Purchaser Designees, as the case may be) selected by Purchaser shall cease to be a Purchaser Designee, though such individual shall continue to serve on the Board until his successor is duly elected and qualified.

             (B) If at the time of a Designee Reduction the Restated Certificate provides for a classified Board, (1) a Purchaser Designee (or Purchaser Designees, as the case may be) whose term of office expires at the next annual meeting of stockholders at which directors are elected (each an "Expiring Designee") shall cease to be a Purchaser Designee, though any such individual shall continue to serve on the Board until his successor is duly elected and qualified, provided that if the number of Expiring Designees exceeds the amount of the Designee Reduction, Purchaser shall select the Expiring Designee(s) that shall cease to be a Purchaser Designee(s) and (2) if the number of Expiring Designees is less than the amount of the Designee Reduction, Purchaser shall select an additional Purchaser Designee (or Purchaser Designees, as the case may be) who shall promptly resign from the Board, the Executive Committee and any other Board committee of which he is a member, provided that upon the affirmative vote of a majority of the remaining members of the Board, any such individual shall continue to serve on the Board until his successor is duly elected and qualified. The provisions of this clause
          (B) shall automatically terminate at such time as the Restated Certificate no longer provides for a classified Board.

     (v) For purposes of this Section 2.1(e), the number of Fully-Diluted Shares that must be Beneficially Owned by the Purchaser Group in order for it to maintain a specified designation or related right shall be appropriately adjusted from time to time in case the Company shall (A) pay a dividend on Common Stock in Common Stock, (B) subdivide its outstanding shares of Common Stock into a greater number of such shares or (C) combine its outstanding shares of Common Stock into a smaller number of such shares.

     (f) Vacancies. If, following an election or appointment to the Board or committee thereof pursuant to this Section 2.1, any Purchaser Designee shall resign or be removed or be unable to serve for any reason (other than as a result of a Designee Reduction) prior to the expiration of his term as a director of the Company or member of the Executive Committee and any other applicable committee, then WIC on behalf of Purchaser shall, within 30 days of such event, notify the Board in writing of a replacement Purchaser Designee, and the Company shall cause such replacement Purchaser Designee to be appointed to the Board and the Executive Committee and any other applicable committee to fill the unexpired term of the Purchaser Designee who such new Purchaser Designee is replacing.

     Section 2.2 Costs and Expenses. The Purchaser Designees shall be entitled to receive the same compensation and reimbursement of expenses, and to participate in the same benefit and incentive plans, as the Company provides to non-employee members of its Board of Directors generally. In addition, the Company will pay all reasonable out-of-pocket expenses incurred by Purchaser Designees in connection with their participation in meetings of the Board of Directors (and committees thereof) of the Company and the Boards of Directors (and committees thereof) of the Subsidiaries of the Company.

     Section 2.3 Series C Preferred Directors. Notwithstanding anything herein to the contrary, the Company and the Board shall approve of and shall take all actions as may be necessary to elect the directors that the holders of the Series C Preferred Stock are entitled to elect upon an Event of Noncompliance (each as defined in the Certificate of Designations) pursuant to Section 10B of the Certificate of Designations.

     Section 2.4 Restated Certificate; Bylaws. The Company shall ensure that the Restated Certificate and Restated Bylaws as in effect immediately following the date hereof do not, at any time thereafter, conflict in any respect with the provisions of this Agreement. In addition, the Company agrees that it will not amend the Restated Bylaws or adopt a resolution in accordance with the Restated Bylaws to increase the size of the Board from seven members without the approval of a majority of the Purchaser Designees, or if only one Purchaser Designee remains, approval by such remaining Purchaser Designee.

     Section 2.5 Other Activities of Purchaser Affiliates; Fiduciary Duties. It is understood and accepted by the parties to this Agreement that each Purchaser and its Affiliates have interests in other business ventures which may be in conflict with the activities of the Company and its Subsidiaries and that, subject to applicable law, nothing in this Agreement shall limit the current or future business activities of Affiliates of each Purchaser, whether or not such activities are competitive with those of the Company and its Subsidiaries; provided, however, that nothing in this Agreement, express or implied, shall (i) relieve any officer or director of the Company (including any Purchaser Designee) or any of its Subsidiaries of any fiduciary or other duties or obligations they may have to the Company's stockholders or (ii) affect the obligations of WIC and its Affiliates under the Management Agreement.

     Section 2.6 Annual Budget. The senior management of the Company shall submit to the Board for its approval a strategic plan and budget, including operating and capital budgets, as may be amended from time to time (the "Annual Budget"), within 45 days following the date hereof (with respect to calendar year 2000) and at least 60 days prior to the beginning of each succeeding calendar year period.


                                  ARTICLE III
                              REGISTRATION RIGHTS

     Section 3.1  Demand Registration.

     (a) Request for Registration. At any time WIC on behalf of Purchaser may request the Company, in writing (a "Demand Request"), to effect the registration under the Securities Act of all or part of its Registrable Shares (a "Demand Registration"). Each Demand Request shall specify the number of Registrable Shares proposed to be sold. Subject to subsection (d) of this Section 3.1, the Company shall file the Demand Registration within 30 days after receiving a

Demand Request (the "Required Filing Date"), and shall use all commercially reasonable efforts to cause such Demand Registration to be declared effective by the SEC as promptly as practicable after such filing; provided, that the Company need effect only two Demand Registrations (any of which may be a Shelf Registration pursuant to Section 3.4 below). It is specifically agreed that the Demand Registration rights set forth in this Section 3.1 shall be assignable to any transferee of the Registrable Shares who is a member of the Purchaser Group, but not otherwise; provided, however, that only WIC or such other Person duly designated by WIC by written notice to the Company as agent to Purchaser (the "Purchaser Representative") for the purposes of the giving and receipt of demands, requests and other communications pursuant to this Section 3.1, shall be entitled to request the Company to effect the Demand Registration.

          (b) Effective Registration and Expenses. A registration will not count as a Demand Registration until it has become effective; provided, that if, after it has become effective, an offering of Registrable Shares pursuant to a registration is interfered with by any stop order, injunction, or other order or requirement of the SEC or other governmental agency or court, such registration will be deemed not to have been effected and will not count as a Demand Registration. Subject to the following sentence, in the event that a Demand Request is made by WIC or the Purchaser Representative that is subsequently withdrawn by such persons, all Registration Expenses incurred in connection therewith shall be borne by Purchaser and such withdrawn Demand Request shall not be counted as a Demand Registration in determining the number of Demand Registrations to which Purchaser is entitled pursuant to subsection (a) of this
Section 3.1. In the event that a Demand Request is made by WIC or the Purchaser Representative that is subsequently withdrawn by such persons, all Registration Expenses shall be borne by the Company if (i) the Company has not performed its obligations hereunder in all material respects or (ii) there has been any event, change or effect which, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect; and in such case a withdrawn Demand Request shall not be counted as a Demand Registration in determining the number of Demand Registrations to which Purchaser is entitled pursuant to subsection (a) of this Section 3.1.

          (c) Selection of Underwriters. If Purchaser intends to distribute the Registrable Shares pursuant to a Demand Registration by means of an underwriting, WIC on behalf of Purchaser shall so advise the Company as part of the Demand Request and provide the name of the investment banking firm or firms to manage the underwritten offering; provided that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld. If the managing underwriter of such underwritten offering shall inform the Company and WIC by letter of its belief that the amount of Registrable Shares requested to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering within a price range acceptable to WIC on behalf of Purchaser, then the Company shall only be required to include in such registration such amount of Registrable Shares which the Company is so advised can be sold in (or during the time of) such offering.

          (d) Deferral of Filing. The Company may defer the filing (but not the preparation) of a registration statement required by Section 3.1 until a date not later than 120 days after the Required Filing Date (or, if longer, 120 days after the effective date of the registration statement contemplated by clause
(ii) below) if at the time the Company receives the Demand Request,

(i) the Company or any of its Subsidiaries are engaged in or propose to engage in confidential negotiations or other confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed), and the Board determines in good faith that such disclosure would be materially detrimental to the Company and its stockholders or would have a material adverse effect on any such confidential negotiations or other confidential business activities, or
(ii) the Company is engaged in or the Board has determined to effect a registered underwritten public offering of the Company's securities for the Company's account and the Company had taken substantial steps (including, but not limited to, selecting a managing underwriter for such offering) and is proceeding with reasonable diligence to effect such offering (in either case, a "Deferral Event"). A deferral of the filing of a registration statement pursuant to this subsection (d) shall be lifted, and the requested registration statement shall be filed forthwith, if, in the case of a deferral pursuant to clause (i) of the preceding sentence, the negotiations or other activities are disclosed or terminated, or, in the case of a deferral pursuant to clause (ii) of the preceding sentence, the registration for the Company's account is either consummated or abandoned. In order to defer the filing of a registration statement pursuant to this subsection (d), the Company shall promptly (but in any event within five Business Days), upon determining to seek such deferral, deliver to WIC a certificate signed by an executive officer of the Company stating that the Company is deferring such filing pursuant to this subsection
(d) and a general statement of the reason for such deferral and an approximation of the anticipated delay. Within 20 days after receiving such certificate, WIC on behalf of Purchaser may withdraw such Demand Request by giving notice to the Company; if withdrawn, the Demand Request shall be deemed not to have been made for all purposes of this Agreement.

          Section 3.2  Piggyback Registrations.

          (a) Right to Piggyback. Until such time as the Purchaser Group ceases to Beneficially Own at least 5% of the Fully-Diluted Shares, each time the Company proposes to register any of its Common Stock (other than pursuant to an Excluded Registration) under the Securities Act for sale to the public (whether for the account of the Company or the account of any securityholder of the Company) or proposes to make such an offering of Common Stock pursuant to a previously filed registration statement pursuant to Rule 415 under the Securities Act and the form of registration statement to be used permits the registration of Registrable Shares, the Company shall give prompt written notice to WIC (which notice shall be given not less than 30 days prior to the effective date of the Company's registration statement), which notice shall offer each Purchaser the opportunity to include any or all of its Registrable Shares in such registration statement, subject to the limitations contained in subsection
(b) of this Section 3.2 (a "Piggyback Registration"). If Purchaser desires to have its Registrable Shares included in such registration statement, WIC on behalf of Purchaser shall so advise the Company in writing (stating the number of shares desired to be registered) within 20 days after the date of such notice from the Company. WIC shall have the right to withdraw its request for inclusion of Registrable Shares in any registration statement pursuant to this subsection (a) by giving written notice to the Company of such withdrawal. Subject to subsection (b) of this Section 3.2, the Company shall include in such registration statement all such Registrable Shares so requested to be included therein; provided, however, that the Company may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of

Common Stock originally proposed to be registered. It is specifically agreed that the Piggyback Registration rights set forth in this Section 3.2 shall not be assignable to any transferee of the Registrable Shares other than members of the Purchaser Group who own more than 10% of the Registrable Shares; provided, however, that no member of the Purchaser Group (other than WIC or the Purchaser Representative) shall be entitled to receive or make notices under this Section
3.2 and; provided, further, that, for purposes of this Section 3.2 only, all notices delivered to WIC or the Purchaser Representative shall be deemed to have been given to all members of the Purchaser Group and all notices delivered to the Company by WIC or the Purchaser Representative shall be deemed to have been given by the members of the Purchaser Group, except to the extent explicitly specified in such notice.

          (b) Priority on Registrations. If (i) a registration pursuant to subsection (a) of this Section 3.2 involves an underwritten offering of the securities being registered to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms customary and appropriate for such a transaction and (ii) the lead managing underwriter of such underwritten offering shall inform the Company and WIC by letter of its belief that the amount of Registrable Shares requested to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering within a price range acceptable to Purchaser, then the Company will include in such registration such amount of securities which the Company is so advised can be sold in (or during the time of) such offering pro rata on the basis of the amount of such Registrable Shares so proposed to be
--- ----
sold and so requested to be included by the members of the Purchaser Group; provided, however, that (A) if the underwritten Piggyback Registration is a primary offering on behalf of the Company, any shares requested to be included in the registration statement (or registration statements) for any Person other than members of the Purchaser Group shall be eliminated first prior to any such pro rata reduction, (B) if the underwritten Piggyback Registration is a secondary offering on behalf of any holder(s) of Common Stock, the shares requested to be included therein by the holders requesting such registration and the Registrable Shares requested to be included by the members of the Purchaser Group shall be included pro rata on the basis of the number of shares held by each such holder, and (C) no such reduction shall reduce the securities being offered by the Company for its own account.

          Section 3.3 Obligations of Purchaser. Purchaser shall not participate in any registration statement hereunder unless each Purchaser agrees to (i) sell its Registrable Shares on the basis provided in any customary underwriting arrangements approved by the Company and (ii) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents reasonably required under the terms of such underwriting arrangements; provided, however, that Purchaser shall not be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (A) Purchaser's ownership of Registrable Shares to be sold or transferred free and clear of all liens, claims, and encumbrances, (B) Purchaser's power and authority to effect such transfer, and (C) such matters pertaining to compliance with securities laws as may be reasonably requested.

          Section 3.4  Shelf Registration.

          (a) Upon the written request of WIC on behalf of Purchaser, the Company shall promptly prepare and file with the SEC (in any case within 30 days of such written request) a shelf registration statement pursuant to Rule 415 under the Securities Act and shall include therein such Registrable Shares as WIC shall request (the "Shelf Registration"). The Company shall use commercially reasonable efforts to cause such Shelf Registration statement to be declared effective by the SEC. The Company shall keep such Shelf Registration statement effective until the earlier of such time as (i) all Registrable Shares have been sold or (ii) one year has elapsed from the effective date of such Shelf Registration statement (plus a number of days equal to the aggregate number of days that the Company suspends the disposition of Registrable Shares under any Shelf Registration pursuant to subsection (b) below). A Shelf Registration effected pursuant to this Section 3.4 shall count as a Demand Registration.

          (b) The Company may suspend the disposition of Registrable Shares under any Shelf Registration on any number of occasions for an aggregate period of up to 120 days in any one-year period with respect to a Deferral Event; provided, however, that the 120 day period referred to in the immediately preceding clause shall be reduced for each day the filing of such registration statement is delayed pursuant to Section 3.1(d) hereunder and; provided further that a suspension pursuant to this Section 3.4 shall be lifted if such negotiations or other activities relating to such Deferral Event are disclosed by the Company or terminated or, in the case of a registered underwritten public offering for the Company's account, the registration is either consummated or abandoned. In order to suspend the disposition of Registrable Shares under this subsection (b), the Company shall promptly but in any event within five Business Days, upon determining to seek such suspension, deliver to each Holder a certificate signed by an executive officer of the Company stating that the Company is suspending the disposition of Registrable Shares hereunder and, subject to applicable confidentiality agreements, a general statement of the reason for such suspension and an approximation of the anticipated delay.

          Section 3.5 Holdback Agreement. In connection with any underwritten registration, the Company and each Purchaser agrees, and the Company and each Purchaser agrees to use their reasonable efforts to cause their respective Affiliates to agree, not to effect any public sale or private offer or distribution of any Common Stock or Common Stock Equivalents during the ten business days prior to the effectiveness under the Securities Act of any underwritten registration and during such time period after the effectiveness under the Securities Act of any underwritten registration (not to exceed 90 days) (except, if applicable, as part of such underwritten registration or in connection with an Excluded Registration) as the Company and the managing underwriter may agree.

          Section 3.6 Registration Procedures. Whenever WIC on behalf of Purchaser has requested that any Registrable Shares be registered pursuant to this Agreement, the Company will use its commercially reasonable efforts to effect the registration and the sale of such Registrable Shares in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

          (a) prepare and file with the SEC a registration statement on any appropriate form under the Securities Act with respect to such Registrable Shares and use its commercially reasonable efforts to cause such registration statement to become effective (provided that at least five days before filing a registration statement or prospectus or at least two days before filing any amendments or supplements thereto, the Company shall furnish to the counsel selected by WIC or the Purchaser Representative copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

          (b) prepare and file with the SEC such amendments, post-effective amendments, and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 180 days (or such lesser period as is necessary for the underwriters in an underwritten offering to sell unsold allotments or, in the case of a Shelf Registration, such period of time set forth in Section 3.4(a)) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

          (c) furnish to each seller of Registrable Shares and the underwriters of the securities being registered such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), any documents incorporated by reference therein and such other documents as such seller or underwriters may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such seller or the sale of such securities by such underwriters (it being understood that, subject to Section
3.7 and the requirements of the Securities Act and applicable state securities laws, the Company consents to the use of the prospectus and any amendment or supplement thereto by each seller and the underwriters in connection with the offering and sale of the Registrable Shares covered by the registration statement of which such prospectus, amendment or supplement is a part);

          (d) use its commercially reasonable efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as the managing underwriter reasonably requests; use its commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective during the period in which such registration statement is required to be kept effective; and do any and all other acts and things which may be reasonably necessary or advisable to enable each seller to consummate the disposition of the Registrable Shares owned by such seller in such jurisdictions (provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (ii) consent to general service of process in any such jurisdiction);

          (e) promptly notify each seller and each underwriter and (if requested by any such Person) confirm such notice in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Shares under state securities or "blue sky" laws or the initiation of any proceedings for that purpose, and (iii) of the happening of any event which makes any statement made in a registration statement or related prospectus untrue or which requires the making of any changes in such registration statement, prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Shares, such prospectus will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

          (f) make generally available to the Company's security holders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act as soon as practicable but no later than 90 days after the end of the 12-month period beginning with the first day of the Company's first fiscal quarter commencing after the effective date of a registration statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

          (g) if requested by the managing underwriter or any seller promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or any seller reasonably requests to be included therein, including, without limitation, with respect to the Registrable Shares being sold by such seller, the purchase price being paid therefor by the underwriters and with respect to any other terms of the underwritten offering of the Registrable Shares to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

          (h) as promptly as practicable after filing with the SEC of any document which is incorporated by reference into a registration statement (in the form in which it was incorporated), deliver a copy of each such document to each seller;

          (i) cooperate with the sellers and the managing underwriter to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or such sellers may request and keep available and make available to the Company's transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

          (j) promptly make available for inspection by any seller, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained by any such seller or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement; provided, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Company shall not be required to provide any information under this subparagraph (j) if (1) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (2) if either (A) the Company has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (B) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing unless prior to furnishing any such information with respect to clause (1) or (2) each Purchaser agrees to enter into a confidentiality agreement in customary form and subject to customary exceptions; and provided, further that each Purchaser agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential;

          (k) furnish to each seller underwriter a signed counterpart of (i) an opinion or opinions of counsel to the Company, and (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the sellers or managing underwriter reasonably requests;

          (l) cause the Registrable Shares included in any registration statement to be (i) listed on each securities exchange, if any, on which similar securities issued by the Company are then listed, or (ii) authorized to be quoted and/or listed (to the extent applicable) on the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") or the Nasdaq National Market if the Registrable Shares so qualify;

          (m) cooperate with each seller and each underwriter participating in the disposition of such Registrable Shares and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc. ("NASD");

          (n) during the period when the prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act;

          (o) notify each seller of Registrable Shares promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

          (p) prepare and file with the SEC promptly any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for the Company or the managing underwriter, is required in connection with the distribution of the Registrable Shares;

          (q) enter into such agreements (including underwriting agreements in the managing underwriter's customary form) as are customary in connection with an underwritten registration; and

          (r) advise each seller of such Registrable Shares, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

          Section 3.7 Suspension of Dispositions. Each Purchaser agrees that, upon receipt of any notice (a "Suspension Notice") from the Company of the happening of any event of the kind described in Section 3.6(e)(iii), each Purchaser will forthwith discontinue disposition of Registrable Shares until Purchaser's receipt of the copies of the supplemented or amended prospectus, or until it is advised in writing (the "Advice") by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus, and, if so directed by the Company, each Purchaser will deliver to the Company all copies, other than permanent file copies then in Purchaser's possession, of the prospectus covering such Registrable Shares current at the time of receipt of such notice. In the event the Company shall give any such notice, the time period regarding the effectiveness of registration statements set forth in Sections 3.4 and 3.6(b) hereof shall be extended by the number of days during the period from and including the date of the giving of the Suspension Notice to and including the date when each seller of Registrable Shares covered by such registration statement shall have received the copies of the supplemented or amended prospectus or the Advice. The Company shall use its commercially reasonable efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.

          Section 3.8 Registration Expenses. All expenses incident to the Company's performance of or compliance with this Article III, including, without limitation, (i) all registration and filing fees, (ii) all fees and expenses associated with filings required to be made with the NASD (including, if applicable, the fees and expenses of any "qualified independent underwriter" as such term is defined in Schedule E of the By-Laws of the NASD, and of its counsel), as may be required by the rules and regulations of the NASD, (iii) fees and expenses of compliance with securities or "blue sky" laws (including reasonable fees and disbursements of counsel in connection with "blue sky" qualifications of the Registrable Shares), (iv) rating agency fees, (v) printing expenses (including expenses of printing certificates for the Registrable Shares in a form eligible for deposit with Depository Trust Company and of printing prospectuses, (vi) messenger and delivery expenses, (vii) the Company's internal expenses (including without limitation all salaries and expenses of its officers and employees performing legal or accounting duties), (viii) the fees and expenses incurred in connection with any listing of the Registrable Shares, (ix) fees and expenses of counsel for the Company and fees and expenses of the Company's independent certified public accountants (including the expenses of any special audit or "cold comfort" letters required by or incident to such performance), (x) securities acts liability insurance (if the Company elects to obtain such insurance), (xi) the fees and expenses of any special experts retained by the Company in connection with such registration, (xii) the fees and expenses of other Persons retained by the Company and (xiii) the reasonable fees and expenses of one counsel selected by WIC and the Purchaser Representative (all such expenses being herein called "Registration Expenses"), subject to Section 3.1(b), will be borne by the Company whether or not any registration statement becomes effective; provided that, Purchaser shall bear 50% of all of the Registration Expenses incurred in connection with the second Demand Registration that becomes effective hereunder up to a maximum of $100,000 and; provided, further, that, except as expressed otherwise provided above, in no event shall Registration Expenses include (i) any expenses incurred by each Purchaser to retain any counsel, accountant or other advisor, (ii) underwriting discounts, (iii) selling commissions and (iv) transfer taxes.

          Section 3.9  Indemnification.

          (a) The Company agrees to indemnify and reimburse, to the fullest extent permitted by law, any member of the Purchaser Group who is not deemed to control the Company (within the meaning of the Securities Act or the Exchange
Act) and each of such member's employees, advisors, agents, representatives, partners, members, officers and directors (A) against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, attorneys' fees and disbursements except as limited by subsection
(c) of this Section 3.9) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus, or preliminary prospectus relating to the offer and sale of Registrable Shares, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (B) against any and all loss, liability, claim, damage, and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement (effected with the Company's consent) of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (C) against any and all costs and expenses (including reasonable fees and disbursements of counsel) as may be reasonably incurred in investigating, preparing, or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of or resulting from any such untrue statement or omission or alleged untrue statement or omission, to the extent that any such expense or cost is not paid under subparagraph (A) or (B) above; except insofar as the same are made in reliance upon and in strict conformity with information furnished in writing to the Company by any Purchaser or any member of the Purchaser Group for use therein or arise from any Purchaser's or any such members' failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto that would have corrected the actual or alleged untrue statement or omission after the Company has furnished any Purchaser or any such member of the Purchaser Group with a sufficient number of copies of the same. The reimbursements required by this subsection (a) of this Section 3.9 will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

          (b) In connection with any registration statement that includes Registrable Shares, any Purchaser and any member of the Purchaser Group selling Registrable Shares will furnish to the

Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and such Purchaser and such member of the Purchaser Group agrees to indemnify and reimburse the Company and the Company's employees, advisors, agents, representatives, officers and directors (A) against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, reasonable attorneys' fees and disbursements except as limited by subsection (c) of this Section 3.9) based upon, arising out of, related to or resulting from any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus, or any preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (B) against any and all loss, liability, claim, damage, and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement (effected with Purchaser's consent) of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (C) against any and all costs and expenses (including reasonable fees and disbursements of counsel) as may be reasonably incurred in investigating, preparing, or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of or resulting from any such untrue statement or omission or alleged untrue statement or omission, to the extent that any such expense or cost is not paid under subparagraph (A) or (B) above; but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with any information or affidavit so furnished in writing by such Purchaser or member of the Purchaser Group specifically for inclusion in the registration statement provided that the obligation to indemnify will be several, not joint and several, among the members of the Purchaser Group selling Registrable Shares, and the liability of each such seller of Registrable Shares will be in proportion to, and provided further that such liability will be limited to, the net amount received by such seller from the sale of Registrable Shares pursuant to such registration statement; provided, however, that such seller of Registrable Shares shall not be liable in any such case to the extent that prior to the filing of any such registration statement or prospectus or amendment thereof or supplement thereto, such seller has furnished in writing to the Company information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto which corrected or made not misleading information previously furnished to the Company. The reimbursement required by this subsection (b) of this Section 3.9 will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

          (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person except to the extent that the indemnifying party is prejudiced thereby) and (ii) unless such indemnified party has been advised by counsel that a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person, (C) the named parties to any such action or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel in writing that there is a conflict of interest on the part of counsel employed by the indemnifying party to represent such indemnified party, or (D) the indemnified party's counsel shall have advised the indemnified party that there are defenses available to the indemnified party that are different from or in addition to those available to the indemnifying party and that the indemnifying party is not able to assert on behalf of or in the name of the indemnified party (in which case of either (C) or (D), if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of such indemnified party but shall have the right to participate through its own counsel. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (1) such settlement or compromise contains a full and unconditional release of the indemnified party or (2) the indemnified party otherwise consents in writing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim unless any indemnified party shall have been advised by counsel in writing that a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

          (d) Each party hereto agrees that, if for any reason the indemnification provisions contemplated by subsection (a) or (b) of this Section
3.9 are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities, or expenses (or actions in respect thereof)
(i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect the relative benefits of the indemnified party and the indemnifying party from the offering of the securities covered by such registration statement as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the sellers or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in subsection (c) of this Section 3.9, defending any such action or claim. Notwithstanding the provisions of this Section 3.9(d), no member of the Purchaser Group shall be required to contribute an amount greater than the dollar amount by which the proceeds received by such Person with respect to the sale of any Registrable Shares exceeds the amount of damages which such Person has otherwise been required to pay by reason of such statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The obligations of the members of the Purchaser Group in this Section 3.9(d) to contribute shall be several in proportion to the amount of Registrable Shares registered by them and not joint.

          If indemnification is available under this Section 3.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in subsection (a) and (b) of this Section 3.9 without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 3.9.

          Section 3.10 Third Party Registration Rights. The Company is not party, or otherwise subject, to any agreement granting registration rights to any other Person with respect to the Equity Securities of the Company. The Company will not, on or after the date of this Agreement, enter into any agreement granting (i) demand registration rights to any other Person with respect to the Equity Securities of the Company, or (ii) piggy-back registration rights to any other Person that are not junior or subordinate to the rights granted to the holders of Registrable Shares under Sections 3.1 and 3.2 hereof, in either case without the prior written consent of WIC or the Purchaser Representative; and any agreement, amendment, modification or supplement entered into pursuant to such consent shall not be amended, modified or supplemented without a further prior written consent.


                                  ARTICLE IV
                      LIMITATIONS ON CERTAIN TRANSACTIONS

          Section 4.1  Limitations on Certain Transactions.

          (a) Subject to the provisions of subsection (b) of this Section 4.1, each Purchaser agrees with the Company that it will not, directly or indirectly, except as specifically permitted by this Article IV or unless specifically requested or permitted in writing by the whole Board:

              (i) deposit any Shares in a voting trust or grant any proxy with respect to any Shares to any Person not designated by the Company (other than a member of the Purchaser Group) or subject any Shares to any arrangement or agreement with respect to the voting of such Shares;

              (ii) act with one or more Persons (other than a member of the Purchaser Group) as a partnership, limited partnership, syndicate or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) for the purpose of acquiring, holding, voting or disposing of Shares;

              (iii) sell or transfer any of the Preferred Shares or the Warrants at any time;

              (iv) prior to the second anniversary of the Closing Date, sell or transfer any of the Registrable Shares to any other Person who is not a member of the Purchaser Group; and

              (v) following the second anniversary of the Closing Date, sell or transfer Registrable Shares to any Person who is not a member of the Purchaser Group other than pursuant to a public offering conducted in accordance with Article III hereof or an exemption from the registration requirements of the Securities Act (including Rule 144 promulgated thereunder); provided, that (x) no more than 10% of the Fully-Diluted Shares shall be sold to any single Person (other than an underwriter in a firm commitment underwriting) or Affiliated Group and
          (y) during any calendar year no more than 1% of the Fully-Diluted Shares shall be sold to any single Person (other than an underwriter in a firm commitment underwriting) or Affiliated Group that to Purchaser's knowledge (which knowledge shall be presumed if such Person filed with the SEC a Schedule 13D, Schedule 13G or successor form prior to the date of such sale) Beneficially Owns at the time of such proposed sale or transfer more than 5% of the Fully-Diluted Shares.

          (b) Notwithstanding subsection (a) of this Section 4.1, Purchaser may sell or transfer (i) any of the Preferred Shares, the Warrants or any of the Registrable Shares pursuant to, as a result of, in connection with (A) a tender or exchange offer approved, or acceptance of which is recommended, by the Board or (B) a merger or other business combination with a previously unaffiliated entity in which the Company is not the surviving or acquiring entity, and (ii) any of the Registrable Shares to a member of the Purchaser Group; provided that no such sale or transfer to or among members of the Purchaser Group shall be effective unless and until any transferee who is not already a party to this Agreement (and such transferee's spouse, if applicable) shall execute and deliver to the Company and each Purchaser an agreement in which such transferee (and such transferee's spouse, if applicable) agrees to be bound by this Agreement and to observe and comply with this Agreement and with all of the obligations and restrictions imposed on Purchaser hereby.

          Section 4.2  Restrictive Legends.

          (a) In addition to any additional legends required by applicable laws or by the Stock Purchase Agreement or the Warrant Agreement, each certificate representing the Preferred Shares, the Warrants and the Underlying Common Shares shall be stamped with the following legend:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AGREEMENT BETWEEN CERTAIN STOCKHOLDERS AND THE CORPORATION WHICH

          INCLUDES RESTRICTIONS ON CERTAIN SALES OF THE SECURITIES. COPIES OF THE AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

          (b) Purchaser consents to the Company's making a notation on its records and giving instructions to any transfer agent of the shares of Common Stock to implement the restrictions on transfers established in this Agreement.

          (c) In the event that any shares referred to in subsection (a) of this
Section 4.2 shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such shares without the legend required by subsection (a) of this Section 4.2.

          Section 4.3 Rule 144. The Company shall take all commercially reasonable actions necessary to enable Purchaser to sell such securities without registration under the Securities Act pursuant to the provisions of Rule 144. Upon the request of Purchaser, the Company will deliver to Purchaser a written statement as to whether it has complied with such requirements.

                                   ARTICLE V
                                 MISCELLANEOUS

          Section 5.1 Notices. Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or at such other address as may be substituted by notice given as herein provided):

          If to the Company, to:

          The Wiser Oil Company
          8115 Preston Road, Suite 400
          Dallas, Texas 75225
          Attention: President
          Fax: (214) 373-3610

          With a copy to:

          Thompson & Knight L.L.P.
          1700 Pacific Avenue, Suite 3300
          Dallas, Texas  75201
          Attention:  Steven K. Cochran
          Fax: (214) 969-1751

          If to any Purchaser, to:

          Wiser Investment Company, LLC
          c/o Douglas P. Heller
          1629 Locust Street
          Philadelphia, PA  19103
          Fax: (215) 546-1041

          With a copy to:

          Andrews & Kurth L.L.P.
          600 Travis Street, Suite 4200
          Houston, Texas 77002
          Attention: Thomas M. Hart III
          Fax: (713) 238-7128

          Any notice or communication hereunder shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied; one Business Day after the date of sending if sent by Federal Express or other major overnight courier, and five calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). If a notice or communication is sent by registered or certified mail, it is duly given, whether or not the addressee receives it.

          Section 5.2 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

          Section 5.3 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party. Nothing in this Agreement, except as set forth in Section 3.9 (which is intended for the benefit of the parties identified therein), express or implied, is intended to or shall confer upon any other person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

          Section 5.4 Independent Determination. From and after the Closing Date, all decisions on behalf of the Company as to the payment of indemnification pursuant hereto and otherwise regarding the Company's rights and obligations pursuant to this Agreement shall be made by majority vote of a committee of directors of the Company consisting of all directors of the Company other than (a) the Purchaser Designees and (b) any directors elected by the holders of the Series C Preferred Stock pursuant to the provisions of the Certificate of Designation; provided, however, that nothing contained in this Section 5.4 shall prevent any indemnified party from receiving indemnification pursuant to some other source (such as, by way of example, the Restated Bylaws of the Company in the event such indemnified party is a director of the Company and such director seeks indemnification due to circumstances that do not pertain to an alleged breach of this Agreement), and the determination as to whether indemnification pursuant to such other source is available shall be made in accordance with the procedures applicable thereto.

          Section 5.5 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          Section 5.6 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions shall not in any way be affected or impaired thereby.

          Section 5.7 Specific Performance. The parties recognize that in the event any party should refuse to perform under the provisions of this Agreement, monetary damages alone would not be adequate. Each of the parties shall therefore be entitled, in addition to any other remedies which may be available, including monetary damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, the parties hereby waive the defense that there is an adequate remedy at law.

          Section 5.8  No Waivers; Amendments.

          (a) No failure or delay on the part of the Company or any Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any Purchaser at law or in equity or otherwise.

          (b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and each Purchaser.

          Section 5.9 No Affiliate Liability. The partners, members, officers, directors, shareholders and Affiliates of each Purchaser, the Company or their respective Affiliates shall not have any personal liability or obligation to any Person arising under this Agreement in such capacities.

          Section 5.10 Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

                                        THE WISER OIL COMPANY


                                        By:  _________________________________
                                             Name:____________________________
                                             Title:___________________________



                                        WISER INVESTMENT COMPANY, LLC


                                        By:  _________________________________
                                             Name:____________________________
                                             Title:___________________________


                                        [PURCHASER]


                                        By:  _________________________________
                                             Name:____________________________
                                             Title:___________________________

                                                                       EXHIBIT G

                  Form of Opinion of Thompson & Knight L.L.P.


     All terms used herein but not defined shall have the meanings assigned to such terms in the Stock Purchase Agreement.

     1. The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware.

     2. Each of the Subsidiaries named in Schedule 3.1(b)(i) of the Company Disclosure Schedule (other than the Cayman Islands Subsidiaries, as to which no opinion need be expressed) is duly incorporated or formed, as applicable, and is validly existing as a corporation or limited liability company, as applicable, and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable.

     3. All of the issued and outstanding shares of capital stock or membership interests, as applicable, of each such Subsidiary have been duly and validly authorized and issued and (in the case of capital stock) are fully paid and nonassessable, and are owned of record by the Company or another such Subsidiary, free and clear, to our knowledge, of any adverse claim, except as disclosed in the Company Disclosure Schedule.

     4. The Company has the requisite corporate power and corporate authority necessary to own its properties and to conduct its business as described in the Company SEC Documents, and the corporate power and corporate authority to execute and deliver the Transaction Documents and to perform its obligations thereunder.

     5. The execution and delivery by the Company of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action of the Company.

     6. The Restated Bylaws have been duly authorized and approved by all requisite corporate action of the Company.

     7. Each of the Stock Purchase Agreement, the Certificate of Designation, the Stockholder Agreement, the Warrant Purchase Agreement, the Warrant Agreement, the Management Agreement and the Escrow Agreement constitutes the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, fraudulent transfer, fraudulent conveyance and other similar laws relating to and affecting the rights and remedies of creditors generally, (b) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (c) public policy considerations with respect to the enforceability of rights of indemnification.

     8. Each of the Certificate of Designation and the Restated Certificate has been duly executed and adopted by the Company, has been duly filed with the Secretary of State of the State of Delaware and has become effective under the General Corporation Law of the State of Delaware.

     9. The execution and delivery by the Company of the Transaction Documents, the offering, sale and issuance of the Preferred Shares and the Warrants on the date hereof, the issuance of Common Stock upon conversion of the Preferred Shares or exercise of the Warrants, the filing of the Certificate of Designation with the Secretary of State of the State of Delaware and the performance by the Company of its obligations under the Transaction Documents will not violate or contravene the Restated Certificate or the Restated Bylaws of the Company and, except as set forth in the Company Disclosure Schedule, will not violate, or result in a breach of any of the terms or provisions of, constitute a default under, result in the imposition of a Lien upon any properties of the Company, or the imposition or acceleration of any material obligation, pursuant to (i) any applicable provision of any law, statute or regulation, (ii) the Credit Facility or the Indenture or (iii) to our knowledge, any other loan or credit agreement, note, bond, mortgage, indenture, lease or agreement to which the Company or any of its Subsidiaries is a party or is otherwise bound.

     10. (a) To our knowledge, the Company is not required to obtain any consent, approval, exemption, authorization or order of any governmental body, court or agency for the execution or delivery of, or the performance by the Company of its obligations under, any of the Transaction Documents in connection with the Closing, except for any such consent, approval, exemption, authorization or order which has been obtained and such as may be required by the securities or blue sky laws of the various states.

          (b) The Preferred Shares and the Warrants issued on the date hereof may be offered, sold and issued pursuant to the Transaction Documents without registration under the Securities Act. The issuance of Common Stock upon conversion of Preferred Shares or upon exercise of Warrants issued on the date hereof will not require registration under the Securities Act.

     11. (a) The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $0.01 per share, and 1,300,000 shares of preferred stock, par value $10.00 per share (the "Authorized Preferred Stock"), which shares of Authorized Preferred Stock may be divided into and issued in one or more series upon the creation thereof by the Board. As of the date hereof, (i) shares of Common Stock are issued and outstanding, (ii) no shares of Authorized Preferred Stock are issued and outstanding, (iii) 20,000 shares of Authorized Preferred Stock have been designated as Series B Preferred Stock, (iv) 1,000,000 shares of Authorized Preferred Stock have been designated as Series C Preferred Stock, (v) 20,000 shares of Series B Preferred Stock are reserved pursuant to the Rights Agreement and (vi) an aggregate of shares of Common Stock are reserved for issuance pursuant to the Stock Plans. All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable.

     12. (b) Except as set forth in the Company Disclosure Schedule, to our knowledge neither the Company nor any of its Subsidiaries has outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plan, other than pursuant to the Transaction Documents and the Stock Plans. Except as set forth in the Transaction Documents and the Company Disclosure Schedule, to our knowledge the Company is not subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire for value any shares of its capital stock or any warrants, options or other rights to acquire its capital stock.

          (c) The issuance of the Preferred Shares on the date hereof pursuant to the Stock Purchase Agreement has been duly authorized and upon issuance thereof and payment therefor by Purchaser pursuant to the Stock Purchase Agreement, such shares will be validly issued, fully paid and nonassessable.

          (d) The shares of Common Stock issuable upon the exercise of the Warrants have been duly authorized and reserved for issuance by the Company and, when issued and delivered in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and nonassessable.

          (e) The shares of Common Stock issuable upon the exercise of the Warrants have been duly authorized and reserved for issuance by the Company and, when issued, fully paid and nonassessable.

          (f) Neither the issuance of the Preferred Shares on the date hereof nor the issuance of Common Stock upon conversion of the Preferred Shares, payment of PIK Dividends or exercise of the Warrants is subject to any preemptive rights or rights of first refusal under (i) the Delaware General Corporation Law, (ii) the Company's Restated Certificate, or (iii) to our knowledge, the terms of any agreement to which the Company or any of its Subsidiaries is a party or is otherwise bound.

     12. The Board has taken the actions described in Section 3.1(h) of the Stock Purchase Agreement.

     The opinions in paragraphs 9 and 10 above, to the extent they relate to the offering, sale and issuance of the Preferred Shares, the Warrants and the Underlying Common Shares, assume (i) that WIC and each Purchaser are accredited investors (within the meaning of Rule 501 under the Securities Act) and (ii) the accuracy of WIC's and each Purchaser's representations, warranties and agreements set forth in Sections 3.2 and 4.11 of the Stock Purchase Agreement.

     The opinions in paragraphs 9(i) and 10(a) above assume the accuracy of the representation and warranty set forth in Section 3.1(kk) of the Stock Purchase Agreement.

     As used herein, the term "to our knowledge" means (i) no information has come to the attention of any attorney of this firm who has devoted substantive attention to matters on behalf of the Company and its Subsidiaries that has given any such person actual knowledge of the existence of such facts, (ii) this firm has not undertaken any independent investigation to determine the existence or absence of such facts and (iii) no inference as to this firm's knowledge of the existence of such facts should be drawn from the fact of this firm's representation of the Company and its Subsidiaries or this firm's expression of such opinion.

     The opinions set forth above are limited in all respects to the General Corporation Law and the Limited Liability Company Act of the State of Delaware, the laws of the State of Texas and applicable United States federal law; provided that, in rendering the opinions expressed in paragraphs 2 and 3 above, this firm may rely as to matters involving the application of laws of any jurisdiction other than the State of Texas, the State of Delaware or the United States, to the extent such firm deems proper and specified in such opinion, upon the opinion of other counsel of good standing whom such firm believes to be reliable and who are reasonably satisfactory to counsel for WIC. Insofar as the matters covered by paragraph 7 above are governed by the laws of the State of Delaware other than the Delaware General Corporation Law and the Delaware Limited Liability Company Act, this firm has assumed, without knowing and without making any investigation to determine, that such laws are the same as the laws of the State of Texas.

     This firm expresses no opinion with respect to the enforceability of any of the following provisions which may be contained in the Transaction Documents:
(i) provisions that seek to indemnify or release liability to the extent that such provisions purport to indemnify or release a party from consequences of its own negligence, recklessness or willful misconduct; (ii) provisions restricting access to courts or to legal or equitable remedies or purporting to affect the jurisdiction or venue of courts; (iii) provisions purporting to waive rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law; (iv) provisions providing that remedies are cumulative; (v) provisions that decisions by a party are conclusive; and (vi) provisions purporting to limit rights of third parties.

     In rendering the opinions expressed above, this firm may rely (i) as to matters involving the number of outstanding shares and the due authorization and valid issuance of the Company's Common Stock issued on or prior to the date of consummation of the merger of Petroleum Exploration, a Maine corporation, The Wiser Oil Company, an Oklahoma corporation, Southern Petroleum Exploration, Inc., a Delaware corporation, and Petex-Wiser Corporation, a Delaware corporation, which merger was effected in 1970, and whether such Common Stock was fully paid and nonassessable when issued, upon the opinion of Reed Smith Shaw & McClay, which opinion is dated December 29, 1970, a copy of which is attached hereto, and (ii) as to matters of fact, to the extent such firm deems proper, on certificates of responsible officers of the Company or its Subsidiaries or of public officials.

                                                                       EXHIBIT H

                   Form of Opinion of Andrews & Kurth L.L.P.


     All terms used herein but not defined shall have the meanings assigned to such terms in the Stock Purchase Agreement.

     1. WIC has been duly formed and is a validly existing limited liability company in good standing under the laws of the State of Delaware. Each Purchaser has been duly incorporated or formed and is a validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the state of its incorporation or formation.

     2. WIC has the requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. Each Purchaser has the requisite corporate, partnership or limited liability company, as the case may be, power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

     3. The execution and delivery by WIC of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all requisite limited liability company action of WIC. The execution and delivery by each Purchaser of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate, partnership or limited liability company, as the case may be, action of such Purchaser.

     4. Each Transaction Document to which WIC or a Purchaser is a party constitutes the valid and legally binding obligation of WIC or such Purchaser, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, fraudulent transfer, fraudulent conveyance and other similar laws relating to and affecting the rights and remedies of creditors generally, (b) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (c) public policy considerations with respect to the enforceability of rights of indemnification.

     5. The execution and delivery by WIC and each Purchaser of the Transaction Documents to which it is a party and the performance by WIC and each Purchaser of its obligations under such Transaction Documents will not violate or contravene the certificate of incorporation, certificate of formation, bylaws, operating agreement or other organizational documents (as the case may be) of such person and will not violate, or result in a breach of any of the terms or provisions of, constitute a default under, result in the imposition of a Lien upon any properties of such person, or the imposition or acceleration of any material obligation, pursuant to (i) any applicable provision of any law, statute or regulation or (ii) to our knowledge, any loan or credit agreement, note, bond, mortgage, indenture, lease or agreement to which such person is a party or is otherwise bound.

     6. To our knowledge, WIC and each Purchaser are not required to obtain any consent, approval, exemption, authorization or order of any governmental body, court or agency for the execution or delivery of, or the performance by such person of its obligations under, any of the Transaction Documents to which it is a party in connection with the Closing, except for any such consent, approval, exemption, authorization or order which has been obtained.

     As used herein, the term "to our knowledge" means (i) no information has come to the attention of any attorney of this firm who has devoted substantive attention to matters on behalf of WIC and each Purchaser that has given any such person actual knowledge of the existence of such facts, (ii) this firm has not undertaken any independent investigation to determine the existence or absence of such facts and (iii) no inference as to this firm's knowledge of the existence of such facts should be drawn from the fact of this firm's representation of WIC or any Purchaser or this firm's expression of such opinion.

     The opinions in paragraphs 5(i) and 6 above assume the accuracy of the representation and warranty set forth in Section 3.1(kk) of the Stock Purchase Agreement.

     The opinions set forth above are limited in all respects to the General Corporation Law and the Limited Liability Company Act of the State of Delaware, the laws of the State of Texas and applicable United States federal law; provided that, in rendering the opinions expressed above, this firm may rely as to matters involving the application of laws of any jurisdiction other than the State of Texas, the State of Delaware or the United States, to the extent such firm deems proper and specified in such opinion, upon the opinion of other counsel of good standing whom such firm believes to be reliable and who are reasonably satisfactory to counsel for the Company. Insofar as the matters covered by paragraph 4 above are governed by the laws of the State of Delaware other than the Delaware General Corporation Law and the Delaware Limited Liability Company Act, this firm has assumed, without knowing and without making any investigation to determine, that such laws are the same as the laws of the State of Texas.

     This firm expresses no opinion with respect to the enforceability of any of the following provisions which may be contained in the Transaction Documents:
(i) provisions that seek to indemnify or release liability to the extent that such provisions purport to indemnify or release a party from consequences of its own negligence, recklessness or willful misconduct; (ii) provisions restricting access to courts or to legal or equitable remedies or purporting to affect the jurisdiction or venue of courts; (iii) provisions purporting to waive rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law; (iv) provisions providing that remedies are cumulative; (v) provisions that decisions by a party are conclusive; and (vi) provisions purporting to limit rights of third parties.

     In rendering the opinions expressed above, this firm may rely as to matters of fact, to the extent such firm deems proper, on certificates of responsible officers of WIC and each Purchaser or of public officials.

                                                                         ANNEX B

                          WARRANT PURCHASE AGREEMENT
                          --------------------------

     This Warrant Purchase Agreement, dated as of December 13, 1999 (this "Agreement"), is by and between The Wiser Oil Company, a Delaware corporation (the "Company"), and Wiser Investment Company, LLC, a Delaware limited liability company ("WIC").

                                   RECITALS:

     WHEREAS, simultaneously with the execution of this Agreement, the Company and WIC are entering into a Stock Purchase Agreement, dated as of the date hereof (the "Stock Purchase Agreement"); and

     WHEREAS, in connection with the Stock Purchase Agreement and the transactions contemplated thereby, the Company has agreed to sell and WIC has agreed to purchase the Warrants (as hereinafter defined) for the consideration and subject to the terms and conditions set forth herein.

                              A G R E E M E N T:

     NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Company and WIC agree as follows:

     1.   Purchase and Sale of Warrants.
          -----------------------------

          1.1  Purchase and Sale. Upon the terms and subject to the conditions
               -----------------
contained in this Agreement, at the Closing, the Company shall issue, sell and deliver to WIC warrants to purchase 741,716 shares of Common Stock (the "Warrants") pursuant to a Warrant Agreement by and between the Company and WIC in the form attached as Exhibit A hereto (the "Warrant Agreement").
                        ---------

          1.2  Purchase Price.  The aggregate consideration to be delivered by
               --------------
WIC to the Company as payment for the Warrants shall be $14,834.32 (the "Warrant Purchase Price").

          1.3  Actions by the Company. At the Closing, the Company agrees to
               ----------------------

execute the Warrant Agreement.

          1.4  Actions by WIC.  At the Closing, WIC shall execute the Warrant
               --------------
Agreement and pay the Warrant Purchase Price for the Warrants to the Company by wire transfer of immediately available funds to an account designated by the Company.

     2.   Conditions.
          ----------

          2.1  Conditions to Each Party's Obligations. The respective
               --------------------------------------
obligations of the Company and WIC hereunder shall be subject to the satisfaction on or prior to the Closing Date of the conditions set forth in
Section 5.1 of the Stock Purchase Agreement.

          2.2  Conditions to Obligations of WIC.  The obligations of WIC to
               --------------------------------
purchase the Warrants at the Closing shall be subject to the satisfaction on or prior to the Closing Date of the conditions set forth in Section 5.2 of the Stock Purchase Agreement.

          2.3  Conditions to Obligations of the Company.  The obligations of the
               ----------------------------------------

Company to issue, sell and deliver the Warrants at the Closing shall be subject to the satisfaction on or prior to the Closing Date of the conditions set forth in Section 5.3 of the Stock Purchase Agreement.

     3.   Miscellaneous.
          -------------

          3.1  Definitions. Capitalized terms used but not defined herein shall
               -----------
have the meanings assigned to them in the Stock Purchase Agreement.

          3.2  Notices.  All notices or other communications given or made
               -------
hereunder shall be governed by Section 9.7 of the Stock Purchase Agreement.

          3.3  Entire Agreement.  This Agreement, including the Exhibit hereto,
               ----------------
constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to such transactions.

          3.4  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED
               -------------
IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

          3.5  Headings.  The section, paragraph and other headings contained in
               --------
this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

          3.6  Assignment.  Neither this Agreement nor any interest herein or
               ----------
right or obligation hereunder may be assigned by the Company or WIC in any manner, by operation of Law or otherwise, without the prior written consent of the other party hereto. Notwithstanding the foregoing sentence, prior to the date of the Stockholders' Meeting, WIC may assign all of its rights, interests and obligations hereunder to a corporation, partnership or limited liability company or other entity, provided that (i) the equity ownership of such entity is limited to WIC, the members of WIC as of the date hereof, or any other entity whose equity owners are limited to the foregoing and (ii) any such assignee expressly assumes all of WIC's rights, interests and obligations hereunder, makes the same representations, warranties, covenants and agreements made by WIC under Sections 3.2 and 4.11 and Article VIII of the Stock Purchase Agreement and agrees to become a party to the Stockholder Agreement at Closing, all pursuant to an instrument of assignment and assumption in form and substance reasonably satisfactory to the Company, and the Company agrees that following any such assignment and assumption the Company shall look only to such assignee in satisfaction of the Company's rights against WIC or the enforcement of the obligations of WIC hereunder.

          3.7  Successors Bound.  This Agreement shall be binding upon and inure
               ----------------
to the benefit of the parties hereto and their respective successors and assigns.

          3.8  Amendment.  This Agreement may be amended only by an instrument
               ---------
in writing executed by all the parties hereto.

          3.9  Counterparts.  This Agreement may be executed in counterparts,
               ------------
each of which shall be deemed an original, but all of which shall constitute the same instrument.

          3.10 Termination.  This Agreement shall automatically terminate upon
               -----------
the termination of the Stock Purchase Agreement pursuant to Article VII thereof.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                                              COMPANY

                                              The Wiser Oil Company


                                              By: /s/ Andrew J. Shoup Jr.
                                                 -------------------------------
                                                 Name:  Andrew J. Shoup Jr.
                                                 Title: President


                                              WIC

                                              Wiser Investment Company, LLC


                                              By: /s/ George K. Hickox, Jr.
                                                 -------------------------------
                                                 Name:  George K. Hickox, Jr.
                                                 Title: Authorized Signatory

                                                                   EXHIBIT A


                               WARRANT AGREEMENT

     THIS WARRANT AGREEMENT ("Warrant Agreement"), dated as of               ,
2000, between THE WISER OIL COMPANY, a Delaware corporation (the "Company"), and WISER INVESTMENT COMPANY, LLC, a Delaware limited liability company ("WIC").

     WHEREAS, the Company and WIC have previously entered into that certain Warrant Purchase Agreement, dated as of December 13, 1999 (as the same may be amended, supplemented or otherwise modified from time to time, the "Warrant Purchase Agreement") pursuant to which the Company has agreed to sell, and WIC has agreed to purchase, the Warrants (as hereinafter defined), subject to the terms and conditions set forth therein; and

     WHEREAS, on the date hereof the Company and WIC are entering into that certain Stockholder Agreement dated as of the date hereof, pursuant to which WIC has agreed, among other things, to certain transfer restrictions with respect to the Warrants and the Warrant Shares (as hereinafter defined).

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

     Section 1.  Warrants.  The Company hereby issues to WIC warrants (the
     ---------   --------
"Initial Warrants") to purchase 741,716 fully paid and nonassessable shares, subject to adjustment as provided in Section 3 hereof (the "Initial Warrant Shares"), of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), at the Purchase Price (as hereinafter defined).

     Section 2.  Duration and Exercise of Warrants.
     ---------   ---------------------------------

     (a) The initial purchase price for the Initial Warrant Shares, commencing as of the date hereof, shall be $4.25 per share of Common Stock, which purchase price shall hereafter be subject to adjustment as provided in Section 3 hereof. Except as the context otherwise requires, the term "Purchase Price" as used in this Warrant Agreement shall mean the Purchase Price per share of Common Stock then in effect as of the relevant date and shall reflect all adjustments made in accordance with the provisions of Section 3 hereof. "Aggregate Purchase Price" means the aggregate purchase price payable for the shares of Common Stock purchasable under this Warrant Agreement.

     (b) WIC may exercise the Warrants in whole at any time or in part from time to time (i) on or after the second anniversary of the date of this Warrant Agreement and (ii) at or prior to the close of business on the seventh anniversary of the date of this Warrant Agreement.

     (c) WIC may exercise all or any portion of the Warrants by either of the following methods:

          (i) If electing to pay the Purchase Price in cash, WIC shall deliver the Form of Exercise attached hereto as Exhibit A to the Company at the address set forth in Section 12 hereof, together with payment of the Aggregate Purchase Price, or the proportionate part thereof if only a portion of the Warrants are exercised. Payment may be made in the form of cash, or by certified check, bank draft or money order payable in lawful money of the United States of America to the order of the Company; or

          (ii) If electing to pay the Purchase Price by surrendering a portion of the Warrants (a "Cashless Exercise"), WIC shall deliver the Form of Exercise attached hereto as Exhibit A to the Company at the address set forth in Section 12 hereof, indicating its election on such form. In the event of a Cashless Exercise, WIC shall exchange the Warrants being exercised for that number of shares of Common Stock equal to (x) the number of shares of Common Stock subject to such Warrants, multiplied by (y) a fraction, the numerator of which shall be the then current market price per share of Common Stock minus the Purchase Price, and the denominator of which shall be the then current market price per share of Common Stock. Notwithstanding the foregoing, (A) a Cashless Exercise may only be effected as of a date on which the then current market price per share of Common Stock exceeds the Purchase Price, and (B) the Company shall have no obligation to issue shares of Common Stock for a consideration less than the aggregate par value of the shares of Common Stock then issued. For the purpose of any computation under this subsection only, the current market price per share of Common Stock at any date shall be deemed to be the closing sale price (or if no sale price is available, the average of the last reported bid and asked prices) in the principal market in which the Common Stock is traded on the trading day immediately preceding the day upon which such Warrants are exercised.

     (d) Within five business days after receipt of such notice and payment, the Company shall issue to WIC the number of whole shares of Common Stock to be purchased, together with cash made available by the Company pursuant to Section 4 hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such exercise.

     Section 3.  Adjustments to Number of Shares and Purchase Price.  The number
     ---------   --------------------------------------------------
of shares of Common Stock issuable upon exercise of Warrants under this Warrant Agreement and the Purchase Price shall be subject to adjustment from time to time after the date hereof and prior to the earlier of the exercise in full of all Warrants then outstanding and the close of business on the seventh anniversary of the date of this Warrant Agreement, as follows:

     (a) If the Company shall issue any shares of Common Stock (including shares held in treasury) after the date hereof (other than shares of Common Stock issued (i) pursuant to this Warrant Agreement, (ii) as described in Subsections (b)(i) and (ii) below or pursuant to any interests, evidences of indebtedness, rights or warrants distributed as described in Subsection (d) below, (iii) pursuant to the terms of the Company's Series C Cumulative Convertible Preferred Stock issued by the Company pursuant to that certain Stock Purchase Agreement, dated December 13, 1999, between the Company and WIC, or
(iv) pursuant to awards granted after the date hereof under the Company's stock option plans or other director, officer or employee equity compensation plans, contracts or arrangements) ("Additional Stock"), then the Company shall issue to WIC additional warrants ("Additional Warrants" and, together with the Initial Warrants, the "Warrants") to purchase an additional number of shares of Common Stock under this Warrant Agreement ("Additional Warrant Shares" and, together with the Initial Warrant Shares, the "Warrant Shares") determined by (x) multiplying the number of shares purchasable under this Warrant Agreement immediately prior to such issuance of Additional Stock times a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately after the issuance of such Additional Stock and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Stock and (y) subtracting therefrom the number of shares purchasable under this Warrant Agreement immediately prior to such issuance of Additional Stock. With respect to each issuance of Additional Stock, the Purchase Price of the Additional Warrant Shares purchasable pursuant to this Section 3(a) as a result of such issuance shall be determined based upon the date on which such Additional Stock is issued, as set forth in Exhibit B. The Purchase Price and number of Additional
                        ---------
Warrant Shares purchasable pursuant to this subsection (a) as determined for each Additional Stock issuance shall be fixed at the time of such issuance of Additional Stock, subject to further adjustment pursuant to the provisions of this Section 3.

     (b) In case the Company shall (i) pay a dividend on Common Stock in Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of such shares, or (iii) combine its outstanding shares of Common Stock into a smaller number of such shares, the total number of shares of Common Stock issuable upon the exercise of Warrants under this Warrant Agreement outstanding immediately prior thereto shall be adjusted so that WIC thereafter shall be entitled to receive upon exercise of the unexercised Warrants, at the same Aggregate Purchase Price (as in effect at the time of such event and from time to thereafter), the number of shares of Common Stock that WIC would have owned or have been entitled to receive immediately following any of the events described above had such Warrants been exercised in full immediately prior to any such event. An adjustment made pursuant to this subsection shall, in the case of a dividend on Common Stock in Common Stock, become effective as of the record date therefor and, in the case of a subdivision or combination, be made as of the effective date thereof.

     (c) In the event of any adjustment of the total number of shares of Common Stock issuable upon the exercise of the unexercised Warrants pursuant to Section 3(b) above, the Purchase Price applicable to the Initial Warrant Shares and any Additional Warrant Shares (in effect immediately prior to such adjustment) shall be proportionately adjusted.

     (d) In case the Company shall distribute to all holders of its Common Stock (the "Company Shareholders") interests in the Company (other than Common Stock), evidences of its indebtedness or assets (excluding cash dividends or distributions), or rights or warrants to subscribe for or purchase such interests, evidences of indebtedness or assets, then in each such case the Purchase Price applicable to each Initial Warrant Share and each Additional Warrant Share in effect thereafter shall be determined by multiplying the Purchase Price applicable to each Initial Warrant Share and each Additional Warrant Share (as in effect immediately prior thereto) by a fraction, of which the numerator shall be the total number of outstanding shares of Common Stock multiplied by the current market price per share of Common Stock (as defined in Section 3(f) below) on the record date mentioned below, less the then fair market value, as reasonably determined by the Company, of the interests, evidences of indebtedness, assets or rights or warrants so distributed to all such holders, and of which the denominator shall be the total number of outstanding shares of Common Stock, multiplied by such current market price per share of Common Stock. Such adjustments shall be made whenever any such distribution is made, and shall become effective as of the record date for the determination of the Company Shareholders entitled to receive such distribution.

     (e) In the event of any capital reorganization of the Company or any reclassification of the Common Stock (except as provided in Section 3(b) or (d) above or Section 3(h) below), WIC, upon exercise of its Warrants, shall be entitled to receive, in lieu of the shares of Common Stock to which WIC would have become entitled upon exercise immediately prior to the reorganization or reclassification, the shares of Common Stock, or other interests in the Company or property of the Company that it would have been entitled to receive at the same Aggregate Purchase Price upon such reorganization or reclassification if its Warrants had been exercised immediately prior thereto; and in any such case, appropriate provision (as reasonably determined by the Board of Directors of the Company) shall be made for the application of this Section 3 with respect to the rights and interests thereafter of the unexercised Warrants (including but not limited to the allocation of the adjusted Purchase Price between or among shares of Common Stock and any other interests in the Company), to the end that this
Section 3 (including the adjustments of the number of shares of Common Stock or other interests in the Company purchasable and the Purchase Price thereof) shall thereafter be reflected, as nearly as reasonably practicable, in all subsequent exercises of the Warrants for any shares of Common Stock or other interests in the Company, or other property, thereafter deliverable upon the exercise of the Warrants.

     (f) For the purpose of any computation under Section 3(d) above, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing sale prices (or, if no sale price is reported on a particular day, the average of the last reported bid and asked prices for such day) for the 20 consecutive trading days before the day in question in the principal market in which the Common Stock is traded.

     (g) No adjustments shall be made for any cash distributions, whether paid or declared. No adjustment under this Section 3 to the Purchase Price or the number of Warrant Shares purchasable hereunder shall be made unless such adjustment would require an increase or decrease of at least one percent in the Aggregate Purchase Price or number of Warrant Shares; provided, however, that any adjustments which by reason of this subsection are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 3 shall be made to the nearest cent or to the nearest one-hundredth of one share of Common Stock as the case may be.

     (h) (i) In case of any consolidation of the Company with, or merger of the Company with or into, another corporation or any other entity (other than a consolidation or merger that does not result in any reclassification or change of the outstanding Common Stock), or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety (a "Corporate Change"), then as a condition to such Corporate Change, the corporation or any other entity formed by such consolidation or merger or the entity that shall have acquired such assets, as the case may be, shall execute and deliver to WIC a supplemental warrant agreement providing that WIC shall have the right thereafter to receive, upon exercise of the then unexercised Warrants, the kind and amount of corporate interests and other securities and property receivable upon such Corporate Change by a holder of the number of shares of Common Stock for which such Warrants might have been exercised immediately prior to such Corporate Change. Such supplemental warrant agreement shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 3. The above provision of this subsection shall similarly apply to any subsequent Corporate Change.

          (ii) Notwithstanding the provisions of Section 2(b)(i) of this Warrant Agreement, in the event that the Company notifies WIC of a Corporate Change pursuant to Section 5(b) of this Warrant Agreement, WIC shall have the right, for a period of 30 days immediately prior to the consummation of such Corporate Change, to exercise the Warrants in whole or in part, provided that such exercise shall be contingent upon the consummation of such Corporate Change if such consummation occurs prior to the second anniversary of the date hereof.

     Section 4.  Fractional Interests.  The Company shall not be required to
     ---------   --------------------
issue any fractions of shares of Common Stock upon the exercise of the Warrants. If any fraction (calculated to the nearest one-hundredth) of a share of Common Stock would, except for the provisions of this Section 4, be issuable upon the exercise of any Warrant, the Company shall purchase such fraction for an amount in cash equal to the current value of such fraction computed on the basis of the closing sale price (or if no sale price is available, the average of the last reported bid and asked prices) on the trading day immediately preceding the day upon which such Warrant was exercised in accordance with Section 2 hereof.

     Section 5.  Certain Notices.
     ---------   ---------------

     (a) Whenever the number of Warrant Shares into which a Warrant is exercisable is to be adjusted, or the Purchase Price is to be adjusted, in either case as herein provided, the Company shall compute the adjustment in accordance with Section 3, and shall, promptly after such adjustment becomes effective, cause a notice of such adjustment or adjustments to be given to WIC in accordance with Section 12 and shall deliver to WIC a certificate of the Chief Financial Officer of the Company setting forth the number of Warrant Shares into which each Warrant is exercisable after such adjustment, or the adjusted Purchase Price, as the case may be, and setting forth in brief a statement of the facts requiring such adjustment and the computation by which such adjustment was made.

     (b) If prior to the second anniversary of the date hereof, (i) the Company executes a definitive agreement with respect to a Corporate Change or (ii) the occurrence of a Corporate Change otherwise becomes probable, the Company shall promptly notify WIC of such Corporate Change in accordance with Section 12, which notice shall describe in reasonable detail the nature of the Corporate Change and the last day upon which WIC may exercise Warrants pursuant to Section 3(h)(ii).

     Section 6.  Reservation and Authorization of Warrant Shares.
     ---------   -----------------------------------------------

     (a) The Company shall at all times reserve and keep available, free from preemptive rights, solely for issue upon the exercise of Warrants as herein provided, such number of its authorized but unissued Warrant Shares deliverable upon the exercise of Warrants as will be sufficient to permit the exercise in full of all outstanding Warrants.

     (b) The Company will use its best efforts so that all Initial Warrant Shares are and all Additional Warrant Shares will be, at all times that Warrants are exercisable, duly approved for listing subject to official notice of issuance on each securities exchange, if any, or the Nasdaq National Market, if applicable, on which the shares of Common Stock are then listed or traded.

     (c) The Company covenants that all Warrant Shares that may be issued upon due exercise of Warrants shall upon issuance be duly and validly authorized and issued, fully paid and nonassessable and free of preemptive or similar rights.

     Section 7.  Payment of Taxes.  The Company covenants and agrees that it
     ---------   ----------------
will pay all stamp, transfer and similar taxes in connection with the issuance, sale and delivery of the Warrants hereunder, as well as all such taxes attributable to the initial issuance of Warrant Shares upon the exercise of the Warrants and payment of the appropriate Purchase Price. The Company will not, however, be required to pay any such taxes imposed in connection with any transfer of any Warrants or Warrant Shares or any federal or state income taxes payable in respect of WIC's purchase, ownership, sale, transfer, exercise or other disposition of Warrants or Warrant Shares.

     Section 8.  No Rights as a Company Shareholder.  This Warrant Agreement and
     ---------   ----------------------------------
the Warrants shall not be deemed to provide WIC with any rights as a shareholder of the Company or to confer to WIC any right to vote upon any matter submitted to the Company Shareholders, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of Common Stock, reclassification of Common Stock, consolidation, merger, conveyance or otherwise), or to receive notice of meetings or other actions affecting the Company Shareholders or to receive distributions or subscription rights, or allocations of any corporate items of income, gain, loss, deduction or credit, or notice of Internal Revenue Service proceedings or adjustments, or otherwise.

     Section 9.  Regulatory Approvals and Listings.
     ---------   ---------------------------------

     Notwithstanding anything contained in this Warrant Agreement to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock upon the exercise of any Warrant prior to (i) the obtaining of any approval of any governmental agency that the Company shall, in its reasonable discretion, determine to be necessary or advisable, (ii) the admission of such shares to listing on any securities exchange on which the Common Stock is then listed and (iii) the completion of any registration or other qualification of such shares under any state or federal law or ruling of any governmental body that the Company shall, in its reasonable discretion, determine to be necessary or advisable. The Company agrees to take such action as may be required to satisfy such conditions as to permit the exercise of the Warrants.

     Section 10.  Assignment and Transfer.  The rights and interest of WIC under
     ----------   -----------------------
this Warrant Agreement, the Warrants granted hereunder and the Warrant Shares issuable upon exercise of the Warrants, may not be assigned, encumbered or transferred, except in accordance with the Stockholder Agreement.

     Section 11.  Amendments and Waivers.  This Warrant Agreement may be
     ----------   ----------------------
amended, supplemented, waived, discharged or terminated by a written instrument signed by WIC and the Company.

     Section 12.  Notices.  All notices, requests, communications or demands
     ----------   -------
pursuant to this Warrant Agreement to be given to or made on the Company, or to be given to or made on WIC, shall be in writing, and may be given or made if sent by registered or certified United States mail, postage prepaid, at the addresses specified below. Notice deposited in the mail as herein provided shall be effective from and after the expiration of three days after it is so deposited. The mailing addresses of the parties are as follows:

     Company:       The Wiser Oil Company
                    8115 Preston Road, Suite 400
                    Dallas, Texas 75225
                    Attention: President

     WIC:           Wiser Investment Company, LLC
                    c/o Douglas P. Heller
                    1629 Locust Street
                    Philadelphia, Pennsylvania 19103

     The address of either party may be changed by notice given to the other party in the manner provided in this Section 12.

     Section 13.  Successors.  All of the covenants and provisions of this
     ----------   ----------
Warrant Agreement by or for the benefit of the Company or WIC shall bind and inure to the benefit of their respective successors and assigns hereunder.

     Section 14.  Choice of Law.  THIS WARRANT AGREEMENT SHALL BE GOVERNED BY
     ----------   -------------
AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

     Section 15.  Counterparts.  This Warrant Agreement may be executed in any
     ----------   ------------
number of counterparts, each of which shall be an original; but such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company has caused this Warrant Agreement to be duly executed as of the day and year first above written, by its proper corporate officers, thereunto duly authorized.


                              THE WISER OIL COMPANY


                              By:___________________________________
                              Name:_________________________________
                              Title:________________________________



Agreed to and Accepted this
____ day of _______________, 2000


WISER INVESTMENT COMPANY, LLC


By:_________________________________
Name:_______________________________
Title:______________________________

                                                                       EXHIBIT A

                               Form of Exercise
                               ----------------

     In accordance with and subject to the terms and conditions hereof and of the Warrant Agreement dated as of _____________, 2000 (the "Warrant Agreement"), between The Wiser Oil Company (the "Company") and Wiser Investment Company, LLC ("WIC"), the undersigned hereby irrevocably elects to exercise ____________________ Warrants (as defined in the Warrant Agreement) and represents that WIC has tendered the Aggregate Purchase Price (as defined in the Warrant Agreement), or the proportionate part thereof, for the Warrants being exercised hereby in the aggregate amount of $_________ in the indicated combination of:

          (i)    cash ($____________);

          (ii) certified bank check in funds payable to the order of the Company ($______);

          (iii) official bank check in funds payable to the order of the Company ($______);

          (iv) money order in funds payable to the order of the Company ($_____); or

          (v) "cashless" exercise with respect to ________ Warrants pursuant to Section 2(c)(ii) of the Warrant Agreement.

     The undersigned requests that the shares of Common Stock issuable upon exercise be in such denominations and registered in such names and delivered, together with any other property receivable upon exercise, in such manner as is specified in the instructions set forth below.

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________


     The Company hereby acknowledges that upon exercise of these Warrants, the following Warrants have not been exercised or surrendered and are still outstanding:

______ Initial Warrant Shares with a Purchase Price per Warrant Share of $______

______ Additional Warrant Shares with a Purchase Price per Warrant Share of
       $______

______ Additional Warrant Shares with a Purchase Price per Warrant Share of
       $______

                                  Exhibit A-1

     IN WITNESS WHEREOF, WIC has caused this Form of Exercise to be duly executed on this ______ day of __________________, 20_____.


                              WISER INVESTMENT COMPANY, LLC


                              By:___________________________________
                              Name:_________________________________
                              Title:________________________________



                              Address:______________________________
                              ______________________________________
                              ______________________________________


The above Form of Exercise is confirmed and accepted this ______ day of ____________, 20__.


THE WISER OIL COMPANY


By:  ________________________________
     ________________________________
     ________________________________

                                  Exhibit A-2

                                                                       EXHIBIT B

                            Purchase Price Schedule
                            -----------------------


                 Year of Issuance                      Purchase Price
               of Additional Stock(1)        for Additional Warrant Shares(2)(3)
               -------------------           -----------------------------

                    Year 1                        $4.250 +(.425x(n/365))

                    Year 2                        $4.675 +(.468x(n/365))

                    Year 3                        $5.143 +(.514x(n/365))

                    Year 4                        $5.657 +(.565x(n/365))

                    Year 5                        $6.222 +(.623x(n/365))

                    Year 6                        $6.845 +(.684x(n/365))

                    Year 7                        $7.529 +(.753x(n/365))

(1) Year 1 shall commence on the date of this Warrant Agreement and shall continue through the first anniversary thereof. Each of Years 2 through 7 shall commence the day following the previous anniversary and shall continue through the following anniversary.

(2) n = the number of days elapsed in such Year, up to and including the date that the Additional Stock is issued.

(3)  All calculations shall be rounded to the nearest thousandth.

                                  Exhibit B-1

                                                                         Annex C


                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             THE WISER OIL COMPANY

     The Wiser Oil Company, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The present name of the Corporation is The Wiser Oil Company. The Corporation was originally incorporated under the name Petex-Wiser Corporation, the original Certificate of Incorporation having been filed with the Secretary of State of Delaware on September 16, 1970.

     2. The within Restated Certificate of Incorporation restates and integrates and also further amends the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented. The within Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

     3. The text of the Corporation's Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

     First:  The name of the Corporation is The Wiser Oil Company.

     Second: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


     Third: The nature of the business and purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     Fourth: The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is 31,300,000 shares, of which 30,000,000 shares shall be Common Stock of the par value of $.01 per share and 1,300,000 shares shall be Preferred Stock of the par value of $10 per share. Upon the filing of this Restated Certificate of Incorporation with the Secretary of State of Delaware, each outstanding and treasury share of Common Stock, par value $3 per share, of the Corporation is hereby immediately and automatically reclassified as and converted into one outstanding or treasury share of new Common Stock of the par value of $.01 per share. Each person who, at the time of such filing, is the holder of a certificate or certificates evidencing shares of the then outstanding Common Stock of the Corporation will thereafter be entitled, upon surrendering such person's certificates to the Corporation at its principal place of business, to receive in exchange therefor one or more certificates representing the number of shares of the new Common Stock of the Corporation into which such person's aggregate number of shares of Common Stock will have been so reclassified and converted.

     The Preferred Stock may be issued from time to time in one or more series. Each series of Preferred Stock shall be distinctively designated by letter or descriptive words. All series of Preferred Stock shall rank equally and be identical in all respects except as set forth in the resolutions of the Board of Directors of the Corporation providing for the issue of such stock.

     Authority is hereby expressly vested in the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock of any series, and in connection with the creation of each such series to fix by resolution or resolutions providing for the issue of shares thereof the voting powers, if any, the designation, the preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, of such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

     Fifth: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:


          (a) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

          (b) The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and to merge, sell its assets and take other corporate action, to the extent and in the manner now or hereafter permitted or prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     Sixth: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this

Corporation, as the case may be, agree to any compromise or arrangement and to any reorgani zation of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.


     Seventh:

     Section 7.1. Management of Business and Affairs. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

     Section 7.2. Composition of Board. The Board of Directors shall be comprised as follows:

          (a) Number. The whole Board of Directors shall consist of such number of persons, not less than 3 nor more than 14, as may from time to time be determined by the Board pursuant to a resolution adopted by a two-thirds vote of all the directors in office.

          (b) Classification; Term of Office. Beginning with the Board of Directors to be elected at the annual meeting of stockholders to be held in 1985, the directors shall be classified, in respect to the time for which they shall severally hold office, by dividing them into three classes, each such class to be as nearly equal in number as possible. At the annual meeting of stockholders to be held in 1985, separate elections shall be held for the directors of each class, the term of office of directors of the first class to expire at the first annual meeting after their election; the term of office of the directors of the second class to expire at the second annual meeting after their election; and the term of office of the directors of the third class to expire at the third annual meeting after their election. At each succeeding annual meeting, the stockholders shall elect directors of the class whose term then expires, to hold office until the third succeeding annual meeting. Each director shall hold office for the term for which elected and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

          (c) Removal of Directors. Stockholders may remove a director or the entire Board of Directors from office at any time only for cause and only by vote of two-thirds of the Voting Power of the outstanding shares of Voting Stock of the Corporation, voting together as a single class. The term "Voting Stock" at any time shall mean the outstanding shares of capital stock of the Corporation entitled to vote at its next annual election of directors (without consideration of the rights of any class of stock other than the Common Stock to elect directors by a separate class vote); and a specified percentage of "Voting Power", with reference to any matter being voted upon by the stockholders, shall mean such number of shares of stock as shall enable the holders thereof to cast such percentage of the total number of votes entitled to be cast by holders of shares entitled to vote thereon.

          (d) Vacancies. Vacancies in the Board of Directors, including newly created directorships resulting from an increase in the number of directors, shall be filled only by a two-thirds vote of all the directors in office. All directors elected to fill vacancies shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

          (e) Preferred Stock Directors. If at any time the holders of any class or series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, none of the foregoing provisions of this Section 7.2 shall apply with respect to the director or directors elected by such holders of Preferred Stock.


     Eighth:

     Section 8.1. Bylaws. The Board of Directors shall have the power to adopt, amend or repeal Bylaws of the Corporation, except to the extent that Bylaws adopted by the stockholders may otherwise provide. No Bylaws may be adopted, amended or repealed by the stockholders unless such action is approved by the vote of two-thirds of the Voting Power of the outstanding shares of Voting Stock of the Corporation, voting together as a single class.

     Section 8.2. Amendments to Restated Certificate of Incorporation. Subject to the voting rights given to any particular class or series of Preferred Stock by the Board of Directors pursuant to Article Fourth of this Restated Certificate of Incorporation, and except as may be specifically provided to the contrary in any other provision in this Restated Certificate of Incorporation with respect to amendment or repeal of such provision, the vote of two-thirds of the Voting Power of the outstanding shares of Voting Stock of the Corporation, voting together as a single class, shall be required to amend the provisions of Articles Seventh and Eighth of this Restated Certificate of Incorporation or delete any provision of such Articles.

     Section 8.3. Stockholder Meetings. Subject to the rights of the holders of any class or series of Preferred Stock to take action separately as a class, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected without a meeting by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the President or the Board of Directors.


     Ninth: To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.


     Tenth:

     Section 10.1. Indemnification of Directors and Officers. Except as prohibited by law, every director and officer of the Corporation shall be entitled as a matter of right to be indemnified by the Corporation against all expenses and liability (as those terms are defined below in this Section 10.1) incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Corporation or otherwise, in which such person may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the Corporation or of a subsidiary of the Corporation or by reason of the fact that such person is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as "Action"); provided, however, that no such right to indemnification shall exist with respect to an Action brought by an indemnitee (as defined below) against the Corporation (an "Indemnitee Action") except as provided in the last sentence of this Section
10.1. Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to another such entity at the request of the Corporation to the extent the Board of Directors of the Corporation at any time designates any of such persons as entitled to the benefits of this Article Tenth. As used in this Article Tenth, "indemnitee" shall include each director and officer of the Corporation and each other person designated by the Board of Directors of the Corporation as entitled to the benefits of this Section 10.1; "expenses" means all expenses actually and reasonably incurred, including fees and expenses of counsel selected by an indemnitee, and "liability" means all liability incurred, including the amounts of any judgments, excise taxes, fines or penalties and any amounts paid in settlement. An indemnitee shall be entitled to be indemnified pursuant to this
Section 10.1 against expenses incurred in connection with an Indemnitee Action only if (i) the Indemnitee Action is instituted under Section 10.3 of this Article Tenth and the indemnitee is successful in whole or in part in such Indemnitee Action, (ii) the indemnitee is successful in whole or in part in another Indemnitee Action for which expenses are claimed or (iii) the indemnification for expenses is included in the settlement of, or is awarded by a court in, such other Indemnitee Action.

     Section 10.2. Right to Advancement of Expenses. Every indemnitee shall be entitled as a matter of right to have the expenses of the indemnitee in defending any Action or in bringing and pursuing any Indemnitee Action under
Section 10.3 of this Article Tenth paid in advance by the Corporation prior to final disposition of the Action or Indemnitee Action provided that the Corporation receives a written undertaking by or on behalf of the indemnitee to repay the amount advanced if it should ultimately be determined that the indemnitee is not entitled to be indemnified for the expenses.

     Section 10.3. Right of Indemnitee to Bring Action. If a written claim for indemnification under Section 10.1 of this Article Tenth or for advancement of expenses under Section 10.2 of this Article Tenth is not paid in full by the Corporation within 30 days after the claim has been received by the Corporation, the indemnitee may at any time thereafter bring an Indemnitee Action to recover the unpaid amount of the claim and, if successful in whole or in part, the indemnitee shall also be entitled to be paid the expense of bringing and pursuing such Indemnitee Action. The only defense to an Indemnitee Action to recover on a claim for indemnification under Section 10.1 of this Article Tenth shall be that the conduct of the indemnitee was such that under Delaware law the Corporation is prohibited from indemnifying the indemnitee for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel and stockholders) to have made a determination prior to the commencement of such Indemnitee Action that indemnification of the indemnitee is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the conduct of the indemnitee was such that indemnification is prohibited by Delaware law, shall be a defense to such Indemnitee Action or create a presumption that the conduct of the indemnitee was such that indemnification is prohibited by Delaware law. The only defense to an Indemnitee Action to recover on a claim for advancement of expenses under Section 10.2 of this Article Tenth shall be failure by the indemnitee to provide the undertaking required by Section 10.2 of this Article Tenth.

     Section 10.4. Funding and Insurance. The Corporation may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of all sums required to be paid by the Corporation to effect indemnification as provided in this Article Tenth. The Corporation may purchase and maintain insurance to protect itself and any indemnitee against any expenses or liability incurred by the indemnitee in connection with any Action, whether or not the Corporation would have the power to indemnify the indemnitee against the expenses or liability by law or under the provisions of this Article Tenth.


     Section 10.5. Non-Exclusivity; Nature and Extent of Rights. The rights to indemnification and advancement of expenses provided for in this Article Tenth shall (i) not be deemed exclusive of any other rights, whether now existing or hereafter created, to which any indemnitee may be entitled under any agreement, provision in the Restated Certificate of Incorporation or Bylaws of the Corporation, vote of stockholders or disinterested directors or otherwise, (ii) be deemed to create contractual rights in favor of each indemnitee who serves the Corporation at any time while this Section 10.5 is in effect (and each such indemnitee shall be deemed to be so serving in reliance on the provisions of this Section 10.5), (iii) continue as to each indemnitee who has ceased to have the status pursuant to which the indemnitee was entitled or was denominated as entitled to indemnification under this Article Tenth and shall inure to the benefit of the heirs and legal representatives of each indemnitee and (iv) be applicable to Actions commenced after this Article Tenth becomes effective, whether arising from acts or omissions occurring before or after this Article Tenth becomes effective. Any amendment or repeal of this Article Tenth or adoption of any Bylaw of the Corporation or other provision of the Restated Certificate of Incorporation of the Corporation which has the effect of limiting in any way the rights to indemnification or advancement of expenses provided for in this Article Tenth shall operate prospectively only and shall not affect any action taken, or any failure to act, by an indemnitee prior to such amendment, repeal, Bylaw or other provision becoming effective.

     Section 10.6. Partial Indemnity. If an indemnitee is entitled under any provision of this Article Tenth to indemnification by the Corporation for some or a portion of the expenses or liabilities incurred by the indemnitee in the preparation, investigation, defense, appeal or settlement of any Action or Indemnitee Action but not, however, for the total amount thereof, the Corporation shall indemnify the indemnitee for the portion of such expenses or liabilities to which the indemnitee is entitled.

     Eleventh: This Restated Certificate of Incorporation integrates without further amendment hereby and shall be deemed to include the Certificate of Designation, Preferences and Rights of Series A Preferred Stock and Series B Preferred Stock of The Wiser Oil Company filed with the Secretary of State of Delaware on November 12, 1993.

     IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed this _____ day of _________________, 2000.


                                        THE WISER OIL COMPANY


                                        By:
                                             -----------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                   -----------------------------

                                                                         Annex D

                  [LETTERHEAD OF PETRIE PARKMAN & CO., INC.]

                               December 9, 1999


The Board of Directors
The Wiser Oil Company
8115 Preston Road, Suite 400
Dallas, Texas 75225

Members of the Board:

    The Wiser Oil Company, a Delaware corporation (the "Company"), and Wiser Investment Company, L.L.C., a Delaware limited liability company ("WIC"), propose to enter into a stock purchase agreement (the "Stock Purchase Agreement"), which provides for, among other things, the sale by the Company of 1,000,000 shares of Series C Cumulative Convertible Preferred Stock of the Company (the "Preferred Stock") to WIC (the "Stock Purchase Transaction") for a purchase price in cash in the aggregate amount of $25 million (the "Stock Purchase Consideration") and a warrant purchase agreement (the "Warrant Purchase Agreement"), which provides for, among other things, the sale by the Company to WIC of warrants (the "Warrants") to purchase 741,716 shares of common stock of the Company (the "Warrant Purchase Transaction" and, together with the Stock Purchase Transaction, the "Transaction") for a purchase price in cash in the aggregate amount of $14,834.32 (the "Warrant Purchase Consideration" and, together with the Stock Purchase Consideration, the "Consideration"). Upon consummation of the Transaction, the Company and WIC also propose to enter into a stockholder agreement (the "Stockholder Agreement") and a management agreement (the "Management Agreement").

    You have requested our opinion as to whether the Consideration is fair from a financial point of view to the Company.

     In arriving at our opinion, we have, among other things:

     1. reviewed certain publicly available business and financial information relating to the Company, including (a) the Annual Report on Form 10-K and related audited financial statements for the fiscal year ended December 31, 1998, and (b) the Quarterly Reports on Form 10-Q and related unaudited financial statements for the fiscal quarters ended March 31, 1999, June 30, 1999, and September 30, 1999;

     2. reviewed certain estimates of the Company's reserves, including (a) estimates of proved and probable oil and gas reserves prepared by DeGolyer & MacNaughton ("D&M") and Gilbert Laustsen Jung Associates Ltd. ("Gilbert") as of December 31, 1998, (b) estimates of proved and probable oil and gas reserves prepared by the management and staff of the Company as of August 31, 1999 that were based on the D&M and Gilbert estimates that gave effect to the sale of certain properties and hydrocarbon production between December 31, 1998 and August 31, 1999, and (c) estimates of oil and gas reserves associated with exploration projects prepared by the management and staff of the Company as of June 30, 1999;

     3. analyzed certain historical financial and operating data of Company prepared and furnished to us by the management of Company;

     4. discussed the current and projected operations and prospects of the Company with the management and operating staff of the Company;

     5. reviewed the historical trading history of the common stock of the Company;

     6. compared recent stock market capitalization indicators for the Company with the recent stock market capitalization indicators for certain other publicly-traded independent energy companies;

     7. compared the financial terms of the Transaction with the financial terms of certain other transactions that we deemed to be relevant;

     8. participated in certain discussions and negotiations among the representatives of the Company and WIC and their legal advisors;

     9. reviewed a draft dated December 1, 1999 of the Stock Purchase Agreement and a draft dated December 2, 1999 of the Warrant Purchase Agreement;

     10. reviewed a draft dated December 4, 1999 of the Stockholder Agreement, a draft dated December 2, 1999 of the warrant agreement between the Company and WIC (the "Warrant Agreement"), a draft dated December 4, 1999 of the Management Agreement, a draft dated December 1, 1999 of the certificate of designations of the Preferred Stock (the "Certificate of Designations" and, together with the Stock Purchase Agreement, the Warrant Purchase Agreement and the Warrant Agreement, the "Agreements") and a draft dated December 1, 1999 of the restated certificate of incorporation of the Company; and

     11. reviewed such other financial studies and analyses and preformed such other investigations and took into account such other matters as we have deemed necessary or appropriate.

     In preparing our opinion, we have assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of any information supplied or otherwise made available to, discussed with, or reviewed by or for us. We have further relied upon the assurances of the management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect. With respect to the estimates of oil and gas reserves, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the Company or its engineering consultants relating to the oil and gas properties of the Company. We have not made an independent evaluation or appraisal of the assets or liabilities of the Company nor, except for the estimates of oil and gas reserves referred to above, have we been furnished with such an evaluation or appraisal. In addition, we did not assume any obligation to conduct, nor did we conduct, any physical inspection of the properties or facilities of the Company.

     We have relied upon the Company as to certain legal, tax, and accounting aspects of the Transaction. We have assumed that the final forms of the Agreements will be substantially similar to the last drafts reviewed by us. We have further assumed that the Transaction will be consummated on the terms and conditions contemplated by the Agreements.

     Our opinion relates solely to the fairness, from a financial point of view, of the Consideration. This opinion is for the use and benefit of the Board of Directors of the Company and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Transaction. We have not been asked to consider, and this opinion does not address, the price at which the common stock of the Company will actually trade following the announcement or consummation of the Transaction. This opinion also does not address the merits of the underlying decision by the Company to engage in the Transaction or any strategic alternatives that may be available to the Company. As you are aware, we have acted as financial advisor to the Company and we will receive a fee from the Company that is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement. We have also, in the past, provided financial advisory services to the Company and an affiliate of WIC and have received customary fees for such services. In the ordinary course of our business, we or our affiliates may trade in the debt or equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is rendered on the basis of conditions in the securities markets and the oil and gas markets prevailing as of the date hereof and the condition and prospects, financial and otherwise, of the Company as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair from a financial point of view to the Company.

                                        Very truly yours,


                                        PETRIE PARKMAN & CO., INC.

                             The Wiser Oil Company


               This Proxy is Solicited by the Board of Directors for the Special Meeting of Stockholders to be held ___________, 2000

     The undersigned stockholder of The Wiser Oil Company, a Delaware corporation (the "Company"), hereby appoints A. Wayne Ritter, Lawrence J. Finn and Mark A. Kirk, and each of them acting individually, the proxy or proxies of the undersigned, each with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Special Meeting of Stockholders to be held on _____________, 2000 at __ _.m., Central Standard Time at the [__________________________________, Dallas,
Texas _________], or any adjournment thereof, according to the number of votes that the undersigned would be entitled to if personally present upon the matters referred to in this proxy.

The Board of Directors Recommends a Vote "For" Proposal One and Proposal Two.

PROPOSAL ONE--Approve (i) the issuance and sale of 1,000,000 shares of Series C Cumulative Convertible Preferred Stock to Wiser Investment Company, LLC ("WIC") or its assignees for an aggregate purchase price of $25 million in cash pursuant to a Stock Purchase Agreement by and between the Company and WIC dated December 13, 1999; (ii) the issuance of warrants to purchase that number of shares of the Company's Common Stock representing approximately 5% of the shares of Common Stock outstanding at any given time during the term of the Warrants pursuant to a Warrant Purchase Agreement by and between the Company and WIC dated December 13, 1999 and a related Warrant Agreement to be entered into by and between the Company and WIC at the closing of the transactions contemplated by the Stock Purchase Agreement and the Warrant Purchase Agreement; and (iii) the other transactions contemplated by the Stock Purchase Agreement.

              [_] FOR  [_] AGAINST  [_] ABSTAIN


PROPOSAL TWO--Approve and adopt a new Restated Certificate of Incorporation of the Company which amends, restates and replaces the Company's Restated Certificate of Incorporation as of January 22, 1971, as amended (the "Current Charter"), and effects the following three principal changes to the Current
Charter: (i) increases the number of authorized shares of Common Stock from 20,000,000 to 30,000,000, and the number of authorized shares of Preferred Stock from 300,000 to 1,300,000, (ii) decreases the par value per share of Common Stock from $3.00 to $.01, and (iii) deletes Article Seventh, Article Ninth and Article Tenth of the Current Charter, which Articles contain certain anti-takeover provisions, including restrictions on business combinations, fair price provisions, repurchase rights and prevention of greenmail.


              [_] FOR  [_] AGAINST  [_]  ABSTAIN


Proposal One will not be implemented unless Proposal Two is approved. However, the implementation of Proposal Two is not conditioned upon the approval of Proposal One.

     Please complete, date and sign this Proxy Card on the reverse side and return it promptly in the enclosed business reply envelope.

     The shares represented by this proxy will be voted as directed herein, or, if no direction is given, FOR the proposals set forth herein. The proxies will vote in their sole discretion upon such other business as may properly come before the meeting.



                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                          (CONTINUED FROM OTHER SIDE)

          The undersigned hereby revokes all previous proxies for the Special Meeting of Stockholders, hereby acknowledges receipt of the Notice of such Special Meeting and the Proxy Statement furnished therewith, and hereby ratifies all that the said attorneys and proxies may do by virtue hereof



                                      Date:                    , 1999.


                                      ________________________________________
                                      Signature



                                      ________________________________________
                                      Name(s) (typed or printed)



                                      ________________________________________

                                      ________________________________________
                                      Address(es)



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executor, administrator, trustee, guardian, or other fiduciary, please give your full title as such. For joint accounts, each joint owner should sign. If a corporation, please sign in full corporate name by President or other authorized
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person.